Filed Pursuant to Rule 424(b)(3)

Registration No. 333-109841

PROSPECTUS

$200,000,000

CB Richard Ellis Services, Inc.

Offer to Exchange All Outstanding 9 3/4% Senior Notes Due May 15, 2010 for 9¾% Senior Notes Due May 15, 2010, which have been registered under the Securities Act of 1933

Unconditionally Guaranteed on a Senior Basis by CBRE Holding, Inc. and Some of our Subsidiaries

The Exchange Offer	The Exchange Notes

•      We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable, except in limited circumstances described below.

•      You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•      The exchange offer expires at 5:00 p.m., New York City time, on January 7, 2004, unless extended. We do not currently intend to extend the expiration date.

•      The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•      We will not receive any proceeds from the exchange offer.

•      The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreements entered into in connection with the placement of the outstanding notes.

•      The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable, except in limited circumstances described below.

Resales of Exchange Notes

•      The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.

If you are a broker-dealer and you receive exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. By making such acknowledgement, you will not be deemed to admit that you are an “underwriter” under the Securities Act of 1933. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We will make this prospectus available to any broker-dealer for use in any such resale for a period of up to 180 days after the date of the prospectus. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”

If you are an affiliate of CB Richard Ellis Services, Inc. or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act of 1933 in connection with any resale transaction.

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2003.

CB Richard Ellis Services, Inc. and the corporate logo of CB Richard Ellis Services set forth on the cover of this prospectus are the registered trademarks of CB Richard Ellis Services in the United States. All other trademarks or service marks are trademarks or service marks of the companies that use them.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any exchange notes offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

i

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus, including the more detailed information in the financial statements and the accompanying notes appearing elsewhere in this prospectus. Unless the context indicates otherwise, (1) the terms “we,” “our” and “us” refer to CB Richard Ellis Services, Inc. and its subsidiaries, (2) the term “Insignia” refers to Insignia Financial Group, Inc. and its subsidiaries and (3) the term “CBRE Holding” refers to our parent company, CBRE Holding, Inc.

Our Company

We are one of the world’s largest commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. On July 23, 2003, we completed our acquisition of Insignia, another leading U.S. and international provider of commercial real estate services. Through our acquisition of Insignia, we expect to solidify our position as a market leader in the commercial real estate services industry. In 2002, on a pro forma basis after giving effect to the Insignia acquisition and related transactions, we and Insignia provided commercial real estate services through a combined total of 250 offices in 47 countries. We provide our services under the CB Richard Ellis brand name on a local, national and international basis. During 2002, on a pro forma basis giving effect to the Insignia acquisition and related transactions, we and Insignia advised on approximately 29,050 commercial lease transactions involving aggregate rents of approximately $33.0 billion and approximately 6,160 commercial sales transactions with an aggregate value of approximately $49.0 billion. Also during 2002, on a pro forma basis giving effect to the Insignia acquisition and related transactions, we and Insignia managed approximately 668.5 million square feet of property, provided investment management services for approximately $12.9 billion in assets, originated approximately $9.0 billion in loans, serviced approximately $58.9 billion in loans through a joint venture, engaged in approximately 40,800 valuation, appraisal and advisory assignments and serviced over 1,400 clients with proprietary research.

We report our commercial real estate operations through three geographically-organized segments: (1) Americas, (2) Europe, the Middle East and Africa, or “EMEA,” and (3) Asia Pacific. The Americas consists of operations in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, and Asia Pacific consists of operations in Asia, Australia and New Zealand. We have worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, to assist tenants in finding available space and owners in finding qualified tenants, to provide valuations and appraisals for real estate property, to assist in the arrangement of financing for commercial real estate, to provide commercial loan servicing, to provide research and consulting services, to help institutional investors manage commercial real estate portfolios, to provide property and facilities management services and to serve as the outsource service provider to corporations seeking to be relieved of the responsibility for managing their real estate operations.

Business Overview

Americas

The Americas is our largest business segment in terms of revenue, earnings and cash flow. It includes the following major lines of businesses:

•	Our brokerage services line of business provides sales, leasing and consulting services relating to commercial real estate.

•	Our investment properties line of business provides similar brokerage services primarily for commercial, multi-housing and hotel real estate property marketed for sale to institutional and private investors.

•	Our corporate services line of business focuses on building relationships with large corporate clients, with the objective of establishing long-term relationships with clients that could benefit from utilizing corporate services and/or global presence.

•	Our commercial mortgage line of business provides commercial loan origination and loan servicing through our wholly owned subsidiary, L.J. Melody & Company.

•	Our valuation line of business provides valuation, appraisal and market research services.

•	Our investment management line of business provides investment management services through our wholly owned subsidiary, CBRE Investors, L.L.C.

•	Our asset services line of business provides value-added asset and related services for income-producing properties owned by local, regional and institutional investors.

•	Our facilities management line of business specializes in the administration, management, maintenance and project management of properties that are occupied by large corporations and institutions.

EMEA

Our EMEA division has offices in 27 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the various countries typically provide, at a minimum, the following services: brokerage, investment properties, corporate services, valuation/appraisal services, asset services and facilities management. Our operations in some countries also provide financial and investment management services. These services are provided to a wide range of clients and cover office, retail, leisure, industrial, logistics, biotechnology, telecommunications and residential property assets.

We are one of the leading real estate services companies in the United Kingdom. We provide a broad range of commercial property real estate services to investment, commercial and corporate clients located in London. We also have four regional offices in Birmingham, Manchester, Edinburgh and Glasgow. In France, we are a market leader in Paris and provide a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, we provide extensive coverage operating through our offices in Madrid, Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca. Our Netherlands business is based in Amsterdam, while our German operations are located in Frankfurt, Munich, Berlin and Hamburg. Our operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services.

Asia Pacific

Our Asia Pacific division has offices in 11 countries. We believe we are one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including brokerage, investment management (in Japan only), corporate services, valuation/appraisal services, asset services and facilities management. We believe that the CB Richard Ellis brand name is recognized throughout this region as one of the leading worldwide commercial real estate services firms. In Asia, our principal operations are located in China (including Hong Kong), Singapore, South Korea and Japan. The Pacific region includes Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Perth, Sydney, Auckland and Wellington.

Competitive Strengths

The market for our commercial real estate business is both highly fragmented and competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices throughout the world. Most of our competitors in the brokerage and asset services lines of business are local or regional firms that are substantially smaller than we are on an overall basis, but in some cases may be larger locally. In addition, there are several national and, in some cases, international real estate brokerage firms with whom we compete. We believe we have a variety of competitive advantages that have helped to establish our strong, global leadership position within the commercial real estate services industry. These advantages include the following:

•	global brand name and presence;

•	market leader and full service provider;

•	strong relationships with established customers;

•	recurring revenue stream;

•	attractive business model, including

—	diversified revenue base,

—	variable cost structure, and

—	low capital requirements;

•	empowered resources; and

•	experienced senior management with significant equity stake.

Our Strategy

Our goal is to be the world’s leading commercial real estate services firm offering unparalleled breadth and quality of services across the globe. To achieve this goal, we intend to:

•	increase market share by capitalizing on breadth of services, global presence and continued cross-selling;

•	capitalize on increased corporate outsourcing to increase market share;

•	grow our investment management business; and

•	continue to focus on efficiency improvements and the reduction of costs.

Summary of the Insignia Acquisition and Related Transactions

On July 23, 2003, we completed our acquisition of Insignia. We believe that the Insignia acquisition significantly increases our scale, business line and regional diversity, as well as strengthens our leadership position in the commercial real estate services industry worldwide. In addition, we believe that the Insignia acquisition provides significant cost-saving opportunities for us. See “Risk Factors—Risks Relating to Our Business—We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition.”

To partially finance the Insignia acquisition, certain of CBRE Holding’s existing stockholders, including affiliates of Blum Capital Partners, L.P., made an aggregate cash contribution of $120.0 million to CBRE

Holding at the closing of the Insignia acquisition, in consideration for which CBRE Holding issued to these stockholders an aggregate of 7,500,000 shares of its common stock. For a more detailed description of the equity financing received by CBRE Holding in connection with the Insignia acquisition, see “The Insignia Acquisition and Related Transactions—Equity Financing.”

For additional information regarding the Insignia acquisition and the related transactions, please read the description included under the caption “The Insignia Acquisition and Related Transactions.” For additional information regarding the financing of the Insignia acquisition, please see the description included under the caption “Use of Proceeds.”

Recent Developments

On October 14, 2003, we refinanced all of the outstanding loans under the amended and restated credit agreement we entered into in connection with the completion of the Insignia acquisition. As part of this refinancing, we entered into a new amended and restated credit agreement, pursuant to which, among other things, the interest rates, amortization schedule and maturity date for our terms loans were amended. For additional information regarding the terms of the new amended and restated credit agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Other Indebtedness—Our Senior Secured Credit Facilities.” The new amended and restated credit agreement is filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

On October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal amount of its 16% senior notes due 2011. CBRE Holding paid a $1.9 million premium in connection with this redemption.

We are a Delaware corporation, incorporated on March 9, 1989. Our principal executive offices are currently located at 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017 and our telephone number is (213) 613-3226. Our website address is www.cbre.com. The information on our website is not part of this prospectus.

Summary of Terms of the Exchange Offer

On May 22, 2003, we completed the private offering of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

We, Holding and some of our subsidiaries that are guarantors of the notes entered into a registration rights agreement with the initial purchasers in the private offering in which we and the guarantors agreed to deliver to you this prospectus as part of the exchange offer and we agreed to complete the exchange offer within 220 days after the date the Insignia acquisition was completed. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act of 1933;

•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	certain contingent interest rate provisions are no longer applicable.

The Exchange Offer

We are offering to exchange up to $200,000,000 aggregate principal amount of outstanding notes for up to $200,000,000 aggregate principal amount of exchange notes. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you, unless you are an “affiliate” of CB Richard Ellis Services, Inc. within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is an affiliate of CB Richard Ellis Services, Inc.;

•	does not acquire exchange notes in the ordinary course of its business; or

•

tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings

Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2004, or such later date and time to which we extend it, which date we refer to as the “expiration date.” We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. Please read the section of this prospectus captioned “The Exchange Offer—Certain Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•

you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of CB Richard Ellis Services, Inc. or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent

U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned “The Exchange Offer—Exchange Agent.”

Summary of Terms of the Exchange Notes

Issuer	CB Richard Ellis Services, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 9 3/4% senior notes due May 15, 2010.

Maturity Date	May 15, 2010.

Interest Payment Dates	May 15 and November 15 of each year, beginning November 15, 2003.

Optional Redemption

We cannot redeem the notes prior to May 15, 2007, except as discussed below. Until May 15, 2006, we can choose to redeem the notes in an amount not to exceed 35% of the principal amount of the notes together with any additional notes issued under the indenture with money we or CBRE Holding raise in certain equity offerings, as long as:

•	we pay the holders of the notes a redemption price of 109 3/4% of the principal amount of the notes, plus accrued but unpaid interest to the date of redemption;

•	at least 65% of the aggregate principal amount of the notes, including any additional notes, remains outstanding after each such redemption;

•	if the money is raised in an equity offering by CBRE Holding, then CBRE Holding contributes to us an amount sufficient to redeem the notes; and

•	we redeem the notes within 90 days after the completion of the related equity offering.

On or after May 15, 2007, we can redeem some or all of the notes at the redemption prices listed under the heading “Description of the Notes—Optional Redemption,” plus accrued but unpaid interest to the date of redemption.

Change of Control

If a change of control occurs, we must give holders of the notes an opportunity to sell their notes to us at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, subject to certain conditions. See “Description of the Notes—Change of Control.”

Ranking

The notes are our senior unsecured obligations. They rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes. As of September 30, 2003, we, excluding our subsidiaries, had approximately $488.5 million of senior indebtedness and $288.5 million of secured indebtedness; CBRE Holding had approximately $556.8 million of senior indebtedness and $288.5 million of secured indebtedness; our guarantor subsidiaries had approximately $651.2 million of senior indebtedness and $438.2 million of secured indebtedness; and our non-guarantor subsidiaries had approximately $54.2 million of indebtedness.

Guarantees

CBRE Holding and each of our restricted subsidiaries that guaranteed our senior secured credit facilities have also fully and unconditionally guaranteed the notes on a senior unsecured basis. The guarantees by the guarantors of the notes are pari passu to all existing and future senior indebtedness of the guarantors.

Restrictive Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

At such time as the ratings assigned to the notes are investment grade ratings by both Moody’s Investors Services and Standard and Poor’s Rating Group, the covenants above will cease to be in effect with the exception of the covenants that contain limitations on, among other things, the designation of restricted and unrestricted subsidiaries, liens, sale/leaseback transactions and certain consolidations, mergers and transfers of assets. All of these restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Absence of a Public Market for the Exchange Notes

The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice.

Risk Factors

You should carefully consider the risk factors set forth under the caption of “Risk Factors” beginning on page 15 and the other information included in this prospectus before tendering your outstanding notes in the exchange offer.

Summary Historical and Pro Forma Financial Data

CB Richard Ellis Services

The following table is a summary of our historical consolidated financial data as of and for the periods presented, as well as pro forma financial data giving effect to the Insignia acquisition and the related transactions for the periods presented. You should read this data along with the information included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” and the financial statements and related notes included elsewhere in this prospectus. The pro forma statement of operations data do not purport to represent what the results of operations of CB Richard Ellis Services, Inc. would have been if the Insignia acquisition and the related transactions had occurred as of the date indicated or what its results will be for future periods. The results include the activities of the following acquired businesses since their respective dates of acquisition: REI, Ltd. from April 17, 1998; CB Hillier Parker Limited from July 7, 1998; and Insignia Financial Group, Inc. from July 23, 2003.

	As of December 31,					As of September 30, 2003
	1998	1999	2000	2001	2002
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,551	$27,844	$20,854	$57,447	$79,574	$65,428
Total assets	856,892	929,483	963,105	1,273,360	1,284,953	1,862,654
Long-term debt (including current portion)	388,896	364,637	314,164	472,630	459,981	767,737
Total liabilities	660,175	715,874	724,018	997,449	976,745	1,533,754
Total stockholders’ equity	190,842	209,737	235,339	271,615	302,593	322,194

	Twelve Months Ended December 31,										Nine Months Ended September 30,			Pro Forma for the Twelve Months Ended December 31, 2002(2)		Pro Forma for the Nine Months Ended September 30, 2003(2)
	1998		1999		2000		2001(1)		2002(2)		2002(2)		2003(2)
	(Dollars in thousands)
Statement of Operations Data:
Revenue	$1,034,503		$1,213,039		$1,323,604		$1,170,762		$1,170,277		$793,811		$1,008,817	$1,744,162		$1,327,570
Operating income	78,476		76,899		107,285		49,058		106,477		54,194		16,120	70,799		36,544
Interest expense, net	27,993		37,438		39,146		38,962		46,043		35,326		47,291	74,817		58,006
Net income (loss)	24,557		23,282		33,388		(11,299)		27,306		8,301		(19,371)	(14,404)		(15,664)

Other Data:
Net cash provided by (used in) operating activities	76,005		70,340		80,859		(29,206)		64,373		(19,527)		(23,890)	—		—
Net cash (used in) provided by investing activities	(222,911)		(23,096)		(32,469)		(118,651)		(24,130)		(16,462)		(252,684)	—		—
Net cash provided by (used in) financing activities	119,438		(37,721)		(53,523)		185,487		(17,453)		(1,526)		261,735	—		—
Ratio of earnings to fixed charges	2.17	x	1.79	x	2.16	x	1.18	x	1.86	x	1.39	x	.54 (3)	1.00	x	.74	x(4)
EBITDA (5)	$110,661		$117,369		$150,484		$86,912		$131,091		$72,301		$69,691	$170,528		$73,637

(1)	The 2001 data provided has been derived by combining our activity for the period January 1, 2001 through July 20, 2001 (the date of our acquisition by CBRE Holding) with the activity of CBRE Holding (excluding CBRE Holding’s parent stand-alone activity) for the period from February 20, 2001 (inception) through December 31, 2001.

(2)	The 2002 and 2003 data provided have been derived by excluding CBRE Holding’s parent-only stand-alone activity for the period.

(3)	Additional earnings of $32.9 million would be needed to have a one-to-one ratio of earnings to fixed charges.

(4)	Additional earnings of $23.2 million would be needed to have a one-to-one ratio of earnings to fixed charges.

(5)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. Additionally, many of our debt covenants are based upon a measurement similar to EBITDA. EBITDA should not be considered as an alternative to (a) operating income determined in accordance with accounting principles generally accepted in the United States or (b) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Twelve Months Ended December 31,					Nine Months Ended September 30,		Pro Forma for the Twelve Months Ended December 31, 2002	Pro Forma for the Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002	2002	2003
	(Dollars in thousands)
Operating income	$78,476	$76,899	$107,285	$49,058	$106,477	$54,194	$16,120	$70,799	$36,544
Add:
Depreciation and amortization	32,185	40,470	43,199	37,854	24,614	18,107	53,571	99,729	37,093

EBITDA	$110,661	$117,369	$150,484	$86,912	$131,091	$72,301	$69,691	$170,528	$73,637

CBRE Holding

The following table is a summary of the historical consolidated financial data of CBRE Holding as of and for the periods presented, as well as pro forma financial data giving effect to the Insignia acquisition and the related transactions for the periods presented. You should read this data along with the information included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Combined Financial Information” and the financial statements and related notes included elsewhere in this prospectus. The pro forma statement of operations data do not purport to represent what CBRE Holding’s results of operations would have been if the Insignia acquisition and the related transactions had occurred as of the date indicated or what its results will be for future periods.

	As of December 31, 2002	As of September 30, 2003
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$79,701	$85,494
Total assets	1,324,876	1,967,024
Long-term debt (including current portion)	521,844	831,153
Total liabilities	1,067,920	1,611,622
Total stockholders’ equity	251,341	348,696

	Twelve Months Ended December 31,		Nine Months Ended September 30,				Pro Forma for the Twelve Months Ended December 31,		Pro Forma for the Nine Months Ended September 30,
	2002		2002		2003		2002		2003
	(Dollars in thousands)
Statement of Operations Data:
Revenue	$1,170,277		$793,811		$1,008,817		$1,744,162		$1,327,570
Operating income	106,062		53,894		15,876		70,499		36,300
Interest expense, net	57,229		43,668		55,955		90,338		71,759
Net income (loss)	18,727		3,630		(24,620)		(19,075)		(20,913)

Other Data:
Net cash provided by (used in) operating activities	$64,882		$(18,970)		$(70,714)		—		—
Net cash used in investing activities	(24,130)		(16,462)		(252,684)		—		—
Net cash (used in) provided by financing activities	(17,838)		(2,065)		328,498		—		—
Ratio of earnings to fixed charges	1.61	x	1.20	x	.48	x(1)	.91	x(2)	.67	x(3)
EBITDA (4)	$130,676		$72,001		$69,447		$170,228		$73,393

(1)	Additional earnings of $41.8 million would be needed to have a one-to-one ratio of earnings to fixed charges.
(2)	Additional earnings of $11.2 million would be needed to have a one-to-one ratio of earnings to fixed charges.
(3)	Additional earnings of $32.1 million would be needed to have a one-to-one ratio of earnings to fixed charges.
(4)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of CBRE Holding’s operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. Additionally, many of CBRE Holding’s debt covenants are based upon a measurement similar to EBITDA. EBITDA should not be considered as an alternative to (a) operating income determined in accordance with accounting principles generally accepted in the United States or (b) operating cash flow determined in accordance with accounting principles generally accepted in the United States. CBRE Holding’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Twelve Months Ended December 31,	Nine Months Ended September 30,		Pro Forma for the Twelve Months Ended December 31,	Pro Forma for the Nine Months Ended September 30,
	2002	2002	2003	2002	2003
	(Dollars in thousands)
Operating income	$106,062	$53,894	$15,876	$70,499	$36,300
Add:
Depreciation and amortization	24,614	18,107	53,571	99,729	37,093

EBITDA	$130,676	$72,001	$69,447	$170,228	$73,393

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus before you decide to participate in the exchange offer. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer.

Risks Relating to the Exchange Offer

If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Risks Relating to Our Business

The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed in the event of an economic slowdown or recession.

During 2001 and 2002, we continued to be adversely affected by the slowdown in the global economy, which negatively impacted the commercial real estate market. This caused a decline in leasing activities within the United States, which was only partially offset by improved overall revenues in Europe and Asia. During the first three quarters of 2003, lower leasing revenues in the United States were offset by improved revenues from consulting fees and sales of investment properties in the United States and Europe, as well as improved appraisal fees in the United States.

Moreover, in part because of the terrorist attacks on September 11, 2001 and the subsequent outbreak of hostilities, as well as the conflict with Iraq and the risk of conflict with North Korea, the economic climate in the United States and abroad remains uncertain, which may have a further adverse effect on commercial real estate market conditions and, in turn, our operating results.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates, a declining demand for real estate or the public perception that any of these events may occur, can harm many segments of our business. These economic conditions could result in a general decline in rents, which in turn would reduce revenue from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sales prices as well as a decline in demand for funds invested in commercial real estate and related assets. A further or continued economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by the commercial mortgage banking business. If the brokerage and mortgage banking businesses are negatively impacted, it is likely that the other lines of business would also suffer due to the relationship among the various business lines. Further, as a result of our debt level, the terms of our existing debt instruments and the terms of the debt instruments entered into in connection with the Insignia acquisition and the related transactions, our exposure to adverse general economic conditions is heightened.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

The revenue we generate from our asset services and facilities management lines of business is generally a percentage of aggregate rent collections from properties, although many management agreements provide for a specified minimum management fee. Accordingly, our success partially depends upon the performance of the properties we manage. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;

•	the magnitude of defaults by tenants under their respective leases;

•	our ability to control operating expenses;

•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;

•	various uninsurable risks;

•	financial conditions prevailing generally and in the areas in which these properties are located;

•	the nature and extent of competitive properties; and

•	the real estate market generally.

Our growth has depended significantly upon acquisitions, which may not be available in the future, may result in integration problems and may not perform as we expected.

A significant component of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

We have had, and may continue to experience, difficulties in integrating operations and accounting systems acquired from other companies. These difficulties include the diversion of management’s attention from other business concerns and the potential loss of our key employees or those of the acquired operations. We believe that most acquisitions will initially have an adverse impact on operating and net income. We may experience these difficulties in integrating Insignia’s business into our existing business segments. In addition, we generally believe that, as a result of acquisitions, there will be significant costs related to integrating information technology, accounting and management services and rationalizing personnel levels. In connection with the Insignia acquisition, we anticipate recording significant charges during 2003 relating to integration costs. Accordingly, we may not be able to effectively manage acquired businesses and some acquisitions may not have an overall benefit.

We have several different accounting systems as a result of acquisitions we have made. Insignia’s accounting systems are also different from ours. If we are unable to fully integrate the accounting and other systems of the businesses we own, we may not be able to effectively manage our acquired businesses. Moreover, the integration process itself may be disruptive to business as it requires coordination of geographically diverse organizations and implementation of new accounting and information technology systems.

We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition.

Our decision to pursue the Insignia acquisition was based in part on our belief that there are significant cost-saving opportunities for us. After performing a detailed review of Insignia’s and our operations to identify areas of overlap, we have formulated a detailed integration plan in order to achieve these expected cost savings.

We cannot assure you as to when or if all of the cost savings we expect to achieve in connection with the Insignia acquisition will be realized. A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected lease termination payments in respect of closing redundant facilities;

•	delays in the anticipated timing of activities related to the integration plan;

•	unanticipated increases in corporate overhead; and

•	other unexpected costs associated with operating the combined business.

If we fail to realize the expected benefits of the cost savings for these or other reasons, the results of operations of the combined company, as well as our liquidity, could be adversely affected.

We agreed to retain contingent liabilities in connection with Insignia’s sale of substantially all of its real estate investment assets.

Immediately prior to the completion of the Insignia acquisition on July 23, 2003, Insignia completed the sale of substantially all of its real estate investment assets to Island Fund I, LLC (Island Fund). These real estate investment assets were comprised of minority investments in operating real estate assets including office, retail, industrial, apartment and hotel properties, minority investments in office development projects, wholly owned or consolidated investments in real property and investments in real estate-related private equity funds. Under the terms of the purchase agreement that we entered into with Island Fund, we agreed to retain some contingent liabilities related to the real estate investment assets that were sold, and these contingent liabilities could result in material adverse effects on our future financial condition and results of operations. The retained contingent liabilities include the following:

•	Letter of Credit and Repayment Guarantee Support. As of the closing of the sale to Island Fund, Insignia had provided an aggregate of approximately $10.2 million of letter of credit support for real estate investment assets that were subject to the purchase agreement, as well as a guarantee of approximately a $1.3 million repayment obligation with respect to one of the real estate investment assets. Pursuant to the purchase agreement, we agreed to maintain each of these letters of credit until the earlier of (1) the third anniversary of the completion of the sale to Island Fund, (2) the date on which the letter of credit is no longer required pursuant to the applicable real estate investment asset agreement or (3) the completion of a sale of the relevant underlying real estate investment asset. Also pursuant to the purchase agreement, Island Fund agreed to reimburse us for 50% of any draws against these letters of credit or the repayment guarantee while they are outstanding and delivered a letter of credit to us in the amount of approximately $2.9 million as security for Island Fund’s reimbursement obligation. As a result of these arrangements, we retained potential liability for 50% of any future draws against these letters of credit and the repayment guarantee. In addition, there can be no assurance that Island Fund will be able to reimburse us in the event of any draws against the letters of credit or the repayment guarantee or that Island Fund’s future reimbursement obligations will not exceed the amount of the letter of credit provided to us by Island Fund.

•	Indemnification Obligation. In connection with the sale of the real estate investment assets to Island Fund, we generally agreed to indemnify Island Fund against any losses resulting from the ownership, use or operation of the real estate investment assets prior to the closing of the sale, as well as any losses resulting from any action, or failure to act when action was required, by us with respect to the real estate investment assets prior to the closing. Although this indemnification obligation to Island Fund is subject to a number of exceptions and limitations, future claims against us pursuant to this indemnification obligation may be material.

Although Island Fund has agreed to indemnify us with respect to certain losses related to the real estate investment assets, we may not be able to obtain such indemnification from Island Fund in the future.

In connection with the sale of the real estate investment assets, Island Fund generally agreed to indemnify us against any losses resulting from the ownership, use or operation of the real estate investment assets after the closing of the sale, as well as any losses resulting from any action, or failure to act when action was required, by Island Fund with respect to the real estate investment assets after the closing. In addition, a number of the real estate investment assets that we agreed to sell to Island Fund required the consent of one or more third parties in order to transfer such assets to Island Fund and some of these third party consents were not obtained prior to the closing. As a result, we continue to hold these real estate investment assets pending the receipt of these third party consents. While we continue to hold these assets, we generally have agreed to provide Island Fund with the economic benefits from these assets and Island Fund generally has agreed to indemnify us with respect to any losses incurred in connection with our continuing to hold these assets. With respect to any of the Island Fund indemnification obligations described above, however, there can be no assurance that Island Fund actually will provide, or be able to provide, such indemnification if required to do so at any future date. If Island Fund does not, or is unable to, indemnify us against these potential losses, our future financial condition and results of operations may be adversely impacted.

We have numerous significant competitors, some of which may have greater financial resources than we do.

We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot assure you that we will be able to continue to compete effectively, maintain our current fee arrangements or margin levels or not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional and local level. Although we are one of the largest real estate services firms in the world in terms of revenue, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of our competitors are local or regional firms, which are substantially smaller than we are; however, they may be substantially larger on a local or regional basis. We are also subject to competition from other large national and multi-national firms.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

We conduct a substantial portion of our business and employ a substantial number of employees outside of the United States. During the nine-month period ended September 30, 2003, on a pro forma basis giving effect to the Insignia acquisition and related transactions, we generated approximately 28.8% of our revenue from operations outside the United States. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing international operations;

•	currency restrictions, which may prevent the transfer of capital and profits to the United States;

•	unexpected changes in regulatory requirements;

•	potentially adverse tax consequences;

•	the responsibility of complying with multiple and potentially conflicting laws;

•	the impact of regional or country-specific business cycles and economic instability;

•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;

•	greater difficulty in collecting accounts receivable in some geographic regions such as Asia, where many countries have underdeveloped insolvency laws and clients are often slow to pay, and in some European countries, where clients also tend to delay payments;

•	political instability; and

•	foreign ownership restrictions with respect to operations in countries such as China.

We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

In addition, our international operations and, specifically, the ability of our non-U.S. subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by limitations on imports, currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

Our revenue and earnings may be adversely affected by foreign currency fluctuations.

Our revenue from non-U.S. operations has been primarily denominated in the local currency where the associated revenue was earned. During the nine-month period ended September 30, 2003, on a pro forma basis giving effect to the Insignia acquisition and related transactions, approximately 28.8% of our business was transacted in currencies of foreign countries, the majority of which included the Euro, the British Pound Sterling, the Hong Kong dollar, the Singapore dollar and the Australian dollar. Thus, we may experience fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates.

We have made significant acquisitions of non-U.S. companies and may acquire additional foreign companies in the future. As we increase our foreign operations, fluctuations in the value of the U.S. dollar relative to the other currencies in which we may generate earnings could adversely affect our business, operating results and financial condition. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. In addition, fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations.

From time to time, our management uses currency hedging instruments, including foreign currency forward and option contracts and borrows in foreign currencies. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates, which impact cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. These hedging activities also may not be effective.

A significant portion of our operations are concentrated in California and New York, and our business could be harmed if the economic downturn continues in the California or New York real estate markets.

For the nine-month period ended September 30, 2003, on a pro forma basis giving effect to the Insignia acquisition and related transactions, a significant amount of our sales and lease revenue, including revenue from investment property sales, was generated from transactions originating in the State of California. In addition, for the nine-month period ended September 30, 2003, on the same pro forma basis, a significant amount of our sales and lease revenue, including revenue from investment property sales but excluding revenue from real estate principal investment activities and residential real estate services, was generated from transactions originating in the greater New York metropolitan area. As a result of the geographic concentration in California and New York, a continuation of the economic downturn in the California and New York commercial real estate markets and in the local economies in San Diego, Los Angeles, Orange County or the greater New York metropolitan area could further harm our results of operations.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in earnings and cash flow.

An important part of the strategy for our investment management business involves investing our capital in certain real estate investments with our clients. As of September 30, 2003, we had committed an additional $21.4 million to fund future co-investments. In addition to required future capital contributions, some of the co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets and the failure to provide these contributions could have adverse consequences to our interests in these investments. Although our and CBRE Holding’s debt instruments contain restrictions that will limit our ability to provide capital to the entities holding direct or indirect interests in co-investments, we may provide this capital in some instances.

Participation in real estate transactions through co-investment activity could increase fluctuations in earnings and cash flow. Other risks associated with these activities include, but are not limited to, the following:

•	losses from investments;

•	difficulties associated with international co-investments described in “—Our international operations subject us to social, political and economic risks of doing business in foreign countries” and “—Our revenue and earnings may be adversely affected by foreign currency fluctuations;” and

•	potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

We may incur liabilities related to our subsidiaries being general partners of numerous general and limited partnerships.

We have subsidiaries that are general partners in numerous general and limited partnerships that invest in or manage real estate assets in connection with our co-investments, including several partnerships involved in the acquisition, rehabilitation, subdivision and sale of multi-tenant industrial business parks. Any subsidiary that is a general partner is potentially liable to our partners and for the obligations of the partnership, including those obligations related to environmental contamination of properties owned or managed by the partnership. If our exposure as a general partner is not limited, or if the exposure as a general partner expands in the future, any resulting losses may harm our business, financial condition or results of operations.

Our joint venture activities involve unique risks that are often outside of our control which, if realized, could harm our business.

We have utilized joint ventures for large commercial investments, initiatives in Internet-related technology and local brokerage partnerships. In the future, we may acquire interests in additional limited and general partnerships and other joint ventures formed to own or develop real property or interests in real property. We have acquired and may continue to acquire minority interests in joint ventures. Additionally, we may also acquire interests as a passive investor without rights to actively participate in management of the joint ventures. Investments in joint ventures involve additional risks, including, but not limited to, the following:

•	the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours; and

•	we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives.

If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain qualified and experienced employees.

Our continued success is highly dependent upon the efforts of our executive officers and other key employees. The members of our senior management that are parties to employment agreements are Raymond E. Wirta, our Chief Executive Officer; Brett White, our President; Kenneth J. Kay, our Chief Financial Officer; Stephen Siegel, our Chairman, Global Brokerage; Mitchell Rudin, our President, U.S. Brokerage Services; and Alan Froggatt, our Chief Executive Officer, EMEA. If any of our key employees leave and we are unable to quickly hire and integrate a qualified replacement, our business, financial condition and results of operations may suffer. In addition, the growth of our business is largely dependent upon our ability to attract and retain qualified personnel in all areas of our business, including brokerage and property management personnel. If we are unable to attract and retain these qualified personnel, our growth may be limited and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other segments of our business, we may incur significant financial penalties.

Due to the broad geographic scope of our operations and the numerous forms of real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have licenses suspended. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that materially increase the costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we or they brokered or managed. We could become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

In addition, in our property management business, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition or results of operations.

We are controlled by affiliates of Blum Capital Partners, L.P., whose interests may be different from yours.

We are a wholly owned subsidiary of CBRE Holding. As of October 31, 2003, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG together owned approximately 67.2% of CBRE Holding’s outstanding Class A and Class B common stock, taken together. In addition, these investment funds, which are affiliates of Blum Capital Partners, L.P., previously entered into a securityholders’ agreement with the other holders of Class B common stock and some of the holders of Class A common stock. The Class A and Class B common stock subject to the voting provisions of the securityholders’ agreement represented as of October 31, 2003 approximately 98.7% of the voting power of CBRE Holding’s outstanding Class A and Class B common stock, taken together. As a result of the percentage of CBRE Holding’s voting power owned by the affiliates of Blum Capital Partners, L.P. and the other parties to the securityholders’ agreement and the rights granted to these investment funds pursuant to the securityholders’ agreement, CBRE Holding is controlled by these affiliates of Blum Capital Partners, L.P., which control has, among other things, the effects indicated below.

•	General Voting: Subject to exceptions in the securityholders’ agreement, these funds control the outcome of all votes of holders of CBRE Holding’s Class A and Class B common stock, taken together.

•	Board of Directors: These funds have the right to designate a majority of the members of CBRE Holding’s board of directors.

•	Change of Control: These funds generally are able to prevent any transaction that would result in a change of control of CBRE Holding. Subject to exceptions in the securityholders’ agreement, they are also able to cause a change of control.

We cannot assure you that the interests of the funds affiliated with Blum Capital Partners, L.P. will not conflict with yours. In particular, these funds may cause a change of control at a time when we do not have sufficient funds to repurchase the notes as described under “Description of the Notes—Change of Control.”

Our results of operations vary significantly among quarters, which makes comparison of our quarterly results difficult.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused our revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end, while incurring constant, non-variable expenses throughout the year. This has historically resulted in lower profits or a loss in the first and second quarters, with profits growing (or losses decreasing) in each subsequent quarter.

Risks Relating to Our Substantial Indebtedness

Our substantial leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

We are highly leveraged and have significant debt service obligations. For the year ended December 31, 2002 and for the nine months ended September 30, 2003, in each case on a pro forma basis after giving effect to the Insignia acquisition and the related transactions, CBRE Holding’s annual interest expense would have been $90.3 million and $71.8 million, respectively. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Our substantial debt could have other important consequences, which include, but are not limited to, the following:

•	We could be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt.

•	Our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements.

•	Our interest expense could increase if interest rates increase, because all of our debt under the new amended and restated credit agreement governing our senior secured credit facilities, including $300.0 million in term loans and a revolving credit facility of up to $90.0 million, bears interest at floating rates, generally between LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%. The alternate base rate is the higher of (1) Credit Suisse First Boston’s prime rate and (2) the Federal Funds Effective Rate plus 0.50%.

•	Our substantial leverage could increase our vulnerability to general economic downturns and adverse competitive and industry conditions, placing us at a disadvantage compared to those of our competitors that are less leveraged.

•	Our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry.

•	Our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness, which, among others, require us to maintain specified financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our filing for bankruptcy.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

We will be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

The indenture relating to the notes, the amended and restated credit agreement governing our senior secured credit facilities and the indentures relating to our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding permit us, subject to specified conditions, to incur a significant amount of additional indebtedness, including additional indebtedness under our $90.0 million revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

We expect to obtain from our operations the cash necessary to make payments on the notes, our senior secured credit facilities, our 11 1/4% senior subordinated notes due 2011, the 16% senior notes due 2011 issued by CBRE Holding, and to fund our working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements. Our ability to generate cash from our operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under our revolving credit facility, in each case, in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of our and CBRE Holding’s existing or future debt instruments, including our senior secured credit facilities, the indenture for the notes and the indentures for our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding, may restrict us from adopting any of these alternatives. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

Our and CBRE Holding’s debt instruments impose significant operating and financial restrictions on us and CBRE Holding, and in the event of a default, all of our and CBRE Holding’s borrowings would become immediately due and payable.

The indentures governing the notes, our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding impose, and the terms of any future debt may impose, operating and other restrictions on CBRE Holding and on us and many of our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, the ability of CBRE Holding and of us and our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	repurchase equity interests;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

In addition, the new amended and restated credit agreement governing our senior secured credit facilities includes other and more restrictive covenants and prohibits us from prepaying most of our other debt while debt under our senior secured credit facilities is outstanding. The new amended and restated credit agreement governing our senior secured credit facilities also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in our and CBRE Holding’s debt instruments could:

•	limit CBRE Holding’s and our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect CBRE Holding’s and our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these restrictive covenants or the inability to comply with the required financial ratios could result in a default under our and CBRE Holding’s debt instruments. If any such default occurs, the lenders under the senior secured credit facilities and the holders of the notes, our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding, pursuant to the respective indentures, may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash. If the debt under the senior secured credit facilities, the notes, our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the notes and our other debt.

We conduct a substantial portion of our operations through our subsidiaries and may be limited in our ability to access funds from these subsidiaries to service our debt, including the notes.

We conduct a substantial portion of our operations through our subsidiaries and depend to a large degree upon dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including the notes. Our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available to us for these payments, unless they are guarantors of the notes. In addition, the ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws, transfer pricing regulations, limitations on imports, currency exchange control regulations, potentially adverse tax consequences and agreements of our subsidiaries. Although the indentures governing the notes, our 11 1/4% senior subordinated notes due 2011 and the 16% senior notes due 2011 issued by CBRE Holding limit the ability of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, the limitations are subject to a number of significant qualifications and exceptions. See “Description of the Notes—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries.” If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

If we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities could foreclose on, and acquire control of, substantially all of our assets.

In connection with the incurrence of indebtedness under our senior secured credit facilities and the completion of the Insignia acquisition, the lenders under our senior secured credit facilities received a pledge of all of our equity interests and those of CBRE Holding’s significant domestic subsidiaries, including us, CBRE Investors, L.L.C., L.J. Melody & Company, Insignia Financial Group, Inc. and Insignia/ESG, Inc., which was subsequently renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of CBRE Holding’s foreign subsidiaries that is held directly by CBRE Holding or its domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the senior secured credit facilities, the lenders under the senior secured credit facilities would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, the holders of the notes may lose a portion of, or the entire value of, their investment.

Risks Relating to the Notes

We may not have the ability to raise the funds necessary to finance a change of control offer.

Upon the occurrence of a change of control, we will be required to offer to repurchase all of the notes. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a change of control. In addition, the amended and restated credit agreement governing our senior secured credit facilities will provide that the occurrence of a change of control constitutes a default. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under the senior secured credit facilities. See “Description of the Notes—Change of Control.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes are not guaranteed by all of our subsidiaries.

The notes have not been guaranteed by a number of our subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not provide guarantees of the notes. For the nine-month period ended September 30, 2003, on a pro forma basis giving effect to the Insignia acquisition and related transactions, revenues of our non-guarantor subsidiaries constituted approximately 28.8% of our consolidated revenue, operating income of such non-guarantor subsidiaries was $2.6 million and EBITDA of such non-guarantor subsidiaries was $12.6 million. As of September 30, 2003, the total assets of such subsidiaries constituted approximately 20.4% of our consolidated total assets, and the total liabilities (excluding intercompany loans payable) of such subsidiaries were $258.3 million. For additional financial information regarding our guarantor and non-guarantor subsidiaries, see note 17 to CBRE Holding’s September 30, 2003 consolidated financial statements and note 14 to Insignia’s June 30, 2003 consolidated financial statements included elsewhere in this prospectus.

Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.

On April 23, 2002, at the recommendation of our audit committee, we dismissed Arthur Andersen LLP as our independent public accountants and engaged Deloitte & Touche LLP to serve as our independent public accountants for fiscal year 2002. The audited consolidated financial statements of CBRE Holding as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the audited consolidated financial statements of CB Richard Ellis Services for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000, which are included in this prospectus, have been audited by Arthur Andersen, our former independent public accountants, as set forth in their report, but Arthur Andersen has not consented to our use of their report in this prospectus.

Arthur Andersen completed its audit of our consolidated financial statements for the year ended December 31, 2001 and issued its report relating to these consolidated financial statements on February 26, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for the activities relating to its previous work for another of its audit clients and has ceased to audit publicly-held companies. We are unable to predict the impact of this conviction or whether other adverse actions may be taken by governmental or private entities against Arthur Andersen. If Arthur Andersen has no assets available for creditors, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen’s previous role as our independent public accountants and as author of the audit report for some of the audited financial statements included in this prospectus.

We cannot assure you that an active trading market will develop for the exchange notes.

We do not intend to apply for a listing of the exchange notes on a securities exchange. There is currently no established market for the exchange notes and we cannot assure you as to:

•	the liquidity of any market that may develop for the exchange notes;

•	the ability of holders of exchange notes to sell their exchange notes; and

•	the price at which holders of exchange notes will be able to sell their exchange notes.

Although the initial purchasers of the outstanding notes have advised us that they intend to make a market for the exchange notes, the initial purchasers are not obligated to do so, and may discontinue their market making at any time without notice to the holders of the exchange notes. In addition, market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. If a market for the exchange notes does develop, prevailing interest rates, the markets for similar securities and other factors could cause the exchange notes to trade at prices lower than their initial market values or reduce the liquidity of the exchange notes.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus to identify forward-looking statements. The forward-looking statements in this prospectus include, but are not limited to, statements under the captions “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. For the forward-looking statements included in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	changes in general economic and business conditions;

•	the failure of properties managed by us to perform as anticipated;

•	our ability to successfully integrate our businesses with those of other businesses we acquire;

•	our ability to achieve expected cost savings in connection with the Insignia acquisition;

•	competition;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•	foreign currency fluctuations;

•	a continuation of the economic downturn in the California and New York real estate markets;

•	the success of our co-investment activities;

•	risks associated with our subsidiaries being general partners of numerous general and limited partnerships;

•	the success of our joint venture activities;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions;

•	our exposure to liabilities in connection with real estate brokerage and property management activities;

•	control by our majority shareholders;

•	significant variability in our results of operations among quarters;

•	our substantial leverage and debt service obligations;

•	our ability to incur additional indebtedness; and

•	our ability to generate a sufficient amount of cash to service our existing and future indebtedness.

All of the forward-looking statements should be considered in light of these factors. We do not undertake any obligation to update our forward-looking statements or the risk factors contained in this prospectus to reflect new information or future events or otherwise.

USE OF PROCEEDS

CB Richard Ellis Services, CBRE Holding and the other guarantors of the outstanding notes will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, CB Richard Ellis Services will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

The net proceeds we received from the offering of the outstanding notes, together with cash, borrowings under an amended and restated credit agreement, the proceeds from the sale of real estate investment assets by Insignia to Island Fund and the equity contributions by certain of CBRE Holding’s existing stockholders were used:

•	to pay the holders of Insignia’s common stock, consideration of $11.156 per share in connection with the Insignia acquisition;

•	to pay the holder of Insignia’s preferred stock consideration of $100.00 per share plus all accrued and unpaid dividends;

•	to pay holders of all options and warrants, whether vested or unvested, the amount by which $11.156 exceeded the per share exercise price of such option or warrant, if at all, except with respect to options granted pursuant to Insignia’s 1998 Stock Incentive Plan, the holders or which received the amount by which $11.20 exceeded the per share exercise price of such option or warrant, if at all;

•	to pay certain severance and similar obligations to senior management and other former employees of Insignia and its subsidiaries pursuant to their employment agreements or Insignia employee benefit plans;

•	to repay substantially all of Insignia’s outstanding indebtedness prior to its acquisition by us;

•	to pay fees and expenses associated with the Insignia acquisition and related transactions; and

•	for working capital and other general corporate purposes.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of CBRE Holding as of September 30, 2003:

As of September 30, 2003
(Dollars in thousands)
Cash and cash equivalents	$85,494

Current maturities of long-term debt	$11,777

Long-term debt, excluding current portion:
CB Richard Ellis Services:
Senior secured term loans (1)	277,113
9 3/4% senior notes due 2010	200,000
11 1/4% senior subordinated notes due 2011 (2)	226,114
Other long-term debt	52,733

Total long-term debt, excluding current portion, of CB Richard Ellis Services and its subsidiaries	755,960

CBRE Holding:
16% senior notes due 2011 (3)(4)	63,416

Total long-term debt, excluding current portion, of CBRE Holding and its subsidiaries	819,376

Stockholders’ equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 2,698,441 shares issued and outstanding	27
Class B common stock; $0.01 par value; 25,000,000 authorized; 19,271,948 shares issued and outstanding	193
Additional paid-in capital	361,400
Notes receivable from sale of stock	(4,705)
Accumulated earnings	11,533
Accumulated other comprehensive loss	(17,724)
Treasury stock at cost, 128,684 shares	(2,028)

Total stockholders’ equity	348,696

Total capitalization	$1,179,846

(1)	On October 14, 2003, we refinanced our term loan facilities, which among other things, resulted in an increase in our outstanding term loan facility debt, including current portions, to $300.0 million as of such date. See “Prospectus Summary—Recent Developments.”
(2)	The amount shown is net of unamortized discount of $2.9 million associated with the issuance of our 11 1/4% senior subordinated notes due 2011.
(3)	The amount shown is net of unamortized discount of $4.9 million associated with the issuance of CBRE Holding’s 16% senior notes dues 2011.
(4)	On October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal amount of the 16% senior notes. CBRE Holding paid a $1.9 million premium in connection with this redemption.

THE INSIGNIA ACQUISITION AND RELATED TRANSACTIONS

Insignia Acquisition.    We offered and sold the outstanding notes in connection with our acquisition of Insignia, which was completed on July 23, 2003. Upon the terms and subject to the conditions set forth in an amended and restated merger agreement dated as of May 28, 2003 among us, CBRE Holding, Apple Acquisition Corp. and Insignia, each share of Insignia’s outstanding common stock was converted in the acquisition into the right to receive $11.156 in cash. Also in connection with the acquisition, each share of Insignia’s outstanding Series A preferred stock and Series B preferred stock was cancelled and converted into the right to receive a cash payment of $100.00, plus accrued and unpaid dividends. The merger agreement relating to the Insignia acquisition further provided for the termination of all of Insignia’s vested and unvested options, except for options granted under Insignia’s 1998 Stock Incentive Plan, and warrants to acquire Insignia common stock in consideration of a cash payment to the holder of each option or warrant of the excess, if any, of the $11.156 consideration paid per share of common stock in the Insignia acquisition over the exercise price of the option or warrant. With respect to the options granted under Insignia’s 1998 Stock Incentive Plan, the merger agreement provided for the termination of all of such vested and unvested options in consideration of a cash payment to the holder of each such option of the excess, if any, of the highest closing sale price of Insignia common stock on the New York Stock Exchange during the 60-day period immediately prior to the closing of the Insignia acquisition, which was $11.20 per share, over the exercise price of such option. As a result of this acquisition, we own all of the outstanding capital stock of Insignia.

Sale of Residential Real Estate Services Subsidiaries.    On March 14, 2003, Insignia completed the sale of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, to Montauk Battery Realty, LLC for $66.8 million in cash, $0.5 million in cash held in escrow, up to $0.5 million in cash to be held in escrow until receipt of pending commissions and the assumption of an existing earn-out obligation of Insignia of up to $4.0 million. All escrowed amounts will be made available to satisfy any indemnity claims against Insignia by Montauk Battery Realty, and will otherwise be released from escrow on March 14, 2004. Insignia used the net cash proceeds from this sale to reduce its outstanding indebtedness.

Sale of Real Estate Investment Assets.    Pursuant to the merger agreement relating to the Insignia acquisition, Insignia had the right, but not the obligation, to market for sale to third parties specified real estate investment assets that we refer to in this prospectus as the “real estate investment assets.” The real estate investment assets consisted of Insignia subsidiaries and joint ventures that held minority investments in office, retail, industrial, apartment and hotel properties, minority investments in office development projects and a related parcel of undeveloped land, wholly owned or consolidated investments in Norman, Oklahoma, New York City and the U.S. Virgin Islands, and investments in two private equity funds that invest primarily in mortgage-backed debt securities.

On May 28, 2003, we, Insignia and Island Fund I LLC entered into a purchase agreement that provided for the sale of substantially all of the real estate investment assets to Island Fund. The sale to Island Fund was completed immediately prior to the completion of the Insignia acquisition on July 23, 2003. In connection with the sale, Island Fund paid cash proceeds to us of approximately $36.9 million and assumed approximately $7.9 million of contingent payment obligations that Insignia otherwise would have been obligated to pay to certain of its executive officers as a result of the completion of the Insignia acquisition. See “Risk Factors—Risks Related to Our Business—We agreed to retain contingent liabilities in connection with Insignia’s sale of substantially all of its real estate investment assets” and “Risk Factors—Risks Related to Our Business—Although Island Fund has agreed to indemnify us with respect to certain losses related to the real estate investment assets, we may not be able to obtain such indemnification from Island Fund in the future.”

Equity Financing.    To partially finance the transactions contemplated by the merger agreement, we and CBRE Holding entered into a subscription agreement with certain of CBRE Holding’s existing stockholders, including investment funds affiliated with Blum Capital Partners, L.P., investment funds affiliated with Credit Suisse First Boston, California Public Employees’ Retirement System and Frederic Malek, who is a director of

CBRE Holding. Pursuant to this agreement, these stockholders contributed $120.0 million of cash to CBRE Holding in exchange for shares of common stock of CBRE Holding, including an aggregate of approximately $105.4 million by the affiliates of Blum Capital Partners, L.P. Immediately prior to the completion of the Insignia acquisition, CBRE Holding contributed $100.0 million of the $120.0 million to us.

As a result of these equity contributions, as of October 31, 2003 the investment funds affiliated with Blum Capital Partners, L.P. beneficially own approximately 76.2% of CBRE Holding’s outstanding shares of Class B common stock and approximately 67.2% of CBRE Holding’s outstanding shares of Class A and Class B common stock, taken together. In connection with any matter to be decided by CBRE Holding’s stockholders, shares of Class B common stock have 10 votes per share and shares of Class A common stock have one vote per share. For additional information regarding the beneficial ownership of CBRE Holding common stock, you should read the information in the section of this prospectus titled “Principal Stockholders.”

Application of Proceeds.    The net proceeds from the offering of the outstanding notes, together with the cash contributions from CBRE Holding’s existing stockholders, the borrowings of additional tranche B term loans under an amended and restated credit agreement governing our senior secured credit facilities and the cash proceeds from Island Fund, were used as follows at the closing of the Insignia acquisition:

•	to pay the holders of Insignia’s common stock, preferred stock, warrants and options the consideration described above;

•	to repay all existing loans under Insignia’s existing senior credit agreement and senior subordinated credit agreement, each of which was terminated in connection with these repayments;

•	to pay certain severance and similar obligations to senior management and other former employees of Insignia and its subsidiaries pursuant to their employment agreements or Insignia employee benefit plans; and

•	to pay fees and expenses associated with the acquisition and the related debt and equity financings.

CBRE Holding’s existing 16% senior notes due 2011 and our existing 11 1/4% senior subordinated notes due 2011 remained outstanding after the Insignia acquisition. For additional information regarding the terms of CBRE Holding’s existing senior notes, our existing senior subordinated notes and the senior secured credit facilities, you should read the information included under the caption “Description of Other Indebtedness.” For additional information regarding the use of proceeds received in connection with the offering of the outstanding notes, you should read the information included under the caption “Use of Proceeds” in this prospectus.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is based on the historical financial statements of CBRE Holding and Insignia included elsewhere in this prospectus. The unaudited pro forma combined statements of operations for the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 give effect to the Insignia acquisition and the related transactions, excluding the sale by Insignia of its residential real estate services subsidiaries, as if they had occurred on January 1, 2002. We refer to the Insignia acquisition and related transactions, excluding the sale by Insignia of its residential real estate services subsidiaries, as the “pro forma transactions.” Insignia’s historical financial statements that are included elsewhere in this prospectus present Insignia’s residential real estate services subsidiaries, which were sold by Insignia on March 14, 2003, as discontinued operations. See note 6 to Insignia’s June 30, 2003 consolidated financial statements and note 3 to Insignia’s 2002 consolidated financial statements included elsewhere in this prospectus.

This unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what CBRE Holding’s results of operations or financial position actually would have been had the Insignia acquisition and the related transactions in fact occurred on the dates specified, nor does the information purport to project CBRE Holding’s results of operations for any future period or at any future date. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision upon finalization of the purchase accounting for the Insignia acquisition and the related transactions.

Once we have completed the valuation studies necessary to finalize the required purchase price allocations in connection with the Insignia acquisition, the unaudited pro forma combined financial information will be subject to adjustment and there can be no assurance that such adjustments will not be material.

The unaudited pro forma financial information does not reflect any adjustments for synergies that CBRE Holding expects to realize commencing upon consummation of the Insignia acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that may be realized.

The unaudited financial information does not give effect to the recently completed refinancing of our senior secured credit facilities and the redemption of a portion of CBRE Holding’s 16% senior notes due 2011. For additional information regarding the refinancing and the redemption, see “Prospectus Summary—Recent Developments.”

The unaudited pro forma combined financial information should be read in conjunction with the other information contained in this prospectus under the captions “Prospectus Summary—Summary Historical and Pro Forma Financial Data,” “The Insignia Acquisition and Related Transactions,” “Capitalization,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and the respective financial statements of CBRE Holding and Insignia and the related notes included elsewhere in this prospectus.

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Twelve Months Ended December 31, 2002

(in thousands, except share data)

	Historical		Pro Forma Adjustments			Pro Forma Combined
	CBRE Holding	Insignia	Disposition of Real Estate Investment Assets (a)	Insignia Acquisition
Revenue	$1,170,277	$587,532	$(13,647)	$—		$1,744,162

Costs and expenses:
Cost of services	554,942	—	—	—		554,942
Operating, administrative and other	493,949	—	—	—		493,949
Cost and expenses—Insignia	—	547,684	(16,268)	2,917	(b)	534,333
Depreciation and amortization	24,614	20,241	(1,993)	56,867	(c)	99,729
Equity income from unconsolidated subsidiaries	(9,326)	(3,482)	3,482	—		(9,326)
Merger-related charges	36	—	—	—		36

	1,064,215	564,443	(14,779)	59,784		1,673,663
Operating income	106,062	23,089	1,132	(59,784)		70,499
Interest income	3,272	3,936	(29)	—		7,179
Interest expense	60,501	10,976	(2,122)	20,983	(d)	90,338

Income (loss) from continuing operations before provision for income taxes	48,833	16,049	3,225	(80,767)		(12,660)
Provision for income taxes	30,106	7,012	1,604	(32,307	)(e)	6,415

Income (loss) from continuing operations	$18,727	$9,037	$1,621	$(48,460)		$(19,075)

Basic earnings (loss) per share from continuing operations	$1.25					$(0.85)

Weighted average shares outstanding for basic earnings (loss) per share	15,025,308					22,525,308 (f)

Diluted earnings (loss) per share from continuing operations	$1.23					$(0.85)

Weighted average shares outstanding for diluted earnings (loss) per share	15,222,111					22,525,308 (f)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Combined Statements of Operations

for the Twelve Months Ended December 31, 2002

(a)	Reflects the elimination of the historical results of the real estate investment assets, which were sold by Insignia to Island Fund I LLC immediately prior to the closing of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2002.

(b)	This adjustment mainly represents pro forma broker draw expense as a result of conforming the accounting for historical draws to CBRE Holding’s policy. Additionally, the adjustment includes incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the assumed Insignia acquisition closing date of January 1, 2002.

(c)	This increase is comprised of pro forma amortization expense primarily as a result of net revenue backlog acquired as part of the Insignia acquisition. The net revenue backlog consists of net commissions receivable on Insignia’s revenue producing transactions which were at various stages of completion prior to the Insignia acquisition. The net revenue backlog is amortized as cash is received or upon final closing of these pending transactions, a large portion of which is expected to occur within twelve months after the date of the Insignia acquisition. In addition, depreciation expense was adjusted as a result of fair value adjustments to property and equipment.

(d)	The increase in pro forma interest expense as a result of the pro forma transactions is summarized as follows:

(in thousands)
Interest on $200.0 million in aggregate principal amount outstanding notes at 9¾% per annum	$19,500
Interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (1)	4,573
Additional 0.50% interest rate margin on existing senior secured term loan facilities	1,249
Incremental revolving credit facility loans at LIBOR plus 3.75% (1) (2)	1,092
Amortization of deferred financing costs over the term of each respective debt instrument	2,995
Incremental commitment and administration fees	231

Subtotal	29,640
Less: historical interest expense of Insignia	(5,760)
Less: historical amortization of deferred financing costs of CBRE Holding (credit facility in effect prior to Insignia acquisition)	(1,711)
Less: historical amortization of deferred financing costs of Insignia	(1,186)

Subtotal	(8,657)

Net increase in interest expense	$20,983

(1)	For purposes of the calculations above, LIBOR is based on the average three month LIBOR rate for fiscal year 2002.

(2)	The incremental revolving credit facility loans reflect the difference between Insignia’s outstanding revolving credit facility balance as of December 31, 2002 of $95.0 million and the amounts outstanding in excess of $95.0 million during 2002. Such excess was assumed to be financed at LIBOR plus 3.75% under the amended and restated credit agreement we entered into in connection with the closing of the Insignia acquisition.

(e)	Represents the tax effect of the pro forma adjustments included in notes (a) through (d) above at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.

(f)	Reflects the pro forma number of weighted average shares giving effect to the 852,865 shares of Class A common stock of CBRE Holding and 6,647,135 shares of Class B common stock of CBRE Holding issued in connection with the Insignia acquisition.

CBRE HOLDING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(in thousands, except share data)

	Historical		Pro Forma Adjustments			Pro Forma Combined
	CBRE Holding	Insignia from January 1, 2003 through July 23, 2003	Disposition of Real Estate Investment Assets (a)	Insignia Acquisition
Revenue	$1,008,817	$325,600	$(6,847)	$—		$1,327,570

Costs and expenses:
Cost of services	484,863	—	—	—		484,863
Operating, administrative and other	443,894	—	—	—		443,894
Cost and expenses—Insignia	—	320,319	(8,039)	2,527	(b)	314,807
Depreciation and amortization	53,571	10,148	(792)	(25,834	)(c)	37,093
Equity (income) loss from unconsolidated subsidiaries	(9,182)	4,439	(4,439)	—		(9,182)
Merger-related charges	19,795	21,627	(12,832)	(8,795	)(d)	19,795

	992,941	356,533	(26,102)	(32,102)		1,291,270
Operating income (loss)	15,876	(30,933)	19,255	32,102		36,300
Interest income	3,564	1,924	—	(399	)(e)	5,089
Interest expense	59,519	6,045	(841)	7,036	(f)	71,759

Loss from continuing operations before benefit for income tax	(40,079)	(35,054)	20,096	24,667		(30,370)
Benefit for income taxes	(15,459)	(12,104)	8,239	9,867	(g)	(9,457)

Loss from continuing operations	$(24,620)	$(22,950)	$11,857	$14,800		$(20,913)

Basic loss per share from continuing operations	$(1.45)					$(0.93)

Weighted average shares outstanding for basic loss per share	16,957,494					22,530,927 (h)

Diluted loss per share from continuing operations	$(1.45)					$(0.93)

Weighted average shares outstanding for diluted loss per share	16,957,494					22,530,927 (h)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Combined Statements of Operations

for the Nine Months Ended September 30, 2003

(a)	Reflects the elimination of the historical results of the real estate investment assets, which were sold by Insignia to Island Fund I, LLC immediately prior to the closing of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, these dispositions were assumed to have occurred prior to January 1, 2002.

(b)	This adjustment mainly represents pro forma broker draw expense as a result of conforming the accounting for historical draws to CBRE Holding’s policy. Additionally, the adjustment includes incremental pro forma deferred rent expense resulting from the recalculation of deferred rent expense from the assumed Insignia acquisition closing date of January 1, 2002.

(c)	This decrease is primarily due to the reversal of amortization expense relating to the net revenue backlog acquired as part of the Insignia acquisition, which is included in the CBRE Holding historical results. The net revenue backlog consists of net commissions receivable on Insignia’s revenue producing transactions which were at various stages of completion prior to the Insignia acquisition. The net revenue backlog is amortized as cash is received or upon final closing of these pending transactions, a large portion of which is expected to occur within twelve months after the date of the Insignia acquisition. For purposes of the unaudited pro forma combined statement of operations, the acquisition is assumed to have occurred on January 1, 2002. Accordingly, for pro forma purposes, a large portion of the net revenue backlog would have been fully amortized in 2002.

(d)	Per Rule 11-02 of Regulation S-X, pro forma combined statements of operations are required to disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Accordingly, this adjustment removes such charges for the pro forma combined statement of operations. Insignia’s historical merger costs primarily include the loss on the sale of the real estate investment assets to Island Fund I LLC prior to the closing of the Insignia acquisition and legal fees incurred related to the Insignia acquisition.

(e)	Represents the reversal of historical interest income earned by us on the net proceeds from the $200.0 million in aggregate principal amount outstanding notes held in escrow from May 22, 2003 through July 23, 2003, the date of the closing of the Insignia acquisition. The net proceeds held in escrow were released to us upon consummation of the Insignia acquisition.

(f)	The increase in pro forma interest expense as a result of the pro forma transactions is summarized as follows:

(in thousands)
Interest on $200.0 million in aggregate principal amount outstanding notes at 9¾% per annum	$14,625
Interest on $75.0 million in additional tranche B term loan borrowings at LIBOR plus 4.25% (1)	2,355
Additional 0.50% interest rate margin on existing senior secured term loan facilities	649
Amortization of deferred financing costs over the term of each respective debt instrument	1,688
Incremental commitment and administration fees	196

Subtotal	19,513
Less: historical interest expense of CBRE Holding for $200.0 million in aggregate principal amount outstanding notes	(7,042)
Less: historical interest expense of Insignia	(1,978)
Less: historical amortization of deferred financing costs of CBRE Holding (credit facility in effect prior to Insignia acquisition and outstanding notes)	(1,110)
Less: amortization of deferred financing costs of Insignia	(2,346)

Subtotal	(12,476)

Net increase in interest expense	$7,037

(1)	For purposes of the calculations above, LIBOR is based on the average three month LIBOR rate for the nine months ended September 30, 2003.

(g)	Represents the tax effect of the pro forma adjustments included in notes (a) through (f) above at the respective statutory rates, excluding some items that are permanently non-deductible for tax purposes.

(h)	Reflects the pro forma number of weighted average shares giving effect to the 852,865 shares of Class A common stock of CBRE Holding and the 6,647,135 shares of Class B common stock of CBRE Holding issued in connection with the Insignia acquisition.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth CBRE Holding’s selected historical consolidated financial information for each of the five years in the period ended December 31, 2002 and for the nine-month periods ended  September 30, 2002 and September 30, 2003. The statement of operations data for the nine-month periods ended September 30, 2002 and September 30, 2003 and the balance sheet data as of September 30, 2003 were derived from the unaudited consolidated financial statements of CBRE Holding included elsewhere in this prospectus. The statement of operations data for the twelve months ended December 31, 2000, the period from January 1, 2001 through July 20, 2001, the period from February 20, 2001 (inception) through December 31, 2001 and for the twelve months ended December 31, 2002 and the balance sheet data as of December 31, 2001 and 2002 were derived from CBRE Holding’s or our predecessor’s audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the twelve month periods ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 were derived from audited consolidated financial statements of our predecessor that are not included in this prospectus.

The selected financial data presented below are not necessarily indicative of results of future operations and should be read in conjunction with CBRE Holding’s consolidated financial statements and the information included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information” included elsewhere in this prospectus.

	Predecessor	Predecessor	Predecessor	Company	Company	Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	September 30, 2003
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,551	$27,844	$20,854	$57,450	$79,701	$85,494
Total assets	856,892	929,483	963,105	1,354,512	1,324,876	1,967,024
Long-term debt	373,691	357,872	303,571	522,063	511,133	819,376
Total liabilities	660,175	715,874	724,018	1,097,693	1,067,920	1,611,622
Total stockholders’ equity	190,842	209,737	235,339	252,523	251,341	348,696
Number of shares outstanding (1)	20,636,134	20,435,692	20,605,023	14,380,414	14,307,893	21,970,389

	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company	Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	Twelve Months Ended December 31, 1998(2)	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period From January 1 to July 20, 2001	February 20, 2001 (inception) Through December 31, 2001 (3)	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003(4)
	(Dollars in thousands, except per share amounts)
Statement of Operations Data:
Revenue	$1,034,503	$1,213,039	$1,323,604	$607,934	$562,828	$1,170,277	$793,811	$1,008,817
Operating income (loss)	78,476	76,899	107,285	(14,174)	62,732	106,062	53,894	15,876
Interest expense, net	27,993	37,438	39,146	18,736	27,290	57,229	43,668	55,955
Net income (loss)	24,557	23,282	33,388	(34,020)	17,426	18,727	3,630	(24,620)
Basic EPS (5)	(0.38)	1.11	1.60	(1.60)	2.22	1.25	0.24	(1.45)
Weighted average shares outstanding for basic EPS (1)(5)	20,136,117	20,998,097	20,931,111	21,306,584	7,845,004	15,025,308	15,033,640	16,957,494
Diluted EPS (5)	$(0.38)	$1.10	$1.58	$(1.60)	$2.20	$1.23	$0.24	$(1.45)
Weighted average shares outstanding for diluted EPS (1)(5)	20,136,117	21,072,436	21,097,240	21,306,584	7,909,797	15,222,111	15,216,740	16,957,494

	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company	Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	Twelve Months Ended December 31, 1998(2)	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period From January 1 to July 20, 2001	February 20, 2001 (inception) Through December 31, 2001 (3)	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003(4)
	(Dollars in thousands, except per share amounts)

Other Data:
Net cash provided by (used in) operating activities	$76,005	$70,340	$80,859	$(120,230)	$91,334	$64,882	$(18,970)	$(70,714)
Net cash used in investing activities	(222,911)	(23,096)	(32,469)	(12,139)	(261,393)	(24,130)	(16,462)	(252,684)
Net cash provided by (used in) financing activities	119,438	(37,721)	(53,523)	126,230	213,831	(17,838)	(2,065)	328,498
EBITDA (6)	110,661	117,369	150,484	11,482	74,930	130,676	72,001	69,447

Note: CBRE Holding and its predecessor have not declared any cash dividends on common stock for the periods shown.

(1)	For the period from February 20, 2001 (inception) through December 31, 2001, the 7,845,004 and the 7,909,797 represent the weighted average shares outstanding for basic and diluted earnings per share, respectively. These balances take into consideration the lower number of shares outstanding prior to the acquisition of CB Richard Ellis Services by CBRE Holding in 2001. The 14,380,414 represents the outstanding number of shares at December 31, 2001.
(2)	The results for the twelve months ended December 31, 1998 include the activities of REI, Ltd. from April 17, 1998 and CB Hillier Parker Limited from July 7, 1998. For the twelve months ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of our preferred stock.
(3)	The results for the period from February 20, 2001 (inception) through December 31, 2001 include the activities of CB Richard Ellis Services, Inc. from July 20, 2001, the date CB Richard Ellis Services was acquired by CBRE Holding.
(4)	The results for the nine months ended September 30, 2003 include the activities of Insignia from July 23, 2003, the date Insignia was acquired by CB Richard Ellis Services.
(5)	EPS represents earnings (loss) per share. See earnings per share information in note 16 to CBRE Holding’s consolidated financial statements included elsewhere in this prospectus.
(6)	EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. Additionally, many of our and CBRE Holding’s debt covenants are based upon a measure similar to EBITDA. EBITDA should not be considered as an alternative to (1) operating income determined in accordance with accounting principles generally accepted in the United States or (2) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company	Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	Twelve Months Ended December 31, 1998	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period From January 1 to July 20, 2001	February 20, 2001 (inception) Through December 31, 2001	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003
	(Dollars in thousands)
Operating income (loss)	$78,476	$76,899	$107,285	$(14,174)	$62,732	$106,062	$53,894	$15,876
Add:
Depreciation and amortization	32,185	40,470	43,199	25,656	12,198	24,614	18,107	53,571

EBITDA	$110,661	$117,369	$150,484	$11,482	$74,930	$130,676	$72,001	$69,447

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion in conjunction with the information included under the captions “Unaudited Pro Forma Combined Financial Information” and “Selected Historical Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

Overview

We are one of the world’s largest global commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. In 2002, on a pro forma basis after giving effect to the Insignia acquisition and related transactions, we and Insignia provided commercial real estate services through a combined total of 250 offices in 47 countries. We have worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, to assist tenants in finding available space and owners in finding qualified tenants, to provide valuation and appraisals for real estate property, to assist in the placement of financing for commercial real estate, to provide commercial loan servicing, to provide research and consulting services, to help institutional investors manage commercial real estate portfolios, to provide property and facilities management services and to serve as the outsource service provider to corporations seeking to be relieved of the responsibility for managing their real estate operations.

A significant portion of our revenue is seasonal. Historically, this seasonality has caused the revenue, operating income, net income and cash flow from operating activities to be lower in the first two quarters and higher in the third and fourth quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry-wide focus on completing transactions toward the fiscal year-end, while incurring constant, non-variable expenses throughout the year. In addition, our operations are directly affected by actual and perceived trends in various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. Our international operations are subject to political instability, currency fluctuations and changing regulatory environments. To date, we do not believe that general inflation has had a material impact upon our operations. Revenue, commissions and other variable costs related to revenue are primarily affected by real estate market supply and demand rather than general inflation.

In connection with the Insignia acquisition and the related transactions, we have undergone a substantial review of our and Insignia’s combined operations in order to identify areas of overlap. During 2002, we and Insignia incurred costs related to (1) the compensation of senior executive management personnel of Insignia who did not join CBRE Holding after the Insignia acquisition, (2) administrative and support costs associated with those executives, (3) field support activities, including human resources, legal, accounting and other administrative functions, of Insignia that overlap with ours and (4) similar field support activities of ours that we expect to eliminate. We expect to eliminate these costs as part of a detailed integration plan developed in connection with the Insignia acquisition. However, we cannot assure you as to when or if all of these expected cost savings will be realized. As we continue to implement our integration plan, a portion of the costs that we expect to save may relate to the elimination of certain of our own personnel. See “Risk Factors—Risks Relating to Our Business—We cannot assure you as to when or if we will be able to achieve all of our expected cost savings in connection with the Insignia acquisition.”

Basis of Presentation

On July 20, 2001, CBRE Holding acquired CB Richard Ellis Services, Inc., pursuant to an Amended and Restated Agreement and Plan of Merger dated May 31, 2001 among CBRE Holding, CB Richard Ellis Services and Blum CB Corp., a wholly owned subsidiary of CBRE Holding. Blum CB was merged with and into CB Richard Ellis Services, with CB Richard Ellis Services being the surviving corporation. At the effective time of such merger, CB Richard Ellis Services became a wholly owned subsidiary of CBRE Holding. For purposes of this section of the prospectus, we refer to the merger of Blum CB into CB Richard Ellis Services as the “2001 merger,” the merger agreement related thereto, as amended, as the “2001 merger agreement” and CB Richard Ellis Services prior to the 2001 merger as “our predecessor.”

CBRE Holding’s results of operations, including its segment operations and cash flows, for the year ended December 31, 2001 have been derived by combining the results of operations and cash flows of CBRE Holding for the period from February 20, 2001 (inception) to December 31, 2001 with the results of operations and cash flows of our predecessor, prior to the 2001 merger, from January 1, 2001 through July 20, 2001, the date of the 2001 merger. The results of operations and cash flows of our predecessor prior to the 2001 merger incorporated in the following discussion are the historical results and cash flows of our predecessor. These results of our predecessor do not reflect any purchase accounting adjustments, which are included in the results of CBRE Holding subsequent to the 2001 merger. Due to the effects of purchase accounting applied as a result of the 2001 merger and the additional interest expense associated with the debt incurred to finance the 2001 merger, the results of operations of CBRE Holding may not be comparable in all respects to the results of operations for our predecessor prior to the 2001 merger. However, CBRE Holding’s management believes a discussion of the 2001 operations is more meaningful by combining the results of CBRE Holding with the results of our predecessor.

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among CB Richard Ellis Services, CBRE Holding, Apple Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CB Richard Ellis Services, and Insignia, Apple Acquisition was merged with and into Insignia. Insignia was the surviving corporation in the merger and at the effective time of the merger became a wholly owned subsidiary of CB Richard Ellis Services.

Results of Operations

The following tables set forth items derived from the consolidated statements of operations for the nine months ended September 30, 2002 and 2003 and for the years ended December 31, 2000, 2001 and 2002, presented in dollars and as a percentage of revenue:

	Nine Months Ended September 30,
	2002		2003
	(Dollars in thousands)
Revenue	$793,811	100.0%	$1,008,817	100.0%
Costs and expenses
Cost of services	363,506	45.8	484,863	48.1
Operating, administrative and other	364,676	45.9	443,894	44.0
Depreciation and amortization	18,107	2.3	53,571	5.3
Equity income from unconsolidated subsidiaries	(6,422)	(0.8)	(9,182)	(0.9)
Merger-related charges	50	—	19,795	2.0

Operating income	53,894	6.8	15,876	1.6
Interest income	2,673	0.3	3,564	0.4
Interest expense	46,341	5.8	59,519	5.9

Income (benefit) before provision for income taxes	10,226	1.3	(40,079)	(4.0)
Provision for income taxes	6,596	0.8	(15,459)	(1.5)

Net income	$3,630	0.5%	$(24,620)	(2.4)%

EBITDA	$72,001	9.1%	$69,447	6.9%

	Year Ended December 31,
	2000		2001		2002
	(Dollars in thousands)
Revenue	$1,323,604	100.0%	$1,170,762	100.0%	$1,170,277	100.0%
Costs and expenses:
Cost of services	628,097	47.4	547,577	46.8	554,942	47.4
Operating, administrative and other	551,528	41.7	512,632	43.8	493,949	42.2
Depreciation and amortization	43,199	3.3	37,854	3.2	24,614	2.1
Equity income from unconsolidated subsidiaries	(6,505)	(0.5)	(4,428)	(0.4)	(9,326)	(0.8)
Merger-related and other nonrecurring charges	—	—	28,569	2.5	36	—

Operating income	107,285	8.1	48,558	4.1	106,062	9.1
Interest income	2,554	0.2	3,994	0.4	3,272	0.3
Interest expense	41,700	3.2	50,020	4.3	60,501	5.2

Income before provision for income taxes	68,139	5.1	2,532	0.2	48,833	4.2
Provision for income taxes	34,751	2.6	19,126	1.6	30,106	2.6

Net income (loss)	$33,388	2.5%	$(16,594)	(1.4)%	$18,727	1.6%

EBITDA	$150,484	11.4%	$86,412	7.4%	$130,676	11.2%

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. Additionally, many of CBRE Holding’s and our debt covenants are based upon a measurement similar to EBITDA. EBITDA should not be considered as an alternative to (1) operating income determined in accordance with accounting principles generally accepted in the United States or (2) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Nine Months Ended September 30,
	2002	2003
	(Dollars in thousands)
Operating income	$53,894	$15,876
Add:
Depreciation and amortization	18,107	53,571

EBITDA	$72,001	$69,447

	Year Ended December 31,
	2000	2001	2002
	(Dollars in thousands)
Operating income	$107,285	$48,558	$106,062
Add:
Depreciation and amortization	43,199	37,854	24,614

EBITDA	$150,484	$86,412	$130,676

Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

CBRE Holding reported a consolidated net loss of $24.6 million for the nine months ended September 30, 2003 on revenue of $1.0 billion as compared to consolidated net income of $3.6 million on revenue of $793.8 million for the nine months ended September 30, 2002.

CBRE Holding’s revenue on a consolidated basis increased $215.0 million or 27.1% during the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was driven by higher revenue as a result of the Insignia acquisition, significantly higher worldwide sales transaction revenue as well as increased worldwide appraisal fees and lease transaction revenue. Additionally, foreign currency translation had a $28.6 million positive impact on total revenue during the nine months ended September 30, 2003.

CBRE Holding’s cost of services on a consolidated basis totaled $484.9 million, an increase of $121.4 million or 33.4% from the nine months ended September 30, 2002. This increase was mainly due to higher commission expense as a result of the Insignia acquisition as well as increased worldwide sales and lease transaction revenue. Increased worldwide payroll related costs, primarily insurance, also contributed to the variance. Additionally, foreign currency translation had a $12.5 million negative impact on cost of services during the current year period. As a result, cost of services as a percentage of revenue increased from 45.8% for the nine months ended September 30, 2002 to 48.1% for the nine months ended September 30, 2003.

CBRE Holding’s operating, administrative and other expenses on a consolidated basis were $443.9 million, an increase of $79.2 million or 21.7 % for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was primarily driven by higher costs as a result of the Insignia acquisition, including $1.2 million of integration costs, as well as increased worldwide bonuses, payroll related expenses and consulting expenses, principally in the Americas and Europe. Included in the 2003 bonus amount was an accrual for a one-time performance award of approximately $6.9 million. In addition, occupancy expense was higher in the United Kingdom as a result of CBRE Holding’s relocation to a new facility. Lastly, foreign currency translation had a $13.7 million negative impact on total operating expenses during the nine months ended September 30, 2003. These increases were partially offset by net foreign currency transaction gains resulting from the weaker U.S. dollar.

CBRE Holding’s depreciation and amortization expense on a consolidated basis increased by $35.5 million or 195.9% mainly due to an increase in amortization expense primarily as a result of net revenue backlog acquired as part of the Insignia acquisition. The increase in amortization expense was also due to a one-time reduction of amortization expense recorded in the prior year, which arose from the adjustment of certain intangible assets to their estimated fair values as of their acquisition date as determined by independent third party appraisers in connection with the 2001 merger.

CBRE Holding’s equity income from unconsolidated subsidiaries on a consolidated basis increased $2.8 million or 43.0% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 primarily due to a gain on sale of owned units in an investment fund.

CBRE Holding’s merger-related charges on a consolidated basis were $19.8 million for the nine months ended September 30, 2003. These charges primarily consisted of lease termination costs associated with vacated spaces, change of control payments, consulting costs and severance costs, all of which were attributable to the Insignia acquisition.

CBRE Holding’s consolidated interest expense was $59.5 million for the nine months ended September 30, 2003, an increase of $13.2 million or 28.4% as compared to the nine months ended September 30, 2002. This increase was primarily driven by a $6.8 million write-off of unamortized deferred financing fees associated with the prior credit facility as well as higher interest expense as a result of the additional debt issued in connection with the Insignia acquisition.

CBRE Holding’s benefit for income tax on a consolidated basis was $15.5 million for the nine months ended September 30, 2003 as compared to provision for income tax of $6.6 million for the nine months ended

September 30, 2002. The income tax (benefit) provision and effective tax rate were not comparable between periods due to the effects of the Insignia acquisition. Additionally, non-taxable gains associated with our deferred compensation plan in the current year versus the non-deductible losses experienced in the prior year contributed to a lower effective tax rate in the current year.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

CBRE Holding reported consolidated net income of $18.7 million for the year ended December 31, 2002 on revenue of $1,170.3 million as compared to a consolidated net loss of $16.6 million on revenue of $1,170.8 million for the year ended December 31, 2001.

CBRE Holding’s revenue on a consolidated basis for the year ended December 31, 2002 was comparable to the year ended December 31, 2001. Declines in lease transaction revenue, principally in the Americas and Asia Pacific, combined with a nonrecurring prior year sale of mortgage fund contracts of $5.6 million, was mostly offset by higher worldwide sales transaction revenue, consulting fees, investment management fees and loan fees.

CBRE Holding’s cost of services on a consolidated basis totaled $554.9 million for the year ended December 31, 2002, an increase of $7.4 million or 1.3% from the year ended December 31, 2001. Cost of services as a percentage of revenue increased slightly to 47.4% for the year ended December 31, 2002 as compared to 46.8% for the year ended December 31, 2001. This increase was primarily due to higher producer compensation within CBRE Holding’s international operations associated with expanded international activities. These increases were partially offset by lower variable commissions, principally in the Americas, driven by lower lease transaction revenue.

CBRE Holding’s operating, administrative and other expenses on a consolidated basis were $493.9 million for the year ended December 31, 2002, a decrease of $18.7 million or 3.6% as compared to the year ended December 31, 2001. This decrease was primarily driven by cost cutting measures and operational efficiencies from programs initiated in May 2001, as well as foreign currency transaction and settlement gains resulting from the weaker U.S. dollar. These reductions were partially offset by an increase in bonuses and other incentives, primarily within our international operations, due to higher results.

CBRE Holding’s depreciation and amortization expense on a consolidated basis decreased by $13.2 million or 35.0% mainly due to the discontinuation of goodwill amortization after the 2001 merger in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) and lower depreciation expense, principally due to lower capital expenditures for the year ended December 31, 2002. The year ended December 31, 2002 also included a one-time reduction of amortization expense of $2.0 million arising from the adjustment of certain intangible assets to their estimated fair values as of the acquisition date as determined by independent third party appraisers in 2002.

CBRE Holding’s equity income from unconsolidated subsidiaries increased by $4.9 million or 110.6% for the year ended December 31, 2002 as compared to the prior year, primarily due to improved performance from several domestic joint ventures.

The year ended December 31, 2001 included merger-related and other nonrecurring charges on a consolidated basis of $28.6 million. These costs primarily consisted of merger-related costs of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million as well as severance costs of $3.1 million related to our cost reduction program instituted in May 2001.

CBRE Holding’s consolidated interest expense was $60.5 million, an increase of $10.5 million or 21.0% over the year ended December 31, 2001. This was primarily attributable to our change in debt structure as a result of the 2001 merger.

CBRE Holding’s income tax expense on a consolidated basis was $30.1 million for the year ended December 31, 2002 as compared to $19.1 million for the year ended December 31, 2001. The income tax provision and effective tax rate were not comparable between periods due to effects of the 2001 merger and the adoption of SFAS No. 142, which resulted in the elimination of the amortization of goodwill. In addition, the decline in the market value of assets associated with the deferred compensation plan for which no tax benefit was realized contributed to an increased effective tax rate.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

CBRE Holding reported a consolidated net loss of $16.6 million for the year ended December 31, 2001 on revenue of $1,170.8 million compared to consolidated net income of $33.4 million on revenue of $1,323.6 million for the year ended December 31, 2000. The 2001 results include a nonrecurring sale of mortgage fund management contracts of $5.6 million. The 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million.

CBRE Holding’s revenue on a consolidated basis decreased by $152.8 million or 11.5% during the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by a $98.2 million decrease in lease transaction revenue and a $62.8 million decline in sales transaction revenue during 2001. The lower revenue was primarily attributable to our North American operation. However, our European and Asian operations also experienced lower sales and lease transaction revenue as compared to 2000. These decreases were slightly offset by a $6.4 million or 11.0% increase in loan origination and servicing fees as well as a $6.0 million or 8.1% increase in appraisal fees driven by increased refinancing activities due to a decline in interest rates in the United States and increased fees in the European operation.

CBRE Holding’s cost of services on a consolidated basis totaled $547.6 million, a decrease of $80.5 million or 12.8% for the year ended December 31, 2001 as compared to the prior year. This decrease was primarily due to the lower sales and lease transaction revenue within North America. This decline in revenue also resulted in lower variable commissions expense within this region as compared to 2000. This was slightly offset by producer compensation within the international operations, which is typically fixed in nature and does not decrease as a result of lower revenue. Accordingly, cost of services as a percentage of revenue decreased slightly to 46.8% for 2001 as compared to 47.4% for 2000.

CBRE Holding’s operating, administrative and other expenses on a consolidated basis were $512.6 million, a decrease of $38.9 million or 7.1% for the year ended December 31, 2001 as compared to the prior year. This decrease was due to cost cutting measures and operational efficiencies from programs initiated in May 2001. An organizational restructure was also implemented after the 2001 merger that included the reduction of administrative staff in corporate and divisional headquarters and the scaling back of unprofitable operations. In addition, bonus incentives and profit share declined due to our lower results.

CBRE Holding’s depreciation and amortization expense on a consolidated basis decreased by $5.3 million or 12.4% primarily due to the discontinuation of goodwill amortization after the 2001 merger in accordance with SFAS No. 142.

CBRE Holding’s equity income from unconsolidated subsidiaries decreased by $2.1 million or 31.9% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to decreased results from several domestic joint ventures.

CBRE Holding’s merger-related and other nonrecurring charges on a consolidated basis were $28.6 million for the year ended December 31, 2001. This included merger-related costs associated with the 2001 merger of $18.3 million, the write-off of assets, primarily e-business investments, of $7.2 million and severance costs of $3.1 million attributable to our cost reduction program instituted in May 2001.

CBRE Holding’s consolidated interest expense was $50.0 million, an increase of $8.3 million or 20.0% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was attributable to increased debt as a result of the 2001 merger.

CBRE Holding’s provision for income taxes on a consolidated basis was $19.1 million for the year ended December 31, 2001 as compared to a provision for income taxes of $34.8 million for the year ended December

31, 2000. CBRE Holding’s income tax provision and effective tax rate were not comparable between periods due to the 2001 merger. In addition, we adopted SFAS No. 142, which resulted in the elimination of the amortization of goodwill.

Segment Operations

In the third quarter of 2001, subsequent to our acquisition by CBRE Holding, we reorganized our business segments as part of our efforts to reduce costs and streamline our operations. We report our operations through three geographically organized segments: (1) Americas, (2) Europe, the Middle East and Africa, or “EMEA,” and (3) Asia Pacific. The Americas consists of operations located in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand.

The following table summarizes our revenue, costs and expenses and operating income (loss) by operating segment for the nine months ended September 30, 2002 and 2003 and the years ended December 31, 2000, 2001 and 2002. Our Americas results for the nine months ended September 30, 2003 include merger-related charges of $15.9 million attributable to our acquisition of Insignia. Our Americas 2001 results include a nonrecurring sale of mortgage fund contracts of $5.6 million as well as costs related to the 2001 merger and other nonrecurring charges of $26.9 million. Our Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. The EMEA results for the nine months ended September 30, 2003 include merger-related charges of $3.9 million associated with our acquisition of Insignia. Our Asia Pacific 2001 results include costs related to the 2001 merger and other nonrecurring charges of $1.2 million.

	Nine Months Ended September 30,
	2002		2003
	(Dollars in thousands)
Americas
Revenue	$618,709	100.0%	$766,995	100.0%
Costs and expenses:
Cost of services	291,173	47.1	380,942	49.7
Operating, administrative and other	271,803	43.9	316,352	41.2
Depreciation and amortization	12,561	2.0	47,703	6.2
Equity income from unconsolidated subsidiaries	(5,557)	(0.9)	(9,379)	(1.2)
Merger-related charges	50	—	15,891	2.1

Operating income	$48,679	7.9%	$15,486	2.0%

EBITDA	$61,240	9.9%	$63,189	8.2%

EMEA
Revenue	$111,632	100.0%	$167,020	100.0%
Costs and expenses:
Cost of services	45,344	40.6	71,160	42.6
Operating, administrative and other	61,319	54.9	91,237	54.6
Depreciation and amortization	3,194	2.9	3,430	2.1
Equity loss (income) from unconsolidated subsidiaries	(16)	—	361	0.2
Merger-related charges	—	—	3,904	2.3

Operating income	$1,791	1.6%	$(3,072)	(1.8)%

EBITDA	$4,985	4.5%	$358	0.2

Asia Pacific
Revenue	$63,470	100.0%	$74,802	100.0%
Costs and expenses:
Cost of services	26,989	42.5	32,761	43.8
Operating, administrative and other	31,554	49.7	36,305	48.5
Depreciation and amortization	2,352	3.7	2,438	3.3
Equity income from unconsolidated subsidiaries	(849)	(1.3)	(164)	(0.2)

Operating income	$3,424	5.4%	$3,462	4.6%

EBITDA	$5,776	9.1%	$5,900	7.9%

	Year Ended December 31,
	2000		2001		2002
	(Dollars in thousands)
Americas
Revenue	$1,074,080	100.0%	$928,799	100.0%	$896,064	100.0%
Costs and expenses:
Cost of services	530,284	49.3	448,813	48.4	438,842	48.9
Operating, administrative and other	422,698	39.4	388,645	41.8	367,312	41.0
Depreciation and amortization	28,600	2.7	27,452	3.0	16,958	1.9
Equity income from unconsolidated subsidiaries	(5,553)	(0.5)	(3,808)	(0.4)	(8,425)	(0.9)
Merger-related and other nonrecurring charges	—	—	26,923	2.8	36	—

Operating income	$98,051	9.1%	$40,774	4.4%	$81,341	9.1%

EBITDA	$126,651	11.8%	$68,226	7.3%	$98,299	10.9%

EMEA
Revenue	$164,539	100.0%	$161,306	100.0%	$182,222	100.0%
Costs and expenses:
Cost of services	61,194	37.1	63,343	39.3	75,475	41.4
Operating, administrative and other	84,172	51.2	81,728	50.6	84,963	46.6
Depreciation and amortization	9,837	6.0	6,492	4.0	4,579	2.5
Equity income from unconsolidated subsidiaries	(3)	—	(2)	—	(82)	—
Merger-related and other nonrecurring charges	—	—	451	0.3	—	—

Operating income	$9,339	5.7%	$9,294	5.8%	$17,287	9.5%

EBITDA	$19,176	11.7%	$15,786	9.7%	$21,866	12.0%

Asia Pacific
Revenue	$84,985	100.0%	$80,657	100.0%	$91,991	100.0%
Costs and expenses:
Cost of services	36,619	43.1	35,421	43.9	40,625	44.2
Operating, administrative and other	44,658	52.5	42,259	52.4	41,674	45.3
Depreciation and amortization	4,762	5.6	3,910	4.9	3,077	3.3
Equity income from unconsolidated subsidiaries	(949)	(1.1)	(618)	(0.8)	(819)	(0.9)
Merger-related and other nonrecurring charges	—	—	1,195	1.5	—	—

Operating income (loss)	$(105)	(0.1)%	$(1,510)	(1.9)%	$7,434	8.1%

EBITDA	$4,657	5.5%	$2,400	2.9%	$10,511	11.4%

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization. We believe that the presentation of EBITDA will enhance an investor’s understanding of our operating performance. EBITDA is also a measure used by our senior management to evaluate the performance of our various lines of business and for other required or discretionary purposes, such as our use of EBITDA as a significant component when measuring performance under our employee incentive programs. Additionally many of CBRE Holding’s and our debt covenants are based upon a measurement similar to EBITDA. EBITDA should not be considered as an alternative to (1) operating income determined in accordance with accounting principles generally accepted in the United States or (2) operating cash flow determined in accordance with accounting principles generally accepted in the United States. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

EBITDA is calculated as follows:

	Nine Months Ended September 30,
	2002	2003
	(Dollars in thousands)
Americas
Operating income	$48,679	$15,486
Add:
Depreciation and amortization	12,561	47,703

EBITDA	$61,240	$63,189

EMEA
Operating income	$1,791	$(3,072)
Add:
Depreciation and amortization	3,194	3,430

EBITDA	$4,985	$358

Asia Pacific
Operating income	$3,424	$3,462
Add:
Depreciation and amortization	2,352	2,438

EBITDA	$5,776	$5,900

	Year Ended December 31,
	2000	2001	2002
	(Dollars in thousands)
Americas
Operating income	$98,051	$40,774	$81,341
Add:
Depreciation and amortization	28,600	27,452	16,958

EBITDA	$126,651	$68,226	$98,299

EMEA
Operating income	$9,339	$9,294	$17,287
Add:
Depreciation and amortization	9,837	6,492	4,579

EBITDA	$19,176	$15,786	$21,866

Asia Pacific
Operating income (loss)	$(105)	$(1,510)	$7,434
Add:
Depreciation and amortization	4,762	3,910	3,077

EBITDA	$4,657	$2,400	$10,511

Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

Americas

Revenue increased by $148.3 million or 24.0% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 primarily driven by the Insignia acquisition as well as significantly higher sales transaction revenue due to an increased number of transactions and a higher average value per transaction. Cost of services increased by $89.8 million or 30.8% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 due to increased revenue as a result of the Insignia acquisition and higher sales transaction revenue, as well as increased payroll related costs, primarily insurance. As a result, cost of services as a percentage of revenue increased from 47.1% for the nine months ended September 30, 2002 to 49.7% for the nine months ended September 30, 2003. Operating, administrative and other expenses increased $44.5 million or 16.4% mainly caused by higher costs as a result of the Insignia acquisition, including integration expenses of $1.2 million, as well as increased bonuses and payroll related costs. Included in the 2003 bonus amount was an accrual for a one-time performance award of approximately $6.9 million. These increases were partially offset by net foreign currency transaction gains resulting from the weakened U.S. dollar.

EMEA

Revenue increased by $55.4 million or 49.6% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. This was mainly driven by increased revenue as a result of the Insignia acquisition as well as higher sales and lease transaction revenue across Europe. Cost of services increased $25.8 million or 56.9% as a result of higher producer compensation expense and increased payroll related costs, including pension and insurance expenses, partially due to the Insignia acquisition and new hires. Operating, administrative and other expenses increased by $29.9 million or 48.8% mainly driven by increased costs as a result of the Insignia acquisition as well as higher bonus, payroll related and consulting expenses. In addition, occupancy expense was higher in the United Kingdom as a result of our relocation to a new facility.

Asia Pacific

Revenue increased by $11.3 million or 17.9% for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002. The increase was primarily driven by an overall increase in revenue in Australia and New Zealand. These revenue increases were partially offset by reduced revenue in our Japanese investment management business. Cost of services increased by $5.8 million or 21.4% mainly attributable to increased transaction revenue as well as higher producer compensation expense due to increased headcount in Australia and New Zealand. Operating, administrative and other expenses increased by $4.8 million or 15.1% primarily due to an increased accrual for long-term incentives in Australia and New Zealand.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Americas

Revenue decreased by $32.7 million or 3.5% for the year ended December 31, 2002 as compared to the year ended December 31, 2001, primarily driven by lower lease transaction revenue, partially offset by an increase in sales transaction revenue and loan fees. The lease transaction revenue decrease was primarily due to a lower average value per transaction partially offset by a higher number of transactions. The sales transaction revenue increase was driven by a higher number of transactions as well as a higher average value per transaction. Loan fees also increased compared to the prior year principally due to an increase in the number of transactions. Cost of services decreased by $10.0 million or 2.2% for the year ended December 31, 2002 as compared to the year ended December 31, 2001, caused primarily by lower variable commissions due to lower lease transaction revenue. Cost of services as a percentage of revenue were relatively flat when compared to the prior year at approximately 48.9%. Operating, administrative and other expenses decreased by $21.3 million or 5.5% as a result of cost reduction and efficiency measures, the organizational restructure implemented after the 2001 merger and foreign currency transaction and settlement gains resulting from the weaker U.S. dollar.

EMEA

Revenue increased by $20.9 million or 13.0% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This was mainly driven by higher sales transaction revenue across Europe as well as higher lease transaction revenue and investment management fees in France. Cost of services increased by $12.1 million or 19.2% due to higher producer compensation as a result of increased revenue arising from expanded activities in the United Kingdom, France, Germany, Italy and Spain. Operating, administrative and other expenses increased by $3.2 million or 4.0% mainly attributable to higher incentives due to increased results, higher occupancy costs and consulting fees.

Asia Pacific

Revenue increased by $11.3 million or 14.1% for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This increase was primarily driven by higher investment management fees in Japan and an increase in overall revenue in Australia and New Zealand, partially offset by lower revenues as a result of conversions of small, wholly owned offices to affiliate offices elsewhere in Asia. Cost of services increased by $5.2 million or 14.7% primarily driven by higher producer compensation expense due to increased personnel requirements in Australia, China and New Zealand, slightly offset by lower commissions due to conversions to affiliate offices elsewhere in Asia. Operating, administrative and other expenses decreased by $0.6 million or 1.4% primarily as a result of conversions to affiliate offices. This decrease was mostly offset by an increased accrual for bonuses due to higher results in Australia and New Zealand.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Americas

Revenue decreased by $145.3 million or 13.5% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily driven by the softening global economy as well as the tragic events of September 11, 2001. Lease transaction revenue decreased by $85.3 million and sales transaction revenue declined by $55.5 million due to a lower number of transactions completed as well as a lower average value per transaction during 2001 as compared to 2000. Consulting and referral fees also decreased by $12.1 million or 20.0% as compared to 2000. These declines were slightly offset by an increase in loan origination and servicing fees of $6.4 million as well as higher appraisal fees of $4.4 million driven by increased refinancing activities due to the low interest rate environment in North America. Cost of services decreased by $81.5 million or 15.4% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, caused primarily by the lower lease transaction and sales transaction revenue. The decline in revenue also resulted in lower variable commissions expense. As a result, cost of services as a percentage of revenue decreased from 49.3% in 2000 to 48.4% in 2001. Operating, administrative and other expenses decreased by $34.1 million or 8.1% as a result of cost reduction and efficiency measures initiated in May 2001 as well as the organizational restructure implemented after the 2001 merger. Key executive bonuses and profit share also declined due to the lower results.

EMEA

Revenue decreased by $3.2 million or 2.0% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was mainly driven by lower sales transaction and lease transaction revenue due to the overall weakness in the European economy, particularly in France and Germany. This was slightly offset by higher consulting and referral fees in the United Kingdom as well as an overall increase in appraisal fees throughout Europe. Cost of services increased by $2.1 million or 3.5% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, primarily due to a higher number of producers, mainly in the United Kingdom. Producer compensation in EMEA is typically fixed in nature and does not decrease with a decline in revenue. Operating, administrative and other expenses decreased by $2.4 million or 2.9% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, mainly attributable to decreased bonuses and other incentives due to lower 2001 results.

Asia Pacific

Revenue decreased by $4.3 million or 5.1% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. This was primarily driven by lower lease transaction revenue due to the weak economy in China and Singapore. Operating, administrative and other expenses decreased by $2.4 million or 5.4% for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The decrease was primarily due to lower personnel requirements and other cost containment measures put in place during May 2001 as well as the organizational restructure implemented after the 2001 merger.

Liquidity and Capital Resources

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 28, 2003, by and among CB Richard Ellis Services, CBRE Holding, Apple Acquisition Corp., a Delaware corporation and wholly owned subsidiary of CB Richard Ellis Services, and Insignia, Apple Acquisition was merged with and into Insignia. Insignia was the surviving corporation in the merger and at the effective time of the merger became a wholly owned subsidiary of CB Richard Ellis Services.

In conjunction with and immediately prior to our acquisition of Insignia, Island Fund I LLC, a Delaware limited liability company, which is affiliated with Andrew L. Farkas, Insignia’s former Chairman and Chief Executive Officer, and some of Insignia’s other former officers, completed the purchase of specified real estate investment assets of Insignia, pursuant to a Purchase Agreement, dated as of May 28, 2003, by and among Insignia, CB Richard Ellis Services, CBRE Holding, Apple Acquisition and Island.

Pursuant to the terms of the purchase agreement with Island, as a result of the completion of our acquisition of Insignia, the sale pursuant to the purchase agreement prior to our acquisition of Insignia and the satisfaction of certain conditions set forth in the merger agreement, (1) each issued and outstanding share of Insignia’s common stock (other than treasury shares), par value $0.01 per share, was converted into the right to receive $11.156 in cash, without interest, (2) each issued and outstanding share of Insignia’s Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, was converted into the right to receive $100.00 per share, plus accrued and unpaid dividends, (3) all outstanding warrants and options to acquire Insignia common stock other than as described below, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of the merger consideration received for each share of Insignia common stock over the per share exercise price of the option or warrant, multiplied by the number of shares of Insignia common stock subject to the option or warrant less any applicable withholding taxes, and (4) outstanding options to purchase Insignia common stock granted pursuant to Insignia’s 1998 Stock Investment Plan, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of (a) the higher of (x) the merger consideration received for each share of Insignia common stock, or (y) the highest final sale price per share of the Insignia common stock as reported on the New York Stock Exchange at any time during the 60-day period preceding the closing of our acquisition of Insignia, which was $11.20, (b) over the exercise price of the options, multiplied by the number of shares of Insignia common stock subject to the options, less any applicable withholding taxes. Following the Insignia acquisition, the Insignia common stock was delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

The funding to complete our acquisition of Insignia, as well as the refinancing of substantially all of the outstanding indebtedness of Insignia, was obtained through (a) the sale of 6,587,135 shares of CBRE Holding Class B Common Stock, par value $0.01 per share, to Blum Strategic Partners, L.P., a Delaware limited partnership, Blum Strategic Partners II, L.P., a Delaware limited partnership and Blum Strategic Partners II GmbH & Co. KG, a German limited partnership, for an aggregate cash purchase price of $105,394,160, (b) the sale of 227,865 shares of CBRE Holding’s Class A Common Stock, par value $.01 per share, to DLJ Investment Partners, L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership, DLJIP II Holdings, L.P., a Delaware limited partnership, for an aggregate cash purchase price of $3,645,840, (c) the sale of 625,000 shares of CBRE Holding’s Class A Common Stock to California Public Employees’ Retirement System for an aggregate cash purchase price of $10,000,000, (d) the sale of 60,000 shares of the Company’s Class B Common Stock to Frederic V. Malek for an aggregate cash purchase price of $960,000, (e) the release from escrow of the net proceeds from the offering by CBRE Escrow, Inc., a wholly owned subsidiary of CB Richard Ellis Services that merged with and into CB Richard Ellis Services in connection with the acquisition of Insignia, of $200.0 million of the outstanding notes, which had been issued and sold by CB Escrow on May 22, 2003, (f) $75.0 million of term loan borrowings under the Amended and Restated Credit Agreement dated as of May 22, 2003, by and among CB Richard Ellis Services, Credit Suisse First Boston, or “CSFB,” as Administrative Agent and Collateral Agent, the other lenders named in the credit agreement, CBRE Holding and the guarantors named in the credit agreement and (g) $36,870,229.61 of cash proceeds from the completion of the sale to Island.

We believe we can satisfy our non-acquisition obligations, as well as our working capital requirements and funding of investments, with internally generated cash flow, borrowings under the revolving line of credit with CSFB and other lenders or any replacement credit facilities. In the near term, further material acquisitions, if any, that necessitate cash will require new sources of capital such as an expansion of the revolving credit facility and /or issuing additional debt or equity. We anticipate that our existing sources of liquidity, including cash flow from operations, will be sufficient to meet our anticipated non-acquisition cash requirements for the foreseeable future, but at a minimum for the next twelve months.

Net cash used in operating activities totaled $70.7 million for the nine months ended September 30, 2003, an increase of $51.7 million compared to the nine months ended September 30, 2002. This increase was primarily attributable to merger-related expenses paid in the current period as well as due to the timing of payments to vendors and taxing authorities.

Net cash used in investing activities totaled $252.7 million for the nine months ended September 30, 2003, an increase of $236.2 million compared to the same period of the prior year. This increase was primarily due to costs incurred in 2003 associated with the Insignia acquisition.

Net cash provided by financing activities totaled $328.5 million for the nine months ended September 30, 2003 compared to net cash used in financing activities of $2.1 million for the nine months ended September 30, 2002. This increase was mainly attributable to the additional net debt and equity financing resulting from the Insignia acquisition in the current year.

Net cash provided by operating activities totaled $64.9 million for the year ended December 31, 2002, an increase of $93.8 million compared to the year ended December 31, 2001. This increase was primarily due to the improved 2002 earnings, as well as lower payments made in the year ended December 31, 2002 for 2001 bonus and profit sharing as compared to the 2000 bonus and profit sharing payments made in the year ended December 31, 2001.

We utilized $24.1 million in investing activities during the year ended December 31, 2002, a decrease of $249.4 million compared to the year ended December 31, 2001. This decrease was primarily due to the prior year payment of the purchase price and related expenses associated with the 2001 merger. Capital expenditures of $14.3 million during the year ended December 31, 2002, net of concessions received, were lower than 2001 by $7.0 million driven primarily by efforts to reduce spending and improve cash flows. Capital expenditures for 2002 and 2001 consisted primarily of purchases of computer hardware and software and furniture and fixtures. We expect to have capital expenditures, net of concessions received, of approximately $28.8 million in 2003 due to leasehold improvements anticipated in New York and London.

Net cash used in financing activities totaled $17.8 million for the year ended December 31, 2002, compared to cash provided by financing activities of $340.1 million for the year ended December 31, 2001. This decrease was mainly attributable to the debt and equity financing required by the 2001 merger in the year ended December 31, 2001.

We issued $200.0 million in aggregate principal amount of 9 3/4% senior notes due May 15, 2010 (the outstanding notes) on May 22, 2003. The outstanding notes are unsecured obligations, senior to all of our current and future unsecured indebtedness, but subordinated to all of our current and future secured indebtedness. The outstanding notes are jointly and severally guaranteed on a senior subordinated basis by CBRE Holding and its domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2003. The outstanding notes are redeemable at our option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, we may redeem up to 35.0% of the originally issued amount of the outstanding notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase the outstanding notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the outstanding notes included in the accompanying consolidated balance sheets included elsewhere in this prospectus was $200.0 million as of September 30, 2003.

In accordance with the terms of the offering of the outstanding notes, the proceeds from the sale of the outstanding notes were placed in escrow on May 22, 2003 until the close of our acquisition of Insignia. Accordingly, we had $200.0 million of cash held in escrow included in the accompanying consolidated balance sheet as of June 30, 2003. The proceeds were released from this escrow account on July 23, 2003, the date we completed our acquisition of Insignia.

In connection with our acquisition of Insignia, we entered into an amended and restated credit agreement with CSFB and other lenders. On October 14, 2003, we refinanced all of the outstanding loans under the amended and restated credit agreement we entered into in connection with the completion of the Insignia acquisition. As part of this refinancing, we entered into a new amended and restated credit agreement. The prior credit facilities were, and the current amended and restated credit facilities continue to be, jointly and severally guaranteed by CBRE Holding and its domestic subsidiaries and secured by substantially all of their assets.

The amended and restated credit facilities entered into in connection with the Insignia acquisition included the following: (1) a Tranche A term facility of $50.0 million maturing on July 20, 2007, which was fully drawn in connection with CBRE Holding’s acquisition of CB Richard Ellis Services in 2001; (2) a Tranche B term facility of $260.0 million maturing on July 18, 2008, $185.0 million of which was drawn in connection with CBRE Holding’s acquisition of CB Richard Ellis Services in 2001 and $75.0 million of which was drawn in connection with the Insignia acquisition; and (3) a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. After the amendment and restatement in connection with the Insignia acquisition, borrowings under the Tranche A and revolving facility bore interest at varying rates based on our option, at either the applicable LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in both cases as determined by reference to our ratio of total debt less available cash to EBITDA, which are defined in the amended and restated credit agreement. After the amendment and restatement in connection with the Insignia acquisition, borrowings under the Tranche B facility bore interest at varying rates based on our option at either the applicable LIBOR plus 4.25% or the alternate base rate plus 3.25%. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

In connection with the October 14, 2003 refinancing of the senior secured credit facilities and the signing of a new amended and restated credit agreement, the former Tranche A term facility and Tranche B term facility were combined into a single term loan facility. The new term loan facility, of which $300.0 million was drawn on October 14, 2003, requires quarterly principal payments of $2.5 million through September 30, 2008 and matures on December 31, 2008. Borrowings under the new term loan facility bear interest at varying rates based, at our option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%. The maturity date and interest rate for borrowings under the revolving credit facility remain unchanged in the new amended and restated credit agreement. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by us. We repaid our revolving credit facility as of November 5, 2002 and October 14, 2003. The total amounts outstanding under the credit facilities included in senior secured term loans current maturities of long-term debt and short-term borrowings included elsewhere in this prospectus were $300.0 million, $288.5 million and $221.0 million as of October 14, 2003, September 30, 2003 and December 31, 2002, respectively.

We issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due June 15, 2011 for approximately $225.6 million, net of discount, on June 7, 2001. Our 11 1/4% senior subordinated notes due 2011 are jointly and severally guaranteed on a senior subordinated basis by CBRE Holding and its domestic subsidiaries. Our 11 1/4% senior subordinated notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, we may redeem up to 35.0% of the originally issued amount of the notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, we are obligated to make an offer to purchase our 11 1/4% senior subordinated notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount included in the accompanying consolidated balance sheets included elsewhere in this prospectus, net of unamortized discount, was $226.1 million and $225.9 million at September 30, 2003 and December 31, 2002, respectively.

In connection with CBRE Holding’s acquisition of CB Richard Ellis in 2001, CBRE Holding issued an aggregate principal amount of $65.0 million of 16% senior notes due on July 20, 2011. The 16% senior notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of CBRE Holding. Interest accrues at a rate of 16.0% per year and is payable quarterly in arrears. Interest may be paid in kind to the extent our ability to pay cash dividends is restricted by the terms of our senior secured credit facilities. Additionally, interest in excess of 12.0% may, at CBRE Holding’s option, be paid in kind through July 2006. CBRE Holding elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002, January 20, 2003 and April 20, 2003. CBRE Holding’s 16% senior notes are redeemable at CBRE Holding’s option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of September 30, 2003, the redemption price was 109.6% of par. In the event of a change in control, CBRE Holding is obligated to make an offer to purchase all of the outstanding 16% senior notes at 101.0% of par. The total amount included in the accompanying consolidated balance sheets included elsewhere in this prospectus was $63.4 million and $61.9 million, net of unamortized discount, at September 30, 2003 and December 31, 2002, respectively. On October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal amount of the 16% senior notes. CBRE Holding paid a $1.9 million premium in connection with the redemption.

CBRE Holding’s 16% senior notes are solely CBRE Holding’s obligation to repay. We have neither guaranteed nor pledged any of our assets as collateral for CBRE Holding’s 16% senior notes and are not obligated to provide cashflow to CBRE Holding for repayment of these notes. However, CBRE Holding has no substantive assets or operations other than its investment in us to meet any required principal and interest payments on its 16% senior notes. CBRE Holding will depend on our cash flows to fund principal and interest payments as they come due.

The outstanding notes, the 11 1/4% senior subordinated notes, our senior secured credit facilities and CBRE Holding’s 16% senior notes all contain numerous restrictive covenants that, among other things, limit our ability and the ability of CBRE Holding to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. Our senior secured credit facilities currently require us to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. Our senior secured credit facilities currently require us to pay a facility fee based on the total amount of the unused commitment.

On February 23, 2003, Moody’s Investor Service confirmed the ratings of our senior secured term loans and our 11 1/4% senior subordinated notes at B1 and B3, respectively. On May 1, 2003, Moody’s assigned the rating of B1 to our outstanding notes and confirmed the ratings of the senior secured term loans at B1. On April 3, 2003, Standard and Poor’s Ratings Service downgraded our senior secured term loans and 11 1/4% senior subordinated notes from BB- to B+ and B to B-, respectively. On April 14, 2003 Standard and Poor’s assigned the rating B+ to our outstanding notes. On September 30, 2003, in connection with the refinance of the outstanding senior secured credit facilities, Standard and Poor’s confirmed the B+ rating of the senior secured term loans. Neither the Moody’s nor the Standard and Poor’s ratings impact our ability to borrow or affect our interest rates for the senior secured term loans.

One of our subsidiaries has had a credit agreement with Residential Funding Corporation (RFC) since 2001 for the purpose of funding mortgage loans that will be resold. On December 16, 2002, we entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the lower of one-month LIBOR or 2.0%, which is the “RFC Base Rate,” plus 1.0% and expires on August 31, 2003. On March 28, 2003, we were notified that effective May 1, 2003, the RFC Base Rate would be lowered to the greater of one-month LIBOR or 1.5%. On June 25, 2003, the agreement was further modified to provide a temporary revolving line of credit increase of $200.0 million that resulted in a total line of credit equaling $400.0 million, which expired on August 30, 2003 and to change the RFC Base Rate to one-month LIBOR plus 1.0%. By amendment on August 29, 2003, the expiration date of the Agreement was extended to September 25, 2003. On September 26, 2003, we entered into the Fourth Amended and Restated Warehousing Credit and Security Agreement. The agreement provides for a revolving line of credit of up to $200.0 million, bears interest at one-month LIBOR plus 1.0% and expires on August 31, 2004.

During the quarter ended September 30, 2003, we had a maximum of $272.5 million revolving line of credit principal outstanding with RFC. At September 30, 2003 and December 31, 2002, respectively, we had a $135.8 million and a $63.1 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets included elsewhere in this prospectus. Additionally, we had a $135.8 million and a $63.1 million warehouse receivable, which are also included in the accompanying consolidated balance sheets included elsewhere in this prospectus as of September 30, 2003 and December 31, 2002, respectively.

In connection with the Insignia acquisition, we assumed $13.8 million of acquisition loan notes that were issued in connection with previous acquisitions by Insignia in the United Kingdom. The acquisition loan notes are payable to sellers of the formerly acquired U.K. businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. At September 30, 2003, we had $13.9 million in acquisition loan notes outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets.

In connection with the Insignia acquisition, on July 23, 2003 we assumed and immediately repaid Insignia’s outstanding revolving credit facility of $28.0 million and subordinated credit facility of $15.0 million.

One of our subsidiaries has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2004. At September 30, 2003 and December 31, 2002, we had no revolving line of credit principal outstanding with JP Morgan Chase.

During 2001, we incurred $37.2 million of non-recourse debt through a joint venture. During the third quarter of 2003, the maturity date on this non-recourse debt was extended to July 31, 2008. Additionally, during the third quarter of 2003, through this joint venture we incurred additional non-recourse debt of $1.9 million with a maturity date of June 15, 2004. At September 30, 2003, this $1.9 million of non-recourse debt is included in short-term borrowings in our consolidated balance sheet as of September 30, 2003 included elsewhere in this prospectus.

At September 30, 2003 and December 31, 2002, respectively, we had $40.4 million of non-recourse debt included in other long-term debt and $40.0 million of non-recourse included in short-term borrowings in the consolidated balance sheets as of such dates included elsewhere in this prospectus.

The following is a summary of our various contractual obligations as of September 30, 2003, except for operating leases which are as of December 31, 2002:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(Dollars in thousands)
Total debt (1) (2)	$994,887	$175,511	$22,774	$296,842	$499,760
Operating leases (3)	694,391	98,839	167,097	126,913	301,542
Deferred compensation plan liability (4)	125,465	—	—	—	125,465
Pension liability (4)	31,559	—	—	—	31,559

Total Contractual Obligations	$1,846,302	$274,350	$189,871	$423,755	$958,326

	Amount of Commitments Expiration
Other Commitments	Total	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
	(Dollars in thousands)
Letters of credit (5)	$27,797	$27,797	$—	$—	$—
Guarantees (5)	10,506	10,506	—	—	—
Co-investment commitments (5)	21,370	15,462	5,908	—	—

Total Commitments	$59,673	$53,765	$5,908	$—	$—

(1)	Includes capital lease obligations.
(2)	As described in greater detail in Note 19 to CBRE Holding’s September 30, 2003 consolidated financial statements included elsewhere in this prospectus, (a) on October 14, 2003, we refinanced our senior secured credit facilities, which, among other things, increased the amount of outstanding term loans and changed the amortization schedule for the term loans and (b) on October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal of its 16% senior notes due 2011.
(3)	Includes our outstanding operating lease obligations as of December 31, 2002, as well as Insignia’s outstanding operating lease obligations as of December 31, 2002 reported on their annual report on form 10-K for the year ended December 31, 2002.
(4)	An undeterminable portion of this amount will be paid in years one through five.
(5)	See Note 12 to CBRE Holding’s September 30, 2003 consolidated financial statements included elsewhere in this prospectus.

Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase. See “Risk Factors—Risks Relating to Our Substantial Indebtedness—Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.”

Other Acquisitions

During 2001, we acquired a professional real estate services firm in Mexico for an aggregate purchase price of approximately $1.7 million in cash. We also purchased the remaining ownership interests that we did not already own in CB Richard Ellis/Hampshire, LLC for a purchase price of approximately $1.8 million in cash.

Derivatives and Hedging Activities

We apply Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” when accounting for derivatives. In the normal course of business, we sometimes utilize derivative financial instruments in the form of foreign currency exchange forward contracts to mitigate foreign currency exchange exposure resulting from intercompany loans. We do not engage in any speculative activities with respect to foreign currency. At September 30, 2003, we had foreign currency exchange forward contracts with an aggregate notional amount of $26.5 million, which mature on various dates through December 31, 2003. The net impact on our earnings for the nine months ending September 30, 2003 resulting from the unrealized gains and/or losses on these foreign currency exchange forward contracts was not significant.

Litigation

We are a party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on CBRE Holding’s consolidated financial position or results of operations.

Net Operating Losses

CBRE Holding had federal income tax net operating losses, or “NOLs,” of approximately $7.9 million at December 31, 2001 and had no federal income tax NOLs at December 31, 2002 or September 30, 2003.

Related Party Transactions

Our investment management business involves investing our own capital in certain real estate investments with clients, including our equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, LLC and other co-investments. We have provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $7.3 million, $15.4 million, $22.4 million and $13.2 million during the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2003, respectively.

Included in other current assets in the accompanying consolidated balance sheets included elsewhere in this prospectus is a note receivable from our equity investment in Investors 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bore interest at 20.0% per annum and was due on July 15, 2003. This note and related interest were repaid in full during the second quarter of 2003.

Included in other current and long-term assets in the accompanying consolidated balance sheets included elsewhere in this prospectus are employee loans of $34.1 million, $5.9 million and $1.6 million as of September 30, 2003 and December 31, 2002 and 2001, respectively. The majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, our company. As of September 30, 2003, the outstanding employee loan balances included a $0.3 million loan to Ray Wirta, our Chief Executive Officer, and a $0.2 million loan to Brett White, our President. These non-interest-bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

Included in the accompanying consolidated balance sheets included elsewhere in this prospectus are $4.7 million, $4.8 million and $5.9 million of notes receivable from sale of stock as of September 30, 2003 and December 31, 2002 and 2001, respectively. These notes are primarily composed of recourse loans to employees, officers and certain of our stockholders, which are secured by CBRE Holding’s common stock that is owned by the borrowers. These recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

Pursuant to our predecessor’s 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of our predecessor’s common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full-recourse promissory note bearing interest at 7.40%. As part of our acquisition by CBRE Holding in 2001, the 30,000 shares of our predecessor common stock were exchanged for 30,000 shares of CBRE Holding’s Class B common stock. These shares of Class B common stock were substituted for our predecessor’s shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta’s performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta’s promissory note for 2000 and 2001 was forgiven. As of September 30, 2003 and December 31, 2002 and 2001, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus.

Pursuant to the EIP, Mr. White purchased 25,000 shares of our predecessor’s common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of our predecessor’s common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full-recourse promissory notes bearing interest at 7.40%. As part of our acquisition by CBRE Holding in 2001, Mr. White’s shares of our predecessor common stock were exchanged for a like amount of shares of CBRE Holding’s Class B common stock. These shares of Class B common stock were substituted for our predecessor’s shares as security for the notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of CBRE Holding or its subsidiaries on November 16, 2002 and the fair market value of a share of CBRE Holding’s common stock was less than $38.50 on November 16, 2002. Mr. White’s 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White’s performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White’s promissory notes for 2000 and 2001 was forgiven. As of September 30, 2003 and December 31, 2002 and 2001, Mr. White had outstanding loan balances of $257,300, $257,300 and $657,300, respectively, which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus.

As of September 30, 2003 and December 31, 2002 and 2001, Mr. White had an outstanding loan of $179,886, $164,832 and $164,832, respectively, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus. This outstanding loan relates to the acquisition of 12,500 shares of our predecessor’s common stock prior to our acquisition by CBRE Holding in 2001. Subsequent to the 2001 acquisition, these shares were converted into shares of CBRE Holding’s common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is payable at the earliest of: (1) October 14, 2003, (2) the date of the sale of shares held by CBRE Holding pursuant to the related security agreement or (3) the date of the termination of Mr. White’s employment.

At the time of our acquisition by CBRE Holding in 2001, Mr. Wirta delivered to CBRE Holding an $80,000 promissory note, which bore interest at 10.0% per year, as payment for the purchase of 5,000 shares of CBRE Holding’s Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of CBRE Holding’s shares of Class A common stock purchased in connection with the 2001 merger. These notes bear interest at 10.0% per year. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. During the nine months ending September 30, 2003, Mr. Wirta paid down his loan amount by $70,597. As of September 30, 2003 and December 31, 2002, Mr. Wirta had an outstanding loan balance of $401,903 and $472,500, respectively, which is included in notes receivable from sale of common stock in CBRE Holding’s consolidated balance sheet included elsewhere in this prospectus.

In the event that CBRE Holding’s common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, CBRE Holding has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by CBRE Holding at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by CBRE Holding without cause or by him for good reason, (2) seven months following the date CBRE Holding’s common stock becomes freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of CBRE Holding’s common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.

Application of Critical Accounting Policies

CBRE Holding’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts. The estimates and assumptions are based on historical experience and on other factors that management believes to be reasonable. Actual results may differ from those estimates under different assumptions or conditions. We believe that the following critical accounting policies represent the areas where more significant judgments and estimates are used in the preparation of CBRE Holding’s consolidated financial statements:

Revenue Recognition

We record real estate commissions on sales upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once we satisfy all obligations under the commission agreement. A typical commission agreement provides that we earn a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if we do not earn all or a portion of the lease commission until the tenant pays its first month’s rent, and the lease agreement provides the tenant with a free rent period, we delay revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and we have no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, we make assumptions with respect to their future collectibility. Our assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are more than 180 days overdue are fully provided for.

Principles of Consolidation

CBRE Holding’s consolidated financial statements included elsewhere in this prospectus include the accounts of CBRE Holding and majority owned and controlled subsidiaries. Additionally, CBRE Holding’s consolidated financial statements included elsewhere in this prospectus include our accounts prior to CBRE Holding’s acquisition of us in 2001 as we are considered CBRE Holding’s predecessor for purposes of

Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in CBRE Holding’s consolidated balance sheets included elsewhere in this prospectus. All significant intercompany accounts and transactions have been eliminated in consolidation.

CBRE Holding’s investments in unconsolidated subsidiaries in which CBRE Holding has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for under the equity method. Accordingly, CBRE Holding’s share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid by us over the fair value of the tangible and intangible assets and liabilities acquired in the 2001 merger and in the Insignia acquisition. Other intangible assets include a trademark, which was separately identified as a result of the 2001 merger, as well as a trade name separately identified as a result of the Insignia acquisition representing the Richard Ellis trade name in the United Kingdom that was owned by Insignia prior to the Insignia acquisition. Both the trademark and the trade name are not being amortized and have indefinite estimated useful lives. Other intangible assets also include backlog, which represents the fair value of Insignia’s net revenue backlog as of July 23, 2003 that was acquired as part of the Insignia acquisition. The net revenue backlog consists of the net commission receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia acquisition. Net revenue backlog is being amortized as cash is received or upon final closing of these pending transactions. The remaining other intangible assets primarily include management contracts, loan servicing rights, producer employment contracts, franchise agreements and a trade name, which are all being amortized on a straight-line basis over estimated useful lives ranging up to ten years.

We fully adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires us to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. We engage a third-party valuation firm to perform an annual assessment of our goodwill and other intangible assets deemed to have indefinite lives for impairment as of the beginning of the fourth quarter of each year. We also assess goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. We completed our required annual impairment test as of October 1, 2002 and determined that no impairment existed. We are in the process of completing our annual impairment test as of October 1, 2003.

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. Initially the consolidation requirements applied to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. On October 9, 2003, the effective date on FIN 46 was deferred until the end of the first interim or annual period ending after December 15, 2003 for VIEs created on or before January 31, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on our financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of this statement is not expected to have a material impact on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to our existing financial instruments effective July 1, 2003. On October 29, 2003, the FASB deferred indefinitely the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests. The adoption of the effective provisions of SFAS No. 150 have not had a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk consists of foreign currency exchange rate fluctuations related to our international operations and changes in interest rates on debt obligations.

On a pro forma basis giving effect to the Insignia acquisition and related transactions, approximately 28.8% of our business was transacted in local currencies of foreign countries for the nine months ending September 30, 2003. We attempt to manage our exposure primarily by balancing monetary assets and liabilities, and maintaining cash positions only at levels necessary for operating purposes. We routinely monitor our transaction exposure to currency exchange rate changes and sometimes enter into foreign currency exchange forward and option contracts to limit our exposure, as appropriate. We do not engage in any speculative activities with respect to foreign currency. At September 30, 2003, we had foreign currency exchange forward contracts with an aggregate notional amount of $26.5 million, which mature on various dates through December 31, 2003. The net impact on our earnings for the nine months ended September 30, 2003 resulting from the unrealized gains and/or losses on these foreign currency exchange forward contracts was not significant.

We manage our interest expense by using a combination of fixed and variable rate debt. Our fixed and variable rate long-term debt at September 30, 2003 consisted of the following (dollars in thousands):

Year of Maturity	Fixed Rate	One-Month Yen LIBOR +3.5%	One-Month LIBOR +1.0%	Three-Month LIBOR +3.25%	Three-Month LIBOR +3.75%	Six-Month GBP LIBOR –1.0%	Interest Rate Range of 1.0% to 6.25%	Total
2003	$467	$—	$135,820	$2,188	$650	$13,881	$12,102	$165,108
2004	1,948	—	—	8,750	2,600	—	—	13,298
2005	17	—	—	8,750	2,600	—	—	11,367
2006	17	—	—	8,750	2,600	—	—	11,367
2007	17	—	—	4,375	2,600	—	—	6,992
2008	2,023	40,389	—	—	2,600	—	—	45,012
Thereafter (1)	499,743	—	—	—	242,000	—	—	741,743

Total	$504,232	$40,389	$135,820	$32,813	$255,650	$13,881	$12,102	$994,887

Weighted Average Interest Rate	11.2%	3.9%	2.1%	4.4%	4.9%	1.5%	6.0%	7.6%

(1)	Primarily includes the 11 1/4% senior subordinated notes, the outstanding notes, the 16% senior notes and the Tranche B term loans under the senior secured credit facilities.

We utilize sensitivity analyses to assess the potential effect of its variable rate debt. If interest rates were to increase by 40 basis points, which represents approximately 10% of the weighted average variable rate at September 30, 2003, the net impact would be a decrease of $1.5 million on pre-tax income and cash provided by operating activities for the nine months ending September 30, 2003.

Based on dealers’ quotes at September 30, 2003, the estimated fair value’s of the outstanding notes and the 11 1/4% senior subordinated notes were $216.0 million and $244.2 million, respectively. There was no trading activity for the 16% senior notes, which have an effective interest rate of 17.8% and are due in 2011. The carrying value of the 16% senior notes as of September 30, 2003 totaled $63.4 million. Estimated fair values for the term loans under the senior secured credit facilities and the remaining long-term debt are not presented because we believe that they are not materially different from book value, primarily because the majority of the remaining debt is based on variable rates that approximate terms that could be obtained at September 30, 2003.

As described in greater detail in “Liquidity and Capital Resources,” on October 14, 2003 we refinanced our senior secured credit facilities, which included an increase in the amount of outstanding term loans, as well as changes to the amortization schedules, maturities and interest rates of the term loans. In addition, on October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal amount of the 16% senior notes.

BUSINESS

Overview

We are one of the world’s largest commercial real estate services firms in terms of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. On July 23, 2003, we acquired Insignia, another leading U.S. and international provider of commercial real estate services. Through our acquisition of Insignia, we expect to solidify our position as a market leader in the commercial real estate services industry. In 2002, on a pro forma basis after giving effect to the Insignia acquisition and related transactions, we and Insignia provided commercial real estate services through a combined total of 250 offices in 47 countries. We provide our services under the CB Richard Ellis brand name on a local, national and international basis. During 2002, on a pro forma basis, we and Insignia advised on approximately 29,050 commercial lease transactions involving aggregate rents of approximately $33.0 billion and approximately 6,160 commercial sales transactions with an aggregate value of approximately $49.0 billion. Also during 2002, on a pro forma basis, we and Insignia managed approximately 668.5 million square feet of property, provided investment management services for approximately $12.9 billion in assets, originated approximately $9.0 billion in loans, serviced approximately $58.9 billion in loans through a joint venture, engaged in approximately 40,800 valuation, appraisal and advisory assignments and serviced over 1,400 subscribers with proprietary research.

History

CBRE Holding, a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc., which we refer to in this prospectus as CBRE Holding. CBRE Holding and its former wholly owned subsidiary, Blum CB Corporation, a Delaware corporation, which we refer to as Blum CB, were created to acquire all of our then-outstanding shares. Prior to July 20, 2001, CBRE Holding was a wholly owned subsidiary of Blum Strategic Partners, L.P., which was then known as RCBA Strategic Partners, L.P., and is an affiliate of Richard C. Blum, one of our directors and a director of CBRE Holding.

On July 20, 2001, CBRE Holding acquired us pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among CBRE Holding, us and Blum CB. Blum CB was merged with and into us, and we were the surviving corporation. Our operations after the 2001 merger are substantially the same as the operations of CB Richard Ellis Services, Inc., an international real estate services firm, prior to the 2001 merger, which we refer to as our predecessor. In addition, CBRE Holding has no substantive operations other than its investment in us. Information regarding the 2001 merger is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and within note 3 to CBRE Holding’s consolidated financial statements included elsewhere in this prospectus.

Business Segments

In the third quarter of 2001, subsequent to the 2001 merger, we reorganized our business segments as part of our efforts to reduce costs and streamline our operations. We now conduct and report our commercial real estate operations through three geographically-organized segments: (1) Americas, (2) Europe, the Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations in the United States, Canada, Mexico and South America. EMEA mainly consists of operations in Europe, and Asia Pacific consists of operations in Asia, Australia and New Zealand. We have worldwide capabilities to assist buyers in the purchase and sellers in the disposition of commercial property, to assist tenants in finding available space and owners in finding qualified tenants, to provide valuations and appraisals for real estate property, to assist in the arrangement of financing for commercial real estate, to provide commercial loan servicing, to provide research and consulting services, to help institutional investors manage commercial real estate portfolios, to provide property and facilities management services and to serve as the outsource service provider to corporations seeking to be relieved of the responsibility for managing their real estate operations. Previously, we operated and reported our segments based on the applicable type of revenue transaction.

Information regarding revenue and operating income or loss, attributable to each of our business segments, is included in “Segment Operations” within the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus and within note 21 to CBRE Holding’s consolidated financial statements included elsewhere in this prospectus. Information concerning the identifiable assets of each of our business segments is set forth in note 21 to CBRE Holding’s consolidated financial statements included elsewhere in this prospectus.

Americas

The Americas is our largest business segment in terms of revenue, earnings and cash flow. It includes the following major lines of businesses:

•	Our brokerage services line of business provides sales, leasing and consulting services relating to commercial real estate. This line of business is built upon relationships that we establish with clients. This business does not require significant capital expenditures on a recurring basis. However, due to the low barriers to entry and strong competition, we strive to retain top producers through an attractive compensation program that motivates our sales force to achieve higher revenue production. Therefore, the most significant cost is commission expense. In addition, we believe that the CB Richard Ellis brand provides us with a competitive operating advantage. At December 31, 2002, this line of business employed approximately 2,120 people in offices located in most of the largest metropolitan areas in the United States and approximately 410 people in Canada and Latin America.

•	Our investment properties line of business provides similar brokerage services primarily for commercial, multi-housing and hotel real estate property marketed for sale to institutional and private investors. At December 31, 2002, this line of business employed approximately 480 people in offices mainly located in North America.

•	Our corporate services line of business focuses on building relationships with large corporate clients. The objective is to establish long-term relationships with clients that could benefit from utilizing corporate services’ broad array of services and/or global presence. These clients are offered the opportunity to be relieved of the responsibility of managing their commercial real estate activities at a lower cost than they could achieve by managing these activities themselves. Corporate services includes research and consulting, structured finance, project management, lease administration and transaction management. These services can be delivered on a bundled or unbundled basis involving other lines of business in single or multiple markets. At December 31, 2002, this business line employed approximately 420 people primarily within North America.

•	Our commercial mortgage line of business provides commercial loan origination and loan servicing through our wholly owned subsidiary, L.J. Melody & Company. The commercial mortgage business line focuses on the origination of commercial mortgages without incurring principal risk. As part of its activities, L.J. Melody has established correspondent relationships and conduit arrangements with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies. Additionally, L.J. Melody participates in a partnership whereby costs are shared in the servicing of its loan portfolios, which allows for a significant cost savings. At December 31, 2002, this business line employed approximately 325 people in the United States.

•	Our valuation line of business provides valuation, appraisal and market research services. These services include market value appraisals, litigation support, discounted cash flow analyses and feasibility and fairness opinions. We believe that our valuation business line is one of the largest in its industry domestically. At December 31, 2002, this business line had over 200 employees on staff in the Americas. It has developed proprietary technology for preparing and delivering valuation reports to its clients, which provides a competitive advantage over its rivals.

•	Our investment management line of business provides investment management services through our wholly owned subsidiary, CBRE Investors L.L.C. CBRE Investors’ clients include pension plans, investment funds, insurance companies and other organizations seeking to generate returns and diversification through investment in real estate. CBRE Investors sponsors funds and investment programs that span the risk/return spectrum. In higher yield strategies, CBRE Investors “co-invests” with its clients/partners. CBRE Investors is organized into three general client-focused groups according to investment strategy, which include managed accounts group (low risk), strategic partners (value added funds) and special situations (higher yield and highly focused strategies). Operationally, a dedicated investment team with the requisite skill sets and location executes each investment strategy. Each team’s compensation is driven largely by the investment performance of its particular strategy/fund. This organizational structure is designed to align the interests of team members with those of the firm and its investor clients/partners and to enhance accountability and performance. Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research within the CB Richard Ellis platform, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals who focus on investment strategy and underwriting. At December 31, 2002, CBRE Investors had approximately 110 employees located in its Los Angeles headquarters and in a regional office in Boston.

•	Our asset services line of business provides value-added asset and related services for income-producing properties owned by local, regional and institutional investors. At December 31, 2002, it managed approximately 216.8 million square feet of commercial space in the Americas. Asset services includes property management, construction management, marketing, leasing and accounting and financial services for investor owned properties, including office, industrial and retail properties. Asset services works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values. Asset services markets its services primarily to long-term institutional owners of large commercial real estate assets. Asset services’ contractual relationships put us in a position to provide other services for the owner including refinancing, appraisal and lease and sales brokerage services. At December 31, 2002, asset services employed more than 1,010 people in the United States, Canada and Latin America, part of whose compensation is reimbursed by clients. Most asset services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All personnel are trained and are encouraged to continue their education through both internally-sponsored and outside training. Asset services personnel utilize state-of-the-art technology to deliver marketing, operations and accounting services.

•	Our facilities management line of business specializes in the administration, management, maintenance and project management of properties that are occupied by large corporations and institutions. At December 31, 2002, facilities management had approximately 105.3 million square feet under management in the Americas, comprised of corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities. At December 31, 2002, the facilities management business line employed over 820 people in the Americas, most of whose compensation is reimbursed by clients. In addition to providing a full range of corporate services through contractual relationships, the facilities management group responds to client requests generated by our other business lines for significant, single-assignment acquisition, disposition and strategic real estate consulting assignments that may lead to long-term relationships.

EMEA

Our EMEA division has offices located in 27 countries, with its largest operations located in the United Kingdom, France, Spain, the Netherlands and Germany. Operations within the various countries typically provide, at a minimum, the following services: brokerage, investment properties, corporate services, valuation/appraisal services, asset services and facilities management. Our operations in some countries also provide financial and investment management services. These services are provided to a wide range of clients and cover office, retail, leisure, industrial, logistics, biotechnology, telecommunications and residential property assets.

We are one of the leading real estate services companies in the United Kingdom. We provide a broad range of commercial property real estate services to investment, commercial and corporate clients located in London. We also have four regional offices in Birmingham, Manchester, Edinburgh and Glasgow. In France, we are a market leader in Paris and provide a complete range of services to the commercial property sector, as well as some services to the residential property market. In Spain, we provide expensive coverage operating through our offices in Madrid, Barcelona, Valencia, Malaga, Marbella and Palma de Mallorca. Our Netherlands business is based in Amsterdam, while our German operations are located in Frankfurt, Munich, Berlin and Hamburg. Our operations in these countries generally provide a full range of services to the commercial property sector, along with some residential property services. At December 31, 2002, there were approximately 1,300 professional and support staff employed, of which approximately 700 were in the United Kingdom.

Asia Pacific

Our Asia Pacific division has offices located in 11 countries. We believe that we are one of only a few companies that can provide a full range of real estate services to large corporations throughout the region, including brokerage, investment management (in Japan only), corporate services, valuation/appraisal services, asset services and facilities management. We believe that the CB Richard Ellis brand name is recognized throughout this region as one of the leading worldwide commercial real estate services firms. At December 31, 2002, this division employed approximately 2,000 people. In Asia, our principal operations are located in China (including Hong Kong), Singapore, South Korea and Japan. The Pacific region includes Australia and New Zealand, with principal offices located in Brisbane, Melbourne, Syndey, Perth, Auckland and Wellington.

Competitive Environment

The market for our commercial real estate business is both highly fragmented and competitive. Thousands of local commercial real estate brokerage firms and hundreds of regional commercial real estate brokerage firms have offices throughout the world. Most of our competitors in brokerage and asset services are local or regional firms that are substantially smaller than we are on an overall basis, but in some cases may be larger locally. In addition, there are several national, and in some cases international, real estate brokerage firms with whom we compete.

We believe we have a variety of competitive advantages that have helped to establish our strong, global leadership position within the commercial real estate services industry. These advantages include the following:

•	Global Brand Name and Presence. We are one of the largest commercial real estate services providers in the world in terms of revenue. Together with our predecessors, we have been in existence for 97 years. We believe that we are among the leading commercial real estate services firms in several major U.S. markets, including New York, Los Angeles, Chicago, Houston, Dallas/Fort Worth and Phoenix, as well as in many other important real estate markets around the world, including Hong Kong, London and Paris. We believe that our extensive global reach combined with our localized knowledge enables us to provide world-class service to our numerous multi-regional and multi-national clients. Furthermore, as a result of our global brand recognition and geographic reach, we believe that large corporations, institutional owners and users of real estate recognize us as a pre-eminent provider of high-quality, professional, multi-functional real estate services.

•

Market Leader and Full Service Provider.    We provide a full range of real estate services to meet the needs of our clients. These services include commercial real estate brokerage services, investment properties, corporate services, mortgage banking, investment management, valuation and appraisal services, real estate market research, asset services and facilities management. We believe that our combination of significant local market presence, strong client relationships and scalable, diversified line of business platforms differentiates us from our competitors and provides us with a competitive advantage.

•	Strong Relationships with Established Customers. We have long-standing relationships with a number of major real estate investors, and our broad national and international presence has enabled us to develop extensive relationships with many leading corporations. Our clients represent over 60% of the Fortune 100.

•	Recurring Revenue Stream. We believe we are well positioned to generate recurring revenue through the turnover of leases and properties for which we have previously acted as transaction manager. Our years of strong local market presence have allowed us to develop significant repeat client relationships, which are responsible for a large part of our business.

•	Attractive Business Model. Our business model features a diversified revenue base, a variable cost structure and low capital requirements.

•	Diversified Revenue Base. Our global operations, multiple service lines and extensive customer relationships provide us with a diversified revenue base. Approximately 27% of our 2002 revenue was generated outside the United States.

•	Variable Cost Structure. Our sales and leasing producers are generally paid on a commission and bonus basis, which correlates with our revenue performance. This flexible cost structure allows us to maintain our operating margins in a variety of economic conditions.

•	Low Capital Requirements. Our business model is structured to provide high value-added services with low capital intensity. Our capital expenditures in 2002 remained low at approximately 1.4% of our 2002 revenue.

•	Empowered Resources. Our proprietary data network gives our professionals instant access to local and global market knowledge to meet our clients’ needs. It also enables our professionals to build cross-functional teams to work collaboratively on projects. With real-time access to state-of-the-art information systems, our professionals are empowered to support clients in achieving their business goals.

•	Strong Senior Management with a Significant Equity Stake. Our senior management team consists of a number of highly-respected executives, most of whom have over 20 years of broad experience in the real estate industry. Our executive officers beneficially owned, in the aggregate, approximately 3.6% of CBRE Holding’s outstanding common stock as of October 31, 2003.

Our Strategy

Our goal is to be the world’s leading commercial real estate services firm offering unparalleled breadth and quality of services across the globe. To achieve this goal, we intend to:

Increase Market Share by Capitalizing on Breadth of Services, Global Presence and Continued Cross-Selling.    We intend to continue to increase our domestic and international market share by further penetrating the local markets where we currently operate and by capitalizing on our worldwide platform to meet the global needs of our clients. In addition, we intend to increase our revenue per client by continuing to encourage our employees in one business unit to market the services of other business units to their clients, a practice referred to as “cross-selling.” We emphasize cross-selling to our employees through education and incentive programs.

Capitalize on Increased Corporate Outsourcing to Increase Market Share.    We believe that major corporations are increasingly outsourcing their real estate activities and that we are one of the few companies with the geographic reach and the service offerings to handle these large and complex outsourcing opportunities. We believe that corporate outsourcing will contribute significantly to our revenue growth in future years.

Grow Our Investment Management Business.    We intend to continue to grow our assets under management because this provides us with an attractive revenue source through management fees and the cross-selling of our other services for portfolio investment companies. Historically, we have generated significant revenues through the provision of services on an arm’s length basis to funds managed by one of our subsidiaries, CBRE Investors, and we expect to continue this practice in the future.

Continue to Focus on Efficiency Improvements and the Reduction of Costs.    We remain focused on improving efficiencies and cost saving opportunities in our core businesses in order to maximize our operating margins and cash flow from our revenue base. Efficiency improvements from information technology enhancements and process redesign should enable us to augment the scalability of our resources and human capital. We reduced our operating, administrative and other cost and expense from $551.5 million in 2000 to $493.9 million in 2002.

Employees

At December 31, 2002, we had approximately 9,500 employees worldwide. We believe that relations with our employees are good. At December 31, 2002, Insignia had approximately 6,000 employees worldwide, including employee brokers and other qualified real estate agents.

Facilities

We lease the following offices as of December 31, 2002:

Location	Sales Offices	Corporate Offices	Total
Americas	134	2	136
Europe, Middle East and Africa	43	1	44
Asia Pacific	25	1	26

Total	202	4	206

We do not own any offices, which is consistent with our strategy to lease instead of own. In general, these offices are fully utilized. There is adequate alternative office space available at acceptable rental rates to meet our needs, although rental rates in some markets may negatively affect our profits in those markets.

Legal Proceedings

We are party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Management believes that any liability imposed on us that may result from disposition of these lawsuits will not have a material effect on CBRE Holding’s consolidated financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our directors and executive officers.

Name	Age	Position
Ray Wirta	59	Chief Executive Officer and Director
Brett White	43	President and Director
Kenneth J. Kay	48	Chief Financial Officer
Richard C. Blum	68	Chairman of the Board of Directors
Jeffrey A. Cozad	39	Director
Bradford M. Freeman	61	Director
Frederic Y. Malek	66	Director
Jeffrey S. Pion	42	Director
Christian Puscasiu	32	Director
Gary L. Wilson	63	Director

Ray Wirta.    Mr. Wirta has been Chief Executive Officer of CBRE Holding since July 2001 and a director of CBRE Holding since September 2001. He has been our Chief Executive Officer since May 1999 and a director of our company since August 1997. He served as our Chief Operating Officer from May 1998 to May 1999. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

Brett White.    Mr. White has been the President and a director of CBRE Holding since September 2001. He has been a director of our company since July 2001. He was our Chairman of the Americas from May 1999 to September 2001 and was our President of Brokerage Services from August 1997 to May 1999. Previously, he was our Executive Vice President from March 1994 to July 1997 and Managing Officer of our Newport Beach, California office from May 1993 to March 1994. Mr. White is a member of the board of directors of Mossimo, Inc. Mr. White received his B.A. from the University of California, Santa Barbara.

Kenneth J. Kay.    Mr. Kay has been the Chief Financial Officer of CBRE Holding since July 2002. He previously served as Vice President and Chief Financial Officer of Dole Food Company, Inc. from December 1999 to June 2002. Mr. Kay served as Executive Vice President and Chief Financial Officer for the consumer products group of Universal Studios, Inc. from December 1997 to December 1999. Mr. Kay is a certified public accountant in the State of California and holds a B.A. and an M.B.A. from the University of Southern California.

Richard C. Blum.    Mr. Blum has been the chairman of the board of directors of CBRE Holding since September 2001 and a director of CBRE Holding since July 2001. He has been the chairman of the board of directors of our company since September 2001 and one of our directors since 1993. He is the Chairman and President of Blum Capital Partners, L.P., a merchant banking firm he founded in 1975. Mr. Blum is a member of the boards of directors of Northwest Airlines Corporation, Glenborough Realty, URS Corporation and Playtex Products, Inc. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. from the University of California, Berkeley.

Jeffrey A. Cozad.    Mr. Cozad has been a director of CBRE Holding and our company since September 2001. Mr. Cozad has been a partner of Blum Capital Partners, L.P. since 2000. Prior to joining Blum Capital Partners, Mr. Cozad was a Managing Director of Security Capital Group Incorporated, a global real estate research, investment and operating management company. Mr. Cozad holds a B.A. from DePaul University and an M.B.A. from the University of Chicago Graduate School of Business.

Bradford M. Freeman.    Mr. Freeman has been a director of CBRE Holding since July 2001. He has been a director of CBRE Holding since August 1997. Mr. Freeman was a director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the boards of directors of Edison International and RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Frederic V. Malek.    Mr. Malek has been a director of CBRE Holding and our company since September 2001. He previously served as a director of our company from 1989 to July 2001 and served as co-chairman of our board of directors from April 1989 to November 1996. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He was President of Marriott Hotels and Resorts from 1981 through 1988 and was Executive Vice President of Marriott Corp. from 1978 through 1988. He was Senior Advisor to the Carlyle Group, L.P., a merchant banking firm, from November 1988 through December 1991. From September 1989 through June 1990, he was President of Northwest Airlines Corporation and from June 1990 through December 1991, he served as Vice Chairman of Northwest Airlines Corporation. From December 1991 through November 1992, Mr. Malek served as Campaign Manager for the 1992 Bush/Quayle presidential campaign. He also serves on the boards of directors of American Management Systems, Inc., Automatic Data Processing Corp., Fannie Mae, FPL Group, Inc., Manor Care, Inc., Northwest Airlines Corporation, UBS Brinson and Aegis Communications Co., Inc. Mr. Malek holds a B.S. degree from the United States Military Academy at West Point and an M.B.A. from Harvard Business School.

Jeffrey S. Pion.    Mr. Pion has been a director of CBRE Holding and our company since October 2003. Mr. Pion has been an Executive Vice President of CBRE Holding since January 2003. For the last 18 years, Mr. Pion has been a broker at our subsidiary CB Richard Ellis, Inc., focusing on the sale and leasing of office and commercial properties. Prior to joining CB Richard Ellis, Inc., Mr. Pion worked at Central Real Estate Corp., a real estate development and investment company based in Los Angeles. Mr. Pion holds a B.A. degree from the University of California, Santa Barbara.

Christian Puscasiu.    Mr. Puscasiu has been a director of CBRE Holding and our company since October 2003. Mr. Puscasiu has been a Vice President of Blum Capital Partners, L.P. since 1999. Prior to joining Blum Capital, Mr. Puscasiu was an Associate at AEA Investors, a New York based private equity investment firm. Prior to AEA, Mr. Puscasiu spent two and one-half years at Bain & Company. Mr. Puscasiu holds a B.S. in Electrical Engineering and Computer Science from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Gary L. Wilson.    Mr. Wilson has been a director of CBRE Holding and our company since September 2001. He previously served as a director of our company from 1989 to July 2001. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. From 1985 to January 1990, Mr. Wilson was an Executive Vice President, Chief Financial Officer and a director of The Walt Disney Company and remains a director of the Walt Disney Company. From 1974 to 1985, he was Executive Vice President and Chief Financial Officer of Marriott Corporation. Mr. Wilson also serves on the boards of directors of On Command Corporation, Veritas Holdings GmbH and Yahoo! Inc. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer and our three other executive officers for the years ended December 31, 2002, 2001 and 2000:

Name and Principal Position	Annual Compensation					Long-Term Compensation
	Year	Salary	Bonus (1)		Other Annual Compensation (2) (3)	Restricted Stock Awards (3)	Security Underlying Stock Options	All Other Compensation (4)
Ray Wirta Chief Executive Officer	2002 2001 2000	$518,511 518,510 500,000	$	— — 972,000	$27,359 8,092 20,251	— — 30,000	— 176,153 35,000	$	— 489,375 —

Brett White President	2002 2001 2000	450,501 415,883 375,000		— — 714,601	71,897 62,552 49,692	— — 20,000	— 141,782 20,000		— 408,500 —

Kenneth J. Kay (5) Senior Executive Vice President and Chief Financial Officer	2002	207,692		77,295	—	—	—		300,000	(6)

James H. Leonetti (7) Senior Executive Vice President and Chief Financial Officer	2002 2001 2000	147,138 254,458 72,115		— — 82,500	— — —	— — —	— — 25,000		170,000 453,500 —	(8)

(1)	Bonus for each year is paid pursuant to the Annual Management Bonus Plan in the first quarter of the following year, e.g., the bonus shown for 2000 was paid in March of 2001.
(2)	With respect to Other Annual Compensation paid in 2000, the amounts listed include a $12,000 automobile allowance. For Messrs. Wirta and White, such amounts also include interest accrued and forgiven under the promissory notes delivered by them pursuant to our predecessor’s 1996 Equity Incentive Plan (EIP).
(3)	Pursuant to our predecessor’s EIP, Mr. White purchased 25,000 shares of our predecessor’s common stock in 1998 for a purchase price of $38.50 per share and 20,000 shares of our predecessor’s common stock in 2000 for a purchase price of $12.875 per share. These purchases were paid for by the delivery of full-recourse promissory notes. A First Amendment to Mr. White’s 1998 Promissory Note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of CBRE Holding or its subsidiaries on November 16, 2002 and the fair market value of our common stock was at least $38.50 per share on November 16, 2002. Mr. White’s Promissory Note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. The 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for this note. The remaining note delivered by Mr. White bears interest at 7.40%. As part of the 2001 merger, the 20,000 shares of our predecessor’s common stock purchased by Mr. White were exchanged for 20,000 shares of Class B common stock of CBRE Holding, which shares were substituted for our predecessor’s shares as security for the note. Pursuant to the EIP, Mr. Wirta purchased 30,000 shares of our predecessor’s common stock in 2000 at a purchase price of $12.875 paid for by the delivery of a full-recourse promissory note bearing interest at 7.40%. As part of the 2001 merger, the 30,000 shares of our predecessor’s common stock were exchanged for 30,000 shares of Class B common stock of CBRE Holding, which shares were substituted for CBRE Holding’s shares as security for the note. All interest charged on the outstanding promissory note balances for any year is forgiven if the executive’s performance produces a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and 2002, all interest on Mr. White’s promissory notes for 2000 and 2001 was forgiven. As a result of bonuses paid in 2001 and 2002, all interest on Mr. Wirta’s note for 2000 and 2001 was forgiven.

(4)	In connection with CBRE Holding’s acquisition of us in 2001, CBRE Holding awarded cash retention bonuses to Messrs. Wirta, White and Leonetti to provide an incentive and reward for continued service up to and including the acquisition. At the effective time of the acquisition, Messrs. Wirta, White and Leonetti also received for each of their options to purchase shares of CBRE Holding’s common stock, the greater of (A) the amount by which $16.00 exceeded the exercise price of the option, if any, and (B) $1.00. In connection with the 2001 merger, Mr. Leonetti also received payments pursuant to his employment agreement.
(5)	Mr. Kay joined us effective June 13, 2002.
(6)	Pursuant to Mr. Kay’s employment agreement, he received a sign-on bonus of $300,000.
(7)	Mr. Leonetti ceased to be an officer and an employee of CBRE Holding on July 19, 2002.
(8)	Pursuant to Mr. Leonetti’s leaving CBRE Holding, he received a severance payment of $170,000.

Option Grants Table

The following table sets forth information concerning stock option grants during the year ended December 31, 2002 to the persons named in the preceding table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employed in 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Kenneth J. Kay (1)	62,000	50.1%	$16.000	7/20/12	$623,863	$1,580,993

(1)	The options vest 20% per year beginning July 2003.

Aggregated Options Table

The following table sets forth information concerning unexercised options held as of December 31, 2002 by the persons named in the table under “Summary Compensation Table.” No options were exercised by the named executive officers during fiscal year 2002.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In- the-Money Options at December 31, 2002
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ray Wirta	—	—	35,231	140,922	—	—
Brett White	—	—	28,356	113,426	—	—
Kenneth J. Kay	—	—	—	62,000	—	—

Incentive Plans

2001 Stock Incentive Plan

The CBRE Holding 2001 stock incentive plan was adopted by our board of directors on June 7, 2001. The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. A total of 6,500,000 shares of Class A common stock have been reserved for issuance under the stock incentive plan, and 4,000,472 shares remained available for future issuance as of October 31, 2003. The number of shares issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. Class A common stock covered by awards that expire, terminate or lapse will again be available for option or grant under the stock incentive plan. No award may be granted under the stock incentive plan after June 7, 2011, but awards granted prior to June 7, 2011 may extend beyond that date.

The stock incentive plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee of the board of directors. The board of directors has the sole discretion to determine the employees, directors and independent contractors to whom awards may be granted under the stock incentive plan and the manner in which the awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the board of directors to employees, directors and independent contractors in the numbers and at the times during the term of the stock incentive plan as the board of directors determines.

Unless otherwise determined by our board of directors, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution. In the event of a change of control, which is defined in the stock incentive plan, (1) any outstanding awards then held by participants which are unvested or otherwise unexercisable will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) our board of directors may (A) provide for a cash payment to the holder of an award in consideration for the cancellation of the award and/or (B) provide for substitute or adjusted awards.

Deferred Compensation Plan

Our deferred compensation plan permits a select group of management employees, as well as other highly compensated employees, to elect, immediately prior to the beginning of each calendar year, to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one or more of several funds in the deferred compensation plan. From time to time, we have also granted deferred compensation awards in connection with our incentive programs. The three funds in which deferred compensation amounts may be credited are:

•	The Insurance Fund. A participant may elect to have his or her deferred compensation allocated to the Insurance Fund. Within the Insurance Fund, the employee can elect to have gains or losses on deferrals measured by one or more of approximately 30 mutual funds. We hedge our obligations to the participants under the Insurance Fund by buying a contract of insurance within which we have premiums invested in the mutual funds, which participants have elected to measure the value of their deferred compensation. Historically, we have held the insurance contracts in a Rabbi Trust. The participants, as general unsecured creditors of us, have no interest in or claim to the Rabbi Trust, the insurance contract or the mutual funds within the insurance contract. The insurance contract and the Rabbi Trust are our assets and are available to our general creditors, including the deferred compensation plan participants, in the event of our bankruptcy or insolvency. While in the past we have elected to deposit in the Rabbi Trust the full amount of deferrals into the Insurance Fund, we are not obligated to do so in the future, and we anticipate that any future funding will be limited so that we maintain cash equal to the incremental tax we must pay because deferred compensation plan allocations are not deductible for tax purposes.

•	The Stock Fund. A participant may elect to have his or her deferrals allocated to our stock fund. After the effective date of the 2001 merger, no new deferrals are allowed in stock fund units.

•

The Interest Index Funds.    From the deferred compensation plan’s inception in 1994 until May 1999, participants could elect to have their deferrals allocated to an Interest Index Fund, which we refer to as “Interest Index Fund I.” All of these allocations were credited with interest at the rate payable by us under our principal credit agreement. Effective June 1, 2001 a new Interest Index Fund, which we refer to as “Interest Index Fund II,” was established. All deferrals allocated to Interest Index Fund II are credited with interest at 11¼% per year for five years or until distributed if earlier, and after that time at a rate no lower than the rate we pay under the credit agreement governing our senior secured credit facilities. The deferrals to Interest Index Fund II will not be funded with a Rabbi Trust or otherwise. Interest Index Fund II will only accept up to $20 million in deferrals, other than pursuant to our 2000 Company Match Program. A participant may elect to move allocations from the Insurance Fund—but not the Stock Fund or Interest Index Fund I – into Interest Index Fund II. After five years, we reserve the right to terminate Interest Index Fund II. In the event that Interest Index Fund II is terminated, a participant’s account balance in Interest Fund II either will be distributed in cash to the participant or invested in the Insurance Fund. If a participant’s account balance in Interest Index Fund II is to be invested in the Insurance Fund, we will transfer cash equal to the account balance into the Rabbi Trust for the Insurance Fund. The choice between a cash distribution and a new investment in the Insurance Fund is that of the participant, but the choice must be made prior to January 1, 2003. Any participant that did not make a choice prior to January 1, 2003, will be deemed to have elected a cash distribution.

The deferred compensation plan permits participants to elect in-service distributions, which may not begin less than three years following the election and post-employment distributions. These distributions may be (1) in the form of a lump sum payment on a date selected by the participant or (2) in a series of quarterly installment payments or annual installment payments in the case of stock fund units. Stock fund units are distributed only in the form of shares of CBRE Holding Class A common stock. Separate distribution elections are permitted with respect to the deferrals for each year. There is a limited flexibility to change distribution elections once made. A participant may elect to receive a distribution of his or her vested accounts at any time subject to a charge equal to 7.5% of the amount to be distributed.

Capital Accumulation Plan

We maintain a Capital Accumulation Plan, which is a tax qualified retirement plan that we generally refer to as the 401(k) plan. Generally, an employee is eligible to participate in the plan if the employee is at least 21 years old. The plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the plan from 1% to 15%, in whole percentages, of his or her compensation, subject to limits imposed by the United States Internal Revenue Code. Each year, we determine an amount of employer contributions, if any, we will contribute to the plan, which we refer to as “our contributions,” based on the performance and profitability of our consolidated U.S. operations. Our contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation.

In connection with the 2001 merger, each share of common stock formerly held by the Capital Accumulation Plan and credited to participant accounts was exchanged for $16.00 in cash. Additionally, the plan was amended to eliminate our common stock as an investment option within the plan. The cash received for the shares of our common stock was available for reinvestment in one or more of the investment alternatives contained within the plan in accordance with the terms of the plan, including CBRE Holding Class A common stock, under a new plan investment alternative. All of our active U.S. employees participating in the plan at the time of the 2001 merger were offered the opportunity to direct the trustee of the 401(k) plan to purchase, for allocation to their account balance, shares of CBRE Holding Class A common stock. Subsequent to the 2001 merger, participants are no longer entitled to purchase additional shares of CBRE Holding Class A common stock for allocation to their account balance.

A participant may elect to receive a distribution in a single lump sum payment of his or her Capital Accumulation Plan account balance following termination of the participant’s employment with us. However, if the participant has an account balance in the CBRE Holding Class A common stock fund, the participant may receive all or a portion of his or her balance in that fund either in shares or in cash.

Employment Agreements

Ray Wirta and Brett White.    In connection with the acquisition of us by CBRE Holding in 2001, Ray Wirta and Brett White entered into three-year employment agreements with us, which became effective on the closing of the 2001 merger. Following the three-year term, it is expected that the employment agreements will be automatically extended for successive twelve-month periods if notice is not received by either party within 120 days prior to the expiration of the initial term or any renewal term.

Mr. Wirta became a member of CBRE Holding’s board of directors and its Chief Executive Officer following the 2001 merger and continues to hold identical positions with our company. Pursuant to his employment agreement, he will receive an annual base salary of approximately $519,000 and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by CBRE Holding’s board of directors. Mr. Wirta’s target bonus was $900,000 for both 2001 and 2002.

Mr. White became a member of CBRE Holding’s board of directors and its President following the 2001 merger and continues to hold identical positions with our company. Pursuant to the employment agreement, he will receive an annual base salary of approximately $395,000 (subject to increase from time to time at the sole discretion of CBRE Holding’s board of directors) and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by CBRE Holding’s board of directors. Mr. White’s base salary for 2002 as determined by CBRE Holding’s board of directors was approximately $451,000. Mr. White’s target bonus was $675,000 for both 2001 and 2002.

At the time of the 2001 merger, CBRE Holding granted Mr. Wirta 176,153 options and granted Mr. White 141,782 options, each having the same terms as the options granted to other designated managers at the time of the 2001 merger. On July 23, 2003, CBRE Holding granted Mr. Wirta an additional 84,000 options to acquire Class A common stock and Mr. White an additional 84,000 options to acquire Class A common stock. These options have an exercise price of $16.00 per share and vest in 20% increments on each of the first five anniversaries of their grant. Pursuant to their employment agreements, all unvested options held by Messrs. Wirta and White will automatically vest if there is a change of control of CBRE Holding (as defined in these agreements) prior to termination of that executive’s employment with our company.

Each employment agreement provides that the executive’s employment with us may be terminated by either party at any time. If during the term of the agreement we terminate the executive’s employment without cause or the executive terminates his employment for good reason, the executive is entitled to the following severance payments and benefits:

•	any earned or accrued but unpaid salary, bonus, business expenses and employee benefits;

•	continued payment of base salary and average annual bonus based on the previous two fiscal years for a period of two years following the termination of employment; and

•	continued coverage under our medical plans on the same basis as our active executives until the earlier of the second anniversary of the termination of employment or the date the executive becomes eligible for comparable coverage under any future employer’s medical plan.

If during the term of the agreement the executive’s employment is terminated due to his death or disability, the executive is entitled to the following severance payments:

•	any earned or accrued but unpaid salary, bonus, business expenses and employee benefits; and

•	a pro rata portion of any annual bonus that the executive would have been entitled to receive in the year of termination, payable at the time the bonus would otherwise have been paid.

Each employment agreement also contains a customary provision regarding confidentiality, a non-solicitation provision applicable for a period of two years following the executive’s termination of employment for any reason and a non-compete provision applicable for a period of two years following the executive’s termination of employment with us without cause or by the executive for good reason.

Kenneth Kay.    On June 13, 2002, Mr. Kay entered into a two-year employment agreement with CBRE Holding to serve as its Chief Financial Officer.

Pursuant to his employment agreement, he will receive an annual base salary of approximately $450,000 and a sign-on bonus of $300,000 and will be eligible for an annual bonus of up to 66 2/3% of his base salary based upon the achievement of performance goals established by CBRE Holding’s board of directors. Additionally, Mr. Kay was granted an option to purchase 62,000 shares of CBRE Holding stock at a $16.00 per share exercise price, which will vest 20% per year on the anniversary date of the grant over the next five years. On July 23, 2003, CBRE Holding granted to Mr. Kay an additional 36,000 options to acquire Class A common stock. These options have an exercise price of $16.00 per share and vest in 20% increments on each of the first five anniversaries of their grant. Pursuant to the terms of the CBRE Holding 2001 stock incentive plan, all unvested options held by Mr. Kay will automatically vest if there is a change of control (as defined in the plan).

If prior to the second anniversary of the agreement CBRE Holding terminates Mr. Kay’s employment for any reason, he is entitled to receive a severance payment equal to 100% of one year’s base salary. If Mr. Kay voluntarily resigns from his employment within the first 24 months of employment, he will not be eligible to receive this severance payment. In the event that Mr. Kay’s employment is terminated as a result of a change of control, he is eligible to receive 150% of one year’s base salary as a severance payment in lieu of any other severance payment to which he would otherwise be entitled.

Mr. Kay’s employment agreement also contains a customary provision regarding confidentiality following his termination of employment with CBRE Holding.

Limitation of Liability and Indemnification

Each of CBRE Holding’s and our respective restated certificates of incorporation includes provisions that eliminate the personal liability of its and our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

CBRE Holding’s and our respective restated certificates of incorporation and bylaws further provide for the indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons under the foregoing provisions or otherwise, we and CBRE Holding have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, we maintain and CBRE Holding may in the future obtain directors and officers’ liability insurance.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee currently are Frederic Malek and Bradford Freeman. None of the executive officers of CBRE Holding serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on CBRE Holding’s board of directors or compensation committee.

Director Compensation

CBRE Holding reimburses its non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. CBRE Holding does not pay fees to directors for attendance at meetings or for their services as members of the board of directors.

RELATED PARTY TRANSACTIONS

Overview

Since January 1, 2000, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or CBRE Holding (both prior to, as of and after its acquisition of us in 2001) were, was, is or will be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of CBRE Holding’s common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements that are described in “Management” and the transactions described below.

Co-Investment Activities

Our investment management business involves investing our own capital in certain real estate investments with clients, including our equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, LLC and other co-investments. We have provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $7.3 million, $15.4 million, $22.4 million and $13.2 million during the years ended December 31, 2000, 2001 and 2002 and the nine-month period ended September 30, 2003, respectively.

Included in other current assets in the accompanying consolidated balance sheets included elsewhere in this prospectus is a note receivable from our equity investment in Investors 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bore interest at 20.0% per annum and was due on July 15, 2003. This note and related interest were repaid in full during the second quarter of 2003.

Employee Loans

Included in other current and long-term assets in the accompanying consolidated balance sheets included elsewhere in this prospectus are employee loans of $1.6 million, $5.9 million and $34.1 million as of December 31, 2001 and 2002 and September 30, 2003, respectively. The majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, our company. As of June 30, 2003, the outstanding employee loan balances included a $0.3 million loan to Ray Wirta, our Chief Executive Officer, and a $0.2 million loan to Brett White, our President. These non-interest-bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

Included in the accompanying consolidated balance sheets included elsewhere in this prospectus are $5.9 million, $4.8 million and $4.7 million of notes receivable from sale of stock as of December 31, 2001 and 2002 and September 30, 2003, respectively. These notes are primarily composed of recourse loans to employees, officers and certain of our stockholders, which are secured by CBRE Holding’s common stock that is owned by the borrowers. These recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

As of December 31, 2001 and 2002 and September 30, 2003, Mr. White had an outstanding loan of $164,832, $164,832 and $179,886, respectively, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus. This outstanding loan relates to the acquisition of 12,500 shares of our predecessor’s common stock prior to CBRE Holding’s acquisition of us in 2001. Subsequent to the 2001 acquisition, these shares were converted into shares of CBRE Holding’s common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is payable at the earliest of: (1) October 14, 2003, (2) the date of the sale of shares held by CBRE Holding pursuant to the related security agreement or (3) the date of termination of Mr. White’s employment.

At the time of our acquisition by CBRE Holding in 2001, Mr. Wirta delivered to CBRE Holding an $80,000 promissory note, which bore interest at 10.0% per year, as payment for the purchase of 5,000 shares of CBRE Holding’s Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of CBRE Holding’s shares of Class A common stock purchased in connection with the 2001 merger. These notes bear interest at 10.0% per year. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. During the nine months ending September 30, 2003, Mr. Wirta paid down his loan amount by $70,597. As of September 30, 2003, Mr. Wirta has an outstanding loan of $401,903, which is included in notes receivable from sale of common stock in CBRE Holding’s consolidated balance sheet included elsewhere in this prospectus.

In the event that CBRE Holding’s common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, CBRE Holding has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by CBRE Holding at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by CBRE Holding without cause or by him for good reason, (2) seven months following the date CBRE Holding’s common stock becomes freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of CBRE Holding’s common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.

1996 Equity Incentive Plan

Pursuant to our predecessor’s 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of our predecessor’s common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full-recourse promissory note bearing interest at 7.40%. As part of CBRE Holding’s acquisition of us in 2001, the 30,000 shares of our predecessor common stock were exchanged for 30,000 shares of CBRE Holding’s Class B common stock. These shares of Class B common stock were substituted for our predecessor shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta’s performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta’s promissory note for 2000 and 2001 was forgiven. As of December 31, 2001 and 2002 and September 30, 2003, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus.

Pursuant to the EIP, Mr. White purchased 25,000 shares of our predecessor’s common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of our predecessor’s common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full-recourse promissory notes bearing interest at 7.40%. As part of CBRE Holding’s acquisition of us in 2001, Mr. White’s shares of our predecessor common stock were exchanged for a like amount of shares of CBRE Holding’s Class B common stock. These shares of Class B common stock were substituted for our predecessor shares as security for the notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of CBRE Holding or its subsidiaries on November 16, 2002 and the fair market value of a share of CBRE Holding’s common stock was less than $38.50 on November 16, 2002. Mr. White’s 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White’s performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White’s promissory notes for 2000 and

2001 was forgiven. As of December 31, 2001 and 2002 and September 30, 2003, respectively, Mr. White had outstanding loan balances of $657,300, $257,300 and $257,300 which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets included elsewhere in this prospectus.

Securityholders’ Agreement

In connection with the closing of CBRE Holding’s acquisition of us in 2001, the members of the buying group, together with California Public Employees Retirement System, or CalPERS, investment funds affiliated with Credit Suisse First Boston, or “CSFB,” and certain assignees of CSFB, entered into a securityholders’ agreement. The “buying group” consisted of Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG, which are each affiliates of Blum Capital Partners, L.P. and which together are referred to in section as the “Blum funds,” as well as Ray Wirta, Brett White, Frederic V. Malek, the Koll Holding Company, FS Equity Partners III, L.P. and FS Equity Partners International, L.P. The securityholders agreement defines various rights of the parties to the agreement related to their ownership of shares of CBRE Holding common stock, including voting of the shares of CBRE Holding common stock, a right of first offer for potential sales of some of their shares, co-sale and required sale rights applicable in connection with transactions involving CBRE Holding shares, participation rights regarding future issuances of CBRE Holding’s shares of common stock and registration rights.

Each of the members of the buying group agreed to vote all of the shares of CBRE Holding’s Class B common stock it or he beneficially owns to elect to CBRE Holding’s board of directors individuals designated by various members of the buying group. A majority of the directors of CBRE Holding generally may be designated by the Blum funds at any time. Pursuant to the securityholders’ agreement, our board of directors will be comprised of the same members as CBRE Holding’s board of directors. Accordingly, CBRE Holding’s and our boards of directors have been controlled by the Blum funds since CBRE Holding’s acquisition of us in 2001. In addition, FS Equity Partners III, L.P. and FS Equity Partners International, L.P., together, generally may designate one of CBRE Holding’s directors. Ray Wirta, our Chief Executive Officer, and Brett White, our President, also are each designated as a director. The securityholders’ agreement also provides that CBRE Holding is prohibited from taking certain actions without the consent of the director nominated by FS Equity Partners III, L.P. and FS Equity Partners International, L.P., including incurring certain indebtedness, consummating certain acquisitions or dispositions and issuing stock or options to its employees, subject to certain exceptions.

Subject to exceptions, each of the members of the buying group agreed to vote the shares of CBRE Holding common stock it or he beneficially owns on matters to be decided by CBRE Holding stockholders in the same manner as the Blum funds vote the shares of CBRE Holding Class B common stock that they beneficially own. As a result, on most matters to be decided by CBRE Holding stockholders, the Blum funds are able to control the outcome.

Pursuant to the securityholders’ agreement, FS Equity Partners III, L.P. and FS Equity Partners International, L.P., together, are entitled to have two non-voting observers, the investment funds affiliated with CSFB, collectively, are entitled to have one non-voting observer and CalPERS is entitled to have one non-voting observer at all meetings of CBRE Holding’s board of directors as long as, respectively, Freeman Spogli owns at least 7.5% of CBRE Holding’s outstanding common stock, the investment funds affiliated with CSFB, collectively, own at least 1.0% of CBRE Holding’s outstanding common stock and a majority of the 16% senior notes issued by CBRE Holding, and CalPERS owns any of CBRE Holding’s outstanding common stock.

Also pursuant to the securityholders’ agreement, CBRE Holding has agreed, at the request of the Blum funds, FS Equity Partners III, L.P. and FS Equity Partners International, L.P. or the investment funds affiliated with CSFB to initiate the registration under the Securities Act of shares held by the requesting party. In addition, CBRE Holding has also agreed that each member of the buying group, as well as the investment funds affiliated with CSFB has limited “piggyback” registration rights on specified types of registration statements that CBRE Holding files. These piggyback registration rights generally will not apply until after CBRE Holding has completed, if ever, an underwritten initial public offering of shares of its common stock after which these shares are listed on a national securities exchange or on the Nasdaq National Market. Piggyback rights will not apply to an underwritten initial public offering unless registrable securities of the Blum funds are sold in that offering.

Participation in the Offerings of CBRE Holding Class A Common Stock and Options to Acquire Class A Common Stock

Purchase of Stock and Grants of Stock Options

In connection with the offering of shares of CBRE Holding Class A common stock for direct ownership as part of CBRE Holding’s acquisition of us in 2001, each “designated manager” was entitled to receive a grant of options to purchase shares of CBRE Holding Class A common stock if he or she subscribed for at least the percentage of 625,000 shares of Class A common stock allocated to the designated manager by CBRE Holding’s board of directors. The “designated managers” were certain of our employees at the time we were acquired by CBRE Holding that were designated by our board of directors in consultation with Ray Wirta and Brett White. The number of shares that a designated manager was required to subscribe for in order to receive a grant of options was reduced by the number of deferred compensation plan stock fund units acquired by the designated manager at the closing of the employee offerings by the transfer of account balances then allocated to the deferred compensation plan insurance fund. The aggregate number of options available for grant to the designated managers equaled approximately 10% of the number of fully diluted shares of CBRE Holding Class A common stock and Class B common stock outstanding at the time of the 2001 merger, including all shares issuable upon exercise of outstanding options and warrants. The options issued to designated managers have an exercise price of $16.00 per share and a term of 10 years. Twenty percent of the options vest on each of the first five anniversaries of CBRE Holding’s acquisition of us in 2001 and all unvested options vest if there is a change in control of CBRE Holding. The number of shares that were purchased by each of our executive officers were as follows:

•	Ray Wirta—64,063 shares; and

•	Brett White—26,563 shares.

As a result, each of these executive officers received the following grants of options:

•	Ray Wirta—176,153 stock options; and

•	Brett White—141,782 stock options.

Full-Recourse Note

In connection with the offering of shares of CBRE Holding common stock for direct ownership, under specified circumstances, each designated manager was allowed to deliver to CBRE Holding a full-recourse note as payment for a portion of the offering price for shares that he or she purchased. The maximum amount of the full-recourse note that could be delivered by a designated manager was to be reduced by the amount, if any, of the manager’s deferred compensation plan account balance then allocated to the insurance fund that he or she transferred to stock fund units. Unless CBRE Holding’s board of directors determined otherwise, each designated manager was able to use a full-recourse note if the designated manager subscribed for at least the percentage of the 625,000 shares that was allocated to the designated manager by CBRE Holding’s board of directors.

Accordingly, based upon each of their participation in the employee offerings, the amount of the full-recourse notes that our executive officers delivered to CBRE Holding as payment for a portion of the shares they purchased in the offering of shares for direct ownership were the following:

•	Ray Wirta—$512,504; and

•	Brett White—$209,734.

Each of these executive officers pledged as security for his full-recourse note a number of shares having an offering price equal to 200% of the amount of the note. These notes bear interest at 10% per year, payable quarterly. Mr. Wirta paid down his loan amount by $40,004 in 2002 and by $70,597 during the nine months ending September 30, 2003 (leaving an outstanding principal balance of approximately $401,903 as of September 30, 2003) and Mr. White paid off his note in its entirety.

Equity Contributions to CBRE Holding

2001 Acquisition by CBRE Holding

In connection with CBRE Holding’s acquisition of us in 2001, the members of the buying group contributed 8,052,087 shares of our common stock to CBRE Holding in exchange for an equal number of shares of our common stock. Also in connection with the acquisition, the Blum Funds made aggregate cash contributions of approximately $71.0 million in exchange for an aggregate of 4,435,154 shares of CBRE Holding Class B common stock and CalPERS made a cash contribution of $10 million in exchange for 625,000 shares of CBRE Holding Class A common stock.

Insignia Acquisition

In connection with the Insignia acquisition and related transactions, the Blum funds made aggregate cash contributions of $105,394,160 in exchange for an aggregate of 6,587,135 shares of CBRE Holding Class B common stock, CalPERS made a cash contribution of $10 million in exchange for 625,000 shares of CBRE Holding Class A common stock, investment funds affiliated with CSFB made aggregate cash contributions of $3,645,840 in exchange for an aggregate of 227,865 shares of CBRE Holding Class A common stock and Frederic V. Malek made a cash contribution of $960,000 in exchange for $60,000 shares of CBRE Holding Class B common stock.

Treatment of Warrants in Connection with the 2001 Acquisition by CBRE Holding

Pursuant to an agreement entered into in connection with the acquisition of us by CBRE Holding in 2001, CBRE Holding issued to FS Equity Partners III, L.P. and FS Equity Partners International, L.P. a warrant to acquire 255,477 shares of CBRE Holding Class B common stock at an exercise price of $30 per share in exchange for the cancellation of previously outstanding warrants to acquire 364,884 shares or our common stock. Also pursuant to the same agreement, previously outstanding warrants to acquire 84,988 shares of our common stock beneficially owned by Ray Wirta and Donald Koll each were converted into the right to receive $1.00 per share underlying these warrants.

Transaction Fees Paid to our Stockholders in Connection with the 2001 Acquisition by CBRE Holding

In connection with advisory services related to CBRE Holding’s acquisition of us in 2001, we paid a fee of $3.0 million to the general partner of Blum Strategic Partners, L.P. and $2.0 million to Freeman Spogli & Co. Incorporated, which is an affiliate of FS Equity Partners III, L.P. and FS Equity Partners International, L.P. We also reimbursed certain expenses of the Blum funds and FS Equity Partners III, L.P. and FS Equity Partners International, L.P. in connection with the 2001 merger.

Debt Financing Fees

In connection with the Insignia acquisition and the related financings, Credit Suisse First Boston and its affiliates received customary fees and reimbursement of expenses with respect to the amendment and restatement of the senior secured credit facilities, the offering and initial purchase of the outstanding notes and mergers and acquisitions advisory services performed by them. Credit Suisse First Boston and its affiliates also received customary fees and reimbursements of expenses in 2001 regarding the senior secured credit facilities entered into in connection with CBRE Holding’s acquisition of us, the 11 1/4% senior subordinated notes due 2011 issued by us, the 16% senior notes due 2011 issued by CBRE Holding and the tender offer and consent solicitation for our formerly outstanding 8 7/8% senior subordinated notes. Affiliates of Credit Suisse First Boston beneficially owned approximately 27.7% of CBRE Holding’s Class A common stock and approximately 3.3% of CBRE Holding’s Class A common stock and Class B common stock, taken together, in each case as of October 31, 2003.

PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the estimated beneficial ownership of the shares of CBRE Holding Class A common stock and CBRE Holding Class B common stock as of October 31, 2003. The table sets forth the number of shares beneficially owned, and the percentage ownership, for:

•	each person that beneficially owns 5% or more of CBRE Holding’s Class A common stock or CBRE Holding’s Class B common stock;

•	each of CBRE Holding’s directors;

•	each of CBRE Holding’s executive officers; and

•	all of the directors and executive officers of CBRE Holding as a group.

Holders of the Class A common stock are generally entitled to one vote per share on all matters submitted to stockholders of CBRE Holding, while holders of the Class B common stock of CBRE Holding generally are entitled to ten votes per share on all matters submitted to stockholders of CBRE Holding. The rights of the Class A and Class B common stock are the same in all other respects.

Except as otherwise noted below, the address for each person listed on the table is c/o CBRE Holding, Inc., 865 South Figueroa Street, Suite 3400, Los Angeles, California 90017. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial ownership is determined in accordance with the rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants held by that person that were exercisable as of October 31, 2003 or will become exercisable within 60 days after such date are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Both Classes of Common Stock	Class A Common Stock	Class B Common Stock	Both Classes of Common Stock
5% Stockholders:
Blum Strategic Partners, L.P. Blum Strategic Partners II, L.P. Blum Strategic Partners II GmbH & Co. KG (1) (2)	—	14,688,060	14,688,060	—%	76.2%	67.2%
FS Equity Partners III, L.P.
FS Equity Partners International, L.P. (1) (3)	—	3,402,463	3,402,463	—	17.7	15.6
Credit Suisse First Boston (4)	718,344	—	718,344	27.7	—	3.3
California Public Employees’ Retirement System (CalPERS) (5)	1,250,000	—	1,250,000	48.2	—	5.7

Directors and Executive Officers:
Richard Blum (1) (2)	—	14,688,060	14,688,060	—	76.2	67.2
Jeffrey Cozad (1) (2)	—	14,688,060	14,688,060	—	76.2	67.2
Bradford Freeman (1) (3)	—	3,402,463	3,402,463	—	17.7	15.6
Kenneth Kay	—	—	—	—	—	—
Frederic Malek (1) (6)	—	457,873	457,873	—	2.4	2.1

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Class A Common Stock	Class B Common Stock	Both Classes of Common Stock	Class A Common Stock	Class B Common Stock	Both Classes of Common Stock
Directors and Executive Officers, continued:
Jeffrey Pion	—	—	—	—	—	—
Christian Puscasiu (1) (2)	—	14,688,060	14,688,050	—	76.2	67.2
Brett White (1) (7) (9)	58,276	32,500	90,776	2.2	*	*
Gary Wilson	—	—	—	—	—	—
Ray Wirta (1) (8) (9)	134,524	556,590	691,114	5.1	2.9	3.2
All directors and executive officers as a group (includes 12 persons)	192,800	19,137,486	19,330,286	7.1	99.3	87.9

*	less than 1.0%

(1)	As a result of the securityholders’ agreement to which these parties or their respective affiliates are a party, these parties, together with the other holders of CBRE Holding Class B common stock, may be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each of the members of this group may be deemed to beneficially own 19,271,948 shares of CBRE Holding Class B common stock, which represents 100% of the CBRE Holding Class B common stock and approximately 88.1% of all outstanding shares of CBRE Holding common stock.

(2)	Consists of 6,720,494 shares of CBRE Holding Class B common stock owned by Blum Strategic Partners, L.P., 7,806,606 shares of CBRE Holding Class B common stock owned by Blum Strategic Partners II, L.P. and 160,960 shares of CBRE Holding Class B common stock owned by Blum Strategic Partners II GmbH & Co. KG. The sole general partner of Blum Strategic Partners, L.P. is Blum Strategic GP, L.L.C., and the sole general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. Richard Blum, who is a director of CBRE Holding, is a managing member of Blum Strategic GP, L.L.C. and Blum Strategic GP II, L.L.C. Jeffrey Cozad and Christian Puscasiu, each of whom is a director of CBRE Holding, are members of Blum Strategic GP, L.L.C. and Blum Strategic GP II, L.L.C. Except as to any pecuniary interest, each of Messrs. Blum, Cozad and Puscasiu disclaims beneficial interest in all of these shares. The business address of Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Richard Blum, Jeffrey Cozad and Christian Puscasiu is 909 Montgomery Street, Suite 400, San Francisco, California 94133. Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG have sole dispositive power over 14,688,060 of the indicated shares. As a result of the securityholders’ agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG have shared voting power over 14,688,060 of the indicated shares.

(3)

Includes 3,278,447 shares of CBRE Holding Class B common stock held by FS Equity Partners III, L.P. (FSEP III) and 124,016 shares of CBRE Holding Class B common stock held by FS Equity Partners International, L.P. (FSEP International). As general partner of FS Capital Partners, L.P., which is the general partner of FSEP III, FS Holdings, Inc. has power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the power to vote and dispose of the shares owned by FSEP International. Bradford Freeman, who is a director of CBRE Holding, Ronald Spogli, Frederick Simmons, William Wardlaw, John Roth and Charles Rullman, Jr. are the directors, officers and shareholders of FS Holdings, Inc. and FS International Holdings Limited, and may be deemed to be the beneficial owners of the shares of CBRE Holding Class B common stock, and rights to acquire common stock owned by FSEP III and FSEP International. The business address of FSEP III, FS Capital Partners, L.P. and FS Holdings and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International

Holdings, Limited is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies. As a result of the securityholders’ agreement, FS Equity  Partners III, L.P. and FS Equity Partners International, L.P. have shared voting power and shared dispositive power over 3,402,463 of the indicated shares.

(4)	Credit Suisse First Boston (CSFB) reports beneficial ownership on behalf of itself and its affiliates to the extent that they constitute part of the CSFB business unit. The CSFB business unit is engaged in the worldwide corporate and investment banking, trading, including equity, fixed income and foreign exchange, and private equity investment and derivatives businesses. CSFB and its affiliates engage in other separately managed activities, most of which constitute the independently operated Credit Suisse Asset Management business unit. The Credit Suisse Asset Management business unit provides asset management and investment advisory services to institutional investors worldwide. The indicated shares are held by one or more indirect subsidiaries of the CSFB business unit. The business address of CSFB and the CSFB business unit is 11 Madison Avenue, New York, New York 10010.

The ultimate parent company of CSFB is Credit Suisse Group (CSG), which is a corporation formed under the laws of Switzerland. The principal business of CSG is acting as a holding company for a global financial services group with five distinct specialized business units that are independently operated. In addition to the two business units referred to above, CSG and its consolidated subsidiaries, other than CSFB and its subsidiaries, are comprised of (1) the Credit Suisse Private Bank business unit that engages in the global private banking business, (2) the Credit Suisse business unit that engages in the Swiss domestic banking business and (3) the Winterthur business unit that engages in the global insurance business. CSG’s business address is Paradeplatz 8, Postfach 1, CH-8070, Zurich, Switzerland.

CSG, for purposes of federal securities laws, may be deemed ultimately to control the Credit Suisse Private Bank business unit. CSG, its executive officers and directors, and its direct and indirect subsidiaries, including all of the business units except the CSFB business unit, may beneficially own securities issued by CBRE Holding or related derivative securities, and any such securities are not publicly reported by CSG. Due to the separate management and independent operation of its business units, CSG disclaims beneficial ownership of any such securities beneficially owned by its direct and indirect subsidiaries, including the CSFB business unit. The CSFB business unit disclaims beneficial ownership of any such securities beneficially owned by CSG and any of CSG’s and CSFB’s other business units.

The CSFB business unit disclaims beneficial ownership of securities held directly by any entity described in this footnote except with respect to the CSFB business unit’s proportionate interest in or ownership of such entity.

(5)	The business address of CalPERS is 400 P Street, Suite 3492, Sacramento, California 95814.

(6)	As a result of the securityholders’ agreement, Mr. Malek has shared voting power and shared dispositive power over 457,873 of the indicated shares.

(7)	As a result of the securityholders’ agreement, Mr. White has shared voting power and shared dispositive power over 34,063 of the indicated shares.

(8)	Includes 521,590 shares owned by The Koll Holding Company that Mr. Wirta has the right to acquire under an option granted by The Koll Holding Company to Mr. Wirta. As a result of the securityholders’ agreement, Mr. Wirta has shared voting power and shared dispositive power over 620,653 of the indicated shares.

(9)	Represents the number of shares of common stock which the named individual beneficially owns as well as those which the individual has options to acquire that are exercisable on or before November 30, 2003. The respective numbers shown in the table include the following number of option shares for the following individuals: Mr. White—56,713 and Mr. Wirta—70,461.

The following table sets forth information as of October 31, 2003 with respect to compensation plans under which our equity securities are authorized for issuance:

	(I)	(II)	(III)
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options and Warrants	Weighted-Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available For Future Issuance Under Plans, Excluding Securities Listed in Column (I)
Equity compensation plans approved by shareholders	2,755,005	$17.30	4,000,472
Equity compensation plans not approved by shareholders	—	—	—

Total	2,755,005	$17.30	4,000,472

DESCRIPTION OF THE NOTES

The notes were issued under an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”). The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these notes. You may request copies of the Indenture at our address set forth under the caption “Where You Can Find More Information.”

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to CB Richard Ellis Services and not to any of its subsidiaries. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Brief Description of the Notes

These notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all existing and any future Subordinated Obligations of the Issuer; and

•	are guaranteed by CBRE Holding, Inc. (“Parent”) and each Subsidiary Guarantor on a senior basis.

Principal, Maturity and Interest

The notes were issued initially with a maximum aggregate principal amount of $200.0 million. The notes were issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on May 15, 2010. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the notes include any Additional Notes actually issued.

Interest on the notes accrues at the rate of 9 3/4% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on November 15, 2003. We will make each interest payment to the holders of record of the notes on the immediately preceding May 1 and November 1.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we are not entitled to redeem the notes at our option prior to May 15, 2007.

On and after May 15, 2007, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption Price
2007	104.875%
2008	102.438
2009 and thereafter	100.000

In addition, before May 15, 2006, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount ) of 109 3/4%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings (provided that if the Public Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such notes is contributed to the equity capital of the Issuer); provided that

(1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Issuer or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.

Guaranties

Parent and each Subsidiary Guarantor jointly and severally guarantee, on a senior unsecured basis, our obligations under the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

(3)	at such time as such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Issuer; or

(4)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary pursuant to the terms of the Indenture,

in the case of clause (1) or (2), other than to the Issuer or a Subsidiary of the Issuer and as permitted by the Indenture.

Ranking

Senior Indebtedness versus Notes and Guaranties

The indebtedness evidenced by the notes, the Parent Guaranty and the Subsidiary Guaranties is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Issuer, Parent and the Subsidiary Guarantors, as the case may be.

As of September 30, 2003:

(1)	CB Richard Ellis Service’s Senior Indebtedness (excluding its subsidiaries) was approximately $488.5 million, including $288.5 million of secured indebtedness;

(2)	Parent’s Senior Indebtedness was approximately $556.8 million, $68.5 million of which was represented by the Parent Senior Notes and $488.5 million of which was represented by Parent’s senior guarantee of the Notes and the obligations under the Credit Agreement; and

(3)	the Senior Indebtedness of the Subsidiary Guarantors was approximately $651.2 million, $162.7 million of which was represented by Senior Indebtedness of the Subsidiary Guarantors and $488.5 million of which was represented by their senior guarantees of the notes and the obligations under the Credit Agreement.

The Notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations with respect to the Credit Agreement) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

On October 14, 2003, we refinanced our obligations under the Credit Agreement, which included amending and restating the Credit Agreement. In connection with such refinancing, we increased our obligations under the Credit Agreement. The refinancing and such increased obligations are not reflected in the Transactions. In addition, on October 27, 2003, Parent redeemed $20.0 million in aggregate principal amount of the Parent Senior Notes.

Liabilities of Subsidiaries versus Notes and Guaranties

A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries have not Guaranteed the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes and each Guaranty are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries. See note 20 to CBRE Holding’s consolidated financial statements and note 23 to Insignia’s consolidated financial statements included elsewhere in this prospectus.

At September 30, 2003, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) was approximately $258.3 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Book-Entry Procedures for the Global Note

The exchange notes will initially be represented in the form of one or more global notes in definitive, fully-registered book-entry form, without interest coupons that will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of DTC or its participants.

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the settlement system of DTC and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has further advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, the “participants,” and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which entities we refer to as “indirect participants.” Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global notes registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•	will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedure of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize the participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, any premium and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee, in its capacity as the registered holder of the global note representing the notes under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, any premium and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among its participants, it is under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we not the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•	we notify the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depository is not appointed within 90 days of the notice or cessation;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

•	upon the occurrence of specified other events as provided in the Indenture;

then, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes. Upon the issuance of certificated notes, the Trustee is required to register certificated notes in the name of that person or persons, or their nominee, and cause the certified notes to be delivered to those persons.

Neither we nor the Trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Same Day Payment

The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each noteholder shall have the right to require that the Issuer purchase such noteholder’s Notes at a purchase price in cash equal to

101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	prior to the earlier to occur of (A) the first underwritten public offering of common stock of Parent or (B) the first underwritten public offering of common stock of the Issuer, (x) the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Issuer, whether as a result of issuance of securities of Parent or the Issuer, any merger, consolidation, liquidation or dissolution of Parent or the Issuer, or any direct or indirect transfer of securities by Parent or otherwise and (y) the Blum Funds cease to (i) beneficially own, directly or indirectly, at least 35% of the total voting power of the Voting Stock of the Issuer or (ii) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, (1) in the case of a parent entity that is Parent, in the aggregate at least 35% of the voting power of the Voting Stock of Parent, and have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors or (2) in the case of any other parent entity, in the aggregate a majority of the voting power of the Voting Stock of such parent entity);

(2)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above, except that in the event the Permitted Holders are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Holders shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Holders forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(3)	individuals who on the Merger Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors on the Merger Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(4)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(5)

the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail a notice to each noteholder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers of the notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions,” which limitations may terminate as described under the first paragraph of “—Certain Covenants” below. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to our obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are certain covenants contained in the Indenture. Following the first day that (a) the ratings assigned to the notes by both of the Rating Agencies are Investment Grade Ratings and (b) no Default has occurred and is continuing under the Indenture (and notwithstanding that the Issuer may later cease to have an Investment Grade Rating from either or both Rating Agencies or default under the Indenture), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described below under:

•	“Limitation on Indebtedness,”

•	“Limitation on Restricted Payments,”

•	“Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	“Limitation on Sales of Assets and Subsidiary Stock,”

•	“Limitation on Affiliate Transactions,”

•	“Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries,” and

•	clause (3) of the first paragraph under “Merger and Consolidation.”

Limitation on Indebtedness

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and its Restricted Subsidiaries will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto no Default has occurred and is continuing and the Consolidated Leverage Ratio is less than (1) 4.0 to 1 if such Indebtedness is Incurred prior to July 1, 2004, (2) 3.75 to 1 if such Indebtedness is Incurred on or after July 1, 2004 and prior to July 1, 2006, (3) 3.5 to 1 if such Indebtedness is Incurred on or after July 1, 2006 and prior to July 1, 2007 and (4) 3.25 to 1 if such Indebtedness is Incurred thereafter.

(b) Notwithstanding the foregoing paragraph (a), the Issuer and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)

Indebtedness Incurred by the Issuer pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $100.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “—Limitation on Sales of Assets and

Subsidiary Stock” and (B) 80% of the book value of the accounts receivable of the Issuer and its Restricted Subsidiaries;

(2)	Indebtedness Incurred by the Issuer pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $295.0 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from any Refinancings thereof);

(3)	Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(4)	the notes (other than any Additional Notes);

(5)	Indebtedness of the Issuer and its Subsidiaries outstanding on both the Issue Date and the Merger Date (after giving effect to the Transactions) (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

(6)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Issuer); provided, however, at the time of such acquisition and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (6) and then outstanding does not exceed $10.0 million;

(7)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8)	Hedging Obligations entered into in the ordinary course of business and not for the purpose of speculation;

(9)	obligations in respect of letters of credit, performance, bid and surety bonds, completion guarantees, payment obligations in connection with self-insurance or similar requirements provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	any Guarantee (including the Subsidiary Guaranties) by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture (other than Indebtedness Incurred pursuant to clause (6) above);

(12)

Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause

(A)) and (B) in the case of a disposition, the maximum liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being determined at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or such Restricted Subsidiary in connection with such disposition;

(13)	Melody Permitted Indebtedness and Non-Recourse Indebtedness; and

(14)	Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)), does not exceed $60.0 million.

(c) Notwithstanding the foregoing, none of the Issuer or any Restricted Subsidiary will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Issuer or any Restricted Subsidiary unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant, (1) any Indebtedness outstanding under the Credit Agreement on the Issue Date will be treated as having been incurred on the Issue Date under clause (1) or (2), as applicable, of paragraph (b) above; (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses (provided that any Indebtedness originally classified as Incurred pursuant to clause (b)(14) above may later be reclassified as having been Incurred pursuant to paragraph (a) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) above at the time of such reclassification); and (3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Reference Date would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the Reference Date to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds received by the Issuer from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Merger Date (other than an issuance or sale to a Subsidiary of the Issuer and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Issuer from its shareholders subsequent to the Merger Date; plus

(C)	the amount by which Indebtedness of the Issuer is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Reference Date of any Indebtedness of the Issuer convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); plus

(D)	an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Issuer or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E)	$13.0 million.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Issuer (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Issuer or an employee stock ownership plan or to a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees) subsequent to the Merger Date or a substantially concurrent cash capital contribution received by the Issuer from its shareholders subsequent to the Merger Date; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	repurchases of Capital Stock of Parent required under the Issuer’s or Parent’s 401(k) plan as such plans existed as of the Merger Date; provided, however, that such repurchases shall be excluded from the calculation of the amount of Restricted Payments;

(5)	so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Parent or the Issuer or any of the Issuer’s Subsidiaries from employees (including substantially full-time independent contractors), former employees, directors, former directors or consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors or consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (A) $8.0 million, (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants or directors of the Issuer and its Subsidiaries that occurs after the Merger Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above) and (C) the cash proceeds of any “key man” life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(6)	Investments made by Melody in connection with the Melody Loan Arbitrage Facility or the Melody Mortgage Warehousing Facility; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	payments required pursuant to the terms of the Merger Agreement to consummate the Merger; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	dividends to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends shall not exceed $1.0 million in any calendar year; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(9)	payments to Parent in respect of Federal, state and local taxes directly attributable to (or arising as a result of) the operations of the Issuer and its consolidated Subsidiaries; provided, however, that the amount of such payments in any fiscal year do not exceed the amount that the Issuer and its consolidated Subsidiaries would be required to pay in respect of Federal, state and local taxes for such fiscal year were the Issuer to pay such taxes as a stand-alone taxpayer (whether or not all such amounts are actually used by Parent for such purposes); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	distributions to Parent in an amount equal to the Permitted Real Estate Investment Asset Distribution Amount; provided, however, that (A) such distributions to Parent are actually used by Parent to redeem or repay the Blum Strategic Investment or to pay interest or dividends thereon and (B) the Issuer and its Restricted Subsidiaries shall, in the event of a disposition of any Real Estate Investment Assets, upon consummation of such disposition, have been released from any and all guarantees, including contingent guarantees but excluding any guarantees of liabilities arising from any events, circumstances or conditions existing prior to such disposition, relating to the Real Estate Investment Asset sold or providing cash amounts for such distribution; provided further, however, that (x) such distributions to Parent shall be excluded in the calculation of Restricted Payments and (y) the Net Available Cash or other cash amounts received from Real Estate Investment Assets shall be excluded from the calculation of amounts under clause (3)(D) of paragraph (a) above; and

(11)	Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (11) which have not been repaid, does not exceed $20.0 million; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer, (b) make any loans or advances to the Issuer or (c) transfer any of its property or assets to the Issuer, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement of CB Richard Ellis Services or any of its Subsidiaries in effect at or entered into on the Issue Date or, in the case of the Credit Agreement, as in effect on the Merger Date;

(B)	any encumbrance or restriction contained in any agreement pursuant to which such Indebtedness was issued if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Issuer determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the notes and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings or agreements (as determined by the Board of Directors in good faith);

(C)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(D)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A), (B) or (C) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(E)	any encumbrance or restriction pursuant to applicable law; and

(2)	with respect to clause (c) only,

(A)	any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder;

(B)	restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(C)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien; and

(D)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all noncash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2)	at least 80% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuer (or such Restricted Subsidiary, as the case may be)

(A)	first, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Issuer or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of any other Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Issuer elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness of the Issuer designated by the Issuer) to purchase notes (and such other Senior Indebtedness of the Issuer) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	the assumption of Indebtedness of the Issuer or any Restricted Subsidiary and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)	securities received by the Issuer or any Restricted Subsidiary from the transferee that are promptly converted by the Issuer or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of the Issuer) pursuant to clause (a)(3)(C) above, the Issuer will purchase notes tendered pursuant to an offer by the Issuer for the notes (and such other Senior Indebtedness of the Issuer) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Issuer was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Issuer, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness of the Issuer) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Issuer shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of the Issuer) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this clause by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Issuer disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries or is not less favorable to the Issuer and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)	loans or advances to employees or consultants in the ordinary course of business of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(5)	any transaction between or among the Issuer, any Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer;

(7)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Merger Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Merger Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the noteholders in any material respect;

(8)	the payment of fees and other expenses to be paid by Parent, the Issuer or any of its Subsidiaries in connection with the Merger;

(9)	any agreement as in effect on the Merger Date and described in this offering circular or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable to the Issuer or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(10)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Issuer

(1)	will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Issuer or a Wholly Owned Subsidiary), and

(2)	will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Issuer or a Wholly Owned Subsidiary), unless

(A)	immediately after giving effect to such issuance, sale or other disposition, neither the Issuer nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary; or

(B)	immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person (other than in the case of an Exempt Subsidiary) remaining after giving effect thereto is treated as a new Investment by the Issuer and such Investment would be permitted to be made under the covenant described under “—Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Issuer or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on Liens;”

(2)	the net proceeds received by the Issuer or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of the Issuer) of such property; and

(3)	the Issuer applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sale of Assets and Subsidiary Stock.”

Merger and Consolidation

The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” and

(4)	the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Company will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

The Issuer will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Issuer provides an Officers’ Certificate to the Trustee to the effect that the Issuer will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Parent will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, all the obligations of Parent, if any, under its Guaranty;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

Parent and each of our Restricted Subsidiaries, including Insignia Financial Group, Inc. and its domestic subsidiaries, that is a guarantor under the Credit Agreement will execute and deliver to the Trustee a Guaranty Agreement pursuant to which Parent and each such Restricted Subsidiary fully and unconditionally Guaranteed the notes on an unsecured, senior basis.

The Issuer will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Issuer to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC and provide the Trustee and noteholders within 15 days after it files them with the SEC with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed with the SEC at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to the Trustee and noteholders within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided further, however, that (a) so long as Parent is the Guarantor of the notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer.

In addition, the Issuer will furnish to the holders of the notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the notes when due, continued for 30 days;

(2)	a default in the payment of principal of any note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer, Parent or any Subsidiary Guarantor to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)

the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions

from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase notes), “—Limitation on Affiliate Transactions,” “—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries,” “—Limitation on Liens,” “Limitation on Sale/Leaseback Transactions,” “—Future Guarantors” or ”—SEC Reports” or the Escrow Agreement;

(5)	the failure by the Issuer, Parent, or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $10.0 million is entered against the Issuer or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the “judgment default provision”); or

(9)	the Parent Guaranty or a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or a Guarantor denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	reduce the principal of or extend the Stated Maturity of any note;

(4)	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above;

(5)	make any note payable in money other than that stated in the note;

(6)	impair the right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any note that would adversely affect the noteholders; or

(9)	make any change in any Guaranty that would adversely affect the noteholders.

Notwithstanding the preceding, without the consent of any holder of the notes, the Issuer, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Issuer, Parent or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

(5)	to add to the covenants of the Issuer, Parent or any Subsidiary Guarantor for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuer, Parent or any Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any holder of the Notes; or

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The notes were issued in registered form and are transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our and each Guarantor’s obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes and the Guaranties may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Issuer to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. We appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Subsidiary Guarantor has any liability for any obligations of the Issuer or any Subsidiary Guarantor under the notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1)	any property or other assets (other than Indebtedness and Capital Stock) used in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants

—Limitation on Affiliate Transactions” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Issuer or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(3)	any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(C)	the sale by Melody of assets purchased and/or funded pursuant to the Melody Mortgage Warehousing Facility or the Melody Loan Arbitrage Facility;

(D)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(E)	a disposition of Temporary Cash Investments in the ordinary course of business;

(F)	the disposition of property or assets that are obsolete, damaged or worn out;

(G)	the lease or sublease of office space in the ordinary course of business;

(H)	sales by Melody of debt servicing rights not in excess of $5.0 million per calendar year; and

(I)	a disposition of assets with a fair market value of less than $750,000 (a “de minimis disposition”), so long as the sum of such de minimis disposition plus all other de minimis dispositions previously made in the same calendar year does not exceed $3.0 million in the aggregate);

provided, however, that a disposition of all or substantially all the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Merger and Consolidation” and not by the provisions described above under the caption “—Limitation on Sales of Assets and Subsidiary Stock” covenant.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Blum Funds” means (1) Blum Strategic Partners, L.P., (2) Blum Strategic Partners II, L.P., (3) Blum Strategic Partners II GmbH & Co. KG, (4) Blum Capital Partners, L.P. and its successors and (5) any investment fund that is an Affiliate of Blum Capital Partners, L.P. or its successors.

“Blum Strategic Investment” means the contribution described in clause (2) of the definition of Cash Equity Contributions.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equity Contributions” means (1) the contribution by the Blum Funds (and/or one or more designees) and other stockholders of Parent to Parent of not less than $100.0 million in cash in the form of equity, (2) the contribution by the Blum Funds (and/or one or more designees) and other stockholders of Parent to Parent or Asset Sub (as defined below) of up to $45.0 million (which $45.0 million amount may be reduced dollar-for- dollar to the extent Net Proceeds (as defined in the Merger Agreement) are Deemed Received by the Company (as defined in the Merger Agreement) on or prior to the Merger Date) in the form of common or preferred equity or debt (each having terms providing that such obligations are recourse only to the issuer thereof) to either a newly formed subsidiary of Parent (“Asset Sub,” which subsidiary shall be designated as an Unrestricted Subsidiary if it is a subsidiary of CB Richard Ellis Services) or Parent, (3) the contribution by Parent of the amount described in clause (1) above to CB Richard Ellis Services as equity in exchange for Capital Stock (other than Disqualified Stock) of CB Richard Ellis Services and (4) the contribution by CB Richard Ellis Services of the amount described in clause (1) above to Apple Acquisition Corp. as equity in exchange for Capital Stock (other than Disqualified Stock) of Apple Acquisition Corp.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its Restricted Subsidiaries for such period, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries during such period, without duplication:

(1)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(2)	net payments pursuant to Hedging Obligations in respect of Indebtedness; and

(3)	interest incurred in connection with Investments in discontinued operations.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (1) (A) the aggregate amount of Indebtedness (excluding Melody Permitted Indebtedness and Non-Recourse Indebtedness) of the Issuer and its Restricted Subsidiaries as of such date of determination, less (B) Total Cash, to (2) EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending prior to such date of determination (the “Reference Period”); provided, however, that:

(1)	if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2)	if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Issuer or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of the Reference Period the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4)	if since the beginning of the Reference Period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

(5)	if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Issuer or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

“Consolidated Net Income” means, for any period, the sum of, without duplication, (1) the net income of the Issuer and its consolidated Subsidiaries, (2) to the extent deducted in calculating net income of the Issuer and its consolidated Subsidiaries, (A) any nonrecurring fees, expenses or charges related to the Transactions and (B) any nonrecurring charges related to severance or lease termination costs incurred in connection with the Transactions and (3) cash received during such period by the Issuer or any of its consolidated Restricted Subsidiaries in respect of commissions receivable (net of related commissions payable to brokers) on leasing transactions that were completed by any acquired business (including Insignia Financial Group, Inc. and its subsidiaries) prior to the acquisition of such business and which purchase accounting rules under GAAP would require to be recognized as an intangible asset purchased; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income of any Person (other than the Issuer) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (4) below, the Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Issuer’s equity in a net loss of any such Person to the extent accounted for pursuant to the equity method of accounting for such period shall be included in determining such Consolidated Net Income;

(2)	any net income (or loss) of any Person acquired by the Issuer or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3)	any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer, except that:

(A)	subject to the exclusion contained in clause (4) below, the Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B)	the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4)	any gain (or loss) realized upon the sale or other disposition of any assets of the Issuer, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5)	extraordinary gains or losses;

(6)	the cumulative effect of a change in accounting principles;

(7)	any income or losses attributable to discontinued operations (including operations disposed of during such periods whether or not such operations were classified as discontinued);

(8)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

(9)	if the Successor Company is not the Issuer, the aggregate net income (or loss) of such Successor Company prior to the consolidation, merger or transfer resulting in such Successor Company.

Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants —Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) (A) the aggregate amount of Indebtedness (excluding Melody Permitted Indebtedness and Non-Recourse Indebtedness) of the Issuer and its Restricted Subsidiaries that is secured by Liens as of such date of determination, less (B) Total Cash, to (2) EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Indebtedness and EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Credit Agreement” means the Amended and Restated Credit Agreement entered into among CB Richard Ellis Services, Parent, as guarantor, the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, Sole Lead Arranger and Sole Book Manager, and the Syndication Agent and Documentation Agent named therein, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Amended and Restated Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy obligations as a result of such employee’s death or disability; and provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Change of Control;” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	all income tax expense of the Issuer and its consolidated Restricted Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	any nonrecurring fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Incurrence of Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case not exceeding $10.0 million in the aggregate for all such nonrecurring fees, expenses and charges attributable to the same transaction or event (or group of related transactions or events);

(4)	depreciation and amortization expense of the Issuer and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(5)	all other noncash losses, expenses and charges of the Issuer and its consolidated Restricted Subsidiaries (excluding any such noncash loss, expense or charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

(6)	any nonrecurring charges that are incurred and associated with the restructuring of the operations of the Issuer and its consolidated Subsidiaries announced prior to the Merger Date and implemented within one year after the Merger Date;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means any primary offering of Capital Stock of Parent or the Issuer (other than Disqualified Stock) to Persons who are not Affiliates of the Issuer other than (1) public offerings with respect to the Issuer’s Common Stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Issuer or any of its Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Subsidiary” means any Restricted Subsidiary that shall have had aggregate EBITDA of less than $250,000 for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending prior to the date of the issuance or sale of its Capital Stock giving rise to such determination; provided, however, that such sale or issuance is pursuant to a plan or program for the sale or issuance of Capital Stock a majority of which is sold to local management or to local strategic investors.

“Facilities” means the Term Loan Facilities and the Revolving Credit Facilities.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Freeman Spogli” means collectively, (1) FS Equity Partners III, L.P., (2) FS Equity Partners International L.P., (3) any investment fund that is affiliated with Freeman Spogli & Co. Incorporated and (4) Freeman Spogli & Co. Incorporated and any successor entity thereof controlled by the principals of Freeman Spogli & Co. Incorporated or any entity controlled by, or under common control with, Freeman Spogli & Co. Incorporated.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or similar agreement.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness,” (1) amortization of debt discount or the accretion of principal with respect to a noninterest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the twentieth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. Indebtedness of any Person shall include all Indebtedness of any partnership or other entity in which such Person is a general partner or other equity holder with unlimited liability other than Indebtedness which by its terms is nonrecourse to such Person and its assets.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the principal amount of any noninterest bearing or other discount security at any date will be the principal amount thereof that would be shown on a balance sheet of such Person dated such date prepared in accordance with GAAP.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

“Issue Date” means May 22, 2003.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Melody” means L.J. Melody & Company, a Texas corporation.

“Melody Loan Arbitrage Facility” means a credit facility provided to Melody by any depository bank in which Melody deposits payments relating to mortgage loans for which Melody is servicer prior to distribution of such payments to or for the benefit of the holders of such loans, so long as (1) Melody applies all proceeds of loans made under such credit facility to purchase Temporary Cash Investments and (2) all such Temporary Cash Investments purchased by Melody with the proceeds of loans thereunder (and proceeds thereof and distributions thereon) are pledged to the depository bank providing such credit facility, and such bank has a first priority perfected security interest therein, to secure loans made under such credit facility.

“Melody Mortgage Warehousing Facility” means the credit facility provided by Residential Funding Corporation (“RFC”) or any substantially similar facility extended to any Mortgage Banking Subsidiary in connection with any Mortgage Banking Activities, pursuant to which RFC or another lender makes loans to Melody, the proceeds of which loans are applied by Melody (or any Mortgage Banking Subsidiary) to fund commercial mortgage loans originated and owned by Melody (or any Mortgage Banking Subsidiary) subject to an unconditional, irrevocable (subject to customary exceptions) commitment to purchase such mortgage loans by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or any other quasi-federal governmental entity so long as loans made by RFC or such other lender to Melody (or any Mortgage Banking Subsidiary) thereunder are secured by a pledge of commercial mortgage loans made by Melody (or any Mortgage Banking Subsidiary) with the proceeds of such loans and RFC or such other lender has a perfected first priority security interest therein, to secure loans made under such credit facility.

“Melody Permitted Indebtedness” means Indebtedness of Melody under the Melody Loan Arbitrage Facility, the Melody Mortgage Warehousing Facility and the Melody Working Capital Facility and Indebtedness of any Mortgage Banking Subsidiary under the Melody Mortgage Warehousing Facility that is, in all cases, nonrecourse to the Issuer or any of its Subsidiaries.

“Melody Working Capital Facility” means a credit facility provided by a financial institution to Melody, so long as (1) the proceeds of loans thereunder are applied only to provide working capital to Melody, (2) loans under such credit facility are unsecured and (3) the aggregate principal amount of loans outstanding under such credit facility at no time exceeds $1.0 million.

“Merger” means the merger of Apple Acquisition Corp. with and into Insignia Financial Group, Inc. pursuant to the Merger Agreement.

“Merger Agreement” means the agreement and plan of merger dated as of February 17, 2003, among Insignia Financial Group, Inc., Parent, CB Richard Ellis Services and Apple Acquisition Corp., as such agreement may be amended (A) so long as such amendment is not adverse to holders of the notes or (B) to the extent such amendment provides for the payment of additional merger consideration (including payments to holders of options, warrants and restricted stock awards) by CB Richard Ellis Services or Apple Acquisition Corp. of (i) up to $3.0 million or (ii) a greater amount so long as such greater amount is funded with additional equity contributions, and all other documents entered into or delivered in connection with the Merger Agreement.

“Merger Date” means the date the Merger was consummated, which was July 23, 2003.

“Mortgage Banking Activities” means the origination by a Mortgage Banking Subsidiary of mortgage loans in respect of commercial and multi-family residential real property, and the sale or assignment of such mortgage loans and the related mortgages to another person (other than the Issuer or any of its Subsidiaries) within sixty days after the origination thereof; provided, however, that in each case prior to origination of any mortgage loan, the Issuer or a Mortgage Banking Subsidiary, as the case may be, shall have entered into a legally binding and enforceable purchase and sale agreement with respect to such mortgage loan with a person that purchases such loans in the ordinary course of business.

“Mortgage Banking Subsidiary” means Melody and its subsidiaries that are engaged in Mortgage Banking Activities.

“Net Available Cash” from an Asset Disposition or the disposition of any Real Estate Investment Asset means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

(1)	all legal, accounting, investment banking and brokerage fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such disposition, or by applicable law, be repaid out of the proceeds from such disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such disposition; and

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such disposition and retained by the Issuer or any Restricted Subsidiary after such disposition.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Indebtedness” means Indebtedness of, or Guarantees by, a Co-investment Entity or a Restricted Subsidiary formed solely for the purpose of, and which engages in no business other than the business of, making Permitted Co-investments; provided, however, that (1) such Indebtedness is incurred solely in relation to the permitted investment activities of such Co-investment Entity or such Restricted Subsidiary, (2) such Indebtedness is not Guaranteed by, or otherwise recourse to, Parent, the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary formed solely for the purpose of, and which engages solely in the business of, making Permitted Co-investments and (3) the aggregate amount of such Indebtedness (but excluding any Guarantees by such Restricted Subsidiaries of Non-Recourse Indebtedness of a Co-investment Entity) of all such Restricted Subsidiaries that shall qualify as “Non-Recourse Indebtedness” shall not exceed $10.0 million outstanding at any time.

“Obligations” means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Parent” means CBRE Holding, Inc.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the notes contained in the Indenture.

“Parent Senior Notes” means Parent’s 16% Senior Notes Due 2011.

“Permitted Co-investment” means any Investment by any Restricted Subsidiary which is formed solely to acquire up to 30.0% of the Capital Stock of any Person (a “Co-investment Entity”) managed by such Restricted Subsidiary whose principal purpose is to invest, directly or indirectly, in commercial real estate; provided, however, that such Restricted Subsidiary is acting in such capacity pursuant to an arrangement substantially similar to arrangements entered into by Restricted Subsidiaries involved in such activities prior to the Issue Date.

“Permitted Holders” means (1) the Blum Funds and Freeman Spogli, (2) any member of senior management of the Issuer on the Merger Date and (3) DLJ Investment Partners II, L.P. and its Affiliates.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(1)	the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that (A) the primary business of such Restricted

Subsidiary is a Related Business and (B) such Restricted Subsidiary is not restricted from making dividends or similar distributions by contract, operation of law or otherwise;

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees or independent contractors made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary;

(7)	loans or advances to clients and vendors made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary in an aggregate amount outstanding at any time not exceeding $1.5 million;

(8)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(9)	any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;”

(10)	any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)	Hedging Obligations entered into in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and not for the purpose of speculation;

(12)	any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the Issue Date or on the Merger Date in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment is on terms and conditions no less favorable than the Investment being renewed or replaced;

(13)	Investments in insurance on the life of any participant in any deferred compensation plan of the Issuer made in the ordinary course of business consistent with past practices of the Issuer;

(14)	Permitted Co-investments in an aggregate amount not exceeding (a) for the period from the day after the Merger Date to December 31, 2003, the excess of $30.0 million over the aggregate amount of all such Investments made in the period from January 1, 2003 to the Merger Date and (b) $30.0 million in each calendar year thereafter; provided, however, that such Investments made in Co-investment Entities investing in countries that are not members of the Organization for Economic Co-operation and Development shall not exceed $5.0 million in any calendar year; provided further, however, that (x) at the time of such Investment, no Default shall have occurred and be continuing (or result therefrom) and (y) immediately after giving pro forma effect to such Investment, the Issuer would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness;” and

(15)	so long as no Default shall have occurred and be continuing (or result therefrom), any Person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (15) which at such time have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed $30.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens and other similar Liens, in each case for sums not yet due and payable or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)	Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(6)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Indebtedness (including Capital Lease Obligations) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property (real or personal, tangible or intangible), plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)	Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) and (2) under “—Certain Covenants—Limitation on Indebtedness;”

(9)	Liens existing on the Merger Date;

(10)	Liens on property (real or personal, tangible or intangible) or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11)	Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(12)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

(13)	Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(14)	Liens on commercial mortgage loans originated and owned by Melody or any Mortgage Banking Subsidiary pursuant to the Melody Mortgage Warehousing Facility;

(15)	Liens on investments made by Melody in connection with the Melody Loan Arbitrage Facility, if such investments were acquired by Melody with the proceeds of such Indebtedness;

(16)	Liens Incurred to secure obligations in respect of term loans or revolving loans (including principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts relating thereto) under the Credit Agreement; provided, however, that, at the time of Incurrence and after giving effect thereto, the Consolidated Secured Debt Ratio would be no greater than 2 to 1;

(17)	Liens on specific items of inventory or other goods of such Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person solely to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	Liens on assets of Foreign Restricted Subsidiaries; provided, however, that such Liens (A) do not extend to or encumber Capital Stock of the Issuer or any Subsidiary of the Issuer and (B) secure Indebtedness not in excess of $20.0 million in the aggregate;

(19)	Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer or any Subsidiary of the Issuer in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States and (B) such deposit account is not intended by the Issuer or any Subsidiary to provide collateral to such depository institution;

(20)	Liens securing Non-Recourse Indebtedness on assets of Restricted Subsidiaries formed solely for the purpose of, and which engage in no business other than the business of, making Permitted Co-investments; provided, however, that such Liens do not extend to, or encumber, the Capital Stock of such Restricted Subsidiaries;

(21)	Liens on any Capital Stock of any Real Estate Investment Asset;

(22)	Liens securing Indebtedness which, taken together with all other Indebtedness secured by Liens (excluding Liens permitted by clauses (1) through (21) above or clause (23) below) at the time of determination, does not exceed $15.0 million; and

(23)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (9), (10) or (11); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (9), (10) or (11) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (7), (10) or (11) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Real Estate Investment Asset Distribution Amount” means an amount equal to (1) the Net Available Cash from the sale of, or other cash amounts received by the Issuer and its Restricted Subsidiaries in respect of, the Real Estate Investment Assets minus (2) an amount equal to the sum of (A) (i) the amount of the Issuer’s and its Restricted Subsidiaries’ letter of credit support obligations outstanding on the date of determination or drawn after the Merger Date relating to the Real Estate Investment Assets minus (ii) $5.0 million plus (B) the amount of any additional merger consideration paid in the Merger pursuant to an amendment to the Merger Agreement permitted by clause (B) (i) of the definition of “Merger Agreement.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were:

(1)	directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date; or

(2)	implemented by the business that was (or will be, as applicable) the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Issuer pursuant to an effective registration statement under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets by the Issuer or any Restricted Subsidiary.

“Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Real Estate Investment Asset” has the meaning assigned to such term in the Merger Agreement as in effect on the Merger Date.

“Reference Date” means December 31, 2002.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Merger Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuer or (B) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which CB Richard Ellis Services was engaged on the Merger Date and any business related, ancillary or complementary to any business of CB Richard Ellis Services in which CB Richard Ellis Services was engaged on the Merger Date.

“Restricted Payment” with respect to any Person means:

(1)

the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate or pari passu in right of payment to the notes or the Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(A)	any obligation of such Person to any Subsidiary;

(B)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(C)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(D)	any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

(E)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause (5) if (x) the holders of such Indebtedness or their representative or the Issuer shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers’ Certificate) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Bank Indebtedness, and the holders of such Indebtedness or their agent or representative (1) had no actual knowledge at the time of the Incurrence that the Incurrence of such Indebtedness violated the Indenture and (2) shall have received an Officers’ Certificate to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executed the Indenture as a guarantor on the Merger Date and each other Subsidiary of the Issuer that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the notes.

“Temporary Cash Investments” means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2)	investments in time deposit accounts, bankers’ acceptances, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above and clauses (4) and (5) below entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than one year from the date of creation thereof, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5)	investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(6)	other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Term Loan Facility” means the term loan facilities contained in the Credit Agreement and any other facilities or financing arrangements that Refinance in whole or in part any such term loan facilities.

“Total Cash” means, as of any date of determination, the amount of cash and Temporary Cash Investments held by the Issuer and its Restricted Subsidiaries as of the last day of the most recently completed month for which internal financial statements are available.

“Transactions” means, collectively, the following transactions to occur on or prior to the Merger Date: (1) the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (2) the execution and delivery of the Credit Agreement and the initial borrowings thereunder, (3) the repayment of certain existing long-term indebtedness and preferred stock of Insignia Financial Group, Inc., (4) the Cash Equity Contributions, (5) the sales, if any, of Real Estate Investment Assets on or prior to the Merger Date and (6) the payment of all fees and expenses then due and owing that are required to be paid on or prior to the Merger Date in connection with the offering of the notes and the foregoing clauses (1) through (5).

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants— Limitation on Indebtedness” (irrespective of whether that covenant remains in effect) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, any Subsidiary of the Issuer formed solely for the purpose of, and engaged solely in the business of, holding the Real Estate Investment Assets shall be deemed to be an Unrestricted Subsidiary as of the Merger Date.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants— Limitation on Indebtedness,” whenever it is necessary to determine whether the Issuer has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more Wholly Owned Subsidiaries.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the private offering and sale of the outstanding notes on May 22, 2003 and the completion of the Insignia acquisition on July 23, 2003, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement that we filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the registration rights agreement, we agreed to:

•	file with the SEC a registration statement on an appropriate form under the Securities Act of 1933 relating to a registered exchange offer whereby the outstanding notes may be exchanged for the exchange notes;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 within 180 days after the completion of the Insignia acquisition; and

•	use our reasonable best efforts to keep the registration statement effective for 20 business days (or longer, if required by applicable law) after the date on which the notice of the exchange offer is mailed to the holders of the outstanding notes.

The exchange notes will have terms substantially identical to the outstanding notes, except that the exchange notes will not contain terms relating to transfer restrictions, registration rights and additional interest for failure to observe specified obligations in the registration rights agreement.

In the event that:

•	the applicable interpretations of the SEC staff did not permit us to effect the exchange offer;

•	the exchange offer is not consummated by the 220th day after the completion of the Insignia acquisition;

•	any initial purchaser requests that a shelf registration statement be filed with respect to outstanding notes that are not eligible to be exchanged for the exchange notes in the exchange offer and are held by the initial purchaser after the consummation of the exchange offer;

•	any holder is prohibited by law or SEC policy from participating in the exchange offer and the holder requests that a shelf registration statement be filed; or

•	any holder that participates in the exchange offer and does not receive freely tradable exchange notes on the day of the exchange and the holder requests that a shelf registration statement be filed;

we will as promptly as practicable, but in no event later than 90 days after the date of the applicable triggering event above, file a shelf registration statement with respect to the resale of the outstanding notes or the exchange notes with the SEC. Upon the occurrence of the first triggering event listed above, we will use our reasonable best efforts to cause the shelf registration statement to be declared effective on or before the 180th day after the completion of the Insignia acquisition. Upon the occurrence of any of the other triggering events listed above, we will use our reasonable best efforts to cause the shelf registration statement to be declared effective on or before the 90th day after the date of the applicable triggering event.

We will keep the shelf registration statement effective until the earliest of:

•	the date when the notes covered by the shelf registration statement can be freely sold under Rule 144 under the Securities Act;

•	two years from the effective date of the shelf registration statement; and

•	the date when all of the notes registered under the shelf registration statement are sold pursuant to the shelf registration statement.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. These obligations include:

•	the obligation to cause the exchange offer registration statement or a shelf registration statement, if required, to be filed within the applicable timeframes required by the registration rights agreement;

•	the obligation to cause the exchange offer registration statement or a shelf registration statement, if required, to be declared effective within the applicable timeframes required by the registration rights agreement;

•	the obligation to consummate the exchange offer within 40 days after the SEC declares the registration statement effective; and

•	the obligation to keep the exchange offer registration statement or the shelf registration statement, as the case may be, effective and usable during the periods specified in the registration rights agreement.

Each holder of the outstanding notes that wishes to exchange the outstanding notes for the exchange notes in the exchange offer will be required to make the following representations:

•	any exchange notes will be acquired in the ordinary course of its business;

•	the holder has no arrangement with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as the term is defined in Rule 405 of the Securities Act, of the issuer or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•	if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired for outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes issued under the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate,” as such term is defined in Rule 405 under the Securities Act;

•	the exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar interpretive no-action letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of the exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the exchange notes for its own account in exchange for the outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 in principal amount of the exchange notes in exchange for each $1,000 in principal amount of the outstanding notes surrendered under the exchange offer. The outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon any of the circumstances described above. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of the outstanding notes. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer.

Holders do not have any appraisal rights or dissenters’ rights under the indenture in connection with the exchange offer. The issuer intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits under the indenture relating to the outstanding notes. See, however, “Consequences of Failure to Exchange.”

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

Holders who tender the outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2004, unless we, in our sole discretion, extend the expiration date.

To extend the exchange offer, we will notify the exchange agent of any extension. We will notify the registered holders of the outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, to delay the acceptance of any outstanding notes tendered, to extend the exchange offer or to terminate the exchange offer and to refuse to accept any outstanding notes not previously accepted, if any of the conditions set forth in the section “—Conditions to the Exchange Offer” below has not been satisfied, by notifying the exchange agent of such delay, extension or termination, or subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed by an oral notice or a written notice of such delay, extension, termination or amendment to the registered holders of the outstanding notes as promptly as practicable under the circumstances. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner that is reasonably calculated to inform the holders of the outstanding notes.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension. termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act or without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of the outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or,

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair the ability of the issuer to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by notifying the holders of the extension. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will notify the holders of the outstanding notes of any extension, amendment, non-acceptance or termination as promptly as practicable. In the case of any extension, this notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in its sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of these rights. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept any outstanding notes tendered, and will not issue any exchange notes in exchange for the tendered outstanding notes, if any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of the outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive the outstanding notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender that is not withdrawn prior to the expiration date will constitute an agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivering the outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mailing these items, we recommend that holders use an overnight or hand-delivery service. In all cases, the holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. The holders should not send the letter of transmittal or the outstanding notes to us. The holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17 Ad-15 under the Securities Exchange Act, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder listed on the outstanding notes, those outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any outstanding notes or any bond power is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by the issuer, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that my financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering the outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

We will, in our sole discretion, determine all questions as to the validity, form, eligibility (including time of receipt), acceptance of any tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify the tendering holders of any defects or irregularities, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue the exchange note for the outstanding notes that we have accepted under the exchange offer only after the exchange agent timely receives:

•	the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of the outstanding notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	the holder is not an “affiliate,” as such term is defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution participating in DTC’s system may make a book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Any holder who is unable to deliver the confirmation of the book-entry tender of its outstanding notes into the exchange agent’s account at DTC or is unable to deliver the documents required by the letter of transmittal to the exchange agent on or prior to the expiration date may tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Any holder that wishes to tender its outstanding notes but cannot deliver the outstanding notes, the letter of transmittal or the required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may still tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand-delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of the outstanding notes and the principal amount of the outstanding notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to any holder that wishes to tender its outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, any tendering holder may withdraw its tender at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for the outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for the outstanding notes have been delivered of otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

If the outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and its determination is final and binding on all parties. We issuer will deem any outstanding notes so withdrawn not to have been validly tendered for purposes of the exchange offer. All outstanding notes that have been tendered but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of book-entry transfer, the outstanding notes will be credited to an account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn tenders may be retendered by following one of the procedures described under “—Procedures for Tendering” above, at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent as follows:

By Registered or Certified Mail:	Facsimile Transmission Number: (Eligible Institutions Only)	By Hand or Overnight Delivery:

U.S. Bank West Side Flats Operations Center	(651) 495-8158	U.S. Bank West Side Flats Operations Center
60 Livingston Avenue		60 Livingston Avenue
St. Paul, MN 55107	To Confirm by Telephone:	St. Paul, MN 55107
Mail Station—EP-MN-US2N	(651) 495-3513	Mail Station—EP-MN-US2N

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery or the letter or transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

The expenses are estimated in the aggregate to be approximately $0.5 million.

Transfer Taxes

We will pay the transfer taxes, if any, applicable to the exchange of the outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	the certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•	the tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register the exchange notes in the name of, or request that the outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay the applicable transfer taxes.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for the exchange notes under the exchange offer, your outstanding notes will remain subject to the transfer restrictions applicable to the outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities law; and

•	as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than to any holder that is an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept the offer. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire the untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS

In connection with CBRE Holding’s acquisition of us in 2001, we issued 11 1/4% senior subordinated notes due 2011 described below, CBRE Holding issued 16% senior notes due 2011 described below and we entered into a senior secured credit agreement. Our senior secured credit agreement was amended and restated in connection with the completion of the Insignia acquisition on July 23, 2003 and again on October 14, 2003 on terms described below.

CB Richard Ellis Services’s 11 1/4% Senior Subordinated Notes Due 2011

On June 7, 2001, Blum CB issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due 2011 for $225.6 million. In connection with CBRE Holding’s acquisition of us in 2001, we assumed the 11 1/4% senior subordinated notes and CBRE Holding and certain of our subsidiaries guaranteed the 11 1/4% senior subordinated notes. Our 11 1/4% senior subordinated notes are our unsecured senior subordinated obligations and rank equally in right of payment with any of our existing and future senior subordinated unsecured indebtedness but are subordinated to any of our existing and future senior indebtedness. Our 11 1/4% senior subordinated notes are governed by an indenture among we, CBRE Holding and State Street Bank and Trust Company of California, N.A., as trustee.

Interest accrues at a rate of 11 1/4% per year and is payable semiannually in arrears. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

There are no mandatory sinking fund payments for our 11 1/4% senior subordinated notes. We may at any time and from time to time purchase our 11 1/4% senior subordinated notes in the open market or otherwise.

CBRE Holding and certain of our subsidiaries guaranteed our 11 1/4% senior subordinated notes on a senior subordinated basis. These guarantees are subordinated to all of such guarantors’ existing and future senior indebtedness, including guarantees by them of the senior secured credit facilities.

Except as discussed below, our 11 1/4% senior subordinated notes cannot be redeemed prior to June 15, 2006.

Until June 15, 2004, our 11 1/4% senior subordinated notes may be redeemed on one or more occasions in an amount not to exceed 35% of the principal amount of all issued 11 1/4% senior subordinated notes at a redemption price of 111 1/4%, plus accrued and unpaid interest to the redemption date, with cash proceeds raised in certain public equity offerings, as long as:

•	at least 65% of the aggregate principal amount of our 11 1/4% senior subordinated notes, including any additional 11 1/4% senior subordinated notes, remains outstanding after each redemption;

•	if the money is raised in an equity offering by CBRE Holding, then CBRE Holding contributes to us an amount sufficient to redeem the 11 1/4% senior subordinated notes; and

•	the 11 1/4% senior subordinated notes are redeemed within 90 days after the completion of the related equity offering.

On and after June 15, 2006, all or a portion of our 11 1/4% senior subordinated notes will be redeemable at our option, upon not less than 30 nor more than 60 days’ notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount on the redemption date, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the years below:

Year	Percentage
2006	105.625%
2007	103.750
2008	101.875
2009 and thereafter	100.000

In the event of a change of control, which is defined in the indenture governing the 11 1/4% senior subordinated notes, we will be obligated to make an offer to purchase all outstanding 11 1/4% senior subordinated notes at a redemption price of 101% of the principal amount plus accrued interest.

The indenture governing our 11 1/4% senior subordinated notes contains customary restrictive covenants for high yield securities, including, among others, limitations on our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of our subsidiaries;

•	transfer or sell assets;

•	enter into transactions with affiliates; and

•	enter into mergers and consolidations.

Our 11 1/4% senior subordinated notes have been registered under the Securities Act of 1933.

This summary of the material provisions of our 11 1/4% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our 11 1/4% senior subordinated notes, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CBRE Holding’s 16% Senior Notes Due 2011

In connection with CBRE Holding’s acquisition of us in 2001, CBRE Holding issued to DLJ Investment Funding, Inc. and other purchasers an aggregate of 65,000 units, which consisted in the aggregate of $65.0 million in aggregate principal amount of 16% senior notes due July 20, 2011 and 339,820 shares of CBRE Holding’s Class A common stock. The 16% senior notes are unsecured obligations, senior to all of CBRE Holding’s existing and future unsecured indebtedness but are effectively subordinated to all of our existing and future indebtedness. The net proceeds from the units were contributed by CBRE Holding to us as equity. The 16% senior notes are governed by an indenture between CBRE Holding and State Street Bank and Trust Company of California, N.A., as trustee, and will mature on July 20, 2011. On October 27, 2003, CBRE Holding redeemed $20.0 million in aggregate principal amount of the 16% senior notes. CBRE Holding paid a $1.9 million premium in connection with this redemption.

Interest accrues on the 16% senior notes at a rate of 16% per year and is payable quarterly in cash in arrears. However, until the fifth anniversary of the issuance of the 16% senior notes, interest in excess of 12% for the 16% senior notes may be paid in kind, and at any time, interest may be paid in kind to the extent that our ability to pay cash dividends to CBRE Holding is restricted by the terms of our senior secured credit facilities, which are described below. There are no mandatory sinking fund payments for the 16% senior notes.

The 16% senior notes are redeemable at the option of CBRE Holding, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice. The notes are redeemable at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing July 20 of the years below:

Year	Percentage
2003	109.6
2004	106.4
2005	103.2
2006 and thereafter	100.0

In the event of a change of control, which is defined in the indenture governing the 16% senior notes, CBRE Holding is obligated to make an offer to purchase all outstanding 16% senior notes at a purchase price equal to 101% of the principal amount of the 16% senior notes, plus accrued and unpaid interest, subject to various conditions.

The indenture governing the 16% senior notes contains customary restrictive covenants for high yield securities, including, among others, limitations on the ability of CBRE Holding and its subsidiaries, including us; to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	create restrictions on the payment of dividends or other amounts to us;

•	sell stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

The 16% senior notes have been registered under the Securities Act of 1933.

This summary of the material provisions of CBRE Holding’s 16% senior notes is qualified in its entirety by reference to all of the provisions of the indenture governing the 16% senior notes, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

CB Richard Ellis Service’s Senior Secured Credit Facilities

In connection with CBRE Holding’s acquisition of us in 2001, we entered into a credit agreement for which Credit Suisse First Boston, or CSFB, serves as the administrative agent and collateral agent. The credit agreement was amended as of the closing of the offering of the outstanding notes to permit the issuance of the outstanding notes and was amended and restated upon the consummation of the Insignia acquisition. On October 14, 2003, we amended and restated our credit agreement a second time. Our senior secured credit facilities, after giving effect to the most recent amendments, consists of the following:

•	a term facility of $300.0 million, which was fully drawn on October 14, 2003; and

•	a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan subfacility, none of which was drawn on October 14, 2003.

The senior secured credit facilities are jointly and severally guaranteed by CBRE Holding and certain of our subsidiaries, including future domestic subsidiaries. The senior secured credit facilities are secured by a pledge of all of the equity interests of us and our significant domestic subsidiaries, including CB Richard Ellis, Inc., CBRE Investors, L.L.C., Insignia, L.J. Melody & Company, Insignia Financial Group, Inc. and Insignia/ESG, Inc., which was renamed CB Richard Ellis Real Estate Services, Inc., and 65% of the voting stock of our foreign subsidiaries that are held directly by us or our domestic subsidiaries. Additionally, these lenders generally have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired property.

The term facility matures on December 31, 2008 and amortizes in equal quarterly installments of $2.5 million through September 30, 2008, with the balance payable on the maturity date. The revolving line of credit terminates on July 20, 2007.

Borrowings under the senior secured credit facilities bear interest at varying rates based, at our option, on either LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in the case of the revolving facility (in each case determined by reference to our ratio of total debt less available cash to EBITDA), and LIBOR plus 3.25% or the alternate base rate plus 2.25%, in the case of the term loan facility. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the effective rate for federal funds plus 0.50%.

We are required to pay to the lenders under our senior secured credit facilities a commitment fee on the unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We are also required to apply certain proceeds of sales of assets, issuances of equity, incurrences of debt and excess cash flow to the prepayment of the term loans.

The amended and restated credit agreement for our senior secured credit facilities contains customary restrictive covenants, including, among others, limitations on the ability of us, our subsidiaries and CBRE Holding to:

•	pay dividends on, redeem and repurchase, capital stock;

•	prepay, redeem and repurchase debt;

•	incur liens;

•	enter into sale/leaseback transactions;

•	make loans and investments;

•	incur indebtedness;

•	enter into mergers, acquisitions and asset sales;

•	enter into transactions with affiliates;

•	change lines of business; and

•	make capital expenditures.

In addition, the amended and restated credit agreement contains covenants that require us to maintain specified financial ratios, which include the following ratios:

•	total debt less available cash to EBITDA;

•	total senior secured debt less available cash to EBITDA;

•	EBITDA to interest expense plus expense associated with dividends paid to CBRE Holding to pay amounts due under the 16% senior notes due 2011; and

•	EBITDA less capital expenditures and co-investments to interest expense plus expense associated with dividends paid to CBRE Holding to pay amounts due under the 16% senior notes due 2011.

The amended and restated credit agreement also includes customary events of default, including nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of the events of default could result in acceleration of our obligations under the amended and restated credit agreement and foreclosure on the collateral securing the obligations, which could have material adverse results for holders of the exchange and outstanding notes.

This summary of the material provisions of the amended and restated credit agreement is qualified in its entirety by reference to all of the provisions of the amended and restated credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange of Notes

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged for such exchange note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Consequences to Holders

The following summary describes the material United States federal income tax consequences of the ownership of exchange notes as of the date of this prospectus. Except where noted, the discussion below only deals with exchange notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding exchange notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or “U.S. holders,” which term we define below, of the exchange notes whose “functional currency” is not the United States dollar. In addition, this discussion does not address the consequences of holding outstanding notes that were not exchanged for exchange notes. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, which we refer to in this section as “the Code,” and regulations, rulings and judicial decisions under the Code as of the date of this prospectus, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. If a partnership holds our exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisors. Persons considering the purchase, ownership or disposition of exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this prospectus, a “U.S. holder” of an exchange note means a holder that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if it (x) is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “non-U.S. holder” of an exchange note is a holder that is not a U.S. holder.

Payments of Interest

Stated interest on an exchange note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Notes

A U.S. holder’s tax basis in an exchange note will, in general, be the same as the basis in such holder’s outstanding note immediately before the exchange. Upon the sale, exchange, retirement or other disposition of an exchange note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued and unpaid interest, which will be treated as a payment of interest for United States federal income tax purposes) and the adjusted tax basis of the exchange note. Such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. holder purchases an outstanding note and exchanges it for an exchange note or purchases an exchange note, in either case, for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the outstanding note exchanged for an exchange note, if any, and on such exchange note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such exchange note or an outstanding note exchanged for an exchange note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition of an outstanding note exchanged for an exchange note or an exchange note, as the case may be, to the maturity date of the exchange note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

A U.S. holder that purchases an outstanding note and exchanges it for an exchange note or that purchases an exchange note, in either case, for an amount in excess of the sum of all amounts payable on such note after the purchase date other than qualified stated interest will be considered to have purchased such note at a “premium.” A U.S. holder generally may elect to amortize the premium over the remaining term of the outstanding note or the exchange note, as the case may be, on a constant yield method as an offset to interest when includible in income under the U.S. holder’s regular accounting method. If a U.S. holder does not make such an election, the premium will decrease the gain or increase the loss otherwise recognized on disposition of the exchange note.

Non-U.S. Holders

Under current United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

(a) no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal or interest on an exchange note owned by a non-U.S. holder under the “portfolio interest” rule, provided that (1) interest paid on the exchange notes is not effectively connected with the beneficial owner’s conduct of a trade of business in the United States, (2) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations under the Code, (3) the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership, (4) the beneficial owner is not a bank whose receipt of interest on an exchange note is described in section 881(c)(3)(A) of the Code and (5) the beneficial owner satisfies the statement requirement, which are described generally below, set forth in section 871(h) and section 881(c) of the Code and the regulations under the Code.

(b) no withholding of United States federal income tax generally will be required with respect to any gain realized by a non-U.S. holder upon the sale, exchange, retirement or other disposition of an exchange note; and

(c) an exchange note beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death, provided that any payment to such holder on the exchange note, would be eligible for exemption from the 30% federal withholding tax under the “portfolio interest” rule described in paragraph (a) above without regard to the statement requirement described in (a)(5) above.

To satisfy the requirement referred to in (a)(5) above, the beneficial owner of such exchange note, or a financial institution holding the exchange note on behalf of such owner, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides its name and address, and certifies, under penalties of perjury, that it is not a United States person, which certification may be made on an IRS Form W-8BEN, or (2) a financial institution holding the exchange note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it, and furnishes a paying agent with a copy thereof. The statement requirement referred to in (a)(5) above may also be satisfied with other documentary evidence with respect to exchange notes held through an offshore account or through certain foreign intermediaries.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest” exception described in (a) above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the exchange note provides us or any paying agent, as the case may be, with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. Alternative documentation may be applicable in certain situations.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lesser rate under an applicable income tax treaty, of such amount, subject to adjustments.

Any gain realized upon the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to United States federal income tax unless (1) such gain or income is effectively connected with a trade or business in the United States of the non-U.S. holder, or (2) in the case of a non-U.S. holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies” and certain expatriates that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of principal and interest paid on exchange notes and to the proceeds upon the sale of an exchange note paid to U.S. holders other than certain exempt recipients, such as corporations. A backup withholding tax will apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to non-U.S. holders of the exchange notes. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required with respect to payments made by us or any paying agent to non-U.S. holders if a statement described in (a)(5) under “Non-U.S. Holders” has been received, and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person. In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of an exchange note within the United States or conducted through United States-related financial intermediaries unless the statement described in (a)(5) under “Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the day the registered exchange offer expires, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the day the registered exchange offer expires, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule of CBRE Holding, Inc. as of and for twelve months ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP expressed no opinion or other form of assurance other than with respect to such disclosures), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CBRE Holding, Inc. as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the financial statements of CB Richard Ellis Services, Inc. for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 included in this offering circular were audited by Arthur Andersen LLP, independent public accountants. See “Risk Factors—Risks Relating to the Notes—Your ability to recover from our former auditors, Arthur Andersen LLP, for any potential financial misstatements is limited.”

The consolidated financial statements of Insignia Financial Group, Inc. as of and for the year ended December 31, 2002 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, which report refers to changes in accounting principles relating to the adoption of the fair value recognition provisions of Statement of Financial Accounting Standards 123 and the adoption of the accounting principles set forth in Statements of Financial Accounting Standards Nos. 141 and 142 effective January 1, 2002, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which report refers to the change in accounting for revenue recognition for leasing commissions in 2000, appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On April 23, 2002, we dismissed our independent auditors, Arthur Andersen LLP, and engaged the services of Deloitte & Touche LLP as our new independent auditors for the fiscal year ended December 31, 2002. Our board of directors and our audit committee authorized the dismissal of Arthur Andersen LLP and the engagement of Deloitte & Touche LLP.

Arthur Andersen LLP’s reports on CBRE Holding’s consolidated financial statements for the fiscal years ended December 31, 2001 and 2000 and for the period from CBRE Holding’s inception through the date of Arthur Andersen LLP’s dismissal did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from CBRE Holding’s inception through the date of Arthur Andersen’s dismissal, there were no (1) disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on CBRE Holding’s consolidated financial statements or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 8, 2002, Ernst & Young was dismissed as Insignia’s principal independent accountant and, effective April 11, 2002, KPMG was retained as its principal independent accountant. The reports of Ernst & Young on Insignia’s financial statements for the years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by Insignia’s audit committee and approved by Insignia’s board of directors.

During the years ended December 31, 2001 and December 31, 2000 and through April 8, 2002, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference thereto in its reports on the financial statements for such periods.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933 and the rules and regulations under the Securities Act, for the registration of the exchange notes and offered by this prospectus and the guarantees of the exchange notes. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to us and the guarantors and the exchange notes offered by this prospectus, please refer to the registration statement.

CBRE Holding currently files reports and other information with the SEC, as a result of requirements under the indenture governing the notes, as well as the indentures governing the 11 1/4% senior subordinated notes due 2011 issued by us and the 16% senior notes due 2011 issued by it. The registration statements and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information that CBRE Holding has filed electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

Page
CBRE Holding, Inc.:

Consolidated Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002	F-2

Consolidated Statements of Operations for the three months and the nine months ended September 30, 2003 and 2002 (Unaudited)	F-3

Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (Unaudited)	F-4
Consolidated Statement of Stockholders’ Equity for the nine months ended September 30, 2003 (Unaudited)	F-5

Notes to Consolidated Financial Statements (Unaudited)	F-6

Independent Auditors’ Report	F-30

Report of Independent Public Accountants	F-32

Consolidated Balance Sheets at December 31, 2002 and 2001	F-33

Consolidated Statements of Operations for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-34

Consolidated Statements of Cash Flows for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-35

Consolidated Statements of Stockholders’ Equity for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-36

Consolidated Statements of Comprehensive (Loss) Income for the twelve months ended December 31, 2002, for the period from February 20, 2001 (inception) through December 31, 2001, for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000

F-38

Notes to Consolidated Financial Statements	F-39

Quarterly Results of Operations (Unaudited)	F-82

Schedule II—Valuation and Qualifying Accounts	F-83

Insignia Financial Group, Inc.:

Consolidated Balance Sheet at June 30, 2003 (Unaudited)	F-84

Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (Unaudited)	F-85

Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (Unaudited)	F-86

Notes to Consolidated Financial Statements (Unaudited)	F-87

Independent Auditors’ Report	F-100

Report of Independent Auditors	F-101

Consolidated balance sheets—December 31, 2002 and 2001	F-102

Consolidated statements of operations—Years ended December 31, 2002, 2001 and 2000	F-103

Consolidated statements of stockholders’ equity—Years ended December 31, 2002, 2001 and 2000	F-105

Consolidated statements of cash flows—Years ended December 31, 2002, 2001 and 2000	F-107

Notes to consolidated financial statements	F-109

CBRE HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	September 30, 2003 (Unaudited)	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$85,494	$79,701
Restricted cash	17,912	—
Receivables, less allowance for doubtful accounts of $17,720 and $10,892 at September 30, 2003 and December 31, 2002, respectively	250,608	166,213
Warehouse receivable	135,820	63,140
Prepaid expenses	25,222	9,748
Deferred tax assets, net	74,748	18,723
Other current assets	17,731	8,415

Total current assets	607,535	345,940
Property and equipment, net	110,705	66,634
Goodwill	793,251	577,137
Other intangible assets, net of accumulated amortization of $42,756 and $7,739 at September 30, 2003 and December 31, 2002, respectively	153,790	91,082
Deferred compensation assets	70,077	63,642
Investments in and advances to unconsolidated subsidiaries	64,482	50,208
Deferred tax assets, net	26,227	36,376
Other assets	140,957	93,857

Total assets	$1,967,024	$1,324,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$137,295	$102,415
Compensation and employee benefits payable	152,408	63,734
Accrued bonus and profit sharing	101,842	103,858
Income taxes payable	—	15,451
Short-term borrowings:
Warehouse line of credit	135,820	63,140
Other	27,914	47,925

Total short-term borrowings	163,734	111,065
Current maturities of long-term debt	11,777	10,711

Total current liabilities	567,056	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $2,886 and $3,057 at September 30, 2003 and December 31, 2002, respectively	226,114	225,943
Senior secured term loans	277,113	211,000
9 3/4% senior notes	200,000	—
16% senior notes, net of unamortized discount of $4,899 and $5,107 at September 30, 2003 and December 31, 2002, respectively	63,416	61,863
Other long-term debt	52,733	12,327

Total long-term debt	819,376	511,133
Deferred compensation liability	125,465	106,252
Other liabilities	99,725	43,301

Total liabilities	1,611,622	1,067,920
Minority interest	6,706	5,615
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 2,698,441 and 1,793,254 shares issued and outstanding (including treasury shares) at September 30, 2003 and December 31, 2002, respectively	27	17
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 19,271,948 and 12,624,813 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	193	127
Additional paid-in capital	361,400	240,574
Notes receivable from sale of stock	(4,705)	(4,800)
Accumulated earnings	11,533	36,153
Accumulated other comprehensive loss	(17,724)	(18,998)
Treasury stock at cost, 128,684 and 110,174 shares at September 30, 2003 and December 31, 2002, respectively	(2,028)	(1,732)

Total stockholders’ equity	348,696	251,341

Total liabilities and stockholders’ equity	$1,967,024	$1,324,876

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$423,376	$284,928	$1,008,817	$793,811
Costs and expenses:
Cost of services	208,198	135,670	484,863	363,506
Operating, administrative and other	180,298	124,470	443,894	364,676
Depreciation and amortization	41,071	6,404	53,571	18,107
Equity income from unconsolidated subsidiaries	(2,318)	(2,778)	(9,182)	(6,422)
Merger-related charges	16,485	—	19,795	50

Operating (loss) income	(20,358)	21,162	15,876	53,894
Interest income	1,788	1,275	3,564	2,673
Interest expense	28,255	15,420	59,519	46,341

(Loss) income before (benefit) provision for income taxes	(46,825)	7,017	(40,079)	10,226
(Benefit) provision for income taxes	(18,380)	5,136	(15,459)	6,596

Net (loss) income	$(28,445)	$1,881	$(24,620)	$3,630

Basic (loss) income per share	$(1.37)	$0.13	$(1.45)	$0.24

Weighted average shares outstanding for basic (loss) income per share	20,743,011	15,016,044	16,957,494	15,033,640

Diluted (loss) income per share	$(1.37)	$0.12	$(1.45)	$0.24

Weighted average shares outstanding for diluted (loss) income per share	20,743,011	15,225,788	16,957,494	15,216,740

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(24,620)	$3,630
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	53,571	18,107
Amortization of deferred financing costs	3,336	2,499
Deferred compensation plan deferrals	7,836	9,224
Gain on sale of servicing rights and other assets	(3,417)	(5,026)
Equity income from unconsolidated subsidiaries	(9,182)	(6,422)
Provision for doubtful accounts	3,598	2,923
Decrease in receivables	23,253	20,020
(Increase) decrease in deferred compensation plan assets	(6,435)	9,919
Increase in prepaid expenses and other assets	(14,237)	(9,142)
Decrease in compensation and employee benefits and accrued bonus and profit sharing	(45,269)	(40,481)
(Decrease) increase in accounts payable and accrued expenses	(22,089)	2,679
Decrease in income taxes payable	(29,134)	(10,250)
Decrease in other liabilities	(1,540)	(19,409)
Other operating activities, net	(6,385)	2,759

Net cash used in operating activities	(70,714)	(18,970)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	(8,185)	(8,281)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	(243,847)	(14,529)
Other investing activities, net	(652)	6,348

Net cash used in investing activities	(252,684)	(16,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	152,850	214,250
Repayment of revolver and swingline credit facility	(152,850)	(207,250)
Proceeds from senior secured term loans	75,000	—
Repayment of senior secured term loans	(7,513)	(7,014)
Repayment of notes payable	(43,000)	—
Proceeds from 9 3/4% senior notes	200,000	—
Proceeds from (repayment of) senior notes and other loans, net	3,732	(1,376)
Proceeds from issuance of common stock	120,580	180
Payment of deferred financing fees	(19,774)	(443)
Other financing activities, net	(527)	(412)

Net cash provided by (used in) financing activities	328,498	(2,065)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,100	(37,497)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	79,701	57,450
Effect of currency exchange rate changes on cash	693	(1,469)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$85,494	$18,484

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$31,694	$33,961

Income taxes, net of refunds	$25,533	$16,481

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands, except share data)

	Class A common stock	Class B common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated earnings	Accumulated other comprehensive (loss) income		Treasury stock	Total
						Minimum pension liability	Foreign currency translation
Balance, December 31, 2002	$17	$127	$240,574	$(4,800)	$36,153	$(17,039)	$(1,959)	$(1,732)	$251,341
Net loss	—	—	—	—	(24,620)	—	—	—	(24,620)
Issuance of Class A common stock	10	—	14,297	(76)	—	—	—	—	14,231
Issuance of Class B common stock	—	66	106,287	—	—	—	—	—	106,353
Issuance of deferred compensation stock fund units, net of cancellations	—	—	242	—	—	—	—	—	242
Net collection on notes receivable from sale of stock	—	—	—	171	—	—	—	—	171
Purchase of common stock	—	—	—	—	—	—	—	(296)	(296)
Foreign currency translation gain	—	—	—	—	—	—	1,274	—	1,274

Balance, September 30, 2003	$27	$193	$361,400	$(4,705)	$11,533	$(17,039)	$(685)	$(2,028)	$348,696

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Nature of Operations

CBRE Holding, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CBHolding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, LP, which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

On July 20, 2001, the Company acquired CBRE pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation (the 2001 Merger). The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

2.    Insignia Acquisition

On July 23, 2003, pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 28, 2003 (the Insignia Acquisition Agreement), by and among the Company, CBRE, Apple Acquisition Corp. (Apple Acquisition), a Delaware corporation and wholly owned subsidiary of CBRE, and Insignia Financial Group, Inc. (Insignia), Apple Acquisition was merged with and into Insignia (the Insignia Acquisition). Insignia was the surviving corporation in the Insignia Acquisition and at the effective time of the Insignia Acquisition became a wholly owned subsidiary of CBRE. The Company acquired Insignia to solidify its position as the market leader in the commercial real estate services industry.

In conjunction with and immediately prior to the Insignia Acquisition, Island Fund I LLC (Island), a Delaware limited liability company, which is affiliated with Andrew L. Farkas, Insignia’s former Chairman and Chief Executive Officer, and some of Insignia’s other former officers, completed the purchase of specified real estate investment assets of Insignia, pursuant to a Purchase Agreement, dated May 28, 2003 (the Island Purchase Agreement), by and among Insignia, the Company, CBRE, Apple Acquisition and Island. A number of the real estate investment assets that were sold to Island required the consent of one or more third parties in order to transfer such assets. Some of these third party consents were not obtained prior to the closing of the Insignia Acquisition. As a result, the Company continues to hold these real estate investment assets pending the receipt of these third party consents. While the Company holds these assets, it has generally agreed to provide Island with the economic benefits from these assets and Island generally has agreed to indemnify the Company with respect to any losses incurred in connection with continuing to hold these assets.

Pursuant to the terms of the Insignia Acquisition Agreement, (1) each issued and outstanding share of Insignia Common Stock (other than treasury shares), par value $0.01 per share, was converted into the right to receive $11.156 in cash, without interest (the Insignia Common Stock Merger Consideration), (2) each issued and outstanding share of Insignia’s Series A Preferred Stock, par value $0.01 per share, and Series B Preferred Stock, par value $0.01 per share, was converted into the right to receive $100.00 per share, plus accrued and unpaid dividends, (3) all outstanding warrants and options to acquire Insignia common stock other than as described below, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of the Insignia Common Stock Merger Consideration over the per share exercise price of the option or warrant, multiplied by the number of shares of Insignia Common Stock

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

subject to the option or warrant less any applicable withholding taxes and (4) outstanding options to purchase Insignia Common Stock granted pursuant to Insignia’s 1998 Stock Investment Plan, whether vested or unvested, were canceled and represented the right to receive a cash payment, without interest, equal to the excess, if any, of (a) the higher of (x) the Insignia Common Stock Merger Consideration, or (y) the highest final sale price per share of the Insignia Common Stock as reported on the New York Stock Exchange (NYSE) at any time during the 60-day period preceding the closing of the Insignia Acquisition (which was $11.20), over (b) the exercise price of the options, multiplied by the number of shares of Insignia Common Stock subject to the options, less any applicable withholding taxes. Following the Insignia Acquisition, the Insignia Common Stock was delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

The funding to complete the Insignia Acquisition, as well as the refinancing of substantially all of the outstanding indebtedness of Insignia, was obtained through (a) the sale of 6,587,135 shares of the Company’s Class B Common Stock, par value $0.01 per share, to Blum Strategic Partners, L.P., a Delaware limited partnership, Blum Strategic Partners II, L.P., a Delaware limited partnership and Blum Strategic Partners II GmbH & Co. KG, a German limited partnership, for an aggregate cash purchase price of $105,394,160, (b) the sale of 227,865 shares of the Company’s Class A Common Stock, par value $.01 per share, to DLJ Investment Partners, L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership, for an aggregate cash purchase price of $3,645,840, (c) the sale of 625,000 shares of the Company’s Class A Common Stock to California Public Employees’ Retirement System for an aggregate cash purchase price of $10,000,000, (d) the sale of 60,000 shares of the Company’s Class B Common Stock to Frederic V. Malek for an aggregate cash purchase price of $960,000, (e) the release from escrow of the net proceeds from the offering by CBRE Escrow, Inc. (CBRE Escrow), a wholly owned subsidiary of CBRE that merged with and into CBRE in connection with the Insignia Acquisition, of $200.0 million of the 9 3/4% Senior Notes due May 15, 2010 (see Note 11), which Senior Notes had been issued and sold by CBRE Escrow on May 22, 2003, (f) $75.0 million of term loan borrowings under the Amended and Restated Credit Agreement (see Notes 11 and 19), dated as of May 22, 2003, by and among CBRE, Credit Suisse First Boston (CSFB) as Administrative Agent and Collateral Agent, the other lenders named in the credit agreement, the Company and the guarantors named in the credit agreement and (g) $36,870,229.61 of cash proceeds from the completion of the sale to Island.

3.    Purchase Accounting

The aggregate preliminary purchase price for the acquisition of Insignia was approximately $325.9 million, which includes: (1) cash paid for shares of Insignia’s outstanding common stock, valued at $11.156 per share, (2) $100.00 per share plus accrued and unpaid dividends paid to the owners of Insignia’s outstanding Series A preferred stock and Series B preferred stock, (3) cash payments to holders of Insignia’s vested and unvested warrants and options and (4) direct costs incurred in connection with the acquisition.

The preliminary purchase accounting adjustments related to the Insignia Acquisition have been recorded in the accompanying consolidated financial statements as of, and for periods subsequent to, July 23, 2003. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The Company is in the process of obtaining third party valuations of certain intangible assets as well as finalizing the fair value of all other assets and liabilities as of the acquisition date.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Fair Value of Assets Acquired and Liabilities Assumed

At July 23, 2003

(Dollars in thousands)

Current assets	$297,780
Property and equipment, net	41,589
Goodwill	211,996
Other intangible assets, net	93,971
Other assets	33,011

Total assets acquired	678,347

Current liabilities	176,546
Liabilities assumed in connection with the Insignia Acquisition	74,586
Notes payable	43,000
Noncurrent deferred tax liabilities, net	23,690
All other liabilities	34,604

Total liabilities assumed	352,426

Net assets acquired	$325,921

The Insignia Acquisition gave rise to the consolidation and elimination of some Insignia duplicate facilities and Insignia redundant employees as well as the termination of certain contracts as a result of a change of control of Insignia. As a result, the Company has accrued certain liabilities in accordance with Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination.” These liabilities assumed in connection with the Insignia Acquisition consist of the following (dollars in thousands):

	2003 Charge to Goodwill	Utilized to Date	To be Utilized
Lease termination costs	$26,488	$—	$26,488
Severance	29,363	6,454	22,909
Change of control payments	10,451	10,451	—
Costs associated with exiting contracts	8,284	7,259	1,025

	$74,586	$24,164	$50,422

4.    Basis of Preparation

The accompanying consolidated balance sheet as of September 30, 2003, the consolidated statements of operations for the three and nine months ended September 30, 2003 and the consolidated statement of cash flows for the nine months ended September 30, 2003 include the consolidated financial statements of Insignia from July 23, 2003, the date of the Insignia Acquisition, including all material adjustments required under the purchase method of accounting. As such, the consolidated financial statements of the Company after the Insignia Acquisition are not directly comparable to the financial statements prior to the Insignia Acquisition.

Pro forma results of the Company, assuming the Insignia Acquisition had occurred as of January 1, 2002, are presented below. These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased amortization expense as a result of intangible assets acquired in the Insignia Acquisition as well as higher interest expense as a result of debt acquired to finance the Insignia

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Acquisition. These pro forma results do not purport to be indicative of what operating results would have been, and may not be indicative of future operating results (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	$462,004	$434,827	$1,327,570	$1,197,508
Operating income	$8,795	$22,965	$36,300	$7,051
Net loss	$(11,586)	$(1,072)	$(20,913)	$(36,371)
Basic and diluted loss per share	$(0.51)	$(0.05)	$(0.93)	$(1.61)

The accompanying consolidated financial statements have been prepared in accordance with the rules applicable to Form 10-Q and include all information and footnotes required for interim financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates. All significant inter-company transactions and balances have been eliminated, and certain reclassifications have been made to prior periods’ consolidated financial statements to conform with the current period presentation. The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2003. The consolidated financial statements and notes to the consolidated financial statements should be read in conjunction with the Company’s filing on form 10-K, which contains the latest available audited consolidated financial statements and notes thereto, as of and for the year ended December 31, 2002.

5.    New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. Initially, the consolidation requirements applied to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. On October 9, 2003, the effective date of FIN 46 was deferred until the end of the first interim or annual period ending after December 15, 2003 for VIEs created on or before January 31, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation has not had and is not expected to have a material impact on the Company’s financial position or results of operations.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

In April 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of this statement has not had a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and must be applied to the Company’s existing financial instruments effective July 1, 2003. On October 29, 2003, the FASB deferred indefinitely the provisions of paragraphs 9 and 10 and related guidance in the appendices of this pronouncement as they apply to mandatorily redeemable noncontrolling interests. The adoption of the effective provisions of SFAS No. 150 have not had a material impact on the Company’s financial position or results of operations.

6.    Stock-Based Compensation

The Company continues to account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25 and has not voluntarily changed to the fair value based method of accounting for stock-based compensation. In accordance with APB No. 25, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation” the Company’s net (loss) income and per share information would have been as follows on a pro-forma basis (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net (loss) income as reported	$(28,445)	$1,881	$(24,620)	$3,630
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effect	(166)	(131)	(498)	(392)

Pro forma net (loss) income	$(28,611)	$1,750	$(25,118)	$3,238

Basic EPS:
As Reported	$(1.37)	$0.13	$(1.45)	$0.24

Pro Forma	$(1.38)	$0.12	$(1.48)	$0.22

Diluted EPS:
As Reported	$(1.37)	$0.12	$(1.45)	$0.24

Pro Forma	$(1.38)	$0.11	$(1.48)	$0.21

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

These pro forma amounts may not be representative of future pro forma results.

The weighted average fair value of options granted was $1.47 and $2.19 for the three months ended September 30, 2003 and 2002, respectively, and $1.62 and $2.33 for the nine months ended September 30, 2003 and 2002, respectively. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Risk-free interest rate	2.74%	3.85%	3.03%	4.06%
Expected volatility	0.00%	0.00%	0.00%	0.00%
Expected life	5 years	5 years	5 years	5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

7.    Restricted Cash

Included in the accompanying consolidated balance sheet as of September 30, 2003, is restricted cash of $17.9 million, which primarily consists of cash pledged to secure the guarantee of notes issued in connection with previous acquisitions by Insignia in the United Kingdom (UK). The acquisitions include the 1999 acquisition of St. Quintin Holdings Limited and the 1998 acquisition of Richard Ellis Group Limited.

8.    Goodwill and Other Intangible Assets

The Company engages a third-party valuation firm to perform an annual assessment of its goodwill and other intangible assets deemed to have indefinite lives for impairment as of the beginning of the fourth quarter of each year. The Company also assesses its goodwill and other intangible assets deemed to have indefinite useful lives for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. The Company is in the process of completing its annual impairment test as of October 1, 2003.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2003 are as follows (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2003	$467,668	$106,063	$3,406	$577,137
Purchase accounting adjustments related to acquisitions	216,114	—	—	216,114

Balance at September 30, 2003	$683,782	$106,063	$3,406	$793,251

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

In accordance with SFAS No. 142, “Goodwill and Other Intangibles” all goodwill acquired in an acquisition should be assigned to reporting units as of the date of the acquisition. In connection with the Insignia Acquisition, the Company is currently evaluating the fair value of the acquired reporting units and the applicable goodwill to be assigned. As a result, the changes in the carrying amount of goodwill for the nine months ended September 30, 2003 do not reflect the allocation of goodwill based upon the fair value of Insignia’s acquired reporting units.

Other intangible assets totaled $153.8 million and $91.1 million, net of accumulated amortization of $42.6 million and $7.7 million, as of September 30, 2003 and December 31, 2002, respectively, and are comprised of the following (dollars in thousands):

	As of September 30, 2003		As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortizable intangible assets
Trademark	$63,700		$63,700
Trade name	19,445		—

Total	$83,145		$63,700

Amortizable intangible assets
Backlog	$64,543	$30,985	$—	$—
Management contracts	23,737	8,060	18,887	5,605
Loan servicing rights	17,071	3,361	16,234	2,134
Other	8,050	350	—	—

Total	$113,401	$42,756	$35,121	$7,739

In accordance with SFAS No. 141, “Business Combinations,” a $63.7 million trademark was separately identified as a result of the 2001 Merger. As a result of the Insignia Acquisition, a $19.4 million trade name was separately identified, which represents the Richard Ellis trade name in the UK that was owned by Insignia prior to the Insignia Acquisition. Both the trademark and the trade name have indefinite useful lives and accordingly are not being amortized.

Backlog represents the fair value of Insignia’s net revenue backlog as of July 23, 2003, which was acquired as part of the Insignia Acquisition. The backlog consists of the net commissions receivable on Insignia’s revenue producing transactions, which were at various stages of completion prior to the Insignia Acquisition. This intangible asset is being amortized as cash is received or upon final closing of these pending transactions.

Management contracts are primarily comprised of property management contracts in the United States (US), the UK, France and other European operations, as well as valuation services and fund management contracts in the UK. These management contracts are being amortized over estimated useful lives of up to ten years.

Loan servicing rights represent the fair value of servicing assets in the Company’s mortgage banking line of business in the US that were acquired as part of the 2001 Merger. The loan servicing rights are being amortized over estimated useful lives of up to ten years.

Other amortizable intangible assets include producer employment contracts in the US, UK, France and other European operations as well as franchise agreements and a trade name in France. These other intangible assets are being amortized over estimated useful lives of up to ten years.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Amortization expense related to intangible assets was $32.5 million and $34.4 million for the three and nine months ended September 30, 2003, respectively. The estimated amortization expense for the five years ending December 31, 2007 approximates $59.0 million, $17.5 million, $6.2 million, $5.4 million and $5.3 million, respectively.

9.    Investments in and Advances to Unconsolidated Subsidiaries

Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	September 30, 2003	December 31, 2002
Current assets	$144,801	$127,635
Noncurrent assets	$1,973,473	$1,552,546
Current liabilities	$239,388	$108,463
Noncurrent liabilities	$828,133	$664,241
Minority interest	$4,310	$3,938

Condensed Statements of Operations Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenue	$116,516	$83,435	$319,328	$252,341
Operating income	$31,296	$17,786	$87,046	$58,335
Net income	$31,135	$24,579	$78,922	$34,035

The Company’s investment management business involves investing the Company’s own capital in certain real estate investments together with clients, including its equity investments in CB Richard Ellis Strategic Partners, L.P., Global Innovation Partners, L.L.C. and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees.

10.    Employee Benefit Plans

On July 23, 2003, the Company issued 876,000 options to acquire Class A common stock at an exercise price of $16.00 per share to employees. These options vest and are exercisable in 20% increments over a five-year period ending July 23, 2008. All of the options will become fully vested and exercisable upon a change in control of the Company.

In connection with the Insignia Acquisition, the Company assumed Insignia’s existing employee benefit plans including a 401(k) Retirement Savings Plan, a 401(k) Restoration Plan and two defined benefit plans.

The 401(k) Retirement Savings Plan covers substantially all Insignia employees in the U.S. Insignia made contributions equal to 25% of the employees’ contribution up to a maximum of 6% of the employees’ compensation and participants fully vest in employer contributions after 5 years. All contributions to the 401(k)

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

Savings Plan were expensed in earnings. Insignia’s contribution was discontinued on July 23, 2003. Upon the close of the Insignia Acquisition, participants in the Insignia 401(k) Savings Plan were required to join the Company’s Capital Accumulation Plan (the Cap Plan). Currently, only loan payments are being accepted into the former Insignia 401(k) Savings Plan until the Company receives IRS approval to terminate the plan and transfer plan balances into the Cap Plan.

The 401(k) Restoration Plan allows designated executives of Insignia and certain participating affiliated employees in the Insignia 401(k) Retirement Savings Plan to defer the receipt of a portion of their compensation in excess of the amount of compensation that is permitted to be contributed to the 401(k) Retirement Savings Plan. The Plan is intended to constitute an unfunded “top hat” plan described in Section 201(2), 302(a0(3) and 401(a)1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). This plan ceased to accept deferrals on July 23, 2003.

Insignia maintains two defined benefit plans for some of its employees. The plans provide benefits based upon the final salary of participating employees. The funding policy is to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm.

11.    Debt

The Company issued $200.0 million in aggregate principal amount of 9 3/4% Senior Notes due May 15, 2010 (the 9 3/4% Senior Notes) on May 22, 2003. The 9 3/4% Senior Notes are unsecured obligations and rank equal in right of payment with existing and future senior indebtedness and senior in right of payment to any existing and future subordinated indebtedness of the Company. The 9 3/4% Senior Notes are jointly and severally guaranteed on a senior basis by the Company and its domestic subsidiaries. Interest accrues at a rate of 9 3/4% per year and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2003. The 9 3/4% Senior Notes are redeemable at the Company’s option, in whole or in part, on or after May 15, 2007 at 104.875% of par on that date and at declining prices thereafter. In addition, before May 15, 2006, the Company may redeem up to 35.0% of the originally issued amount of the 9 3/4% Senior Notes at 109 3/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the 9 3/4% Senior Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 9 3/4% Senior Notes included in the accompanying consolidated balance sheets was $200.0 million as of September 30, 2003.

In accordance with the terms of the offering of the 9 3/4% Senior Notes, the proceeds from the sale of the 9 3/4% Senior Notes were placed in escrow on May 22, 2003. The proceeds were released from this escrow account on July 23, 2003, the date of the Insignia Acquisition.

In connection with the Insignia Acquisition, the Company entered into an amended and restated credit agreement with CSFB and other lenders (the Credit Facility). The Credit Facility was, and the amended and restated Credit Facility continues to be, jointly and severally guaranteed by the Company and its domestic subsidiaries and secured by substantially all of their assets. The amended and restated Credit Facility includes a Tranche A term facility of $50.0 million (which was fully drawn in connection with the 2001 Merger), maturing on July 20, 2007; a Tranche B term facility of $260.0 million ($185.0 million of which was drawn in connection with the 2001 Merger and $75.0 million of which was drawn in connection with the Insignia Acquisition), maturing on July 18, 2008; and a revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. After the amendment and restatement, borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company’s option, at either the applicable LIBOR plus 3.00% to 3.75% or the alternate base rate plus 2.00% to 2.75%, in

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

both cases as determined by reference to the Company’s ratio of total debt less available cash to EBITDA, which is defined in the amended and restated credit agreement. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent. After the amendment and restatement, borrowings under the Tranche B facility bear interest at varying rates based on the Company’s option at either the applicable LIBOR plus 4.25% or the alternate base rate plus 3.25%.

The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility required quarterly principal payments of approximately $0.5 million, and after the amendment and restatement requires quarterly principal payments of approximately $0.65 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and at September 30, 2003 had no line of credit borrowings outstanding. The total amount outstanding under the Credit Facility included in senior secured term loans and current maturities of long-term debt in the accompanying consolidated balance sheets was $288.5 million and $221.0 million as of September 30, 2003 and December 31, 2002, respectively.

The Company issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the 11 1/4% Senior Subordinated Notes), for approximately $225.6 million, net of discount, on June 7, 2001. The 11 1/4% Senior Subordinated Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The 11 1/4% Senior Subordinated Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to 35.0% of the originally issued amount of the 11 1/4% Senior Subordinated Notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the 11 1/4% Senior Subordinated Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest. The amount of the 11 1/4% Senior Subordinated Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $226.1 million and $225.9 million as of September 30, 2003 and December 31, 2002, respectively.

In connection with the 2001 Merger, the Company issued an aggregate principal amount of $65.0 million of 16% Senior Notes due on July 20, 2011 (the 16% Senior Notes). The 16% Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in arrears. Interest may be paid in kind to the extent CBRE’s ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company’s option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002, October 20, 2002, January 20, 2003 and April 20, 2003. The 16% Senior Notes are redeemable at the Company’s option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of September 30, 2003, the redemption price was 109.6% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding 16% Senior Notes at 101.0% of par. The total amount of the 16% Senior Notes included in the accompanying consolidated balance sheets, net of unamortized discount, was $63.4 million and $61.9 million as of September 30, 2003 and December 31, 2002, respectively.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

The 16% Senior Notes are solely the Company’s obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the 16% Senior Notes, and is not obligated to provide cash flow to the Company for repayment of these 16% Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the 16% Senior Notes. The Company will depend on CBRE’s cash flows to fund principal and interest payments as they come due.

The 9 3/4% Notes, the Credit Facility, the 11 1/4% Senior Subordinated Notes and the 16% Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior secured leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility also requires the Company to pay a facility fee based on the total amount of the unused commitment.

The Company had short-term borrowings of $163.7 million and $111.1 million with related weighted average interest rates of 2.5% and 3.9% as of September 30, 2003 and December 31, 2002, respectively.

A subsidiary of the Company has had a credit agreement with Residential Funding Corporation (RFC) since 2001 for the purpose of funding mortgage loans that will be resold. On December 16, 2002, the Company entered into a Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provided for a revolving line of credit of $200.0 million, bore interest at the lower of one-month LIBOR or 2.0% (RFC Base Rate) plus 1.0% and expired on August 31, 2003. On June 25, 2003, the agreement was modified to provide a temporary revolving line of credit increase of $200.0 million that resulted in a total line of credit equaling $400.0 million, which expired on August 30, 2003 and to change the RFC Base Rate to one-month LIBOR plus 1.0%. By amendment on August 29, 2003, the expiration date of the agreement was extended to September 25, 2003. On September 26, 2003, the Company entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement. The agreement provides for a revolving line of credit of up to $200.0 million, bears interest at one-month LIBOR plus 1.0% and expires on August 31, 2004.

During the three months ended September 30, 2003, the Company had a maximum of $272.5 million revolving line of credit principal outstanding with RFC. At September 30, 2003 and December 31, 2002, respectively, the Company had a $135.8 million and a $63.1 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $135.8 million and a $63.1 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of September 30, 2003 and December 31, 2002, respectively.

In connection with the Insignia Acquisition, the Company assumed $13.8 million of acquisition loan notes that were issued in connection with previous acquisitions by Insignia in the UK. The acquisition loan notes are payable to sellers of the formerly acquired UK businesses and are secured by restricted cash deposits in approximately the same amount. The acquisition loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. At September 30, 2003, the Company had $13.9 million in acquisition loan notes outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets.

In connection with the Insignia Acquisition, on July 23, 2003 the Company assumed and immediately repaid Insignia’s outstanding revolving credit facility of $28.0 million and subordinated credit facility of $15.0 million.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2004. At September 30, 2003 and December 31, 2002 the Company had no revolving line of credit principal outstanding with JP Morgan Chase.

During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. During the third quarter of 2003, the maturity date on this non-recourse debt was extended to July 31, 2008. At September 30, 2003 and December 31, 2002, respectively, the Company had $40.4 million of non-recourse debt outstanding included in other long-term debt and $40.0 million of non-recourse debt outstanding included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, during the third quarter of 2003, through this joint venture the Company incurred additional non-recourse debt of $1.9 million with a maturity date of June 15, 2004. At September 30, 2003, this $1.9 million of non-recourse debt is included in short-term borrowings in the accompanying consolidated balance sheets.

12.    Commitments and Contingencies

The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company’s consolidated financial position or results of operations.

A subsidiary of the Company previously executed an agreement with Fannie Mae to initially fund the purchase of a commercial mortgage loan portfolio using proceeds from its RFC line of credit. Subsequently a 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The current loan portfolio balance is $98.6 million and the Company has collateralized a portion of its obligations to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million. The other 1% is covered in the form of a guarantee to Fannie Mae.

The Company had outstanding letters of credit totaling $27.8 million as of September 30, 2003 including approximately $10.2 million of letters of credit to partially secure construction loans which the Company assumed under the Island Purchase Agreement and the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through August 31, 2004, although the Company is obligated to renew the letters of credit related to the Island Purchase until as late as July 23, 2006.

The Company had guarantees totaling $10.5 million as of September 30, 2003, which consisted primarily of guarantees of overdraft facilities, property debt and the obligations to Fannie Mae discussed above. Generally, the guarantees do not bear formal maturity dates and remain outstanding until certain conditions have been satisfied.

An important part of the strategy for the Company’s investment management business involves investing the Company’s own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of September 30, 2003, the Company had committed an additional $21.4 million to fund future co-investments.

13.    Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Accumulated other comprehensive loss consists of foreign currency translation adjustments and minimum

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

pension liability adjustments. Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time.

The following table provides a summary of comprehensive (loss) income (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30
	2003	2002	2003	2002
Net (loss) income	$(28,445)	$1,881	$(24,620)	$3,630
Foreign currency translation gain (loss)	4,548	(8,285)	1,274	2,027

Comprehensive (loss) income	$(23,897)	$(6,404)	$(23,346)	$5,657

14.    Per Share Information

For the three and nine months ended September 30, 2003, basic and diluted loss per share for the Company was computed by dividing the net loss by the weighted average number of common shares outstanding of 20,743,011 and 16,957,494, respectively. As a result of operating losses incurred, diluted weighted average shares outstanding did not give effect to common stock equivalents, as to do so would have been anti-dilutive.

For the three and nine months ended September 30, 2002, basic income per share for the Company was computed by dividing the net income by the weighted average number of common shares outstanding of 15,016,044 and 15,033,640, respectively. Diluted income per share included the dilutive effect of contingently issuable shares of 209,744 and 183,100 for the three and nine months ended September 30, 2002 respectively.

15.    Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $472.5 million and $414.6 million at September 30, 2003 and December 31, 2002, respectively.

16.    Merger-Related Charges

The Company recorded merger-related charges of $19.8 million for the nine months ended September 30, 2003 in connection with the Insignia Acquisition. The charges consisted of the following (dollars in thousands):

	2003 Charge	Utilized to Date	To be Utilized
Lease termination costs	$7,637	$383	$7,254
Change of control payments	4,687	4,687	—
Severance	3,824	3,824	—
Consulting costs	2,003	2,003	—
Other	1,644	1,644	—

Total merger-related charges	$19,795	$12,541	$7,254

17.    Guarantor and Nonguarantor Financial Statements

In connection with the Insignia Acquisition, CBRE issued an aggregate of $200.0 million in Senior Notes (the 9 3/4% Senior Notes) due May 15, 2010. These 9 3/4% Senior Notes are unsecured and rank equally in right of

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

payment with existing and future senior indebtedness and senior in right of payment to any existing and future subordinated indebtedness. The 9 3/4% Senior Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the 9 3/4% Senior Notes. The 9 3/4% Senior Notes are guaranteed on a full, unconditional, joint and several and senior basis by the Company and CBRE’s domestic subsidiaries.

In connection with the 2001 Merger, CBRE issued an aggregate of $229.0 million in 11 1/4% Senior Subordinated Notes (the 11 1/4% Senior Subordinated Notes) due June 15, 2011. The 11 1/4% Senior Subordinated Notes are unsecured and rank equally in right of payment with any of the Company’s senior subordinated unsecured indebtedness. The 11 1/4% Senior Subordinated Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the 11 1/4% Senior Subordinated Notes. The 11 1/4% Senior Subordinated Notes are guaranteed on a full, unconditional, joint and several and senior subordinated basis by the Company and CBRE’s domestic subsidiaries.

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of September 30, 2003 and December 31, 2002; condensed consolidating statements of operations for the three and nine months ended September 30, 2003 and 2002, and condensed consolidating statements of cash flows for the nine months ended September 30, 2003 and 2002, of (a) the Company, as the parent, (b) CBRE, which is the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis; and

(2) Elimination entries necessary to consolidate the Company, as the parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and inter-company balances and transactions. In accordance with SFAS No. 142, all goodwill acquired in an acquisition should be assigned to reporting units as of the date of the acquisition. In connection with the Insignia Acquisition, the Company is currently evaluating the fair value of the acquired reporting units and the applicable goodwill to be assigned. As a result, the condensed consolidating balance sheet as of September 30, 2003 does not reflect this allocation of goodwill based upon the fair value of Insignia’s acquired reporting units. In addition, the preliminary estimated fair value of other intangible assets acquired in the Insignia Acquisition, along with the related amortization expense, have been reported in the accompanying condensed financial information of the guarantor subsidiaries. Once the Company finalizes the purchase accounting related to the Insignia Acquisition, other intangible assets and the related amortization expense will be re-allocated to the non-guarantor subsidiaries.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Current Assets:
Cash and cash equivalents	$20,066	$20	$59,302	$6,106	$—	$85,494
Restricted cash	—	—	14,688	3,224	—	17,912
Receivables, less allowance for doubtful accounts	24	18	120,139	130,427	—	250,608
Warehouse receivable	—	—	135,820	—	—	135,820
Prepaid expenses and other current assets	75,307	23,389	17,297	23,438	(21,730)	117,701

Total current assets	95,397	23,427	347,246	163,195	(21,730)	607,535
Property and equipment, net	—	—	75,051	35,654	—	110,705
Goodwill	—	—	658,109	135,142	—	793,251
Other intangible assets, net	—	—	151,980	1,810	—	153,790
Deferred compensation assets	—	70,077	—	—	—	70,077
Investment in and advances to unconsolidated subsidiaries	—	4,896	49,123	10,463	—	64,482
Investment in consolidated subsidiaries	322,194	197,723	68,836	—	(588,753)	—
Inter-company loan receivable	—	858,277	—	—	(858,277)	—
Deferred tax assets, net	26,227	—	—	—	—	26,227
Other assets	4,476	26,135	55,117	55,229	—	140,957

Total assets	$448,294	$1,180,535	$1,405,462	$401,493	$(1,468,760)	$1,967,024

Current Liabilities:
Accounts payable and accrued expenses	$2,132	$18,299	$47,813	$69,051	$—	$137,295
Inter-company payable	21,730	—	—	—	(21,730)	—
Compensation and employee benefits payable	—	—	101,666	50,742	—	152,408
Accrued bonus and profit sharing	—	—	63,741	38,101	—	101,842
Short-term borrowings:
Warehouse line of credit	—	—	135,820	—	—	135,820
Other	—	—	14,757	13,157	—	27,914

Total short-term borrowings	—	—	150,577	13,157	—	163,734
Current maturities of long-term debt	—	11,350	—	427	—	11,777

Total current liabilities	23,862	29,649	363,797	171,478	(21,730)	567,056
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	226,114	—	—	—	226,114
Senior secured term loans	—	277,113	—	—	—	277,113
9 3/4% senior notes	—	200,000	—	—	—	200,000
16% senior notes, net of unamortized discount	63,416	—	—	—	—	63,416
Other long-term debt	—	—	12,129	40,604	—	52,733
Inter-company loan payable	—	—	790,638	67,639	(858,277)	—

Total long-term debt	63,416	703,227	802,767	108,243	(858,277)	819,376
Deferred compensation liability	—	125,465	—	—	—	125,465
Other liabilities	12,320	—	41,175	46,230	—	99,725

Total liabilities	99,598	858,341	1,207,739	325,951	(880,007)	1,611,622
Minority interest	—	—	—	6,706	—	6,706
Commitments and contingencies
Stockholders’ Equity	348,696	322,194	197,723	68,836	(588,753)	348,696

Total liabilities and stockholders’ equity	$448,294	$1,180,535	$1,405,462	$401,493	$(1,468,760)	$1,967,024

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total

Current Assets:
Cash and cash equivalents	$127	$54	$74,173	$5,347	$—	$79,701
Receivables, less allowance for doubtfulaccounts	—	40	61,624	104,549	—	166,213
Warehouse receivable	—	—	63,140	—	—	63,140
Prepaid and other current assets	18,723	22,201	8,432	7,729	(20,199)	36,886

Total current assets	18,850	22,295	207,369	117,625	(20,199)	345,940
Property and equipment, net	—	—	51,419	15,215	—	66,634
Goodwill	—	—	442,965	134,172	—	577,137
Other intangible assets, net	—	—	89,075	2,007	—	91,082
Deferred compensation assets	—	63,642	—	—	—	63,642
Investment in and advances to unconsolidated subsidiaries	—	4,782	39,205	6,221	—	50,208
Investment in consolidated subsidiaries	302,593	322,794	66,162	—	(691,549)	—
Inter-company loan receivable	—	429,396	—	—	(429,396)	—
Deferred tax assets, net	36,376	—	—	—	—	36,376
Other assets	4,896	17,464	20,453	51,044	—	93,857

Total assets	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

Current Liabilities:
Accounts payable and accrued expenses	$2,137	$4,610	$36,895	$58,773	$—	$102,415
Inter-company payable	20,199	—	—	—	(20,199)	—
Compensation and employee benefits payable	—	—	40,938	22,796	—	63,734
Accrued bonus and profit sharing	—	—	59,942	43,916	—	103,858
Income taxes payable	15,451	—	—	—	—	15,451
Short-term borrowings:
Warehouse line of credit	—	—	63,140	—	—	63,140
Other	—	—	16	47,909	—	47,925

Total short-term borrowings	—	—	63,156	47,909	—	111,065
Current maturities of long-term debt	—	9,975	—	736	—	10,711

Total current liabilities	37,787	14,585	200,931	174,130	(20,199)	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,943	—	—	—	225,943
Senior secured term loans	—	211,000	—	—	—	211,000
16% senior notes, net of unamortized discount	61,863	—	—	—	—	61,863
Other long-term debt	—	—	12,129	198	—	12,327
Inter-company loan payable	—	—	362,344	67,052	(429,396)	—

Total long-term debt	61,863	436,943	374,473	67,250	(429,396)	511,133
Deferred compensation liability	—	106,252	—	—	—	106,252
Other liabilities	11,724	—	18,450	13,127	—	43,301

Total liabilities	111,374	557,780	593,854	254,507	(449,595)	1,067,920
Minority interest	—	—	—	5,615	—	5,615
Commitments and contingencies
Stockholders’ Equity:	251,341	302,593	322,794	66,162	(691,549)	251,341

Total liabilities and stockholders’ equity	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$309,075	$114,301	$—	$423,376
Costs and expenses:
Cost of services	—	—	156,972	51,226	—	208,198
Operating, administrative and other	88	(1,994)	125,412	56,792	—	180,298
Depreciation and amortization	—	—	38,162	2,909	—	41,071
Equity (income) loss from unconsolidated subsidiaries	—	(60)	(2,539)	281	—	(2,318)
Merger-related charges	—	—	14,151	2,334	—	16,485

Operating (loss) income	(88)	2,054	(23,083)	759	—	(20,358)
Interest income	67	10,596	832	471	(10,178)	1,788
Interest expense	2,947	25,666	8,389	1,431	(10,178)	28,255
Equity (loss) income from consolidated subsidiaries	(26,924)	(20,315)	1,813	—	45,426	—

Loss before (benefit) provision for income taxes	(29,892)	(33,331)	(28,827)	(201)	45,426	(46,825)
Benefit for income taxes	(1,447)	(6,407)	(8,512)	(2,014)	—	(18,380)

Net (loss) income	$(28,445)	$(26,924)	$(20,315)	$1,813	$45,426	$(28,445)

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$211,791	$73,137	$—	$284,928
Costs and expenses:
Cost of services	—	—	103,245	32,425	—	135,670
Operating, administrative and other	60	312	85,368	38,730	—	124,470
Depreciation and amortization	—	—	4,065	2,339	—	6,404
Equity income from unconsolidated subsidiaries	—	(226)	(2,440)	(112)	—	(2,778)
Merger-related charges	—	—	—	—	—	—

Operating (loss) income	(60)	(86)	21,553	(245)	—	21,162
Interest income	38	10,154	643	566	(10,126)	1,275
Interest expense	2,850	10,944	9,270	2,482	(10,126)	15,420
Equity income (loss) from consolidated subsidiaries	3,458	6,350	(661)	—	(9,147)	—

Income (loss) before (benefit) provision for income taxes	586	5,474	12,265	(2,161)	(9,147)	7,017
(Benefit) provision for income taxes	(1,295)	2,016	5,915	(1,500)	—	5,136

Net income (loss)	$1,881	$3,458	$6,350	$(661)	$(9,147)	$1,881

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$727,394	$281,423	$—	$1,008,817
Costs and expenses:
Cost of services	—	—	359,672	125,191	—	484,863
Operating, administrative and other	244	2,716	298,302	142,632	—	443,894
Depreciation and amortization	—	—	46,704	6,867	—	53,571
Equity (income) loss from unconsolidated subsidiaries	—	(84)	(9,461)	363	—	(9,182)
Merger-related charges	—	—	15,890	3,905	—	19,795

Operating (loss) income	(244)	(2,632)	16,287	2,465	—	15,876
Interest income	136	29,380	1,916	1,072	(28,940)	3,564
Interest expense	8,800	45,936	28,491	5,232	(28,940)	59,519
Equity loss from consolidated subsidiaries	(19,371)	(10,044)	(957)	—	30,372	—

Loss before benefit for income taxes	(28,279)	(29,232)	(11,245)	(1,695)	30,372	(40,079)
Benefit for income taxes	(3,659)	(9,861)	(1,201)	(738)	—	(15,459)

Net in loss	$(24,620)	$(19,371)	$(10,044)	$(957)	$30,372	$(24,620)

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
Revenue	$—	$—	$585,402	$208,409	$—	$793,811
Costs and expenses:
Cost of services	—	—	272,678	90,828	—	363,506
Operating, administrative and other	300	3,900	253,492	106,984	—	364,676
Depreciation and amortization	—	—	11,712	6,395	—	18,107
Equity income from unconsolidated subsidiaries	—	(572)	(4,998)	(852)	—	(6,422)
Merger-related charges	—	50	—	—	—	50

Operating (loss) income	(300)	(3,378)	52,518	5,054	—	53,894
Interest income	123	33,219	1,643	820	(33,132)	2,673
Interest expense	8,465	32,354	30,904	7,750	(33,132)	46,341
Equity income (loss) from consolidated subsidiaries	8,301	15,779	(966)	—	(23,114)	—

(Loss) income before (benefit) provision for income taxes	(341)	13,266	22,291	(1,876)	(23,114)	10,226
(Benefit) provision for income taxes	(3,971)	4,965	6,512	(910)	—	6,596

Net income (loss)	$3,630	$8,301	$15,779	$(966)	$(23,114)	$3,630

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES:	$(46,824)	$28,930	$(31,706))	$(21,114)	$(70,714)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(9,163)	978	(8,185)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	—	(243,847)	—	(243,847)
Other investing activities, net	—	26	2,638	(3,316)	(652)

Net cash provided by (used in) investing activities	—	26	(250,372)	(2,338)	(252,684)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	152,850	—	—	152,850
Repayment of revolver and swingline credit facility	—	(152,850)	—	—	(152,850)
Proceeds from senior secured term loans	—	75,000	—	—	75,000
Repayment of senior secured term loans	—	(7,513)	—	—	(7,513)
Repayment of notes payable	—	(43,000)	—	—	(43,000)
Proceeds from 9 3/4% senior notes	—	200,000	—	—	200,000
Proceeds from short term borrowings and other loans, net	—	—	—	3,732	3,732
Proceeds from issuance of common stock	120,580	—	—	—	120,580
(Increase) decrease in intercompany receivables, net	(53,623)	(233,711)	267,207	20,127	—
Other financing activities, net	(194)	(19,766)	—	(341)	(20,301)

Net cash provided by (used in) financing activities	66,763	(28,990)	267,207	23,518	328,498

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,939	(34)	(14,871)	66	5,100
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	127	54	74,173	5,347	79,701
Effect of currency exchange rate changes on cash	—	—	—	693	693

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$20,066	$20	$59,302	$6,106	$85,494

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$4,038	$21,949	$1,371	$4,336	$31,694
Income taxes, net of refunds	$25,533	$—	$—	$—	$25,533

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

CBRE HOLDING, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

(Dollars in thousands)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:	$557	$2,910	$(16,510)	$(5,927)	$(18,970)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(6,354)	(1,927)	(8,281)
Acquisition of businesses including net assets acquired, intangibles and goodwill, net of cash acquired	—	(11,760)	419	(3,188)	(14,529)
Other investing activities, net	—	44	3,973	2,331	6,348

Net cash used in investing activities	—	(11,716)	(1,962)	(2,784)	(16,462)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	214,250	—	—	214,250
Repayment of revolver and swingline credit facility	—	(207,250)	—	—	(207,250)
(Repayment of) proceeds from senior notes and other loans, net	—	(189)	(3,016)	1,829	(1,376)
Repayment of senior secured term loans	—	(7,014)	—	—	(7,014)
Decrease (increase) in intercompany receivables, net	—	8,405	(8,199)	(206)	—
Other financing activities, net	(539)	(172)	(94)	130	(675)

Net cash (used in) provided by financing activities	(539)	8,030	(11,309)	1,753	(2,065)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18	(776)	(29,781)	(6,958)	(37,497)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	931	42,204	14,312	57,450
Effect of currency exchange rate changes on cash	—	—	—	(1,469)	(1,469)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$21	$155	$12,423	$5,885	$18,484

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$6,520	$22,691	$1,356	$3,394	$33,961
Income taxes, net of refunds	$16,481	$—	$—	$—	$16,481

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

18.    Industry Segments

The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consist of operations in the U.S., Canada, Mexico and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. As discussed in notes 8 and 17, the Company has not yet finalized the purchase accounting for the Insignia Acquisition. As a result, goodwill and other intangible assets acquired in the Insignia Acquisition, along with the related amortization expense, have been included in the Americas segment. Upon finalization of the purchase accounting for the Insignia Acquisition, goodwill, other intangible assets and the related amortization expense will be re-allocated to the appropriate segments. The following table summarizes the revenue and operating income (loss) by operating segment (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue
Americas	$324,508	$224,188	$766,995	$618,709
EMEA	69,390	38,261	167,020	111,632
Asia Pacific	29,478	22,479	74,802	63,470

	$423,376	$284,928	$1,008,817	$793,811

Operating (loss) income
Americas	$(19,804)	$21,524	$15,486	$48,679
EMEA	(3,671)	(159)	(3,072)	1,791
Asia Pacific	3,117	(203)	3,462	3,424

	(20,358)	21,162	15,876	53,894
Interest income	1,788	1,275	3,564	2,673
Interest expense	28,255	15,420	59,519	46,341

(Loss) income before (benefit) provision for income taxes	$(46,825)	$7,017	$(40,079)	$10,226

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(Unaudited)

	September 30, 2003	December 31, 2002

	(dollars in thousands)
Identifiable assets
Americas	$1,408,986	$868,990
EMEA	264,121	198,027
Asia Pacific	107,448	123,059
Corporate	186,469	134,800

	$1,967,024	$1,324,876

Identifiable assets by industry segment are those assets used in the Company’s operations in each segment. Corporate identifiable assets are primarily cash and cash equivalents and net deferred tax assets.

19.    Subsequent Events

On October 14, 2003, the Company refinanced all of the outstanding loans under the Credit Facility it entered into in connection with the completion of the Insignia Acquisition. As part of this refinancing, the Company entered into a new amended and restated credit agreement. The prior Credit Facility was, and the new amended and restated credit facilities continue to be, jointly and severally guaranteed by the Company and its domestic subsidiaries and secured by substantially all of their assets.

In connection with the October 14, 2003 refinancing of the senior secured credit facilities and the signing of a new amended and restated credit agreement, the former Tranche A term facility and Tranche B term facility were combined into a new single term loan facility. The new term loan facility, of which $300.0 million was drawn on October 14, 2003, requires quarterly principal payments of $2.5 million through September 30, 2008 and matures on December 31, 2008. Borrowings under the new term loan facility bear interest at varying rates based, at the Company’s option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%. The maturity date and interest rate for borrowings under the revolving credit facility remain unchanged in the new amended and restated credit agreement. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company.

On October 27, 2003, the Company redeemed $20.0 million in aggregate principal amount of its 16% Senior Notes. The Company paid a $1.9 million premium in connection with this redemption.

Early in the fourth quarter of 2003, the Company announced that effective January 1, 2004, it will close the Deferred Compensation Plan (DCP) to new participants. During 2004, the DCP will continue to accept compensation deferrals from participants who currently have a balance, meet the eligibility requirements and elect to participate, up to a maximum annual contribution amount of $250,000 per participant. However, the DCP will cease accepting compensation deferrals from current participants effective January 1, 2005.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of CBRE Holding, Inc.:

We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, and subsidiaries (the “Company”) as of December 31, 2002 and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for the twelve months then ended. Our audit also included the 2002 financial statement schedule of CBRE Holding, Inc. listed in the Index to Consolidated Financial Statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the 2002 financial statements and the financial statement schedule based on our audit. The consolidated financial statements and the financial statement schedule of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the consolidated financial statements and financial statement schedules of CB Richard Ellis Services, Inc. (the “Predecessor”) for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and stated that such 2001 and 2000 financial statement schedules, when considered in relation to the 2001 and 2000 basic financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein, in their report dated February 26, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2002 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for the twelve months then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2002 financial statement schedule, when considered in relation to the basic consolidated financial statements, presents fairly in all material respects the information set forth therein.

As discussed in Note 8 to the Consolidated Financial Statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”).

As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the period from February 20, 2001 (inception) through December 31, 2001 and the financial statements of the Predecessor for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 were audited by other auditors who have ceased operations. As described in Note 8, these consolidated financial statements have been revised to include the transitional disclosures required by SFAS 142, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 8 with respect to 2001 and 2000 included (i) comparing the previously reported net income (loss) to the previously issued consolidated financial statements and the adjustments to reported net income (loss) representing amortization expense (including any related tax effects) recognized in those periods relating to goodwill that is no longer being amortized as a result of applying SFAS 142 to the Company’s and the

Predecessor’s underlying analysis obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income (loss) to reported net income (loss) and the related earnings (loss)-per-share amounts. In our opinion, the disclosures for 2001 and 2000 in Note 8 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company and the Predecessor other than with respect to such disclosures, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 21, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CBRE Holding, Inc.:

We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc., a Delaware corporation, (the Company) as of December 31, 2001 and related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income for the period from February 20, 2001 (inception) through December 31, 2001. We have also audited the accompanying consolidated balance sheet of CB Richard Ellis Services, Inc. (Predecessor) as of December 31, 2000, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive (loss) income for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999. These financial statements and the schedule referred to below are the responsibility of the Company’s and the Predecessor’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CBRE Holding, Inc. as of December 31, 2001 and the results of their operations and their cash flows for the period from February 20, 2001 (inception) through December 31, 2001 and the financial position of CB Richard Ellis Services, Inc. (the Predecessor) as of December, 31 2000 and the results of their operations and their cash flows for the period from January 1, 2001 to July 20, 2001, and the twelve months ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission’s rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Los Angeles, California

February 26, 2002

NOTE:    The report of Arthur Andersen LLP presented above is a copy of a previously issued Arthur Andersen LLP report. This report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this Form 10-K.

NOTE:    The consolidated financial statements as of December 31, 2000 and for the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (see Note 8). The report of Arthur Andersen LLP presented above does not extend to these changes.

CBRE HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2001
	(Dollars in thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$79,701	$57,450
Receivables, less allowance for doubtful accounts of $10,892 and $11,748 at December 31, 2002 and 2001, respectively	166,213	156,434
Warehouse receivable	63,140	106,790
Prepaid expenses	9,748	8,325
Deferred tax assets, net	18,723	32,155
Other current assets	8,415	8,493

Total current assets	345,940	369,647
Property and equipment, net	66,634	68,451
Goodwill	577,137	609,543
Other intangible assets, net of accumulated amortization of $7,739 and $3,153 at December 31, 2002 and 2001, respectively	91,082	38,117
Cash surrender value of insurance policies, deferred compensation plan	63,642	69,385
Investments in and advances to unconsolidated subsidiaries	50,208	42,535
Deferred tax assets, net	36,376	54,002
Other assets	93,857	102,832

Total assets	$1,324,876	$1,354,512

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$102,415	$82,982
Compensation and employee benefits payable	63,734	68,118
Accrued bonus and profit sharing	103,858	85,188
Income taxes payable	15,451	21,736
Short-term borrowings:
Warehouse line of credit	63,140	106,790
Other	47,925	48,828

Total short-term borrowings	111,065	155,618
Current maturities of long-term debt	10,711	10,223

Total current liabilities	407,234	423,865
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount of $3,057 and $3,263 at December 31, 2002 and 2001, respectively	225,943	225,737
Senior secured term loans	211,000	220,975
16% senior notes, net of unamortized discount of $5,107 and $5,344 at December 31, 2002 and 2001, respectively	61,863	59,656
Other long-term debt	12,327	15,695

Total long-term debt	511,133	522,063
Deferred compensation liability	106,252	105,104
Other liabilities	43,301	46,661

Total liabilities	1,067,920	1,097,693
Minority interest	5,615	4,296
Commitments and contingencies
Stockholders’ Equity:
Class A common stock; $0.01 par value; 75,000,000 shares authorized; 1,793,254 and 1,755,601 shares issued and outstanding (including treasury shares) at December 31, 2002 and 2001, respectively	17	17
Class B common stock; $0.01 par value; 25,000,000 shares authorized; 12,624,813 shares issued and outstanding at December 31, 2002 and 2001	127	127
Additional paid-in capital	240,574	240,541
Notes receivable from sale of stock	(4,800)	(5,884)
Accumulated earnings	36,153	17,426
Accumulated other comprehensive (loss) income	(18,998)	296
Treasury stock at cost, 110,174 shares at December 31, 2002	(1,732)	—

Total stockholders’ equity	251,341	252,523

Total liabilities and stockholders’ equity	$1,324,876	$1,354,512

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands, except share data)
Revenue	$1,170,277	$562,828	$607,934	$1,323,604
Costs and expenses:
Commissions, fees and other incentives	554,942	266,764	280,813	628,097
Operating, administrative and other	493,949	216,246	296,386	551,528
Depreciation and amortization	24,614	12,198	25,656	43,199
Equity income from unconsolidated subsidiaries	(9,326)	(1,554)	(2,874)	(6,505)
Merger-related and other nonrecurring charges	36	6,442	22,127	—

Operating income (loss)	106,062	62,732	(14,174)	107,285
Interest income	3,272	2,427	1,567	2,554
Interest expense	60,501	29,717	20,303	41,700

Income (loss) before provision for income taxes	48,833	35,442	(32,910)	68,139
Provision for income taxes	30,106	18,016	1,110	34,751

Net income (loss)	$18,727	$17,426	$(34,020)	$33,388

Basic earnings (loss) per share	$1.25	$2.22	$(1.60)	$1.60

Weighted average shares outstanding for basic earnings (loss) per share	15,025,308	7,845,004	21,306,584	20,931,111

Diluted earnings (loss) per share	$1.23	$2.20	$(1.60)	$1.58

Weighted average shares outstanding for diluted earnings (loss) per share	15,222,111	7,909,797	21,306,584	21,097,240

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	24,614	12,198	25,656	43,199
Amortization of deferred financing costs	3,322	1,316	1,152	2,069
Deferred compensation deferrals	15,925	16,151	16,447	43,557
Gain on sale of properties, businesses and servicing rights	(6,287)	(2,868)	(10,009)	(10,184)
Equity income from unconsolidated subsidiaries	(9,326)	(1,554)	(2,874)	(6,505)
Provision for litigation, doubtful accounts and other	7,649	2,714	3,872	5,125
Deferred income tax provision (benefit)	5,158	(1,948)	(1,569)	(4,083)
(Increase) decrease in receivables	(4,770)	(18,379)	26,970	(12,545)
Decrease (increase) in cash surrender value of insurance policies, deferred compensation plan	5,743	(4,517)	(11,665)	(32,761)
Increase (decrease) in accounts payable and accrued expenses	3,678	(5,835)	(5,491)	(3,201)
Increase (decrease) in compensation and employee benefits payable and accrued bonus and profit sharing	17,541	64,677	(101,312)	24,418
Increase (decrease) in income taxes payable	3,225	13,578	(16,357)	11,074
Decrease in other liabilities	(15,203)	(9,260)	(11,305)	(12,806)
Other operating activities, net	(5,114)	7,635	275	114

Net cash provided by (used in) operating activities	64,882	91,334	(120,230)	80,859
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	(14,266)	(6,501)	(14,814)	(23,668)
Proceeds from sale of properties, businesses and servicing rights	6,378	2,108	9,544	17,495
Purchases of investments	(1,012)	(1,081)	(3,202)	(23,413)
Investment in property held for sale	—	(40,174)	(2,282)	—
Acquisition of businesses including net assets acquired, intangibles and goodwill	(14,811)	(214,702)	(1,924)	(6,561)
Other investing activities, net	(419)	(1,043)	539	3,678

Net cash used in investing activities	(24,130)	(261,393)	(12,139)	(32,469)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	238,000	113,750	—	—
Repayment of revolver and swingline credit facility	(238,000)	(113,750)	—	—
(Repayment of) proceeds from senior notes and other loans, net	(8,205)	(1,188)	446	588
Proceeds from senior secured term loans	—	235,000	—	—
Repayment of senior secured term loans	(9,351)	(4,675)	—	—
Proceeds from non-recourse debt related to property held for sale	—	37,179	—	—
Repayment of 87/8% senior subordinated notes	—	(175,000)	—	—
Proceeds from 111/4% senior subordinated notes	—	225,629	—	—
Proceeds from 16% senior notes	—	65,000	—	—
Proceeds from revolving credit facility	—	—	195,000	179,000
Repayment of revolving credit facility	—	(235,000)	(70,000)	(229,000)
Payment of deferred financing fees	(443)	(21,750)	(8)	(120)
Proceeds from issuance of common stock	180	92,156	—	—
Other financing activities, net	(19)	(3,520)	792	(3,991)

Net cash (used in) provided by financing activities	(17,838)	213,831	126,230	(53,523)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,914	43,772	(6,139)	(5,133)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	57,450	13,662	20,854	27,844
Effect of currency exchange rate changes on cash	(663)	16	(1,053)	(1,857)

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$79,701	$57,450	$13,662	$20,854

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for
Interest (net of amount capitalized)	$52,647	$26,126	$18,457	$38,352

Income taxes, net of refunds	$19,142	$5,061	$19,083	$27,607

Non-cash investing and financing activities
Fair value of assets acquired	$—	$(492,220)	$(105)	$(2,287)
Fair value of liabilities acquired	—	719,829	—	41
Issuance of stock	—	148,641	—	—
Goodwill	(14,811)	(590,952)	(1,819)	(4,315)

Net cash paid for acquisitions	$(14,811)	$(214,702)	$(1,924)	$(6,561)

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Company
	CBRE Holding, Inc.
				Notes receivable from sale of stock		Accumulated other comprehensive income (loss)
	Class A common stock	Class B common stock	Additional paid-in capital		Accumulated earnings	Minimum pension liability	Foreign currency translation	Treasury stock	Total
	(Dollars in thousands, except share data)
Balance, February 20, 2001	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	17,426	—	—	—	17,426
Contribution of deferred compensation plan stock fund units	—	—	18,771	—	—	—	—	—	18,771
Contribution of shares by certain shareholders of CB Richard Ellis Services, Inc	—	80	121,732	—	—	—	—	—	121,812
Net issuance of Class A common stock	17	—	27,672	—	—	—	—	—	27,689
Issuance of Class B common stock	—	47	72,366	—	—	—	—	—	72,413
Notes receivable from sale of stock	—	—	—	(5,884)	—	—	—	—	(5,884)
Foreign currency translation gain	—	—	—	—	—	—	296	—	296

Balance, December 31, 2001	17	127	240,541	(5,884)	17,426	—	296	—	252,523
Net income	—	—	—	—	18,727	—	—	—	18,727
Issuance of Class A common stock	—	—	460	(180)	—	—	—	—	280
Net cancellation of deferred compensation stock fund units	—	—	(427)	—	—	—	—	—	(427)
Net collection on notes receivable from sale of stock	—	—	—	1,264	—	—	—	—	1,264
Purchase of common stock	—	—	—	—	—	—	—	(1,732)	(1,732)
Minimum pension liability adjustment, net of tax	—	—	—	—	—	(17,039)	—	—	(17,039)
Foreign currency translation loss	—	—	—	—	—	—	(2,255)	—	(2,255)

Balance, December 31, 2002	$17	$127	$240,574	$(4,800)	$36,153	$(17,039)	$(1,959)	$(1,732)	$251,341

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(CONTINUED)

	Predecessor
	CB Richard Ellis Services, Inc.
	Common stock	Additional paid-in capital	Notes receivable from sale of stock	Accumulated (deficit) earnings	Accumulated other comprehensive loss	Treasury stock	Total
	(Dollars in thousands, except share data)
Balance, December 31, 1999	$213	$355,893	$(8,087)	$(122,485)	$(1,928)	$(13,869)	$209,737
Net income	—	—	—	33,388	—	—	33,388
Common stock issued for incentive plans	4	4,310	(4,310)	—	—	—	4
Contributions, deferred compensation plan	—	2,729	—	—	—	—	2,729
Deferred compensation plan co-match	—	907	—	—	—	—	907
Net collection on notes receivable from sale of stock	—	(550)	550	—	—	—	—
Amortization of cheap and restricted stock	—	342	—	—	—		342
Tax deduction from issuance of stock	—	580	—	—	—	—	580
Foreign currency translation loss	—	—	—	—	(10,330)	—	(10,330)
Purchase of common stock	—	(43)	—	—	—	(1,975)	(2,018)

Balance, December 31, 2000	217	364,168	(11,847)	(89,097)	(12,258)	(15,844)	235,339
Net loss	—	—	—	(34,020)	—	—	(34,020)
Common stock issued for incentive plans	—	360	—	—	—	—	360
Contributions, deferred compensation plan	—	1,004	—	—	—	—	1,004
Deferred compensation plan co-match	—	492	—	—	—	—	492
Net collection on notes receivable from sale of stock	—	(742)	1,001	—	—	—	259
Amortization of cheap and restricted stock	1	210	—	—	—	—	211
Tax deduction from issuance of stock	—	1,479	—	—	—	—	1,479
Foreign currency translation loss	—	—	—	—	(7,106)	—	(7,106)
Cancellation of common stock	—	(54)	—	—	—	—	(54)
Cancellation of common stock and elimination of historical equity due to the merger	(218)	(366,917)	10,846	123,117	19,364	15,844	(197,964)

Balance, July 20, 2001	$—	$—	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(Dollars in thousands)
Net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Other comprehensive (loss) income:
Foreign currency translation (loss) gain	(2,255)	296	(7,106)	(10,330)
Minimum pension liability adjustment, net of tax	(17,039)	—	—	—

Total other comprehensive (loss) income	(19,294)	296	(7,106)	(10,330)

Comprehensive (loss) income	$(567)	$17,722	$(41,126)	$23,058

The accompanying notes are an integral part of these consolidated financial statements.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations

CBRE Holding, Inc., a Delaware corporation, was incorporated on February 20, 2001 as Blum CB Holding Corporation. On March 26, 2001, Blum CB Holding Corporation changed its name to CBRE Holding, Inc. (the Company). The Company and its former wholly owned subsidiary, Blum CB Corporation (Blum CB), a Delaware corporation, were created to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm. Prior to July 20, 2001, the Company was a wholly owned subsidiary of RCBA Strategic Partners, LP (RCBA Strategic), which is an affiliate of Richard C. Blum, a director of the Company and CBRE.

On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger, dated May 31, 2001, among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE.

CBRE Holding, Inc. is a holding company that conducts its operations primarily through direct and indirect operating subsidiaries. In the United States (US), the Company operates through CB Richard Ellis, Inc. and L.J. Melody, in the United Kingdom (UK) through CB Hillier Parker and in Canada through CB Richard Ellis Limited. CB Richard Ellis Investors, LLC (CBRE Investors) and its foreign affiliates conduct business in the US, Europe and Asia. The Company operates in 47 countries through various subsidiaries and pursuant to cooperation agreements. Approximately 73% of the Company’s revenue is generated from the US and 27% is generated from the rest of the world.

2.    Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Additionally, the consolidated financial statements include the accounts of CBRE prior to the 2001 Merger as CBRE is considered the predecessor to the Company for purposes of Regulation S-X. The equity attributable to minority shareholders’ interests in subsidiaries is shown separately in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for under the equity method. Accordingly, the Company’s share of the earnings of these equity-method basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any impairment in value.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results may differ from these estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents generally consist of cash and highly liquid investments with an original maturity of less than three months. The Company controls certain cash and cash equivalents as an agent for its investment and property management clients. These amounts are not included in the consolidated balance sheets (See Note 17).

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation, or in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property and equipment is computed primarily using the straight-line method over estimated useful lives ranging up to ten years. Leasehold improvements are amortized over the term of the respective leases, excluding options to renew. The Company capitalizes expenditures that materially increase the life of the related assets and expenses the cost of maintenance and repairs.

The Company periodically reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any of the significant assumptions inherent in this assessment materially change due to market, economic, and/or other factors, the recoverability is assessed based on the revised assumptions. If this analysis indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and represents the amount by which the carrying value exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price paid by the Company over the fair value of the tangible and intangible assets and liabilities of CBRE at July 20, 2001, the date of the 2001 Merger. Other intangible assets include a trademark, which was separately identified as a result of the 2001 Merger, is not being amortized and has an indefinite estimated life. The remaining other intangible assets represent management contracts and loan servicing rights and are amortized on a straight-line basis over estimated useful lives ranging up to ten years.

The Company fully adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. This statement requires the Company to perform at least an annual assessment of impairment of goodwill and other intangible assets deemed to have indefinite useful lives based on assumptions and estimates of fair value and future cash flow information. In June 2002, the Company completed the first step of the transitional goodwill impairment test and determined that no impairment existed as of January 1, 2002. The Company also completed its required annual impairment test as of October 1, 2002 and determined that no impairment existed as of that date. An independent third-party valuation firm was engaged to perform all of the impairment tests (See Note 8).

Deferred Financing Costs

Costs incurred in connection with financing activities are deferred and amortized using the straight-line method over the terms of the related debt agreements ranging up to 10 years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total deferred costs, net of accumulated amortization, included in other assets in the accompanying consolidated balance sheets were $20.5 million and $23.3 million, as of December 31, 2002 and 2001, respectively.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Revenue Recognition

Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once the Company satisfies all obligations under the commission agreement. A typical commission agreement provides that the Company earns a portion of the lease commission upon the execution of the lease agreement by the tenant, while the remaining portion(s) of the lease commission is earned at a later date, usually upon tenant occupancy. The existence of any significant future contingencies will result in the delay of recognition of revenue until such contingencies are satisfied. For example, if the Company does not earn all or a portion of the lease commission until the tenant pays their first month’s rent and the lease agreement provides the tenant with a free rent period, the Company delays revenue recognition until cash rent is paid by the tenant. Investment management and property management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and the Company has no significant remaining obligations for performance in connection with the transaction, while loan servicing fees are recorded to revenue as monthly principal and interest payments are collected from mortgagors. Other commissions, consulting fees and referral fees are recorded as income at the time the related services have been performed unless significant future contingencies exist.

In establishing the appropriate provisions for trade receivables, the Company makes assumptions with respect to their future collectibility. The Company’s assumptions are based on an individual assessment of a customer’s credit quality as well as subjective factors and trends, including the aging of receivables balances. In addition to these individual assessments, in general, outstanding trade accounts receivable amounts that are greater than 180 days are fully provided for.

Business Promotion and Advertising Costs

The costs of business promotion and advertising are expensed as incurred in accordance with Statement of Position 93-7, “Reporting on Advertising Costs.” Business promotion and advertising costs of $42.4 million, $17.0 million, $30.4 million and $57.0 million were included in operating, administrative and other expenses for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000.

Foreign Currencies

The financial statements of subsidiaries located outside the US are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The resulting translation adjustments are included in the accumulated other comprehensive (loss) income component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the accompanying consolidated statements of operations are a $6.4 million gain, a $0.2 million loss, a $0.3 million gain, and a $3.1 million loss for the twelve months ended December 31, 2002, the period February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000, respectively.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net income (loss) and other comprehensive (loss) income. Accumulated other comprehensive (loss) income consists of foreign currency translation adjustments and a minimum pension liability adjustment. Foreign currency translation adjustments exclude income tax expense (benefit) given that earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time. The income tax benefit associated with the minimum pension liability adjustment is $7.3 million for the twelve months ended December 31, 2002.

Accounting for Transfers and Servicing

The Company follows SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” in accounting for loan sales and acquisition of servicing rights. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred at fair value. Servicing assets are amortized over the period of estimated servicing income with write-off required when control is surrendered. The Company’s recording of servicing rights at their fair value resulted in gains, which have been reflected in the accompanying consolidated statements of operations. Corresponding servicing assets of approximately $2.1 million and $1.8 million, at December 31, 2002 and 2001, respectively, are included in other intangible assets reflected in the accompanying consolidated balance sheets.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the effect on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. For entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, the transition and the disclosure provisions are effective for fiscal years ending after December 15, 2002. The amendments to APB No. 28 are effective for interim periods beginning after December 15, 2002. The Company will adopt the interim disclosure provisions of SFAS No. 148 for the quarter ended March 31, 2003.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

However, the Company continues to account for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25 and does not plan to voluntarily change to the fair value based method of accounting for stock-based compensation. Under this method, the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company’s net income (loss) and per share information would have been reduced to the following pro forma amounts (dollars in thousands, except per share data):

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Net Income (Loss):
As Reported	$18,727	$17,426	$(34,020)	$33,388
Pro Forma	18,204	17,154	(36,778)	30,393
Basic EPS:
As Reported	1.25	2.22	(1.60)	1.60
Pro Forma	1.21	2.19	(1.73)	1.45
Diluted EPS:
As Reported	1.23	2.20	(1.60)	1.58
Pro Forma	1.20	2.17	(1.73)	1.44

These pro forma amounts may not be representative of future pro forma results.

The weighted average fair value of options and warrants granted was $2.33 for the twelve months ended December 31, 2002, $1.86 for the period from February 20, 2001 (inception) through December 31, 2001 and $6.72 for the twelve months ended December 31, 2000. There were no stock options or warrants granted by CBRE for the period from January 1, 2001 through July 20, 2001. Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings. The fair value of each option grant and warrant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

	Company	Company	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2000
Risk-free interest rate	4.06%	4.69%	6.52%
Expected volatility	0.00%	0.00%	58.06%
Expected life	5 years	5 years	5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The computation of diluted earnings (loss) per share further assumes the dilutive effect of stock options, stock warrants, contingently issuable shares and other stock-based compensation programs. Contingently issuable shares represent unvested stock fund units in the deferred compensation plan. In accordance with SFAS No. 128, “Earnings Per Share” these shares are included in the dilutive earnings per share calculation under the treasury stock method (see Note 15).

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement applies to legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of its fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to have any material impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement rescinds the following pronouncements:

•	SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”

•	SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”

•	SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”

SFAS No. 145 amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The provisions of this statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions of this statement related to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this statement has not had and is not expected to have any material effect on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan and supersedes Emerging Issues Task Force Issue No. 94.3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” SFAS No. 146 is to be applied prospectively to exit or disposal plan activities initiated after December 31, 2002. The Company will account for such costs, if any, under SFAS No. 146 on a prospective basis.

In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” an interpretation of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures” and SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” This interpretation also rescinds FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others.” FIN 45 expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain guarantees. The disclosure requirements of FIN 45 are effective as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had and is not expected to have a material impact on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements.” This interpretation addresses consolidation of entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be consolidated with its primary beneficiary. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, or if the VIE does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to existing VIEs in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. The adoption of this interpretation is not expected to have a material impact on the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications, which do not have an effect on net income, have been made to the 2001 and 2000 financial statements to conform to the 2002 presentation.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

3.    2001 Merger

On July 20, 2001, the Company acquired CBRE (the 2001 Merger) pursuant to an Amended and Restated Agreement and Plan of Merger dated May 31, 2001 (the 2001 Merger Agreement) among the Company, CBRE and Blum CB. Blum CB was merged with and into CBRE, with CBRE being the surviving corporation. The operations of the Company after the 2001 Merger are substantially the same as the operations of CBRE prior to the 2001 Merger. In addition, the Company has no substantive operations other than its investment in CBRE. As such, CBRE is considered the predecessor to the Company for purposes of Regulation S-X.

At the effective time of the 2001 Merger, CBRE became a wholly owned subsidiary of the Company. Pursuant to the terms of the 2001 Merger Agreement, each issued and outstanding share of common stock of CBRE was converted into the right to receive $16.00 in cash, except for: (i) shares of common stock of CBRE owned by the Company and Blum CB immediately prior to the 2001 Merger, totaling 7,967,774 shares, which were cancelled, (ii) treasury shares and shares of common stock of CBRE owned by any of its subsidiaries, which were cancelled and (iii) shares of CBRE held by stockholders who perfected appraisal rights for such shares in accordance with Delaware law. All shares of common stock of CBRE outstanding prior to the 2001 Merger were acquired by the Company and subsequently cancelled. Immediately prior to the 2001 Merger, the following, collectively referred to as the buying group, contributed to the Company all the shares of CBRE’s common stock that he or it directly owned in exchange for an equal number of shares of Class B common stock of the Company: Blum Strategic Partners, L.P. (Blum Strategic), formerly known as RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. (FSEP III), a Delaware limited partnership, FS Equity Partners International, L.P. (FSEP International), a Delaware limited partnership, The Koll Holding Company, a California corporation, Frederic V. Malek, a director of the Company and CBRE, Raymond E. Wirta, the Chief Executive Officer and a director of the Company and CBRE, and Brett White, the President and a director of the Company and CBRE. Such shares of common stock of CBRE, which totaled 7,967,774 shares of common stock, were then cancelled. In addition, the Company offered to purchase for cash options outstanding to acquire common stock of CBRE at a purchase price per option equal to the greater of the amount by which $16.00 exceeded the exercise price of the option, if at all, or $1.00. In connection with the 2001 Merger, CBRE purchased its outstanding options on behalf of the Company, which were recorded as merger-related and other nonrecurring charges by CBRE in the period from January 1, 2001 to July 20, 2001.

The funding to complete the 2001 Merger, as well as the refinancing of substantially all of the outstanding indebtedness of CBRE, was obtained through: (i) the cash contribution of $74.8 million from the sale of Class B common stock of the Company for $16.00 per share, (ii) the sale of shares of Class A common stock of the Company for $16.00 per share to employees and independent contractors of CBRE, (iii) the sale of 625,000 shares of Class A common stock of the Company to the California Public Employees’ Retirement System for $16.00 per share, (iv) the issuance and sale by the Company of 65,000 units for $65.0 million to DLJ Investment Funding, Inc. and other purchasers, which units consist of $65.0 million in aggregate principal amount of 16% Senior Notes due July 20, 2011 and 339,820 shares of Class A common stock of the Company, (v) the issuance and sale by Blum CB of $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 for $225.6 million (which were assumed by CBRE in connection with the 2001 Merger) and (vi) borrowings by CBRE under a new $325.0 million senior credit facility with Credit Suisse First Boston (CSFB) and other lenders.

Following the 2001 Merger, the common stock of CBRE was delisted from the New York Stock Exchange. CBRE also successfully completed a tender offer and consent solicitation for all of the outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2006 (the Subordinated Notes). The Subordinated Notes were purchased at $1,079.14 for each $1,000 principal amount of Subordinated Notes, which included a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes. The Company also repaid the

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

outstanding balance of CBRE’s existing revolving credit facility. The Company entered into the 2001 Merger in order to enhance the flexibility to operate CBRE’s existing businesses and to develop new ones.

4.    Purchase Accounting

The aggregate finalized purchase price for the acquisition of CBRE was approximately $399.5 million, which included: (1) shares of the Company’s Class B common stock, valued at $16.00 per share, and warrants to acquire share of the Company’s Class B common stock issued to members of the buying group in exchange for shares of common stock of CBRE contributed to the Company immediately prior to the 2001 Merger and the cancellation of warrants to acquire common stock of CBRE; (2) $16.00 per share in cash paid to owners of common stock of CBRE, excluding shares owned by members of the buying group discussed above; (3) allocations in CBRE’s deferred compensation plan (the DCP) from vested stock fund units, each of which was valued at $16.00 and which was entitled to one underlying share of CBRE common stock upon distribution from the DCP prior to the 2001 Merger, to other investments alternatives available under the DCP, in each case at the election of the applicable participant; (4) vested stock fund units held in the DCP, each of which was valued at $16.00 and which was converted to the right to receive one underlying share of the Company’s Class A common stock upon distribution from the DCP after the 2001 Merger, that participants elected to continue to hold after the 2001 Merger; (5) unvested stock fund units held in the DCP, each of which was valued at $16.00 and which were automatically converted to the right to receive one underlying share of the Company’s Class A common stock upon distribution from the DCP after the 2001 Merger and (6) direct costs incurred in connection with the 2001 Merger.

The 2001 Merger was accounted for as a purchase by the Company. Prior to the 2001 Merger, no single member of the buying group, nor any combination thereof, controlled CBRE. After the completion of the 2001 Merger, Blum Strategic has control of CBRE. The shares of common stock of CBRE directly owned by Blum Strategic prior to the 2001 Merger, which were included in the shares owned by the buying group contributed to the Company, were valued at Blum Strategic’s book value in the determination of the purchase price. All other shares of common stock of CBRE acquired by the Company were accounted for at a fair value of $16.00 per share in the determination of the purchase price. As such, the 2001 Merger was accounted for as a step purchase acquisition in accordance with SFAS No. 141, “Business Combinations,” and the net assets of CBRE acquired by the Company were adjusted to 86.5% of their estimated fair value.

The preliminary purchase accounting adjustments of the Company were recorded in 2001 in the accompanying consolidated financial statements as of and for any periods subsequent to July 20, 2001. During 2002, the Company finalized the purchase price allocation, which included finalizing the fair values of all assets acquired and liabilities assumed as of the 2001 Merger date. The excess of the purchase price paid by the Company over the finalized fair value of the assets and liabilities of CBRE at the date of the 2001 Merger was approximately $594.9 million and is included in goodwill in the accompanying consolidated balance sheet as of December 31, 2002. This represents a $28.3 million reduction to what was originally estimated and reported at December 31, 2001. This net decrease was mainly due to the adjustment, net of the related tax impact, of certain intangible assets to their estimated fair values as of the acquisition date, which were finalized based on independent third party appraisals during 2002 (See Note 8 for additional information).

5.    Basis of Preparation

The accompanying consolidated balance sheets as of December 31, 2002 and 2001, and the consolidated statements of operations, cash flows and stockholders’ equity for the twelve months ended December 31, 2002 and for the period from February 20, 2001 (inception) through December 31, 2001, reflect the consolidated

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

balance sheets, results of operations, cash flows and stockholders’ equity of the Company from inception and also include the consolidated financial statements of CBRE from the date of the 2001 Merger, including all material adjustments required under the purchase method of accounting. For purposes of Regulation S-X, CBRE is considered the predecessor to the Company. As such, the historical financial statements of CBRE prior to the 2001 Merger are included in the accompanying consolidated financial statements, including the consolidated statements of operations, cash flows and stockholders’ equity for the period from January 1, 2001 through July 20, 2001 and for the twelve months ended December 31, 2000 (collectively “Predecessor financial statements”). The Predecessor financial statements have not been adjusted to reflect the acquisition of CBRE by the Company. As such, the consolidated financial statements of the Company after the 2001 Merger are not directly comparable to the Predecessor financial statements prior to the 2001 Merger.

Unaudited pro forma results of the Company, assuming the 2001 Merger had occurred as of January 1, 2001, are presented below. These pro forma results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense as a result of debt acquired to finance the 2001 Merger. The 2001 proforma information excludes $18.3 million of merger-related and other nonrecurring charges. These pro forma results do not purport to be indicative of what operating results would have been and may not be indicative of future operating results (dollars in thousands, except share data):

Twelve Months Ended December 31, 2001
Revenue	$1,170,762
Operating income	$76,496
Net loss	$(1,640)
Basic and diluted loss per share	$(0.11)
Weighted average shares outstanding for basic and diluted loss per share	15,025,308

6.    Acquisitions and Dispositions

During 2001, the Company acquired a professional real estate services firm in Mexico for an aggregate purchase price of approximately $1.7 million in cash. The Company also purchased the remaining ownership interests that it did not already own in CB Richard Ellis/Hampshire, L.L.C. for a purchase price of approximately $1.8 million in cash.

During 2000, the Company acquired five companies with an aggregate purchase price of approximately $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill when paid, as applicable. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation (Boston Mortgage) by L.J. Melody for approximately $2.1 million, plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeastern part of the US.

It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

In February 2000, the Company sold certain non-strategic assets for cash proceeds of $8.4 million, resulting in a pre-tax gain of $4.7 million.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Property and Equipment

Property and equipment consists of the following (dollars in thousands):

	December 31
	2002	2001
Leasehold improvements	$20,000	$19,710
Furniture and equipment	116,268	126,864
Equipment under capital leases	13,925	27,541

	150,193	174,115
Accumulated depreciation and amortization	(83,559)	(105,664)

Property and equipment, net	$66,634	$68,451

Depreciation expense was $20.8 million for the twelve months ended December 31, 2002, $9.1 million for the period from February 20, 2001 (inception) through December 31, 2001, $12.6 million for the period from January 1, 2001 through July 20, 2001 and $19.2 million for the twelve months ended December 31, 2000.

8.    Goodwill and Other Intangible Assets

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 replaces APB Opinion No. 16, “Business Combinations,” and requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS No. 142, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests, on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill might be impaired. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and be reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully adopted SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those units for purposes of performing the required transitional goodwill impairment assessment.

In June 2002, the Company completed the first step of the transitional goodwill impairment test which entailed comparing the fair value of each reporting unit to its carrying value. The Company determined that no impairment existed at the effective date of the implementation of the new standard. The Company also completed its required annual goodwill impairment test as of October 1, 2002 and determined that no impairment existed as of that date.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Had the Company accounted for goodwill consistent with the provisions of SFAS No. 142 in prior periods, the Company’s net income (loss) would have been affected as follows (dollars in thousands, except share data):

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Reported net income (loss)	$18,727	$17,426	$(34,020)	$33,388
Add back amortization of goodwill, net of taxes	—	—	7,701	14,054

Adjusted net income (loss)	$18,727	$17,426	$(26,319)	$47,442

Basic earnings (loss) per share:
Reported earnings (loss) per share	$1.25	$2.22	$(1.60)	$1.60
Add back goodwill amortization per share	—	—	0.36	0.67

Adjusted basic earnings (loss) per share	$1.25	$2.22	$(1.24)	$2.27

Diluted earnings (loss) per share:
Reported earnings (loss) per share	$1.23	$2.20	$(1.60)	$1.58
Add back goodwill amortization per share	—	—	0.36	0.67

Adjusted diluted earnings (loss) per share	$1.23	$2.20	$(1.24)	$2.25

The Company has finalized the fair value of all assets and liabilities as of the merger date. The resulting changes in the carrying amount of goodwill for the twelve months ended December 31, 2002, are as follows (dollars in thousands):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2002	$510,188	$96,637	$2,718	$609,543
Reclassed (to) from intangible assets	(57,841)	3,617	—	(54,224)
Purchase accounting adjustments related to prior acquisitions	15,321	5,809	688	21,818

Balance at December 31, 2002	$467,668	$106,063	$3,406	$577,137

Intangible assets totaled $91.1 million, net of accumulated amortization of $7.7 million, as of December 31, 2002 and are comprised of the following (dollars in thousands):

	As of December 31, 2002
	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets
Management contracts	$18,887	$5,605
Loan servicing rights	16,234	2,134

Total	$35,121	$7,739

Unamortizable intangible assets
Trademark	$63,700

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In accordance with SFAS No. 141, the trademark was separately identified as a result of the 2001 Merger and has an indefinite life. The management contracts are being amortized over their weighted average useful lives of approximately 8.6 years and the loan servicing rights are being amortized over their weighted average useful lives of approximately 10.0 years. Amortization expense related to these intangible assets was $3.8 million for the year ended December 31, 2002. The estimated amortization expense for the five years ending December 31, 2007 approximates $3.8 million, $3.7 million, $3.7 million, $3.4 million and $3.4 million, respectively.

9.    Investments in and Advances to Unconsolidated Subsidiaries

Investments in and advances to unconsolidated subsidiaries as of December 31, 2002 and 2001 are as follows (dollars in thousands):

	Interest	December 31
		2002	2001
CB Richard Ellis Strategic Partners, LP	2.9%	$10,690	$8,490
CB Commercial/Whittier Partners, LP	50.0%	8,816	10,159
Global Innovation Partners, LLC	4.9%	6,228	1,468
Strategic Partners II, LP.	3.4%	5,965	—
Ikoma CB Richard Ellis KK	20.0%	4,782	4,132
KB Opportunity Investors	45.0%	1,857	4,499
CB Richard Ellis/Pittsburgh, LP	50.0%	1,461	1,108
CB Richard Ellis Corporate Partners, LLC	9.1%	—	3,855
Other	*	10,409	8,824

Total		$50,208	$42,535

*	Various interests with varying ownership rates.

Combined condensed financial information for the entities accounted for using the equity method is as follows (dollars in thousands):

Condensed Balance Sheets Information:

	December 31
	2002	2001
Current assets	$127,635	$92,427
Noncurrent assets	1,552,546	866,224
Current liabilities	108,463	51,064
Noncurrent liabilities	664,241	392,357
Minority interest	3,938	265

Condensed Statements of Operations Information:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Net revenue	$349,121	$286,138	$241,902
Income from operations	78,171	60,259	59,936
Net income	81,498	30,098	50,183

Included in other current assets in the accompanying consolidated balance sheets is a note receivable from the Company’s equity investment in Investors 1031, LLC in the amount of $1.2 million as of December 31, 2002. This note was issued on June 20, 2002, bears interest at 20.0% per annum and is due for repayment on July 15, 2003.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The Company’s investment management business involves investing the Company’s own capital in certain real estate investments with clients, including its equity investments in CB Richard Ellis Strategic Partners, LP, Global Innovation Partners, LLC and other co-investments included in the table above. The Company has provided investment management, property management, brokerage, appraisal and other professional services to these equity investees and earned revenues from these co-investments of $22.4 million, $15.4 million and $7.3 million during the years ended December 31, 2002, 2001 and 2000, respectively.

10.    Other Assets

The following table summarizes the items included in other assets (dollars in thousands):

	December 31
	2002	2001
Property held for sale	$45,883	$42,456
Deferred financing costs, net	20,467	23,346
Deposits	8,714	6,505
Cost investments	6,524	5,768
Notes receivable	4,943	4,895
Employee loans (1)	4,089	—
Deferred compensation assets	1,440	3,520
Prepaid pension costs	—	13,588
Miscellaneous	1,797	2,754

Total	$93,857	$102,832

(1)	See Note 22 for additional information.

11.    Employee Benefit Plans

CBRE Holding, Inc., the Company

Option Plans and Warrants.    As part of the 2001 Merger, the Company issued 255,477 warrants to purchase shares of Class B common stock with an exercise price of $30.00 per share. These warrants do not vest until August 26, 2007 and expire on August 27, 2007. The Company also issued 1,520,207 options to acquire Class A common stock at an exercise price of $16.00 per share. These options vest and are exercisable in 20% increments over a five-year period ending on July 20, 2006. All options and warrants will become fully vested and exercisable upon change in control of the Company.

CB Richard Ellis Services, Inc., the Predecessor

Option Plans and Warrants.    At the effective time of the 2001 Merger, each holder of an option to acquire CBRE’s common stock, whether or not vested, had the right to receive, in consideration for the cancellation of his or her options, an amount per share of common stock equal to the greater of (i) the amount by which $16.00 exceeded the exercise price of the option, if any, or (ii) $1.00 reduced in each case by applicable withholding taxes. Employees holding warrants to acquire shares of CBRE received $1.00 per share of common stock underlying the warrant. Warrants held by non-employees, other than FS Equity Partners III, L.P. and FS Equity Partners International, L.P. who received warrants to acquire shares of the Company’s Class B common stock, were cancelled and no payments were made to such shareholders. As of December 31, 2001, there were no options or warrants outstanding to acquire CBRE’s stock.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The options and warrants outstanding prior to the 2001 Merger were issued in connection with various acquisitions and employee stock-based compensation plans, had exercise prices that ranged from $10.00 to $36.75, with vesting periods that ranged up to 5 years and expired at various dates through August 2010.

A summary of the status of the Company’s and the Predecessor’s option plans and warrants is presented in the tables below:

	Company
	CBRE Holding, Inc.
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at February 20, 2001	—	$—		$—
Granted	1,775,684	18.01
Forfeited	(17,186)	16.00

Outstanding at December 31, 2001	1,758,498	18.03	—	—
Granted	123,873	16.00
Forfeited	(175,295)	16.00

Outstanding at December 31, 2002	1,707,076	$18.10	277,575	$16.00

	Predecessor
	CB Richard Ellis Services, Inc.
	Shares	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
Outstanding at December 31, 1999	3,075,356	$20.71	770,756	$21.86
Granted	487,710	24.81
Forfeited/Expired	(223,056)	19.84

Outstanding at December 31, 2000	3,340,010	21.25	1,824,665	23.90
Exercised	(86,521)	12.89
Forfeited/Expired	(93,370)	20.27
Paid and/or cancelled as a result of the merger	(3,160,119)	21.50

Outstanding at July 20, 2001	—	$—	—	$—

Option plans and warrants outstanding at December 31, 2002 and their related weighted average price and life information is presented below:

	Outstanding Options and Warrants			Exercisable Options and Warrants
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractural Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$16.00	1,451,599	8.59	$16.00	277,575	$16.00
$30.00	255,477	4.66	30.00	—	—

	1,707,076		$18.10	277,575	$16.00

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred Compensation Plan (the DCP).    In 1994, CBRE implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive at some future date these deferred amounts invested in interest bearing accounts, which are an unsecured liability of the Company, in shares of common stock of the Company, where elections are recorded to additional paid-in capital or in insurance products which function like mutual funds. The Company has elected to fund a portion of its obligation for deferrals in these insurance products, but is not obligated to do so in the future.

As part of the 2001 Merger, the DCP was amended so that each stock fund unit was converted to the right to receive one share of Class A common stock of the Company. Each participant in the DCP who was a US employee or an independent contractor in specified states and had vested stock fund units prior to the 2001 Merger was permitted to make one of the following elections: (i) convert the value of his or her vested stock fund units, based upon the value of $16.00 per stock unit, into any of the insurance mutual fund alternatives or the Interest Index Fund II provided under the DCP, (ii) continue to hold the vested stock fund units in his or her account under the DCP or (iii) transfer amounts invested in insurance mutual fund alternatives into DCP stock fund units. In accordance with a change in control provision included in the terms of the DCP, stock fund units associated with the 1999 Company matching contribution, which were unvested prior to the 2001 Merger, became vested upon completion of the 2001 Merger, but remained as stock fund units.

Each stock fund unit that was unvested prior to the 2001 Merger remained in participants’ accounts, but after the 2001 Merger was converted to the right to receive one share of Class A common stock of the Company. These unvested stock fund units have been accounted for as a deferred compensation asset. The deferred compensation asset will be amortized as compensation expense over the remaining vesting period for such stock fund units in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” with $1.8 million charged to compensation expense for the twelve months ended December 31, 2002 and $0.9 million charged to compensation expense for the period from February 20, 2001 (inception) through December 31, 2001. The accompanying consolidated balance sheets include the unamortized balances totaling $1.9 million and $1.4 million in other current assets and other assets, respectively, as of December 31, 2002. Subsequent to the 2001 Merger, no new deferrals are allowed in stock fund units.

In 2001, the Company announced a match for the Plan Year 2000, effective July 2001, in the amount of $8.0 million to be invested in an interest bearing account on behalf of participants. The 2000 Company Match vests at 20% per year, and will be fully vested by December 2005. The related compensation expense will be amortized over the vesting period. The amounts charged to expense for the 2000 Company match were $1.7 million for the twelve months ended December 31, 2002, $0.7 million for the period from February 20, 2001 (inception) through December 31, 2001 and $0.2 million for the period from January 1, 2001 through July 20, 2001.

Included in the Company’s accompanying consolidated balance sheets is the accumulated non-stock liability of $106.3 million and $105.1 million at December 31, 2002 and 2001, respectively, and the assets (in the form of insurance) set aside to cover the liability of $63.6 million and $69.4 million as of December 31, 2002 and 2001, respectively. In addition, the Company’s deferred stock liability, included in additional paid-in capital, totaled $18.2 million and $18.8 million at December 31, 2002 and 2001, respectively.

Stock Purchase Plans.    Prior to the 2001 Merger, CBRE had restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock were reserved for issuance under CBRE’s 1999 and 1996 Equity Incentive Plans, respectively. The shares were issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. The purchase price for these shares was paid either in cash or by delivery of a full recourse

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

promissory note. All promissory notes related to the 1999 Equity Incentive Plan were repaid as part of the 2001 Merger. The majority of the notes related to the 1996 Equity Incentive Plan were also repaid, with the remaining unpaid outstanding balances of $0.6 million and $1.0 million as of December 31, 2002 and 2001, respectively, included in notes receivable from sale of stock in the accompanying consolidated statements of stockholders’ equity. As part of the 2001 Merger, the CBRE shares related to these outstanding promissory notes were exchanged for shares of Class B common stock of the Company.

Bonuses.    The Company has bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $40.2 million for the twelve months ended December 31, 2002, $18.0 million for the period from February 20, 2001 (inception) through December 31, 2001, $16.5 million for the period from January 1, 2001 through July 20, 2001 and $49.8 million for the twelve months ended December 31, 2000.

Capital Accumulation Plan (the Cap Plan).    The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company’s only such plan. Generally, a US employee of the Company is eligible to participate in the plan if the employee is at least 21 years old. The Cap Plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the Cap Plan from 1% to 15%, in whole percentages of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Each year, the Company determines the amount of employer contributions, if any, it will contribute to the Cap Plan based on the performance and profitability of the Company’s consolidated U.S. operations. The Company’s contributions for the year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. In connection with the Cap Plan, the Company incurred no expense for the twelve months ended December 31, 2002, $0.8 million for the period from February 20, 2001 (inception) through December 31, 2001, no expense for the period from January 1, 2001 through July 20, 2001 and $2.2 million for the twelve months ended December 31, 2000.

In connection with the 2001 Merger, each share of common stock of CBRE formerly held by the Cap Plan and credited to participant accounts was exchanged for $16.00 in cash. In addition, the Cap Plan was amended to eliminate the common stock of CBRE as an investment option within the Cap Plan after July 20, 2001. The cash received for the shares of CBRE common stock was available for reinvestment in one or more of the investment alternatives available within the Cap Plan in accordance with the terms of the plan, including a new company stock fund in which employees could invest on a one-time basis in Class A shares of common stock of the Company. Subsequent to the 2001 Merger, participants are no longer entitled to purchase additional shares of CBRE Holding Class A or Class B common stock for allocation to their account balance.

Pension Plan.    The Company, through the acquisition of Hillier Parker in the UK, maintains a contributory defined benefit pension plan to provide retirement benefits to existing and former Hillier Parker employees participating in the plan. It is the Company’s policy to fund the minimum annual contributions required by applicable regulations. Pension expense totaled $3.6 million for the twelve months ended December 31, 2002, $1.4 million for the period February 20, 2001 (inception) through December 31, 2001, $0.9 million for the period from January 1, 2001 through July 20, 2001 and $0.9 million for the twelve months ended December 31, 2000.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As a result of the plan’s under-funded status in 2002, the Company recorded a charge to accumulated other comprehensive loss, net of the related deferred tax impact, appropriately eliminating the prepaid pension asset and establishing a minimum liability for under-funding. This non-cash charge had no impact on net income or cash flow. The following sets forth a reconciliation of the benefit obligation, plan assets, plan’s funded status and amounts recognized in the accompanying consolidated balance sheets (dollars in thousands):

	Company	Company	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001
Change in benefit obligation
Benefit obligation at beginning of period	$74,418	$75,453	$71,076
Service cost	5,578	2,325	2,875
Interest cost	4,764	2,059	2,316
Plan participant contributions	1,226	234	641
Actuarial loss (gain)	3,997	(6,558)	2,990
Benefits paid	(1,939)	(408)	(1,109)
Foreign currency translation	8,690	1,313	(3,336)

Benefit obligation at end of period	$96,734	$74,418	$75,453

Change in plan assets
Fair value of plan assets at beginning of period	$80,950	$87,603	$103,688
Actual return on plan assets	(13,777)	(8,430)	(12,675)
Company contributions	2,299	438	1,740
Plan participant contributions	1,226	234	641
Benefits paid	(1,939)	(408)	(1,109)
Foreign currency translation	7,671	1,513	(4,682)

Fair value of plan assets at end of period	$76,430	$80,950	$87,603

Funded status	$(20,304)	$6,533	$12,150
Unrecognized net actuarial loss	33,350	6,566	12,106
Company contributions in the post-measurement period	530	489	—

Net amount recognized	$13,576	$13,588	$24,256

Net amount recognized in the consolidated balance sheets
Accrued benefit liability	$(10,766)	$—	$—
Prepaid benefit cost	—	13,588	24,256
Accumulated other comprehensive loss	24,342	—	—

	$13,576	$13,588	$24,256

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Weighted average assumptions used in developing the projected benefit obligation were as follows:

	Company	Company	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2000
Discount rate	5.60%	6.00%	6.00%
Expected return on plan assets	8.20%	8.00%	7.75%
Rate of compensation increase	4.30%	4.50%	5.00%

Net periodic pension cost consisted of the following (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Employer service cost	$5,578	$2,325	$2,875	$5,728
Interest cost on projected benefit obligation	4,764	2,059	2,316	4,026
Expected return on plan assets	(6,767)	(2,945)	(4,257)	(8,395)
Unrecognized net gain	—	—	—	(425)

Net periodic pension cost	$3,575	$1,439	$934	$934

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

12.    Debt

Total debt consists of the following (dollars in thousands):

	December 31
	2002	2001
Long-Term Debt:
11 1/4% Senior Subordinated Notes, net of unamortized discount of $3.1 million and $3.3 million at December 31, 2002 and 2001, respectively, due in 2011	$225,943	$225,737
Senior secured term loans, with interest ranging from 5.07% to 7.50%, due from 2002 through 2008	220,975	230,325
16% Senior Notes, net of unamortized discount of $5.1 million and $5.3 million at December 31, 2002 and 2001, respectively, due in 2011	61,863	59,656
Westmark Senior Notes, with interest at 9.0% through December 31, 2004 and at variable rates depending on the Company’s credit facility rate thereafter, due from 2008 through 2010	12,129	14,863
Capital lease obligations, mainly for automobiles and telephone equipment, with interest ranging from 6.50% to 9.74%, due through 2007	763	1,438
Other	171	267

Sub-total	521,844	532,286
Less current maturities of long-term debt	10,711	10,223

Total long-term debt	511,133	522,063

Short-Term Borrowings:
Warehouse Line of Credit, with interest at 1.0% over the Residential Funding Corporation base rate with a maturity date of August 31, 2003	63,140	106,790
Non-recourse secured debt related to property held for sale with interest at one-month Yen LIBOR plus 4.95% and a maturity date of June 18, 2003	40,005	37,179
Euro cash pool loan, with interest ranging from 4.37% to 6.60% and no stated maturity date	7,904	11,162
Other	16	487

Total short-term borrowings	111,065	155,618
Add current maturities of long-term debt	10,711	10,223

Total current debt	121,776	165,841

Total debt	$632,909	$687,904

Future annual aggregate maturities of total consolidated debt at December 31, 2002 are as follows (dollars in thousands): 2003—$121,776; 2004—$10,640; 2005—$10,623; 2006—$10,619; 2007—$6,244; and $473,007 thereafter.

The Company issued $229.0 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due June 15, 2011 (the Notes), which were issued and sold by Blum CB Corp. for approximately $225.6 million, net of discount, on June 7, 2001 and assumed by CBRE in connection with the 2001 Merger. The Notes are jointly and severally guaranteed on a senior subordinated basis by the Company and its domestic subsidiaries. The Notes require semi-annual payments of interest in arrears on June 15 and December 15, having commenced on December 15, 2001, and are redeemable in whole or in part on or after June 15, 2006 at 105.625% of par on that date and at declining prices thereafter. In addition, before June 15, 2004, the Company may redeem up to

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

35.0% of the originally issued amount of the Notes at 111 1/4% of par, plus accrued and unpaid interest, solely with the net cash proceeds from public equity offerings. In the event of a change of control, the Company is obligated to make an offer to purchase the Notes at a redemption price of 101.0% of the principal amount, plus accrued and unpaid interest.

The Company also entered into a $325.0 million Senior Credit Facility (the Credit Facility) with CSFB and other lenders. The Credit Facility is jointly and severally guaranteed by the Company and its domestic subsidiaries and is secured by substantially all of their assets. The Credit Facility includes the Tranche A term facility of $50.0 million, maturing on July 20, 2007; the Tranche B term facility of $185.0 million, maturing on July 18, 2008; and the revolving line of credit of $90.0 million, including revolving credit loans, letters of credit and a swingline loan facility, maturing on July 20, 2007. Borrowings under the Tranche A and revolving facility bear interest at varying rates based on the Company’s option at either three-month LIBOR plus 2.50% to 3.25% or the alternate base rate plus 1.50% to 2.25% as determined by reference to the Company’s ratio of total debt less available cash to EBITDA, which is defined in the debt agreement. Borrowings under the Tranche B facility bear interest at varying rates based on the Company’s option at either three-month LIBOR plus 3.75% or the alternate base rate plus 2.75%. The alternate base rate is the higher of (1) CSFB’s prime rate or (2) the Federal Funds Effective Rate plus one-half of one percent.

The Tranche A facility will be repaid by July 20, 2007 through quarterly principal payments over six years, which total $7.5 million each year through June 30, 2003 and $8.75 million each year thereafter through July 20, 2007. The Tranche B facility requires quarterly principal payments of approximately $0.5 million, with the remaining outstanding principal due on July 18, 2008. The revolving line of credit requires the repayment of any outstanding balance for a period of 45 consecutive days commencing on any day in the month of December of each year as determined by the Company. The Company repaid its revolving credit facility as of November 5, 2002 and December 1, 2001 and at December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

The Company issued an aggregate principal amount of $65.0 million of 16.0% Senior Notes due on July 20, 2011 (the Senior Notes). The Senior Notes are unsecured obligations, senior to all current and future unsecured indebtedness, but subordinated to all current and future secured indebtedness of the Company. Interest accrues at a rate of 16.0% per year and is payable quarterly in cash in arrears. Interest may be paid in kind to the extent CBRE’s ability to pay cash dividends is restricted by the terms of the Credit Facility. Additionally, interest in excess of 12.0% may, at the Company’s option, be paid in kind through July 2006. The Company elected to pay in kind interest in excess of 12.0%, or 4.0%, that was payable on April 20, 2002, July 20, 2002 and October 20, 2002. The Senior Notes are redeemable at the Company’s option, in whole or in part, at 116.0% of par commencing on July 20, 2001 and at declining prices thereafter. As of December 31, 2002, the redemption price was 112.8% of par. In the event of a change in control, the Company is obligated to make an offer to purchase all of the outstanding Senior Notes at 101.0% of par.

The Senior Notes are solely the Company’s obligation to repay. CBRE has neither guaranteed nor pledged any of its assets as collateral for the Senior Notes and is not obligated to provide cashflow to the Company for repayment of these Senior Notes. However, the Company has no substantive assets or operations other than its investment in CBRE to meet any required principal and interest payments on the Senior Notes. The Company will depend on CBRE’s cash flows to fund principal and interest payments as they come due.

The Notes, the Credit Facility and the Senior Notes all contain numerous restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends or distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, engage in transactions with affiliates, issue subsidiary equity and enter into consolidations or mergers. The Credit Facility

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

requires the Company to maintain a minimum coverage ratio of interest and certain fixed charges and a maximum leverage and senior leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt. The Credit Facility requires the Company to pay a facility fee based on the total amount of the unused commitment.

The Company has short-term borrowings of $111.1 million and $155.6 million with related weighted average interest rates of 3.9% and 4.5% as of December 31, 2002 and 2001, respectively.

A subsidiary of the Company has a credit agreement with Residential Funding Corporation (RFC) for the purpose of funding mortgage loans that will be resold. The credit agreement in 2001 initially provided for a revolving line of credit of $150.0 million, bore interest at the greater of one-month LIBOR or 3.0% (RFC Base Rate), plus 1.0%, and expired on August 31, 2001. Through various executed amendments and extension letters in 2001, the revolving line of credit was increased to $350.0 million and the maturity date was extended to January 22, 2002.

Effective January 23, 2002, the Company entered into a Second Amended and Restated Warehousing Credit and Security Agreement. This agreement provided for a revolving line of credit in the amount of $350.0 million until February 28, 2002 and $150.0 million for the period from March 1, 2002 through August 31, 2002. Additionally, on February 1, 2002, the Company executed a Letter Agreement with RFC that redefined the RFC Base Rate to the greater of one-month LIBOR or 2.25% per annum. On April 20, 2002, the Company obtained a temporary revolving line of credit increase of $210.0 million that resulted in a total line of credit equaling $360.0 million, which expired on July 31, 2002. Upon expiration of the temporary increase and through various executed amendments and extension letter agreements, the Company established a revolving line of credit of $200.0 million, redefined the RFC Base Rate to the greater of one-month LIBOR or 2.0% and extended the maturity date of the agreement to December 20, 2002. On December 16, 2002, the Company entered into the Third Amended and Restated Warehousing Credit and Security Agreement effective December 20, 2002. The agreement provides for a revolving line of credit of $200.0 million, bears interest at the RFC Base Rate plus 1.0% and expires on August 31, 2003.

During the years ended December 31, 2002 and 2001, respectively, the Company had a maximum of $309.0 million and $164.0 million revolving line of credit principal outstanding with RFC. At December 31, 2002 and 2001, respectively, the Company had a $63.1 million and a $106.8 million warehouse line of credit outstanding, which are included in short-term borrowings in the accompanying consolidated balance sheets. Additionally, the Company had a $63.1 million and a $106.8 million warehouse receivable, which are also included in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively.

A subsidiary of the Company has a credit agreement with JP Morgan Chase. The credit agreement provides for a non-recourse revolving line of credit of up to $20.0 million, bears interest at 1.0% in excess of the bank’s cost of funds and expires on May 28, 2003. At December 31, 2002 and 2001, the Company had no revolving line of credit principal outstanding.

During 2001, the Company incurred $37.2 million of non-recourse debt through a joint venture. In September 2002, the maturity date on this non-recourse debt was extended to June 18, 2003.

13.    Commitments and Contingencies

The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company’s consolidated financial position or results of operations.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following is a schedule by year of future minimum lease payments for noncancelable leases as of December 31, 2002 (dollars in thousands):

	Capital Leases	Operating Leases
2003	$731	$66,632
2004	29	58,320
2005	9	50,966
2006	4	42,924
2007	3	35,090
Thereafter	—	233,379

Total minimum payments required	$776	$487,311

The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at the Company’s incremental borrowing rate at the inception of the leases. This totaled approximately $.01 million at December 31, 2002, resulting in a present value of net minimum lease payments of $.76 million. At December 31, 2002, $.72 million and $.04 million were included in current maturities of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancelable operating leases were not reduced by the minimum sublease rental income of $4.3 million due in the future under noncancelable subleases.

Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five-year periods. The composition of total rental expense under noncancelable operating leases consisted of the following (dollars in thousands):

	Company		Predecessor
	CBRE Holding, Inc.		CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Minimum rentals	$68,711	$27,203	$32,831	$56,243
Less sublease rentals	(1,157)	(500)	(551)	(1,387)

	$67,554	$26,703	$32,280	$54,856

A subsidiary of the Company has an agreement with Fannie Mae to fund the purchase of a $104.6 million loan portfolio using proceeds from its RFC line of credit. A 100% participation in the loan portfolio was sold to Fannie Mae with the Company retaining the credit risk on the first 2% of losses incurred on the underlying portfolio of commercial mortgage loans. The Company has collateralized a portion of its obligation to cover the first 1% of losses through a letter of credit in favor of Fannie Mae for a total of approximately $1.0 million.

At December 31, 2002, the Company had outstanding letters of credit totaling $7.8 million, including the Fannie Mae letter of credit discussed in the preceding paragraph. The letters of credit expire at varying dates through December 2004.

An important part of the strategy for the Company’s investment management business involves investing the Company’s own capital in certain real estate investments with its clients. These co-investments typically range from 2% to 5% of the equity in a particular fund. As of December 31, 2002, the Company had committed an additional $22.6 million to fund future co-investments.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

14.    Income Taxes

The Company’s tax provision (benefit) consisted of the following (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Federal:
Current	$10,204	$11,747	$—	$24,924
Deferred tax	6,232	(3,252)	(911)	921
Change in valuation allowances	—	796	—	(3,000)

	16,436	9,291	(911)	22,845
State:
Current	1,824	3,173	1,600	6,895
Deferred tax	378	(494)	(658)	(1,243)

	2,202	2,679	942	5,652
Foreign:
Current	12,920	10,137	1,079	7,015
Deferred tax	(1,452)	(4,091)	—	(761)

	11,468	6,046	1,079	6,254

	$30,106	$18,016	$1,110	$34,751

The following is a reconciliation, stated as a percentage of pre-tax income, of the US statutory federal income tax rate to the Company’s effective tax rate on income from operations:

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Federal statutory tax rate	35%	35%	(35)%	35%
Permanent differences	15	5	25	11
State taxes, net of federal benefit	3	5	2	6
Foreign income taxes in excess of US rate	9	4	11	4
Change in valuation allowances	—	2	—	(5)

Effective tax rate	62%	51%	3%	51%

The domestic component of income (loss) before provision for income taxes included in the accompanying consolidated statements of operations was $31.0 million for the twelve months ended December 31, 2002, $22.5 million for the period from February 20, 2001 (inception) through December 31, 2001, $(23.0) million for the period January 1, 2001 to July 20, 2001 and $63.2 million for the twelve months ended December 31, 2000. The

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

international component of income (loss) before provision for income taxes was $17.8 million for the twelve months ended December 31, 2002, $12.9 million for the period from February 20, 2001 (inception) through December 31, 2001, $(9.9) million for the period from January 1, 2001 through July 20, 2001 and $4.9 million for the twelve months ended December 31, 2000.

Cumulative tax effects of temporary differences are shown below at December 31, 2002 and 2001 (dollars in thousands):

	December 31
	2002	2001
Asset (Liability)
Property and equipment	$10,960	$16,665
Bad debts and other reserves	12,459	10,225
Intangible amortization	(26,065)	(2,311)
Bonus, unexercised restricted stock, deferred compensation	57,780	53,418
Investment	4,189	5,045
Net operating loss (NOL) and alternative minimum tax credit carryforwards	5	3,778
Unconsolidated affiliates	5,283	7,568
Pension obligation	7,303	—
All other, net	(2,923)	3,312

Net deferred tax asset before valuation allowances	68,991	97,700
Valuation allowances	(13,892)	(11,543)

Net deferred tax asset	$55,099	$86,157

The Company had no federal income tax NOLs at December 31, 2002.

Management has determined that as of December 31, 2002, $13.9 million of deferred tax assets do not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance has been recorded for this amount. Approximately $13.1 million of this valuation allowance relates to deferred tax assets acquired in the 2001 Merger. Accordingly, goodwill will be reduced at such time as these deferred tax assets are realized.

A deferred US tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is the intent of the Company to permanently reinvest these earnings. Undistributed earnings of foreign subsidiaries, which have been, or are intended to be, permanently invested in accordance with APB No. 23, “Accounting for Income Taxes—Special Areas,” aggregated $52.0 million at December 31, 2002. The determination of the tax liability upon repatriation is not practicable.

15.    Stockholders’ Equity

The Company is authorized to issue 100,000,000 shares of common stock, including 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, both with $0.01 par value per share. The holders of Class A common stock are entitled to one vote for each share. Holders of Class B common stock are entitled to ten votes for each share. There are no differences between the two classes of common stock other than number of votes. The holders of Class A and Class B common stock shall share equally on a per-share basis all dividends and other cash, stock or property distributions.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Upon written request of any holder of Class B common stock, any shares will be automatically converted on a share-for-share basis into the same number of shares of Class A common stock. In addition, upon any transfer, sale, or other disposition of the Company, shares of Class B common stock shall be converted into shares of Class A common stock on a share-for-share basis, excluding the transfer to certain permitted Class B common stockholders. Also, upon completion of an underwritten public offering in which the Company becomes listed on a national securities exchange, all outstanding shares of Class B common stock shall automatically be converted into shares of Class A common stock on a share-for-share basis.

As long as Class B common stock is outstanding, if a holder of Class B common stock purchases any shares of Class A common stock, the holder may convert the Class A common shares on a share-for-share basis into the same number of shares of Class B common stock.

16.    Earnings (Loss) Per Share Information

The following is a calculation of earnings (loss) per share (dollars in thousands, except share data):

	Company			Company
	CBRE Holding, Inc.			CBRE Holding, Inc.
	Twelve Months Ended December 31, 2002			February 20, 2001 (inception) through December 31, 2001
	Income	Shares	Per- Share Amount	Income	Shares	Per- Share Amount
Basic earnings per share:
Net income applicable to common stockholders	$18,727	15,025,308	$1.25	$17,426	7,845,004	$2.22

Diluted earnings per share:
Net income applicable to common stockholders	$18,727	15,025,308		$17,426	7,845,004
Dilutive effect of contingently issuable shares		196,803			64,793

Net income applicable to common stockholders	$18,727	15,222,111	$1.23	$17,426	7,909,797	$2.20

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	Predecessor			Predecessor
	CB Richard Ellis Services, Inc.			CB Richard Ellis Services, Inc.
	Period from January 1, 2001 through July 20, 2001			Twelve Months Ended December 31, 2000
	Loss	Shares	Per- Share Amount	Income	Shares	Per- Share Amount
Basic (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,020)	21,306,584	$(1.60)	$33,388	20,931,111	$1.60

Diluted (loss) earnings per share:
Net (loss) income applicable to common stockholders	$(34,020)	21,306,584		$33,388	20,931,111
Dilutive effect of exercise of options outstanding		—			35,594
Dilutive effect of stock-based compensation programs		—			130,535

Net (loss) income applicable to common stockholders	$(34,020)	21,306,584	$(1.60)	$33,388	21,097,240	$1.58

The following items were not included in the computation of diluted earnings (loss) per share because their effect, in aggregate, was anti-dilutive:

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Stock options
Outstanding	1,451,599	1,503,021	2,562,150	2,574,029
Price ranges	$16.00	$16.00	$0.38 - $36.75	$11.81 - $36.75
Expiration ranges	7/20/11 - 7/31/12	7/20/11	6/8/04 - 8/31/10	6/8/04 - 8/31/10
Stock warrants
Outstanding	255,477	255,477	597,969	598,387
Price	$30.00	$30.00	$30.00	$30.00
Expiration date	8/27/07	8/27/07	8/28/04	8/28/04

All options and warrants for the period from January 1, 2001 to July 20, 2001 were anti-dilutive as the Company reported a net loss. Any assumed exercise of options or warrants would have been anti-dilutive as they would have resulted in a lower loss per share.

17.    Fiduciary Funds

The accompanying consolidated balance sheets do not include the net assets of escrow, agency and fiduciary funds, which amounted to $414.6 million and $373.2 million at December 31, 2002 and 2001, respectively.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

18.    Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments, whether or not recognized in the accompanying consolidated balance sheets. Value is defined as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents:    Includes cash and cash equivalents with maturities of less than three months. The carrying amount approximates fair value due to the short maturity of these instruments.

Short-Term Borrowings:    The majority of this balance represents the warehouse line of credit and non recourse debt related to a property held for sale. Due to their short-term maturities and variable interest rates, fair value approximates carrying value (See Note 12).

Senior Subordinated Notes:    Based on dealers’ quotes, the estimated fair value of the Company’s 11 1/4% Senior Subordinated Notes is $208.4 million and $199.5 million at December 31, 2002 and 2001, respectively. Their actual carrying value totaled $225.9 million and $225.7 million at December 31, 2002 and 2001, respectively (See Note 12).

16% Senior Notes:    There was no trading activity for the 16% Senior Notes, which are due in 2011. Their carrying value totaled $61.9 million and $59.7 million at December 31, 2002 and 2001, respectively (see Note 12).

Senior Secured Terms Loans & Other Long-Term Debt:    Estimated fair values approximate respective carrying values because the majority of these instruments are based on variable interest rates (see Note 12).

19.    Nonrecurring Charges

During the period from February 20, 2001 (inception) through December 31, 2001, the Company recorded nonrecurring pre-tax charges totaling $6.4 million which mainly related to the write-off of e-business investments. During the period from January 1, 2001 through July 20, 2001, CBRE recorded merger-related and other nonrecurring charges of $22.1 million, which included merger-related costs incurred of $16.4 million, severance costs incurred of $2.8 million related to CBRE’s cost reduction program implemented in May 2001, as well as the write-off of an e-investment of $2.9 million.

20.    Guarantor and Nonguarantor Financial Statements

In connection with the 2001 Merger with Blum CB and as part of the financing of the 2001 Merger, CBRE assumed an aggregate of $229.0 million in Senior Subordinated Notes (the Notes) due June 15, 2011. These Notes are unsecured and rank equally in right of payment with any of the Company’s future senior subordinated unsecured indebtedness. The Notes are effectively subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not guarantors of the Notes. The Notes are guaranteed on a full, unconditional, joint and several basis by the Company, CBRE and CBRE’s wholly owned domestic subsidiaries.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following condensed consolidating financial information includes:

(1) Condensed consolidating balance sheets as of December 31, 2002 and December 31, 2001; condensed consolidating statements of operations for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000; and condensed consolidating statements of cash flows for the twelve months ended December 31, 2002, the period from February 20, 2001 (inception) through December 31, 2001, the period from January 1, 2001 through July 20, 2001 and the twelve months ended December 31, 2000 of: (a) Holding, the Parent, (b) CBRE, which is the subsidiary issuer, (c) the guarantor subsidiaries, (d) the nonguarantor subsidiaries and (e) the Company on a consolidated basis.

(2) Elimination entries necessary to consolidate CBRE Holding, Inc., the Parent, with CBRE and its guarantor and nonguarantor subsidiaries.

Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$127	$54	$74,173	$5,347	$—	$79,701
Receivables, less allowance for doubtful accounts	—	40	61,624	104,549	—	166,213
Warehouse receivable	—	—	63,140	—	—	63,140
Prepaid and other current assets	18,723	22,201	8,432	7,729	(20,199)	36,886

Total current assets	18,850	22,295	207,369	117,625	(20,199)	345,940
Property and equipment, net	—	—	51,419	15,215	—	66,634
Goodwill	—	—	442,965	134,172	—	577,137
Other intangible assets, net	—	—	89,075	2,007	—	91,082
Cash surrender value of insurance policies, deferred compensation plan	—	63,642	—	—	—	63,642
Investment in and advances to unconsolidated subsidiaries	—	4,782	39,205	6,221	—	50,208
Investment in consolidated subsidiaries	302,593	322,794	66,162	—	(691,549)	—
Inter-company loan receivable	—	429,396	—	—	(429,396)	—
Deferred tax assets, net	36,376	—	—	—	—	36,376
Other assets	4,896	17,464	20,453	51,044	—	93,857

Total assets	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

Current Liabilities:
Accounts payable and accrued expenses	$2,137	$4,610	$36,895	$58,773	$—	$102,415
Inter-company payable	20,199	—	—	—	(20,199)	—
Compensation and employee benefits payable	—	—	40,938	22,796	—	63,734
Accrued bonus and profit sharing	—	—	59,942	43,916	—	103,858
Income taxes payable	15,451	—	—	—	—	15,451
Short-term borrowings:
Warehouse line of credit	—	—	63,140	—	—	63,140
Other	—	—	16	47,909	—	47,925

Total short-term borrowings	—	—	63,156	47,909	—	111,065
Current maturities of long-term debt	—	9,975	—	736	—	10,711

Total current liabilities	37,787	14,585	200,931	174,130	(20,199)	407,234
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,943	—	—	—	225,943
Senior secured term loans	—	211,000	—	—	—	211,000
16% senior notes, net of unamortized discount	61,863	—	—	—	—	61,863
Other long-term debt	—	—	12,129	198	—	12,327
Inter-company loan payable	—	—	362,344	67,052	(429,396)	—

Total long-term debt	61,863	436,943	374,473	67,250	(429,396)	511,133
Deferred compensation liability	—	106,252	—	—	—	106,252
Other liabilities	11,724	—	18,450	13,127	—	43,301

Total liabilities	111,374	557,780	593,854	254,507	(449,595)	1,067,920
Minority interest	—	—	—	5,615	—	5,615
Commitments and contingencies
Stockholders’ equity	251,341	302,593	322,794	66,162	(691,549)	251,341

Total liabilities and stockholders’ equity	$362,715	$860,373	$916,648	$326,284	$(1,141,144)	$1,324,876

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Balance Sheet

As of December 31, 2001

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$3	$931	$42,204	$14,312	$—	$57,450
Receivables, less allowance for doubtful accounts	47	71	70,343	85,973	—	156,434
Warehouse receivable	—	—	106,790	—	—	106,790
Prepaid and other current assets	32,155	12,465	6,321	8,353	(10,321)	48,973

Total current assets	32,205	13,467	225,658	108,638	(10,321)	369,647
Property and equipment, net	—	—	51,314	17,137	—	68,451
Goodwill	—	197,748	208,432	203,363	—	609,543
Other intangible assets, net	—	—	31,219	6,898	—	38,117
Cash surrender value of insurance policies, deferred compensation plan	—	69,385	—	—	—	69,385
Investment in and advances to unconsolidated subsidiaries	—	4,132	34,296	4,107	—	42,535
Investment in consolidated subsidiaries	271,615	65,690	168,974	—	(506,279)	—
Inter-company loan receivable	—	465,173	—	—	(465,173)	—
Deferred tax assets, net	54,002	—	—	—	—	54,002
Prepaid pension costs	—	—	—	13,588	—	13,588
Other assets	5,266	21,600	14,739	47,639	—	89,244

Total assets	$363,088	$837,195	$734,632	$401,370	$(981,773)	$1,354,512

Current Liabilities:
Accounts payable and accrued expenses	$2,022	$4,236	$37,325	$39,399	$—	$82,982
Inter-company payable	10,321	—	—	—	(10,321)	—
Compensation and employee benefits payable	—	—	44,192	23,926	—	68,118
Accrued bonus and profit sharing	—	—	56,821	28,367	—	85,188
Income taxes payable	21,736	—	—	—	—	21,736
Short-term borrowings:
Warehouse line of credit	—	—	106,790	—	—	106,790
Other	—	178	309	48,341	—	48,828

Total short-term borrowings	—	178	107,099	48,341	—	155,618
Current maturities of long-term debt	—	9,350	129	744	—	10,223

Total current liabilities	34,079	13,764	245,566	140,777	(10,321)	423,865
Long-Term Debt:
11 1/4% senior subordinated notes, net of unamortized discount	—	225,737	—	—	—	225,737
Senior secured term loans	—	220,975	—	—	—	220,975
16% senior notes, net of unamortized discount	59,656	—	—	—	—	59,656
Other long-term debt	—	—	14,974	721	—	15,695
Inter-company loan payable	—	—	393,827	71,346	(465,173)	—

Total long-term debt	59,656	446,712	408,801	72,067	(465,173)	522,063
Deferred compensation liability	—	105,104	—	—	—	105,104
Other liabilities	16,830	—	14,575	15,256	—	46,661

Total liabilities	110,565	565,580	668,942	228,100	(475,494)	1,097,693
Minority interest	—	—	—	4,296	—	4,296
Commitments and contingencies
Stockholders’ equity	252,523	271,615	65,690	168,974	(506,279)	252,523

Total liabilities and stockholders’ equity	$363,088	$837,195	$734,632	$401,370	$(981,773)	$1,354,512

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2002

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$—	$849,563	$320,714	$—	$1,170,277
Costs and expenses:
Commissions, fees and other incentives	—	—	413,830	141,112	—	554,942
Operating, administrative and other	415	1,186	345,231	147,117	—	493,949
Depreciation and amortization	—	—	15,833	8,781	—	24,614
Equity income from unconsolidated subsidiaries	—	(662)	(7,449)	(1,215)	—	(9,326)
Merger-related and other nonrecurring charges	—	36	—	—	—	36

Operating (loss) income	(415)	(560)	82,118	24,919	—	106,062
Interest income	158	42,845	2,079	916	(42,726)	3,272
Interest expense	11,344	42,731	39,742	9,410	(42,726)	60,501
Equity income from consolidated subsidiaries	27,306	32,898	4,957	—	(65,161)	—

Income before (benefit) provision for income taxes	15,705	32,452	49,412	16,425	(65,161)	48,833
(Benefit) provision for income taxes	(3,022)	5,146	16,514	11,468	—	30,106

Net income	$18,727	$27,306	$32,898	$4,957	$(65,161)	$18,727

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Operations

For the Period From February 20, 2001 (inception) Through December 31, 2001

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$—	$416,446	$146,382	$—	$562,828
Costs and expenses:
Commissions, fees and other incentives	—	—	207,019	59,745	—	266,764
Operating, administrative and other	500	3,589	145,145	67,012	—	216,246
Depreciation and amortization	—	—	8,523	3,675	—	12,198
Equity income from unconsolidated subsidiaries	—	(198)	(1,290)	(66)	—	(1,554)
Merger-related and other nonrecurring charges	—	2,144	3,530	768	—	6,442

Operating (loss) income	(500)	(5,535)	53,519	15,248	—	62,732
Interest income	1,135	19,270	370	561	(18,909)	2,427
Interest expense	8,199	20,353	17,091	2,983	(18,909)	29,717
Equity income from consolidated subsidiaries	22,721	27,713	8,605	—	(59,039)	—

Income before (benefit) provision for income taxes	15,157	21,095	45,403	12,826	(59,039)	35,442
(Benefit) provision for income taxes	(2,269)	(1,626)	17,690	4,221	—	18,016

Net income	$17,426	$22,721	$27,713	$8,605	$(59,039)	$17,426

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Operations

For the Period From January 1, 2001 Through July 20, 2001

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$465,280	$142,654	$—	$607,934
Costs and expenses:
Commissions, fees and other incentives	—	217,799	63,014	—	280,813
Operating, administrative and other	1,155	216,063	79,168	—	296,386
Depreciation and amortization	—	17,021	8,635	—	25,656
Equity income from unconsolidated subsidiaries	(492)	(2,141)	(241)	—	(2,874)
Merger-related and other nonrecurring charges	19,260	2,867	—	—	22,127

Operating (loss) income	(19,923)	13,671	(7,922)	—	(14,174)
Interest income	16,757	952	615	(16,757)	1,567
Interest expense	18,014	14,952	4,094	(16,757)	20,303
Equity losses from consolidated subsidiaries	(14,587)	(12,480)	—	27,067	—

Loss before (benefit) provision for income taxes	(35,767)	(12,809)	(11,401)	27,067	(32,910)
(Benefit) provision for income taxes	(1,747)	1,778	1,079	—	1,110

Net loss	$(34,020)	$(14,587)	$(12,480)	$27,067	$(34,020)

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Operations

For the Twelve Months Ended December 31, 2000

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
Revenue	$—	$1,027,359	$296,245	$—	$1,323,604
Costs and expenses:
Commissions, fees and other incentives	—	507,061	121,036	—	628,097
Operating, administrative and other	3,375	396,027	152,126	—	551,528
Depreciation and amortization	—	26,604	16,595	—	43,199
Equity (income) losses from unconsolidated subsidiaries	(995)	(5,615)	105	—	(6,505)

Operating (loss) income	(2,380)	103,282	6,383	—	107,285
Interest income	32,969	1,389	876	(32,680)	2,554
Interest expense	37,980	29,151	7,249	(32,680)	41,700
Equity income (losses) from consolidated subsidiaries	39,157	(5,300)	—	(33,857)	—

Income before (benefit) provision for income taxes	31,766	70,220	10	(33,857)	68,139
(Benefit) provision for income taxes	(1,622)	31,063	5,310	—	34,751

Net income (loss)	$33,388	$39,157	$(5,300)	$(33,857)	$33,388

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2002

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES	$509	$(7,905)	$42,090	$30,188	$64,882
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(10,049)	(4,217)	(14,266)
Proceeds from sale of properties, businesses and servicing rights	—	—	2,515	3,863	6,378
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(11,588)	(35)	(3,188)	(14,811)
Other investing activities, net	—	44	196	(1,671)	(1,431)

Net cash used in investing activities	—	(11,544)	(7,373)	(5,213)	(24,130)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	238,000	—	—	238,000
Repayment of revolver and swingline credit facility	—	(238,000)	—	—	(238,000)
Repayment of senior notes and other loans, net	—	(189)	(3,116)	(4,900)	(8,205)
Repayment of senior secured term loans	—	(9,351)	—	—	(9,351)
Decrease (increase) in intercompany receivables, net	—	28,284	462	(28,746)	—
Other financing activities, net	(385)	(172)	(94)	369	(282)

Net cash (used in) provided by financing activities	(385)	18,572	(2,748)	(33,277)	(17,838)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	124	(877)	31,969	(8,302)	22,914
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	3	931	42,204	14,312	57,450
Effect of currency exchange rate changes on cash	—	—	—	(663)	(663)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$127	$54	$74,173	$5,347	$79,701

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$8,509	$38,751	$1,635	$3,752	$52,647
Income taxes, net of refunds	$19,142	$—	$—	$—	$19,142

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Cash Flows

For the Period From February 20, 2001 (inception) Through December 31, 2001

(Company)

	Parent	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Elimination	Consolidated Total
	(Dollars in thousands)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$310	$5,947	$56,478	$28,599	$—	$91,334
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	—	(4,246)	(2,255)	—	(6,501)
Proceeds from sale of properties, businesses and servicing rights	—	—	1,996	112	—	2,108
Purchase of investments	—	—	(250)	(831)	—	(1,081)
Investment in property held for sale	—	—	—	(40,174)	—	(40,174)
Contribution to CBRE	(154,881)	—	—	—	154,881	—
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(212,369)	(1,850)	(483)	—	(214,702)
Other investing activities, net	—	(1)	(1,700)	658	—	(1,043)

Net cash used in investing activities	(154,881)	(212,370)	(6,050)	(42,973)	154,881	(261,393)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver and swingline credit facility	—	113,750	—	—	—	113,750
Repayment of revolver and swingline credit facility	—	(113,750)	—	—	—	(113,750)
Proceeds from senior secured term loans	—	235,000	—	—	—	235,000
Repayment of senior secured term loans	—	(4,675)	—	—	—	(4,675)
Proceeds from non recourse debt related to property held for sale	—	—	—	37,179	—	37,179
Repayment of 8 7/8% senior subordinated notes	—	(175,000)	—	—	—	(175,000)
Proceeds from 11 1/4% senior subordinated notes	—	225,629	—	—	—	225,629
Proceeds from 16% senior notes	65,000	—	—	—	—	65,000
Repayment of revolving credit facility	—	(235,000)	—	—	—	(235,000)
Repayment of senior notes and other loans, net	—	—	(1,185)	(3)	—	(1,188)
Payment of deferred financing fees	(2,582)	(19,168)	—	—	—	(21,750)
Proceeds from issuance of stock	92,156	154,881	—	—	(154,881)	92,156
Decrease (increase) in intercompany receivables, net	—	30,263	(6,981)	(23,282)	—	—
Other financing activities, net	—	(5,535)	(103)	2,118	—	(3,520)

Net cash provided by (used in) financing activities	154,574	206,395	(8,269)	16,012	(154,881)	213,831

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(28)	42,159	1,638	—	43,772
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	—	959	45	12,658	—	13,662
Effect of currency exchange rate changes on cash	—	—	—	16	—	16

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$3	$931	$42,204	$14,312	$—	$57,450

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$2,600	$22,562	$874	$90	$—	$26,126
Income taxes, net of refunds	$5,061	$—	$—	$—	$—	$5,061

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Cash Flows

For the Period From January 1, 2001 Through July 20, 2001

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS USED IN OPERATING ACTIVITIES	$(37,633)	$(53,363)	$(29,234)	$(120,230)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	(11,309)	(3,505)	(14,814)
Proceeds from sale of properties, businesses and servicing rights	—	9,105	439	9,544
Purchases of investments	—	(2,500)	(702)	(3,202)
Investment in property held for sale	—	—	(2,282)	(2,282)
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(31)	(1,893)	(1,924)
Other investing activities, net	251	(524)	812	539

Net cash provided by (used in) investing activities	251	(5,259)	(7,131)	(12,139)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	195,000	—	—	195,000
Repayment of revolving credit facility	(70,000)	—	—	(70,000)
(Repayment of) proceeds from senior notes and other loans, net	(2,490)	(1,656)	4,592	446
Payment of deferred financing fees	(8)	—	—	(8)
(Increase) decrease in intercompany receivables, net	(85,712)	52,846	32,866	—
Other financing activities, net	1,489	(81)	(616)	792

Net cash provided by financing activities	38,279	51,109	36,842	126,230

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	897	(7,513)	477	(6,139)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	62	7,558	13,234	20,854
Effect of currency exchange rate changes on cash	—	—	(1,053)	(1,053)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$959	$45	$12,658	$13,662

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$17,194	$1,165	$98	$18,457
Income taxes, net of refunds	$19,083	$—	$—	$19,083

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

CBRE HOLDING, INC.

Condensed Consolidating Statement of Cash Flows

For the Twelve Months Ended December 31, 2000

(Predecessor)

	CBRE	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Consolidated Total
	(Dollars in thousands)
CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(30,270)	$106,234	$4,895	$80,859

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net of concessions received	—	(14,575)	(9,093)	(23,668)
Proceeds from sale of properties, businesses and servicing rights	—	16,926	569	17,495
Purchases of investments	—	(20,316)	(3,097)	(23,413)
Acquisition of businesses including net assets acquired, intangibles and goodwill	—	(4,959)	(1,602)	(6,561)
Other investing activities, net	(177)	6,336	(2,481)	3,678

Net cash used in investing activities	(177)	(16,588)	(15,704)	(32,469)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	179,000	—	—	179,000
Repayment of revolving credit facility	(229,000)	—	—	(229,000)
Decrease (increase) in intercompany receivables, net	81,779	(82,424)	645	—
Other financing activities, net	(2,134)	(5,951)	4,562	(3,523)

Net cash provided by (used in) financing activities	29,645	(88,375)	5,207	(53,523)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(802)	1,271	(5,602)	(5,133)
CASH AND CASH EQUIVALENTS, AT BEGINNING OF PERIOD	864	6,287	20,693	27,844
Effect of currency exchange rate changes on cash	—	—	(1,857)	(1,857)

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$62	$7,558	$13,234	$20,854

SUPPLEMENTAL DATA:
Cash paid during the period for:
Interest (net of amount capitalized)	$35,464	$2,606	$282	$38,352
Income taxes, net of refunds	$27,607	$—	$—	$27,607

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

21.    Industry Segments

In the third quarter of 2001, subsequent to the 2001 Merger transaction, the Company reorganized its business segments as part of its efforts to reduce costs and streamline its operations. The Company reports its operations through three geographically organized segments: (1) Americas, (2) Europe, Middle East and Africa (EMEA) and (3) Asia Pacific. The Americas consists of operations located in the US, Canada, Mexico, Central and South America. EMEA mainly consists of operations in Europe, while Asia Pacific includes operations in Asia, Australia and New Zealand. The Americas results for the period from February 20, 2001 (inception) through December 31, 2001 include merger-related and other nonrecurring charges of $5.4 million. The Americas results for the period from January 1, 2001 through July 20, 2001 include $21.5 million in merger-related and other nonrecurring charges as well as a nonrecurring sale of mortgage fund contracts of $5.6 million. The Americas 2000 results include a nonrecurring sale of certain non-strategic assets of $4.7 million. The following table summarizes the revenue and operating income (loss) by operating segment (dollars in thousands):

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
Revenue
Americas	$896,064	$440,349	$488,450	$1,074,080
EMEA	182,222	83,012	78,294	164,539
Asia Pacific	91,991	39,467	41,190	84,985

	$1,170,277	$562,828	$607,934	$1,323,604

Operating income (loss)
Americas	$81,341	$49,110	$(8,336)	$98,051
EMEA	17,287	11,463	(2,169)	9,339
Asia Pacific	7,434	2,159	(3,669)	(105)

	106,062	62,732	(14,174)	107,285

Interest income	3,272	2,427	1,567	2,554
Interest expense	60,501	29,717	20,303	41,700

Income (loss) before provision for income taxes	$48,833	$35,442	$(32,910)	$68,139

Depreciation and amortization
Americas	$16,958	$9,221	$18,231	$28,600
EMEA	4,579	1,763	4,729	9,837
Asia Pacific	3,077	1,214	2,696	4,762

	$24,614	$12,198	$25,656	$43,199

Capital expenditures, net of concessions received
Americas	$10,999	$4,692	$12,237	$16,158
EMEA	2,018	694	1,557	3,829
Asia Pacific	1,249	1,115	1,020	3,681

	$14,266	$6,501	$14,814	$23,668

Equity (income) losses from unconsolidated subsidiaries
Americas	$(8,425)	$(1,343)	$(2,465)	$(5,553)
EMEA	(82)	(22)	20	(3)
Asia Pacific	(819)	(189)	(429)	(949)

	$(9,326)	$(1,554)	$(2,874)	$(6,505)

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	December 31
	2002	2001
	(dollars in thousands)
Identifiable assets
Americas	$868,990	$941,732
EMEA	198,027	171,621
Asia Pacific	123,059	97,552
Corporate	134,800	143,607

	$1,324,876	$1,354,512

Identifiable assets by industry segment are those assets used in the Company’s operations in each segment. Corporate identifiable assets are primarily cash and cash equivalents and net deferred tax assets.

	December 31
	2002	2001
	(dollars in thousands)
Investments in and advances to unconsolidated subsidiaries
Americas	$44,294	$37,585
EMEA	1,058	751
Asia Pacific	4,856	4,199

	$50,208	$42,535

Geographic Information:

	Company	Company	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Twelve Months Ended December 31, 2002	February 20, 2001 (inception) through December 31, 2001	Period from January 1, 2001 through July 20, 2001	Twelve Months Ended December 31, 2000
	(dollars in thousands)
Revenue
United States	$849,563	$416,445	$465,281	$1,027,359
All other countries	320,714	146,383	142,653	296,245

	$1,170,277	$562,828	$607,934	$1,323,604

	December 31
	2002	2001
	(dollars in thousands)
Long-lived assets
United States	$51,419	$51,314
All other countries	15,215	17,137

	$66,634	$68,451

The long-lived assets shown in the table above include property and equipment.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

22.    Related Party Transactions

Included in other current and long-term assets in the accompanying consolidated balance sheets are employee loans of $5.9 million and $1.6 million as of December 31, 2002 and 2001, respectively. The majority of these loans represent prepaid retention and recruitment awards issued to employees at varying principal amounts, bear interest at rates up to 10.0% per annum and mature on various dates through 2007. These loans and related interest are typically forgiven over time, assuming that the relevant employee is still employed by, and is in good standing with, the Company. As of December 31, 2002, the outstanding employee loan balances included a $0.3 million loan to Raymond E. Wirta, the Company’s Chief Executive Officer, and a $0.2 million loan to Brett White, the Company’s President. These non-interest bearing loans to Mr. Wirta and Mr. White were issued during 2002 and are due and payable on December 31, 2003.

The accompanying consolidated balance sheets also include $4.8 million and $5.9 million of notes receivable from sale of stock as of December 31, 2002 and 2001, respectively. These notes are primarily composed of full-recourse loans to employees, officers and certain shareholders of the Company, which are secured by the Company’s common stock that is owned by the borrowers. These full-recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010.

Pursuant to the Company’s 1996 Equity Incentive Plan (EIP), Mr. Wirta purchased 30,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share that was paid for by delivery of a full recourse promissory note bearing interest at 7.40%. As part of the 2001 Merger, the 30,000 shares of CBRE common stock were exchanged for 30,000 shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the promissory note. All interest charged on the outstanding promissory note balance for any year is forgiven if Mr. Wirta’s performance warrants a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. Wirta’s promissory note for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, Mr. Wirta had an outstanding loan balance of $385,950, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

Pursuant to the Company’s 1996 EIP, Mr. White purchased 25,000 shares of CBRE common stock in 1998 at a purchase price of $38.50 per share and 20,000 shares of CBRE common stock in 2000 at a purchase price of $12.875 per share. These purchases were paid for by delivery of full recourse promissory notes bearing interest at 7.40%. As part of the 2001 Merger, Mr. White’s shares of CBRE common stock were exchanged for a like amount of shares of Class B common stock of the Company. These shares of Class B common stock were substituted for the CBRE shares as security for the notes. A First Amendment to Mr. White’s 1998 promissory note provided that the portion of the then outstanding principal in excess of the fair market value of the shares would be forgiven in the event that Mr. White was an employee of the Company or its subsidiaries on November 16, 2002 and the fair market value of a share of the Company’s common stock was less than $38.50 on November 16, 2002. Mr. White’s 1998 promissory note was subsequently amended, terminating the First Amendment and adjusting the original 1998 Stock Purchase Agreement by reducing the purchase price from $38.50 to $16.00. During 2002, the 25,000 shares held as security for the Second Amended Promissory Note were tendered as full payment for the remaining balance of $400,000 on the 1998 promissory note. All interest charged on the outstanding promissory note balances for any year is forgiven if Mr. White’s performance warrants a high enough level of bonus (approximately $7,500 of interest is forgiven for each $10,000 of bonus). As a result of bonuses paid in 2001 and in 2002, all interest on Mr. White’s promissory notes for 2000 and 2001 was forgiven. As of December 31, 2002 and 2001, respectively, Mr. White had outstanding loan balances of $257,300 and $657,300, which are included in notes receivable from sale of common stock in the accompanying consolidated balance sheets.

CBRE HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

As of December 31, 2002 and 2001, Mr. White had an outstanding loan of $164,832, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheets. This outstanding loan relates to the acquisition of 12,500 shares of CBRE’s common stock prior to the 2001 Merger. Subsequent to the 2001 Merger, these shares were converted into shares in the Company’s common stock and the related loan amount was carried forward. This loan bears interest at 6.0% and is payable at the earlier of: (i) October 14, 2003, (ii) the date of the sale of shares held by the Company pursuant to the related security agreement or (iii) the date of the termination of Mr. White’s employment.

At the time of the 2001 Merger, Mr. Wirta delivered to the Company an $80,000 promissory note, which bore interest at 10% per year, as payment for the purchase of 5,000 shares of the Company’s Class B common stock. Mr. Wirta repaid this promissory note in full in April of 2002. Additionally, Mr. Wirta and Mr. White delivered full-recourse notes in the amounts of $512,504 and $209,734, respectively, as payment for a portion of the shares purchased in connection with the 2001 Merger. During 2002, Mr. Wirta paid down his loan amount by $40,004 and Mr. White paid off his note in its entirety. As of December 31, 2002, Mr. Wirta has an outstanding loan of $472,500, which is included in notes receivable from sale of common stock in the accompanying consolidated balance sheet.

In the event that the Company’s common stock is not freely tradable on a national securities exchange or an over-the-counter market by June 2004, the Company has agreed to loan Mr. Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, if Mr. Wirta is employed by the Company at the time of exercise, was terminated without cause or resigned for good reason. This loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by the Company without cause or by him for good reason, (2) seven months following the date the Company’s common stock becomes freely tradable as described above or (3) the receipt of proceeds from the sale of the pledged shares. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by Mr. Wirta upon the sale of any shares of the Company’s common stock. Mr. Wirta will pledge the shares received upon exercise of the option as security for the loan.

23.    Subsequent Event

On February 17, 2003, the Company, CBRE, Apple Acquisition Corp. (the Merger Sub) and Insignia Financial Group, Inc. (Insignia) entered into an Agreement and Plan of Merger (the Insignia Acquisition Agreement). Pursuant to the terms and subject to the conditions of the Insignia Acquisition Agreement, the Merger Sub will merge with and into Insignia, the separate existence of the Merger Sub will cease and Insignia will continue its existence as a wholly owned subsidiary of CBRE (the Insignia Acquisition).

When the Insignia Acquisition becomes effective, each outstanding share of common stock of Insignia (other than the cancelled shares, dissenting shares and shares held by wholly owned subsidiaries of Insignia) will be converted into the right to receive $11.00 in cash, without interest, from the Merger Sub, subject to adjustments as provided in the Insignia Acquisition. At the same time, each outstanding share of common stock of the Merger Sub will be converted into one share of common stock of the surviving entity in the Insignia Acquisition.

As of February 17, 2003, the transaction was valued at approximately $415.0 million, including the repayment of net debt and the redemption of preferred stock. In addition to Insignia shareholder approval, the transaction, which is expected to close in June 2003, is subject to the receipt of financing and regulatory approvals. The sale by Insignia on March 14, 2003 of its residential real estate services subsidiaries, Insignia Douglas Elliman LLC and Insignia Residential Group LLC, to Montauk Battery Realty, LLC and Insignia’s receipt of the cash proceeds from such sale will not affect the consideration to be paid in the Insignia Acquisition.

CBRE HOLDING, INC.

QUARTERLY RESULTS OF OPERATIONS

(UNAUDITED)

The following table sets forth the Company’s unaudited quarterly results of operations. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Company	Company	Company	Company	Company	Company
	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.
	Three Months Ended June 30, 2003	Three Months Ended March 31, 2003	Three Months Ended December 31, 2002	Three Months Ended September 30, 2002	Three Months Ended June 30, 2002	Three Months Ended March 31, 2002
	(Dollars in thousands, except share data)
Revenue	$321,717	$263,724	$376,466	$284,928	$284,893	$223,990
Operating income	$25,392	$10,842	$52,723	$21,162	$29,263	$2,914
Net income (loss)	$5,172	$(1,347)	$15,652	$1,881	$7,289	$(6,095)
Basic EPS (1)	$0.34	$(0.09)	$1.04	$0.13	$0.48	$(0.40)
Weighted average shares outstanding for basic EPS (1)	15,040,868	15,029,219	15,000,576	15,016,044	15,034,616	15,050,633
Diluted EPS (1)	$0.34	$(0.09)	$1.03	$0.12	$0.48	$(0.40)
Weighted average shares outstanding for diluted EPS (1)	15,344,038	15,029,219	15,238,038	15,225,788	15,217,186	15,050,633

(1)	EPS is defined as earnings (loss) per share

	Company	Company	Company	Company	Predecessor	Predecessor	Predecessor
	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.
	Three Months Ended December 31, 2001	Three Months Ended September 30, 2001	Three Months Ended June 30, 2001	February 20, 2001 (inception) through March 31, 2001	Period from July 1, 2001 through July 20, 2001	Three Months Ended June 30, 2001	Three Months Ended March 31, 2001
(Dollars in thousands, except share data)
Revenue	$337,262	$225,566	—	$—	$50,587	$284,849	$272,498
Merger-related and other nonrecurring charges	$3,166	$3,276	—	$—	$16,519	$5,608	$—
Operating income (loss)	$46,949	$15,783	—	$—	$(19,954)	$3,455	$2,325
Net income (loss)	$16,178	$1,978	$(730)	$—	$(29,653)	$(1,521)	$(2,846)
Basic EPS (1)	$1.09	$0.17	$(11.45)	$—	$(1.40)	$(0.07)	$(0.13)
Weighted average shares outstanding for basic EPS (1)	14,781,088	11,865,459	63,801	10	21,194,674	21,328,247	21,309,550
Diluted EPS (1)	$1.09	$0.17	$(11.45)	$—	$(1.40)	$(0.07)	$(0.13)
Weighted average shares outstanding for diluted EPS (1)	14,905,538	11,865,459	63,801	10	21,194,674	21,328,247	21,309,550

(1)	EPS is defined as earnings (loss) per share

CBRE HOLDING, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Company
	CBRE Holding, Inc.
	Allowance for Bad Debts	Legal Reserve	Lease Reserves	Other Reserves
Balance, February 20, 2001	$—	$—	$—	$—
Acquired due to the 2001 Merger with CB Richard Ellis Services, Inc	12,074	2,943	11,111	894
Purchase accounting adjustments	—	2,000	8,823	—
Charges to expense	1,317	1,086	—	311
Write-offs, payments and other	(1,643)	(506)	(178)	(201)

Balance, December 31, 2001	11,748	5,523	19,756	1,004
Purchase accounting adjustments	—	(1,093)	5,014	—
Charges to expense	3,415	1,236	—	2,998
Write-offs, payments and other	(4,271)	(2,100)	406	(782)

Balance, December 31, 2002	$10,892	$3,566	$25,176	$3,220

	Predecessor
	CB Richard Ellis Services, Inc.
	Allowance for Bad Debts	Legal Reserve	Lease Reserves	Other Reserves
Balance, December 31, 1999	$15,560	$8,263	$13,994	$573
Charges to expense	3,061	2,015	24	25
Write-offs, payments and other	(5,990)	(5,139)	(1,988)	129

Balance, December 31, 2000	12,631	5,139	12,030	727
Charges to expense	3,387	69	—	416
Write-offs, payments and other	(3,944)	(2,265)	(919)	(249)

Balance, July 20, 2001	$12,074	$2,943	$11,111	$894

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

(Unaudited)

June 30, 2003
Assets
Cash and cash equivalents	$55,991
Receivables, net	137,566
Restricted cash	21,153
Property and equipment, net	42,140
Real estate investments, net	131,411
Goodwill	260,565
Acquired intangible assets, less accumulated amortization of $56,025	4,684
Deferred taxes	62,086
Other assets, net	18,653

Total assets	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$8,999
Commissions payable	45,744
Accrued incentives	13,958
Accrued and sundry	92,886
Deferred taxes	23,396
Notes payable	56,785
Real estate mortgage notes	71,986

Total liabilities	313,754

Stockholders’ Equity:
Common stock, par value $.01 per share—authorized 80,000,000 shares, 24,082,121 issued and outstanding shares, net of 1,502,600 shares held in treasury	241
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 and Series B, 125,000 issued and outstanding shares	4
Additional paid-in capital	443,101
Notes receivable for common stock	(1,006)
Accumulated deficit	(24,104)
Accumulated other comprehensive income	2,259

Total stockholders’ equity	420,495

Total liabilities and stockholders’ equity	$734,249

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Revenues
Real estate services	$281,280	$255,446
Property operations	4,326	4,550
Equity (loss) earnings in unconsolidated ventures	(3,318)	3,259

	282,288	263,255

Costs and expenses
Real estate services	271,908	239,960
Property operations	3,664	3,165
Administrative	10,192	6,583
Depreciation	6,971	6,744
Property depreciation	753	1,058
Amortization of intangibles	1,222	2,735

	294,710	260,245

Operating (loss) income	(12,422)	3,010

Other income and expenses:
Interest income	1,646	2,081
Other income	29	13
Interest expense	(3,293)	(4,338)
Property interest expense	(841)	(951)

Loss from continuing operations before income taxes	(14,881)	(185)

Income tax benefit	5,208	83

Loss from continuing operations	(9,673)	(102)
Discontinued operations, net of applicable taxes:
(Loss) income from operations	(360)	2,869
Income on disposal	3,763	265

(Loss) income before cumulative effect of a change in accounting principle	(6,270)	3,032

Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)

Net loss	(6,270)	(17,603)

Preferred stock dividends	(1,594)	(573)

Net loss available to common shareholders	$(7,864)	$(18,176)

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities
Loss from continuing operations	$(9,673)	$(102)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	8,946	10,537
Equity loss (earnings) in unconsolidated ventures	3,318	(3,259)
Changes in operating assets and liabilities:
Accounts receivable	16,441	36,386
Other assets	(7,752)	3,158
Accrued incentives	(35,339)	(44,039)
Accounts payable and accrued expenses	(9,136)	(23,526)
Commissions payable	(17,543)	(33,747)

Net cash used in operating activities	(50,738)	(54,592)

Investing activities
Additions to property and equipment, net	(4,982)	(2,197)
Proceeds from real estate investments	4,154	30,940
Payments made for acquisitions of businesses	(4,071)	(6,155)
Proceeds from sale of discontinued operations	66,750	23,250
Investment in real estate	(4,732)	(4,897)
Decrease in restricted cash	365	2,941

Net cash provided by investing activities	57,484	43,882

Financing activities
Proceeds from issuance of common stock	5,488	1,127
Proceeds from issuance of preferred stock, net	—	12,325
Preferred stock dividends	(1,593)	(633)
Payment on notes payable	(70,104)	(36,722)
Payments on real estate mortgage notes	—	(20,915)
Proceeds from real estate mortgage notes	5,191	—
Debt issuance costs	—	(866)

Net cash used in financing activities	(61,018)	(45,684)

Net cash (used in) provided by discontinued operations	(3,002)	5,209
Effect of exchange rate changes on cash	1,818	1,641

Net decrease in cash and cash equivalents	(55,456)	(49,544)
Cash and cash equivalents at beginning of period	111,447	131,770

Cash and cash equivalents at end of period	$55,991	$82,226

See Notes to Condensed Consolidated Financial Statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s real estate service businesses offer a diversified array of services including commercial leasing, sales brokerage, corporate real estate consulting, property management, property development, re-development and real estate oriented financial services. In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds. The Company’s real estate service operations and real estate investments are more fully described below.

Insignia’s primary real estate service businesses include the following: Insignia/ESG (United States, commercial real estate services), Insignia Richard Ellis (United Kingdom, commercial real estate services) and Insignia Bourdais (France, commercial real estate services; acquired in December 2001). Insignia also offers commercial real estate services throughout continental Europe, Asia and Latin America. Insignia’s other businesses in continental Europe include operations in Germany, Italy, Spain, Holland and Belgium. Insignia’s New York-based residential businesses—Insignia Douglas Elliman and Insignia Residential Group—were sold on March 14, 2003 (see further discussion under the caption “Discontinued Operations” in Note 6).

2.    Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

3.    Reclassifications

Certain amounts for the prior year have been reclassified to conform to the 2003 presentation. These reclassifications have no effect on reported net loss.

4.    Seasonality

The Company’s revenues are substantially derived from tenant representation, agency leasing, investment sales and consulting services. Revenues generated by these services are transactional in nature and therefore affected by seasonality, availability of space, competition in the market place and changes in business and capital market conditions. A significant portion of the expenses associated with these transactional activities are directly correlated to revenue. Also, certain conditions to revenue recognition for leasing commissions are outside of the Company’s control.

Consistent with the industry in general, the Company’s revenues and operating income have historically been lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

end, as well as the constant nature of the Company’s non-variable expenses throughout the year versus the seasonality of its revenues. This phenomenon has generally produced a historical pattern of higher revenues and income in the last half of the year and a gradual slowdown in transactional activity and corresponding operating results during the first quarter. This tendency notwithstanding, it is possible that any fourth quarter may not be the best performing quarter of a particular year. Insignia’s quarterly earnings are also susceptible to the potential adverse effects of unforeseen market disruptions like that of the third quarter of 2001 caused by the events of September 11. Consequently, future revenue production and earnings may be difficult to predict and comparisons from period to period may be difficult to interpret.

5.    Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generated approximately 30% of the Company’s service revenues for the six months ended June 30, 2003. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income.

For the six months ended June 30, 2003, European operations were translated to U.S. dollars at average exchange rates of $1.61 to the British pound and $1.10 to the euro. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.65 to the British pound and $1.14 to the euro at June 30, 2003.

6.    Discontinued Operations

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Residential Group and Insignia Douglas Elliman, to Montauk Battery Realty. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. The total purchase price of $71.75 million was paid or is payable as follows: (i) $66.75 million paid in cash to Insignia at the closing of the transaction; (ii) $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions; and (iii) the assumption by the buyer of up to $4.0 million in existing contingent earn-out payment obligations of Insignia Douglas Elliman. The escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia.

Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area, providing full service third-party fee management for more than 250 properties, comprising approximately 60,000 residential units. These residential businesses collectively produced service revenues in 2002, 2001 and 2000 of $133.7 million, $119.2 million and $134.1 million, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

During the six months ended June 30, 2003, Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) in connection with the sale of its residential businesses. These businesses also generated an operating loss of $360,000 on revenues of $20.5 million during the 2003 period. The gain on sale and operating loss are reported as discontinued operations for financial reporting purposes. During the first quarter of 2002, Insignia recognized income on disposal of $265,000 (net of applicable taxes of $1.8 million) related to the sale of Realty One, the Company’s former single-family home brokerage business.

The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman and Insignia Residential Group at December 31, 2002 and the results of operations and income on disposal attributed to Insignia Douglas Elliman (2003), Insignia Residential Group (2003) and Realty One (2002) during the six months ended June 30, 2003 and 2002, respectively.

December 31, 2002
(In thousands)
Assets
Cash and cash equivalents	$66
Receivables	2,479
Property and equipment	11,766
Goodwill	34,117
Acquired intangible assets	11,999
Deferred taxes	3,365
Other assets	2,177

Assets of discontinued operations	65,969

Liabilities
Accounts payable	2,535
Commissions payable	564
Accrued incentives	3,027
Accrued and sundry liabilities	3,256
Deferred taxes	789

Liabilities of discontinued operations	10,171

Net assets	$55,798

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Revenues	$20,517	$69,009

(Loss) income from operations, net of tax benefit of $248 (2003) and tax expense of $2,347 (2002)	(360)	2,869
Income on disposal, net of tax expense of $4,741 (2003) and $1,809 (2002)	3,763	265

Net income	$3,403	$3,134

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Goodwill and Intangible Assets

The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2002 to June 30, 2003.

	Commercial	Residential	Total
	(In thousands)

Balance as of December 31, 2002	$255,444	$34,117	$289,561

Adjustment for discontinued operations	—	(34,117)	(34,117)

	255,444	—	255,444

Other adjustments to purchase consideration	(877)	—	(877)
Foreign currency translation	5,998	—	5,998

Balance as of June 30, 2003	$260,565	$—	$260,565

The following tables present certain information on the Company’s acquired intangible assets as of June 30, 2003.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of June 30, 2003

Property management contracts	5 years	$52,679	$51,895	$784
Favorable premises leases	11 years	2,666	257	2,409
Other	3 years	5,364	3,873	1,491

Total		$60,709	$56,025	$4,684

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate acquired intangible amortization expense for the six months ended June 30, 2003 and 2002 totaled $1.2 million and $2.7 million, respectively. The decline in amortization expense in 2003 is attributed to property management contracts and customer backlog that were fully amortized in 2002.

8.    Real Estate Investments

Insignia has historically invested in real estate assets and real estate debt securities. Insignia has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt.

At June 30, 2003, the Company’s real estate investments totaled $131.4 million, consisting of the following: (i) $19.3 million in minority-owned operating properties; (ii) $87.2 million of real estate carrying value attributed to three real estate investment entities consolidated by Insignia for financial reporting purposes; (iii) $8.1 million in four minority owned office development properties; (iv) $1.7 million in a land parcel held for development;

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

and (v) $15.1 million in minority-owned private investment funds owning debt securities. The properties owned by the consolidated investment entities are subject to mortgage debt of $72.0 million and Insignia’s investment in the properties totaled $22.3 million at June 30, 2003. Insignia’s investment in consolidated properties includes $19.2 million invested in a marina-based development property in the U.S. Virgin Islands. Insignia’s minority-owned investments in operating real estate assets include office, retail, industrial, apartment and hotel properties. At June 30, 2003, these real estate assets consisted of over 5.8 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%.

Gains realized from sales of real estate by minority owned entities for the six months ended June 30, 2003 and 2002 totaled $734,000 and $1.6 million, respectively. During the six months ended June 30, 2003, the Company recorded impairment against its real estate investments of $3.9 million on five property assets. The Company evaluates its real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. The impairments were based on changes in factors including increased vacancies, lower market rental rates and decreased projections of operating cash flows which diminished prospects for recovery of the Company’s full investment upon final disposition. The gains realized from real estate sales and the losses taken on impairments are included in the caption “equity (loss) earnings in unconsolidated ventures” in the Company’s condensed consolidated statements of operations.

The Company’s only financial obligations with respect to its real estate investments, beyond its investment, are (i) partial construction financing guarantees, backed by letters of credit, totaling $8.9 million; (ii) other letters of credit and guarantees of property debt totaling $2.8 million; and (iii) future capital commitments for capital improvements and additional asset purchases totaling $2.3 million.

9.    Debt

At June 30, 2003, Insignia’s debt consisted of the following:

June 30, 2003
(In thousands)

Notes Payable
Senior revolving credit facility	$28,000
Subordinated credit facility	15,000
Acquisition loan notes	13,785

56,785

Real Estate Mortgage Notes	71,986

Total	$128,771

The Company’s debt includes borrowings under its $165.0 million senior revolving credit facility (as amended), borrowings under a $37.5 million subordinated credit facility entered into in June 2002, acquisition loan notes issued in connection with previous acquisitions in the United Kingdom and real estate mortgage notes collateralized by real estate properties.

The senior credit facility bears interest at a margin above LIBOR, which was 2.0% at June 30, 2003. In March 2003, Insignia repaid $67.0 million on the senior revolving credit facility as a result of the March 14, 2003

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

sale of its residential businesses, lowering its outstanding balance to $28.0 million. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million. The senior revolving credit facility matures in May 2004. The subordinated credit facility borrowings, which are subordinate to Insignia’s senior credit facility, bear interest at an annual rate of 11.25%, payable quarterly. Insignia may borrow the remaining $22.5 million available under this credit facility through the period ending in December 2003. The subordinated debt matures in June 2009. The acquisition loan notes are payable to sellers of the acquired U.K. businesses and are backed by restricted cash deposits in approximately the same amount. The loan notes are redeemable semi-annually at the discretion of the note holder and have a final maturity date of April 2010. The real estate mortgage notes are secured by property assets owned by consolidated subsidiaries. Maturities on the real estate mortgage notes range from December 2004 to October 2023.

10.    Comprehensive Income (Loss)

The following table presents a calculation of comprehensive income (loss) for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)

Net loss	$(6,270)	$(17,603)
Other comprehensive income (loss):
Foreign currency translation	7,354	5,967
Reclassification adjustment for realized gain	—	(50)
Minimum pension liability	—	(61)

Total other comprehensive income (loss)	7,354	5,856

Total comprehensive income (loss)	$1,084	$(11,747)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.    Industry Segment Data

In 2003, Insignia’s operating activities from continuing operations encompass only one reportable segment, commercial real estate services. The Company’s residential real estate service businesses were disposed of in the first quarter of 2003 and are reported as discontinued operations. The Company’s commercial service businesses offer similar products and services and are managed collectively because of the similarities between such services. These businesses provide services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other real estate financial services. Insignia’s commercial businesses include Insignia/ESG in the United States, Insignia Richard Ellis in the United Kingdom, Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The following table summarizes certain geographic financial information for the periods indicated.

	Six Months Ended June 30,
	2003	2002
	(In thousands)
Total Revenues
United States	$194,341	$187,644
United Kingdom	54,462	49,939
France	22,032	18,082
Other Europe	7,468	4,866
Asia and Latin America	3,985	2,724

	$282,288	$263,255

Long-Lived Assets
United States	$277,262	$261,741
United Kingdom	120,334	112,138
France	31,794	25,013
Other Europe	8,471	5,637
Asia and Latin America	939	773

	$438,800	$405,302

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangible assets.

12.    Contingencies

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies, including unasserted claims or assessments, which are probable and the amount of loss can be reasonably estimated are accrued in accordance with Statement of Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

13.    CB Richard Ellis Merger and Related Transactions

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger with CBRE Holding, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, including the approval of Insignia’s stockholders, Apple Acquisition Corp. would be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share. Insignia incurred approximately $4.9 million of expenses for legal and other services in connection with the Merger during the first six months of 2003. Such expenses are included in administrative expenses in the Company’s statement of operations for the six months ended June 30, 2003.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before income tax effects) in connection with the sale.

14.    Supplemental Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of June 30, 2003; and (ii) condensed consolidating statements of operations and cash flows for the six months ended June 30, 2003 and 2002, respectively, of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Balance Sheet

June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$38,386	$17,605	$—	$55,991
Receivables, net	98,651	38,915	—	137,566
Restricted cash	14,300	6,853	—	21,153
Intercompany receivables	43,978	—	(43,978)	—
Investment in consolidated subsidiaries	129,895	—	(129,895)	—
Property and equipment, net	32,220	9,920	—	42,140
Real estate investments, net	—	131,411	—	131,411
Goodwill	112,662	147,903	—	260,565
Acquired intangible assets, net	426	4,258	—	4,684
Deferred taxes	54,501	7,585	—	62,086
Other assets, net	8,160	10,493	—	18,653

Total assets	$533,179	$374,943	$(173,873)	$734,249

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$6,288	$2,711	$—	$8,999
Commissions payable	43,548	2,196	—	45,744
Accrued incentives	10,704	3,254	—	13,958
Accrued and sundry	44,707	48,179	—	92,886
Deferred taxes	21,182	2,214	—	23,396
Intercompany payables	—	43,978	(43,978)	—
Notes payable	56,785	—	—	56,785
Real estate mortgage notes	—	71,986	—	71,986

Total liabilities	183,214	174,518	(43,978)	313,754

Total stockholders’ equity	349,965	200,425	(129,895)	420,495

Total liabilities and stockholders’ equity	$533,179	$374,943	$(173,873)	$734,249

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$193,333	$88,955	$—	$282,288

Costs and expenses
Real estate services	187,672	84,236	—	271,908
Property operations	—	3,664	—	3,664
Administrative	10,192	—	—	10,192
Depreciation and amortization	6,271	1,922	—	8,193
Property depreciation	—	753	—	753

	204,135	90,575	—	294,710

Operating loss	(10,802)	(1,620)	—	(12,422)
Other income and expenses:
Interest income	593	1,053	—	1,646
Other income (expense)	41	(12)	—	29
Interest expense	(3,081)	(212)	—	(3,293)
Property interest expense	—	(841)	—	(841)
Equity earnings in consolidated subsidiaries	2,211	—	(2,211)	—

Loss from continuing operations before income taxes	(11,038)	(1,632)	(2,211)	(14,881)
Income tax benefit	4,768	440	—	5,208

Loss from continuing operations	(6,270)	(1,192)	(2,211)	(9,673)
Discontinued operations, net of applicable taxes:
Loss from operations	—	(360)	—	(360)
Income on disposal	—	3,763	—	3,763

Net loss	$(6,270)	$2,211	$(2,211)	$(6,270)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$179,835	$83,420	$—	$263,255

Costs and expenses
Real estate services	171,590	68,370	—	239,960
Property operations	—	3,165	—	3,165
Administrative	6,583	—	—	6,583
Depreciation and amortization	7,585	1,894	—	9,479
Property depreciation	—	1,058	—	1,058

	185,758	74,487	—	260,245

Operating (loss) income	(5,923)	8,933	—	3,010
Other income and expenses:
Interest income	946	1,135	—	2,081
Other income (expense)	53	(40)	—	13
Interest expense	(4,060)	(278)	—	(4,338)
Property interest expense	—	(951)	—	(951)
Equity losses in consolidated subsidiaries	(12,213)	—	12,213	—

(Loss) income from continuing operations before income taxes	(21,197)	8,799	12,213	(185)
Income tax benefit (expense)	3,594	(3,511)	—	83

(Loss) income from continuing operations	(17,603)	5,288	12,213	(102)
Discontinued operations, net of applicable taxes:
Income from operations	—	2,869	—	2,869
Income on disposal	—	265	—	265

Income (loss) before cumulative effect of a change in accounting principle	(17,603)	8,422	12,213	3,032
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(17,603)	$(12,213)	$12,213	$(17,603)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2003

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash used in operating activities	$(22,851)	$(27,887)	$(50,738)

Investing activities
Additions to property and equipment, net	(1,294)	(3,688)	(4,982)
Proceeds from real estate investments	—	4,154	4,154
Payments made for acquisitions of businesses	—	(4,071)	(4,071)
Proceeds from sale of discontinued operation	—	66,750	66,750
Investment in real estate	—	(4,732)	(4,732)
Decrease (increase) in restricted cash	2,977	(2,612)	365

Net cash provided by investing activities	1,683	55,801	57,484

Financing activities
Decrease (increase) in intercompany receivables, net	53,518	(53,518)	—
Proceeds from issuance of common stock	5,488	—	5,488
Preferred stock dividends	(1,593)	—	(1,593)
Payments on notes payable	(70,104)	—	(70,104)
Proceeds from real estate mortgage notes	—	5,191	5,191

Net cash used in financing activities	(12,691)	(48,327)	(61,018)

Net cash used in discontinued operations	—	(3,002)	(3,002)
Effect of exchange rate changes on cash	—	1,818	1,818

Net decrease in cash and cash equivalents	(33,859)	(21,597)	(55,456)
Cash and cash equivalents at beginning of period	72,245	39,202	111,447

Cash and cash equivalents at end of period	$38,386	$17,605	$55,991

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Six Months Ended June 30, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Net cash (used in) provided by operating activities	$(63,181)	$8,589	$(54,592)

Investing activities
Additions to property and equipment, net	(1,878)	(319)	(2,197)
Proceeds from real estate investments	—	30,940	30,940
Payments made for acquisitions of businesses	(804)	(5,351)	(6,155)
Proceeds from sale of discontinued operation	—	23,250	23,250
Investment in real estate	—	(4,897)	(4,897)
Decrease (increase) in restricted cash	3,932	(991)	2,941

Net cash provided by investing activities	1,250	42,632	43,882

Financing activities
Decrease (increase) in intercompany receivables, net	35,275	(35,275)	—
Proceeds from issuance of common stock	1,127	—	1,127
Proceeds from issuance of preferred stock, net	12,325	—	12,325
Preferred stock dividends	(633)	—	(633)
Payments on notes payable	(36,722)	—	(36,722)
Payments on real estate mortgage notes	—	(20,915)	(20,915)
Debt issuance costs	(866)	—	(866)

Net cash provided by (used in) financing activities	10,506	(56,190)	(45,684)

Net cash provided by discontinued operations	—	5,209	5,209
Effect of exchange rate changes on cash	—	1,641	1,641

Net (decrease) increase in cash and cash equivalents	(51,425)	1,881	(49,544)
Cash and cash equivalents at beginning of period	106,954	24,816	131,770

Cash and cash equivalents at end of period	$55,529	$26,697	$82,226

INDEPENDENT AUDITORS’ REPORT

The Stockholders

Insignia Financial Group, Inc.:

We have audited the accompanying consolidated balance sheet of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insignia Financial Group, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 4 to the consolidated financial statements, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, and the provisions of Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/S/ KPMG LLP

New York, New York

October 15, 2003

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Insignia Financial Group, Inc.

We have audited the accompanying consolidated balance sheet of Insignia Financial Group, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insignia Financial Group, Inc. at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 4 to the financial statements, in 2000 the Company changed its method of accounting for revenue recognition for leasing commissions.

/S/ ERNST & YOUNG LLP

New York, New York

February 8, 2002, except Notes 3, 4, 5, 15 and 19,

as to which the date is October 15, 2003

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31
	2002	2001
	(In thousands)
Assets
Cash and cash equivalents	$111,513	$131,860
Receivables, net of allowance of $6,684 (2002) and $5,972 (2001)	155,321	176,120
Restricted cash	21,518	21,617
Property and equipment, net	55,614	62,198
Real estate investments, net	134,135	95,710
Goodwill, less accumulated amortization of $57,992 (2001)	289,561	288,353
Acquired intangible assets, less accumulated amortization of $65,276 (2002) and $57,145 (2001)	17,611	21,462
Deferred taxes	47,609	43,171
Other assets, net	39,957	20,069
Assets of discontinued operation	—	57,822

Total assets	$872,839	$918,382

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$13,743	$12,876
Commissions payable	63,974	86,387
Accrued incentives	52,324	63,911
Accrued and sundry	117,990	100,863
Deferred taxes	15,795	12,675
Notes payable	126,889	169,972
Real estate mortgage notes	66,795	37,269
Liabilities of discontinued operation	—	34,572

Total liabilities	457,510	518,525
Stockholders’ Equity:
Preferred stock, par value $.01 per share—authorized 20,000,000 shares, Series A, 250,000 (2002), Series B, 125,000 (2002) and 250,000 (2001) issued and outstanding shares	4	3
Common Stock, par value $.01 per share—authorized 80,000,000 shares 23,248,242 (2002) and 22,852,034 (2001) issued and outstanding shares, net of 1,502,600 (2002 and 2001) shares held in treasury	232	229
Additional paid-in capital	437,622	422,309
Notes receivable for common stock	(1,193)	(1,882)
Accumulated deficit	(16,241)	(11,912)
Accumulated other comprehensive loss	(5,095)	(8,890)

Total stockholders’ equity	415,329	399,857

Total liabilities and stockholders’ equity	$872,839	$918,382

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Revenues
Real estate services	$577,544	$613,253	$639,447
Property operations	9,195	3,969	5,212
Equity earnings in unconsolidated ventures	3,482	13,911	3,912
Other income, net	793	2,096	1,365

	591,014	633,229	649,936

Costs and expenses
Real estate services	526,076	554,744	559,400
Property operations	7,264	1,145	1,346
Internet-based businesses	—	—	17,168
Administrative	14,344	13,439	16,355
Depreciation	13,915	12,509	9,432
Property depreciation	1,920	990	1,623
Amortization of intangibles	4,406	20,344	19,853

	567,925	603,171	625,177

Operating income	23,089	30,058	24,759
Other income and expenses:
Interest income	3,936	4,853	7,236
Interest expense	(8,854)	(12,369)	(11,697)
Property interest expense	(2,122)	(1,744)	(2,868)
Losses from internet investments, net	—	(10,263)	(18,435)
Other expense	—	(661)	—
Life insurance proceeds, net	—	—	19,100
Minority interests	—	—	900

Income from continuing operations before income taxes	16,049	9,874	18,995
Income tax expense	(7,012)	(3,522)	(997)

Income from continuing operations	9,037	6,352	17,998
Discontinued operations, net of applicable tax
Income (loss) from operations	4,180	(2,231)	3,789
Income (loss) on disposal	4,918	(17,629)	—

	9,098	(19,860)	3,789

Income (loss) before cumulative effect of a change in accounting principle	18,135	(13,508)	21,787
Cumulative effect of a change in accounting principle, net of applicable taxes	(20,635)	—	(30,420)

Net loss	(2,500)	(13,508)	(8,633)
Preferred stock dividends	(2,173)	(1,000)	(890)

Net loss available to common shareholders	$(4,673)	$(14,508)	$(9,523)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Years Ended December 31
	2002	2001	2000
	(In thousands, except per share data)
Per share amounts:
Earnings per common share—basic
Income from continuing operations	$0.30	$0.24	$0.81
Income (loss) from discontinued operations	0.39	(0.90)	0.18

Income (loss) before cumulative effect of a change in Accounting principle	0.69	(0.66)	0.99
Cumulative effect of a change in accounting principle	(0.89)	—	(1.44)

Net loss	$(0.20)	$(0.66)	$(0.45)

Earnings per common share—assuming dilution:
Income from continuing operations	$0.29	$0.23	$0.74
Income (loss) from discontinued operations	0.38	(0.85)	0.15

Income (loss) before cumulative effect of a change in accounting principle	0.67	(0.62)	0.89
Cumulative effect of a change in accounting principle	(0.87)	—	(1.24)

Net loss	$(0.20)	$(0.62)	$(0.35)

Weighted average common shares and assumed conversions:
— Basic	23,122	22,056	21,200

— Assuming dilution	23,691	23,398	24,428

See accompanying notes to the consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive Loss	Total
	(In thousands, except share data)
Balances at December 31, 1999	$207	$—	$382,784	$(1,758)	$11,954	$(118)		$393,069
Net loss	—	—	—	—	(8,633)	—	$(8,633)	(8,633)
Other comprehensive loss:
Foreign currency translation, net of tax benefit of $4,518	—	—	—	—	—	(4,674)	(4,674)	(4,674)
Unrealized loss on securities, net of tax benefit of $456	—	—	—	—	—	(685)	(685)	(685)
Reclassification adjustment for realized gains, net of tax of $324	—	—	—	—	—	(487)	(487)	(487)

Total comprehensive loss							$(14,479)

Exercise of stock options and warrants—446,541 shares of Common Stock issued	5	—	3,779	—	—	—		3,784
Issuance of 307,413 shares of Common Stock under Employee Stock Purchase Program	3	—	2,380	—	—	—		2,383
Issuance of 250,000 shares of Preferred Stock	—	3	24,946	—	—	—		24,949
Restricted stock awards—62,135 shares of Common Stock issued	1	—	708	—	—	—		709
Assumption of options pursuant to Brooke acquisition	—	—	479	—	—	—		479
Preferred stock dividend	—	—	475	—	(475)	—		—
Notes receivable from employees for shares of Common Stock	—	—	405	(405)	—	—		—
Payments on notes receivable for shares of Common Stock	—	—	—	112	—	—		112
Adjustment for certain amounts estimated at Spin-Off	—	—	(2,125)	—	—	—		(2,125)

Balances at December 31, 2000	216	3	413,831	(2,051)	2,846	(5,964)		408,881
Net loss	—	—	—	—	(13,508)	—	$(13,508)	(13,508)
Other comprehensive income (loss):
Foreign currency translation, net of tax benefit of $1,769	—	—	—	—	—	(2,033)	(2,033)	(2,033)
Unrealized gain on securities, net of tax of $7	—	—	—	—	—	7	7	7
Minimum pension liability, net of tax benefit of $696	—	—	—	—	—	(900)	(900)	(900)

Total comprehensive loss	—	—	—	—	—	—	$(16,434)	—

Exercise of stock options and warrants—381,241 shares of Common Stock issued	4	—	2,139	—	—	—		2,143
Issuance of 159,520 shares of Common Stock under Employee Stock Purchase Program	2	—	1,470	—	—	—		1,472
Issuance of 402,645 shares of Common Stock in connection with Insignia Bourdais acquisition	4	—	3,995	—	—	—		3,999
Restricted stock awards—30,330 shares of Common Stock issued	—	—	627	—	—	—		627
Restricted stock—279,370 shares issued	3	—	(3)	—	—	—		—
Preferred stock dividend—25,000 shares of Common Stock issued	—	—	250	—	(1,250)	—		(1,000)
Payments on notes receivable for shares of Common Stock	—	—	—	169	—	—		169

Balances at December 31, 2001	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (CONTINUED)

	Common Stock	Preferred Stock	Additional Paid-in Capital	Notes Receivable for Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive (Loss) Income	Total
	(In thousands, except share data)
Balance at December 31, 2001 (from previous page)	$229	$3	$422,309	$(1,882)	$(11,912)	$(8,890)		$399,857
Net loss	—	—	—	—	(2,500)	—	$(2,500)	(2,500)
Other comprehensive income (loss):	—	—	—	—	—	—	—	—
Foreign currency translation, net of tax of $6,215	—	—	—	—	—	12,383	12,383	12,383
Reclassification adjustment for realized gain, net of tax of $39	—	—	—	—	—	(50)	(50)	(50)
Unrealized gain on securities, net of tax of $752	—	—	—	—	—	1,128	1,128	1,128
Minimum pension liability, net of tax benefit of $3,832	—	—	—	—	—	(9,666)	(9,666)	(9,666)

Total comprehensive income							$1,295

Exercise of stock options and warrants—113,519 shares of Common Stock issued	1	—	673	—	—	—		674
Issuance of 111,840 shares of Common Stock under Employee Stock Purchase Program	1	—	902	—	—	—		903
Issuance of 131,480 shares of Common Stock in connection with Insignia Bourdais acquisition	1	—	1,305	—	—	—		1,306
Restricted stock awards—87,155 shares of Common Stock issued	1	—	706	—	—	—		707
Preferred stock issuance—125,000 shares	—	1	12,269	—	—	—		12,270
Preferred stock dividend	—	—			(1,829)	—		(1,829)
Cancellation of notes receivable for 47,786 shares of Common Stock	(1)	—	(542)	543	—	—		—
Payments on notes receivable for shares of Common Stock	—	—	—	146	—	—		146

Balance at December 31, 2002	$232	$4	$437,622	$(1,193)	$(16,241)	$(5,095)		$415,329

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Operating activities
Income from continuing operations	$9,037	$6,352	$17,998
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	20,241	33,843	30,908
Other expenses	—	661	—
Equity earnings in real estate ventures	(3,482)	(10,381)	(1,455)
Gain on sale of consolidated real estate property	(1,306)	—	—
Minority interests	—	—	(900)
Foreign currency transaction gains	—	(331)	(1,365)
Losses from internet investments	—	10,263	18,435
Deferred income taxes	(644)	(2,754)	(3,618)
Changes in operating assets and liabilities, net of effects of acquired businesses:
Receivables	24,184	23,486	(78,525)
Other assets	(9,610)	5,656	5,434
Accrued incentives	(16,002)	(22,194)	46,307
Accounts payable and accrued expenses	1,157	(34,344)	18,076
Commissions payable	(21,893)	18,616	29,277

Cash provided by operating activities	1,682	28,873	80,572
Investing activities
Additions to property and equipment	(8,388)	(11,789)	(20,517)
Investment in internet-based businesses	—	(4,010)	(22,502)
Distribution proceeds from real estate investments	44,648	63,787	18,215
Proceeds from sale of discontinued operations	23,250	—	—
Payments made for acquisition of businesses, net of acquired cash	(8,918)	(18,983)	(11,970)
Investments in real estate	(46,684)	(33,905)	(37,099)
Decrease (increase) in restricted cash	3,964	(14,879)	7,130

Cash provided by (used in) investing activities	$7,872	$(19,779)	$(66,743)

INSIGNIA FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Financing activities
Proceeds from issuance of common stock	$903	$1,472	$2,383
Proceeds from issuance of preferred stock	12,270	—	24,949
Proceeds from exercise of stock options	674	2,143	3,782
Preferred stock dividends	(1,829)	(1,000)	—
Payments on notes payable	(59,785)	(138,350)	(7,659)
Proceeds from notes payable	15,000	158,999	15,652
Payments on real estate mortgage notes	(28,361)	(33,086)	—
Proceeds from real estate mortgage notes	20,000	21,987	19,914
Debt issuance costs	(1,415)	(2,130)	—

Cash (used in) provided by financing activities	(42,543)	10,035	59,021
Net cash provided by (used in) discontinued operation	8,787	(4,402)	(9,254)
Effect of exchange rate changes in cash	3,789	(1,217)	(669)

Net (decrease) increase in cash and cash equivalents	(20,413)	13,510	62,927
Cash and cash equivalents at beginning of year	131,860	124,527	61,600

	111,447	138,037	124,527
Cash of discontinued operations	66	(6,177)	(2,331)

Cash and cash equivalents at end of year	$111,513	$131,860	$122,196

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,956	$11,036	$9,342
Cash paid for income taxes	9,527	7,714	11,779

See accompanying notes to consolidated financial statements.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.    Business

Insignia Financial Group, Inc. (“Insignia” or the “Company”), a Delaware corporation headquartered in New York, New York, is a leading provider of international real estate and real estate financial services, with operations in the United States, the United Kingdom, France, continental Europe, Asia and Latin America. Insignia’s principal executive offices are located at 200 Park Avenue in New York.

Insignia’s real estate service businesses specialize in commercial leasing, sales brokerage, corporate real estate consulting, property management, property development and re-development, apartment brokerage and leasing, condominium and cooperative apartment management, real estate-oriented financial services, equity co-investment and other services. In 2002, Insignia’s primary real estate service businesses include the following: Insignia/ESG (U.S. commercial real estate services), Insignia Richard Ellis (U.K. commercial real estate services), Insignia Bourdais (French commercial real estate services; acquired in December 2001), Insignia Douglas Elliman (New York apartment brokerage and leasing) and Insignia Residential Group (New York condominium, cooperative and rental apartment management). Insignia’s commercial real estate service operations in continental Europe, Asia and Latin America include the following locations: Madrid and Barcelona, Spain; Frankfurt, Germany; Milan and Bologna, Italy; Brussels, Belgium; Amsterdam, The Netherlands; Tokyo, Japan; Hong Kong; Beijing and Shanghai, China; Bangkok, Thailand; Mumbai, Hyderabad, Bangalore, Chennai and Delhi, India; Manila, Philippines; and Mexico City, Mexico. The Company also owns 10% of an Irish commercial services company with offices in Dublin, the Republic of Ireland and Belfast, Northern Ireland.

In addition to traditional real estate services, Insignia has historically deployed its own capital, together with the capital of third party investors, in principal real estate investments, including co-investment in existing property assets, real estate development and managed private investment funds.

2.    Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation

Insignia’s consolidated financial statements include the accounts of all majority-owned subsidiaries and all entities over which the Company exercises voting control. All significant intercompany balances and transactions have been eliminated. Entities in which the Company owns less than a majority interest and has substantial influence are recorded on the equity method of accounting (net of payments to certain employees in respect of equity grants or rights to proceeds).

In one instance, a minority-owned partnership (with additional promotional interests in profits depending on performance) is consolidated by virtue of general partner control. Since the cumulative losses of the partnership have exceeded the limited partners’ original investment, the partnership is consolidated into Insignia’s financial statements and no minority interest is reflected, even though Insignia holds a minority economic interest.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions are used in the evaluation and financial reporting for, among other things, bad debts, self-insurance

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

liabilities, intangibles and investment valuations, deferred taxes and pension costs. Actual results could differ from those estimates under different assumptions or conditions.

Reclassifications

Certain amounts for 2001 and 2000 have been reclassified to conform to the 2002 presentation. These reclassifications had no effect on the net losses or total stockholders’ equity previously reported.

Cash and Cash Equivalents

The amount of cash on deposit in federally insured institutions generally exceeds the limit on insured deposits. The Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents.

Restricted Cash

At December 31, 2002 restricted cash consisted of approximately $17.3 million in cash pledged to secure the bond guarantee of notes issued in connection with the Richard Ellis Group Limited (“REGL”) and St. Quintin Holdings Limited (“St. Quintin”) acquisitions and approximately $4.2 million related to accounts of the consolidated real estate entities. At December 31, 2001, restricted cash consisted of approximately $21.2 million in cash pledged to secure the bond guarantee of notes issued in connection with the REGL and St. Quintin acquisitions, and approximately $400,000 restricted for contingent payments related to other business acquisitions.

Real Estate Investments

Insignia has invested in real estate assets and real estate related debt securities. Generally, the Company’s investment strategy involves identifying investment opportunities and investing as a minority owner in entities formed to acquire such assets. The Company’s minority-owned investments are generally accounted for under the equity method of accounting due to the Company’s influence over the operational decisions made with respect to the real estate entities. The Company’s portion of earnings in these real estate entities is reported in equity earnings in unconsolidated ventures in its consolidated statements of operations, including gains on sales of property and net of impairments. The Company’s share of unrealized gains on marketable equity and debt securities available for sale is reported as a component of other comprehensive income (loss), net of tax. Income from dispositions of minority-owned development assets is reported in real estate services revenues in the Company’s consolidated statements of operations. The Company’s policy with respect to the timing of recognition of promoted profit participation interests in its real estate investments is to record such amounts upon collection.

Each entity in which the Company holds a real estate investment is a special purpose entity, the assets of which are subject to the obligations only of that entity. Each entity’s debt, except for limited and specific guarantees and other commitments aggregating $14.0 million, is either (i) non-recourse except to the real estate assets of the subject entity (subject to limited exceptions standard in such non-recourse financing, including the misapplication of rents or environmental liabilities), or (ii) an obligation solely of such limited liability entity and thus having no recourse to other assets of the Company.

The Company provides real estate services to and receives real estate service fees from the entities comprising its principal investment activities. Such fees are generally derived from the following services: (i) property management, (ii) asset management, (iii) development management, (iv) investment management, (v) leasing, (vi) acquisition, (vii) sales and (viii) financings. With respect to fees that are currently recorded as expense by the entities, the Company includes the fees in current income, while its share as owner of such fee is

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

reflected in the income or loss from the investment entity. If the fee is capitalized by the investment entity, the Company records as income only the portion of the fee attributable to third party ownership and defers the portion attributable to its ownership.

The Company evaluates all real estate investments on a quarterly basis for evidence of impairment. Impairment losses are recognized whenever events or changes in circumstances indicate declines in value of such investments below carrying value and the related undiscounted cash flows are not sufficient to recover the asset’s carrying amount. Generally, Insignia relies upon the expertise of its own property professionals to assess real estate values; however, in certain circumstances where Insignia considers its expertise limited with respect to a particular investment, third party valuations may also be obtained. Property valuations and estimates of related future cash flows are by nature subjective and will vary from actual results.

In October 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. Insignia early adopted SFAS No. 144 as of January 1, 2001. SFAS No. 144 requires, in most cases, that gains/losses from dispositions of investment properties and all earnings from such properties be reported as “discontinued operations.” SFAS No. 144 is silent with respect to treatment of gains or losses from sales of investment property held in a joint venture. The Company has concluded that, as a matter of policy, all gains and losses realized from sales of minority owned property in its real estate co-investment program constitute earnings from a continuing line of business. Therefore, operating activity related to that investment program will continue to be included in income (loss) from continuing operations. However, SFAS No. 144 requires that gains or losses from sales of consolidated properties, if material, be reported as discontinued operations. As a result, the Company’s earnings from dispositions of consolidated properties would be excluded from reported income from continuing operations and included in discontinued operations, if material.

Consolidated Real Estate

At December 31, 2002, the Company consolidated three investment entities owning real estate property. These consolidated properties include a wholly owned retail property; a wholly owned marine development property and a minority owned residential property consolidated due to general partner control. Rental revenue attributable to the Company’s consolidated property operations are recognized when earned. Real estate is stated at depreciated cost. The cost of buildings and improvements include the purchase price of property, legal fees and acquisitions costs. Costs directly related to the development property are capitalized. Capitalized development costs include interest, property taxes, insurance, and other direct project costs incurred during the period of development.

The Company periodically reviews its properties to determine if its carrying amounts will be recovered from future operating cash flows. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements, which could differ materially from actual results in future periods.

Development Activities

At December 31, 2002, the Company held minority investments in four office properties whose development the Company has directed. A variety of costs have been incurred in the development and leasing of these properties. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on its development properties is guided by SFAS No. 34, Capitalization of Interest Costs, and SFAS No. 67, Accounting for Costs and the Initial Rental Operations of Real Estate Properties. The Company ceases capitalization when a property is held available for occupancy upon substantial completion of tenant improvements.

Revenue Recognition

The Company’s real estate services revenues are generally recorded when the related services are performed or at closing in the case of real estate sales. Leasing commissions that are payable upon tenant occupancy, payment of rent or other events beyond the Company’s control are recognized upon the occurrence of such events. As certain conditions to revenue recognition for leasing commissions are outside of the Company’s control and are not clearly defined, judgment must be exercised in determining when such events have occurred. Revenues from tenant representation, agency leasing, investment sales and residential brokerage, which collectively comprise a substantial portion of Insignia’s service revenues, are transactional in nature and therefore subject to seasonality and changes in business and capital market conditions. As a consequence, the timing of transactions and resulting revenue recognition is difficult to predict.

Prior to 2000, leasing commission revenue was recorded when the related service was performed (generally at lease signing), unless significant contingencies existed. Effective January 1, 2000, the Company changed its method of accounting to comply with the Securities and Exchange Commission’s Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements. As a result, leasing commissions that are payable upon tenant occupancy, payment of rent or other specified events are now recognized upon the occurrence of such events (see Note 4).

Insignia’s revenue from property management services is generally based upon percentages of the revenue generated by the properties that it manages. In conjunction with the provision of management services, the Company customarily employs personnel (either directly or on behalf of the property owner) to provide services solely to the properties managed. In most instances, Insignia is reimbursed by the owners of managed properties for direct payroll related costs incurred in the employment of property personnel. The aggregate amount of such payroll cost reimbursements has ranged from $50.0 million to $60.0 million annually. Such payroll reimbursements are generally characterized in the Company’s consolidated statements of operations as a reduction of actual expenses incurred. This characterization is based on the following factors: (i) the property owner generally has authority over hiring practices and the approval of payroll prior to payment by the Company; (ii) Insignia is the primary obligor with respect to the property personnel, but bears little or no credit risk under the terms of the management contract; (iii) reimbursement to the Company is generally completed simultaneously with payment of payroll or soon thereafter; and (iv) the Company generally earns no margin in the arrangement, obtaining reimbursement only for actual cost incurred.

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred approximately $8,327,000, $8,926,000 and $9,972,000 in advertising costs during 2002, 2001 and 2000, respectively.

Acquired Intangible Assets

The Company’s acquired intangible assets consist of property management contracts, favorable leases, non-competitive agreements, trademarks and franchises. Acquired intangible assets are stated at cost, less accumulated amortization. These assets are amortized using the straight-line method over 3 to 20 years, and are reviewed when indicators of impairment exist. Intangible assets are reviewed for impairment when indicators of impairment exist.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets, typically ranging from 3 to 10 years.

Foreign Currency

The financial statements of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. The British pound and euro represent the only foreign currencies of material operations, which collectively generate approximately 25% of the Company’s annual revenues. All currencies other than the British pound, euro and dollar have comprised less than 1% of annual revenues. Revenues and expenses of all foreign subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the periods. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders’ equity in accumulated other comprehensive income (loss), unless there is a sale or complete liquidation of the underlying foreign investment. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statements of operations in determining net income. For the twelve months ended December 31, 2002, the Company’s European operations have been translated into U.S. dollars at average exchange rates of $1.51 to the pound and $0.95 to the euro. For the twelve months of 2001, European operations were translated to U.S. dollars at average exchange rates of $1.44 and $0.90 to the pound and euro, respectively.

For the twelve months of 2000, European operations were translated to U.S. dollars at average exchange rates of $1.51 and $0.92 to the pound and euro, respectively. The assets and liabilities of the Company’s European operations have been translated at exchange rates of $1.60 to the pound and $1.05 to the euro at December 31, 2002 and were translated at exchange rates of $1.45 to the pound and $0.89 to the euro at December 31, 2001.

Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of unrealized gains (losses) on marketable equity securities, foreign currency translation and minimum pension liability adjustments. At December 31, 2002, accumulated other comprehensive losses totaled $5.1 million (net of applicable taxes), comprised of unrealized gains on marketable securities of $1.1 million and foreign currency translation gains of $4.4 million and a minimum pension liability of $10.6 million. At December 31, 2001, accumulated other comprehensive losses totaled $8.9 million (net of applicable taxes), comprised of foreign currency translation losses of $8.0 million, a minimum pension liability of $900,000 and unrealized gains on marketable securities of $50,000.

Minority Interest

In 2000, minority interest consisted of minority equity in EdificeRex.com, Inc. (“EdificeRex”), the Company’s internally developed internet-based business that launched in February 2000. During the first half of 2000, Insignia consolidated EdificeRex and recorded net operating losses of approximately $9.3 million, or $3.2 million in excess of the Company’s investment. EdificeRex was de-consolidated in the third quarter of 2000, due to a restructuring that reduced the Company’s voting interest to approximately 47%. The $3.2 million excess loss was carried as a deferred credit on the Company’s balance sheet until EdificeRex disposed of all of its operating divisions and liquidated during the fourth quarter of 2001. At liquidation, the Company recognized the deferred credit of $3.2 million in earnings, which is included in losses from internet investments.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Income Taxes

Deferred income tax assets and liabilities are recorded to reflect the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases and operating loss and tax credit carry forwards. Valuation allowances are provided against deferred tax assets that are unlikely to be realized. Federal income taxes are not provided on the unremitted earnings of foreign subsidiaries because it has been the practice of the Company to reinvest those earnings in the businesses outside the United States.

Impairment

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 provides guidance for accounting and financial reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains the fundamental provisions of that Statement. It also supersedes the accounting and reporting of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions related to the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity either disposed of or classified as held for sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Insignia early adopted SFAS No. 144 as of January 1, 2001.

Impairment losses are recognized for long-lived assets held and used when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets’ carrying amount. Impairment losses are measured for assets held for sale by comparing the fair value of assets (less costs to dispose) to their respective carrying amounts.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. As described in Note 4, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 25 years, and evaluated for potential impairment by determining whether the underlying undiscounted cash flows of the acquired business were sufficient to recover the carrying value of the asset.

Stock-Based Compensation

At December 31, 2002, the Company had four stock-based employee compensation plans that are described more fully in Note 14. Prior to 2002, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Effective January 1, 2002 the Company adopted the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, prospectively to all employee awards granted, modified or settled after January 1, 2002. Awards under the Company’s plans vest over five years. The cost related to stock-based employee compensation included in the determination of net income for 2002 is less than that which would

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS 123. The following table illustrates the pro forma effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each period.

The Company’s pro forma information follows:

	2002	2001	2000
	(in thousands, except per share data)
Pro forma:
Income from continuing operations	$6,556	$4,014	$12,809
Net loss	(4,981)	(15,846)	(13,822)
Per share amounts:
Pro forma earnings per share—basic
Income from continuing operations	$0.19	$0.14	$0.56
Net loss	(0.31)	(0.76)	(0.69)
Pro forma earnings per share—assuming dilution
Income from continuing operations	0.19	0.13	0.52
Net loss	(0.30)	(0.72)	(0.57)

The pro forma information has been determined as if the Company had accounted for its employee stock options, warrants and unvested restricted stock awards granted under the fair value method with fair values estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000
Risk-free interest rate	2.5%	3.7%	5.1%
Dividend yield	N/A	N/A	N/A
Volatility factors of the expected market price	0.45	0.49	0.52
Weighted-average expected life of the options	3.9	4.3	4.3

The Black-Scholes option valuation model was developed for use in estimating the fair value of transferable options and warrants with no vesting restrictions. This method requires the input of subjective assumptions including the expected stock price volatility and weighted average expected life of the options. The Company’s employee stock options have characteristics significantly different from those of transferable options and changes in the subjective input assumptions can materially affect the value estimate. The Black-Scholes model is not the only reliable measure that could be used to determine the fair value of employee stock options. The Company believes that any and all valuations of employee stock options will necessarily be estimates.

Risks and Uncertainties

The Company’s future results could be adversely affected by a number of factors, including (i) a general economic downturn in the Company’s principal markets, most notably New York, London and Paris; (ii) unfavorable foreign currency fluctuations; (iii) changes in interest rates; and (iv) fluctuations in rental rates and real estate values.

Earnings Per Share

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average number of common shares outstanding during the year. Diluted earnings per share is similar to basic earnings per share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities, such as preferred stock, options and warrants, had been issued or exercised.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. A public enterprise with a variable interest in a variable interest entity created before February 1, 2003, shall apply this guidance (other than the required disclosures prior to the effective date) to that entity as of the beginning of the first interim or annual reporting period beginning after December 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 provides guidance for accounting and financial reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires the recognition of a liability for costs associated with an exit or disposal activity when the liability is incurred and establishes fair value as the initial measurement of a liability. Under EITF Issue No. 94-3, a liability for an exit cost is recognized at the date of a commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002.

3.    Discontinued Operations

Sale of Insignia Douglas Elliman and Insignia Residential Group

On March 14, 2003, Insignia completed the sale of its New York-based residential businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. Montauk Battery Realty is located on Long Island, New York and its principal owners are New Valley Corp. and Dorothy Herman, chief executive officer of Prudential Long Island Realty. Insignia Douglas Elliman, acquired by Insignia in June 1999, provides sales and rental services in the New York City residential cooperative, condominium and rental apartment market and also operates in upscale suburban markets in Long Island (Manhasset, Locust Valley and Port Washington/Sands Point). Insignia Residential Group is the largest manager of cooperative, condominium and rental apartments in the New York metropolitan area.

The financial terms of the sale included the payment of $66.75 million in cash to Insignia at closing of the transaction, $500,000 in cash held in escrow on the closing date and up to another $500,000 held in escrow pending receipt of specified commissions. In addition, the buyer acceded to existing contingent earn-out obligations of Insignia Douglas Elliman totaling up to $4.0 million, depending on the future of the business. The

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

escrowed amounts are available to secure Insignia’s indemnity obligations under the purchase and sale agreement. Any amounts remaining in escrow on March 14, 2004 and not securing previously made indemnity claims will be released to Insignia. Simultaneous with closing, Insignia paid down $67.0 million on its senior revolving credit facility, decreasing outstanding borrowings to $28.0 million. Insignia recognized a net gain of approximately $3.8 million (net of $4.7 million of applicable income taxes) during the first quarter of 2003 in connection with the sale of these residential businesses.

The operations of Insignia Douglas Elliman and Insignia Residential Group were discontinued in the first quarter of 2003. The Company’s statements of operations and statements of cash flows for the years ended December 31, 2002, 2001 and 2000 have been restated to classify the operations and cash flows of these residential businesses as discontinued operations for financial reporting purposes.

Sale of Realty One

In December 2001, Insignia entered into a contract to sell its Realty One single-family home brokerage business and affiliated companies to Real Living, Inc., effective as of December 31, 2001. Real Living, Inc. is a privately held company formed by HER Realtors of Columbus, Ohio and Huff Realty of Cincinnati, Ohio. The sale closed on January 31, 2002. Proceeds from the sale potentially total $33.0 million, including approximately $29.0 million in cash received at closing (before extinguishment of $5.5 million of Realty One debt) and additional receipts aggregating as much as $4.0 million. The additional receipts include the following: (i) a $1.0 million reimbursement, collected in February 2002, for Realty One operating losses in January 2002; (ii) a potential earn-out of as much as $2 million receivable through 2003 (depending on the performance of the Realty One business); and (iii) a $1 million operating lease receivable over four years for the use of proprietary software developed by Insignia for an internet-based residential brokerage model. The $2.0 million earnout is receivable in increments of $1.0 million each for the 2002 and 2003 fiscal years. The first $1.0 million earnout for the 2002 fiscal year was achieved in full and be received by the Company in May 2003, as required by the terms of the sale. Remaining amounts due to Insignia under the terms of the sale totaling $2.7 million were included in other assets in the Company’s consolidated balance sheet at December 31, 2002. Insignia recognized a loss in connection with the sale of Realty One of $17.6 million (net of applicable tax benefit of $4.0 million) for the year ended December 31, 2001. During the twelve months ended December 31, 2002, the Company recognized net income of $4.9 million from discontinued operations, including $265,000 (net of tax), in post-closing adjustments in the first quarter and $4.7 million in the third quarter from the reduction of a valuation allowance on the tax benefit on the capital portion of the loss on sale. This capital loss was fully reserved in 2001 because of uncertainty of its deductibility due to loss disallowance rules in the Treasury Regulations and insufficient income of the appropriate character. In the third quarter of 2002, it was determined that the loss would be fully deductible for tax purposes, resulting in the realization of a tax benefit for financial reporting purposes.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The results of operations of Insignia Douglas Elliman, Insignia Residential Group and Realty One are reported separately as discontinued operations for the years ended December 31, 2002, 2001 and 2000. Assets and liabilities of Realty One have been classified separately in the Company’s consolidated balance sheet at December 31, 2001. The following tables summarize the aggregate assets and liabilities of Insignia Douglas Elliman, Insignia Residential Group and Realty One and the results of their operations and income (loss) on disposal for the periods presented:

	Insignia Douglas Elliman and Insignia Residential Group		Realty One

	December 31 2002	December 31 2001	December 31 2001
	(In thousands)
Assets
Cash and cash equivalents	$66	$90	$6,177
Receivables	2,479	3,023	3,655
Mortgage loans held for sale	—	—	20,555
Property and equipment	11,766	13,424	9,852
Goodwill	34,117	59,386	15,711
Acquired intangible assets	11,999	13,158	—
Other assets	5,542	751	1,872

	65,969	89,832	57,822

Liabilities
Accounts payable	2,535	3,566	1,043
Commissions payable	564	1,231	—
Accrued incentives	3,027	644	3,937
Accrued and sundry liabilities	4,045	1,365	1,499
Mortgage warehouse line of credit	—	—	20,554
Notes payable	—	—	7,539

	10,171	6,806	34,572

Net assets of discontinued operations	$55,798	$83,026	$23,250

	Years ended December 31
	2002	2001	2000
	(In thousands)
Revenues	$133,691	$222,043	$233,247

Income (loss) from operations, net of tax expense of $3,707 (2002), tax benefit of $1,123 (2001) and tax expense of $2,730 (2000)	4,180	(2,231)	3,789
Income (loss) on disposal, net of applicable tax benefits of $2,844 (2002), and $4,000 (2001)	4,918	(17,629)	—

Net income (loss)	$9,098	$(19,860)	$3,789

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

4.    Changes in Accounting Principles

Stock-Based Compensation

In September 2002, the Company adopted the fair value expense recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for employee stock options. The accounting change results in the expensing of the estimated fair value of employee stock options granted by the Company, applied on a prospective basis for all stock options granted on or after January 1, 2002. The Company previously followed Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, no compensation expense is recognized when the exercise price of an employee stock option equals or exceeds the market price at issuance.

The Company issued 290,000 employee options during 2002. The fair value of these options has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) estimated stock price volatility of 40%; (ii) risk free interest rate of 2.5%; (iii) weighted average option life of 3.9 years; and (iv) a forfeiture rate of 3%. Under these assumptions, the aggregate value of the options totaled approximately $384,000, which is amortizable to expense over the vesting periods of six years. For 2002, stock compensation expense recognized totaled approximately $102,000.

The ultimate impact of the accounting change on the Company’s future earnings will depend on the number of options issued in the future, as to which the Company has no specific plan, and the estimated value of each option. Insignia does not expense the value of outstanding options issued before January 1, 2002.

Goodwill and Intangible Assets

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS 141 replaced APB 16 and requires the use of the purchase method for all business combinations initiated after June 30, 2001. It also provides guidance on purchase accounting related to the recognition of intangible assets. Under SFAS 142, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests on an annual basis, at a minimum, or whenever events or circumstances occur indicating goodwill or indefinite-lived intangibles might be impaired. Other acquired intangible assets with finite lives continue to be amortized over their estimated useful lives. The Company adopted SFAS No. 141 for all business combinations completed after June 30, 2001 and fully implemented SFAS No. 141 and SFAS No. 142 effective January 1, 2002. The Company identified its reporting units and determined the carrying value of each reporting unit by assigning assets and liabilities, including the existing goodwill and intangible assets, to those units as of January 1, 2002 for purposes of performing a required transitional goodwill impairment assessment within six months of adoption.

In early 2002, the Company performed internal analyses on its reporting units based on estimated industry multiples and the carrying values of tangible and intangible assets which demonstrated that the value of the Company’s U.S. commercial operation significantly exceeded its carrying value and that goodwill of the Asian operation was fully impaired.

These analyses also indicated potential impairment in the Company’s European operations and Insignia Douglas Elliman. The Company engaged Standard & Poor’s to value the European and Insignia Douglas Elliman operations and those appraisals indicated no impairment in the Company’s European operations and partial impairment in Insignia Douglas Elliman.

As a result of this evaluation, Insignia measured impairment for Insignia Douglas Elliman and the Asian business of an aggregate $30.0 million, before applicable taxes. The Company recorded a $20.6 million (net of

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

tax benefit of $9.4 million) transitional goodwill impairment charge in earnings as the cumulative effect of a change in accounting principle, effective January 1, 2002.

The Company concluded its annual impairment test as of December 31, 2002, and that test did not demonstrate further goodwill impairment. The estimation of business values for measuring goodwill impairment is highly subjective and selections of different projected income levels and valuation multiples within observed ranges can yield different results.

Amortization of goodwill (from continuing operations) totaled approximately $14.8 million and $12.2 million, for 2001 and 2000, respectively. Elimination of goodwill amortization would have improved income from continuing operations by approximately $10.3 million and $8.5 million (net of applicable taxes), respectively, for 2001 and 2000. The following table provides pro forma information to reflect the effect of adoption of SFAS No. 142 on earnings for 2001 and 2000.

	2001	2000
	(In thousands)
Reported income from continuing operations	$6,352	$17,998
Less: Preferred stock dividend	(1,000)	(890)

Income from continuing operations available to common shareholders	5,352	17,108
Add: Goodwill amortization, net of tax benefit of $4,520 (2001) and $3,703 (2000)	10,260	8,516

Adjusted income from continuing operations available to common shareholders	$15,612	$25,624

Earnings per common share—basic:
Reported income from continuing operations	$0.24	$0.81
Add: Goodwill amortization, net of tax benefit of $0.20 (2001) and $0.17 (2000)	0.47	0.40

Adjusted income from continuing operations	$0.71	$1.21

Earnings per common share—assuming dilution:
Reported income from continuing operations	$0.25	$0.74
Add: Goodwill amortization, net of tax benefit of $0.18 (2001) and $0.15 (2000)	0.41	0.35

Adjusted income from continuing operations	$0.66	$1.09

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Additional contingent purchase price of acquired businesses totaling $17.9 million was recorded as additional goodwill during 2002. Such additional purchase price included: (i) Insignia Bourdais earnout of $10.3 million (paid by issuance of 131,480 shares of Insignia common stock, a cash payment of $4.7 million and $4.3 million accrued at December 31, 2002); (ii) a $4.0 million earnout with respect to the prior Boston acquisition by Insignia/ESG; (iii) a $2.0 million earnout related to Insignia Douglas Elliman; and (iv) $1.6 million of payments related to other acquisitions. The table below reconciles the change in the carrying amount of goodwill, by operating segment, for the period from December 31, 2001 to December 31, 2002.

	Commercial	Residential	Total
	(In thousands)
Balance as of December 31, 2001	$228,967	$59,386	$288,353

Effect of adoption of SFAS 142	(3,201)	(26,822)	(30,023)

Balance as of January 1, 2002	225,766	32,564	258,330

Additional purchase consideration	15,922	2,000	17,922
Other reclassifications	(143)	—	(143)
Goodwill related to partial sale of business unit	—	(447)	(447)
Foreign currency translation	13,899	—	13,899

Balance as of December 31, 2002	$255,444	$34,117	$289,561

The following tables present certain information on the Company’s acquired intangible assets as of December 31, 2002 and December 31, 2001, respectively.

Acquired Intangible Assets	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Balance
		(In thousands)
As of December 31, 2002
Property management contracts	7 years	$72,883	$60,081	$12,802
Favorable premises leases	8 years	4,831	1,667	3,164
Other	3 years	5,173	3,528	1,645

Total		$82,887	$65,276	$17,611

As of December 31, 2001
Property management contracts	7 years	$70,926	$54,049	$16,877
Favorable premises leases	8 years	4,453	1,099	3,354
Other	3 years	3,228	1,997	1,231

Total		$78,607	$57,145	$21,462

All intangible assets are being amortized over their estimated useful lives with no residual value. Intangibles included in “Other” consist of customer backlog, non-compete agreements, franchise agreements and trade names. The aggregate reported acquired intangible amortization expense for 2002, 2001 and 2000 totaled approximately $4.4 million, $5.6 million and $7.6 million, respectively. Amortization of favorable premises leases, totaling approximately $157,000 for 2002 is included in rental expense (included in real estate services expenses) in the Company’s consolidated statements of operations.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The estimated acquired intangible assets amortization expense, including amounts reflected in rental expense, for the subsequent five fiscal years through December 31, 2007 approximates $2.0 million, $941,000, $550,000, $523,000 and $370,000, respectively.

Revenue Recognition

At December 31, 2000, the Company changed its method of accounting for revenue recognition for leasing commissions in compliance with Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements, effective as of January 1, 2000. Prior to the accounting change, the Company generally recognized leasing commissions upon execution of the underlying lease, unless significant contingencies existed. Under the new accounting method, adopted retroactive to January 1, 2000, the Company’s leasing commissions that are payable upon certain events such as tenant occupancy or payment of rent are recognized upon the occurrence of such events.

Operating results for the 2002, 2001 and 2000 years are presented in compliance with the requirements of this accounting change. The cumulative effect of the accounting change on prior years resulted in a reduction to income of $30.4 million (net of applicable taxes of $23.3 million), which is included in net earnings for the year ended December 31, 2000. The Company recognized revenue of $1.2 million, $18.8 million and $80.4 million during 2002, 2001 and 2000, respectively, that was included in the cumulative effect adjustment at January 1, 2000. While this accounting change affects the timing of recognition of leasing revenues (and corresponding commission expense), it does not impact the Company’s cash flow from operations.

5.    Earnings Per Share

The following table sets forth the computation of the numerator and denominator used for the computation of basic and diluted earnings per share for the periods indicated.

	2002	2001	2000
	(In thousands)
Numerator:
Numerator for basic earnings per share—income available to common stockholders (before discontinued operations and cumulative effect)	$6,864	$5,352	$17,108

Effect of dilutive securities:
Preferred stock dividends	—	—	890

Numerator for diluted earnings per share—income available to common stockholders after assumed conversions (before discontinued operations and cumulative effect)	$6,864	$5,352	$17,998

Denominator:
Denominator for basic earnings per share—weighted average common shares	23,122	22,056	21,200
Effect of dilutive securities:
Stock options, warrants and unvested restricted stock	569	1,342	1,442
Convertible preferred stock	—	—	1,786

Denominator for diluted earnings per share—weighted average common shares and assumed conversions	23,691	23,398	24,428

The potential dilutive shares from the conversion of preferred stock is not assumed for the year ended December 31, 2002 or 2001, because the inclusion of such shares would be antidilutive.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

6.    Acquisitions

The Company’s significant acquisitions during the last three years are discussed below. All acquisitions were accounted for as purchases and the results of operations have been included in Insignia’s statement of operations from the respective date of acquisition. Contingent purchase consideration is generally accounted for as additional costs in excess of net assets of acquired businesses when incurred.

Groupe Bourdais

In late December 2001, Insignia completed the acquisition of Groupe Bourdais, one of France’s premier commercial real estate services companies. Groupe Bourdais now operates under the Insignia Bourdais name. The Insignia Bourdais purchase price consists of total potential consideration of approximately $50.2 million. Amounts paid and or accrued in cash or stock (534,125 common shares) at December 31, 2002 total approximately $31.7 million. Additional consideration up to approximately $18.5 million may be paid over the two years ending December 31, 2004, depending on the performance of the Insignia Bourdais operation. The acquisition consisted substantially of specifically identified intangible assets and goodwill. Identified intangible assets, included customer backlog, property management contracts, a non-compete agreement, franchise agreements, trademarks and a favorable premises lease. The results of Insignia Bourdais have been included in the Company’s financial statements since January 1, 2002.

Baker Commercial

In October 2001, Insignia acquired Baker Commercial Real Estate (“Baker”), a leading provider of commercial real estate services in the greater Dallas area. Baker provides tenant representation, land and investment property sales, and strategic real estate planning. The Baker acquisition augments Insignia’s existing regional tenant representation and investment sales capabilities in the greater Dallas area. The base purchase price was approximately $2.2 million and was paid in cash. Additional purchase consideration of up to $1.0 million payable over 2003 and 2004 is contingent on the future performance of the Dallas operations.

Brooke International

In December 2000, Insignia acquired Brooke International (“Brooke”), a commercial real estate service company based in Hong Kong with additional offices in China and Thailand. The base purchase price was approximately $1.6 million, comprised of approximately (i) $1.1 million paid in cash and (ii) $500,000 in reserved Common Stock and an assumed option plan enabling certain Brooke employees to purchase 110,000 shares of the Company’s Common Stock. Options to purchase 40,000 shares of the Company’s Common Stock at $11.81 had been granted under this plan and remain outstanding at December 31, 2002.

BDR

In March 2000, the Company entered into a definitive agreement to acquire BDR, a Dutch real estate services company headquartered in Amsterdam, the Netherlands. The base purchase price was approximately $2.4 million, all of which was paid in cash upon final closing in June 2000.

BDR provides a variety of commercial real estate services with a specialization in international advisory assignments and other corporate services. Additional purchase consideration of approximately $2.5 million, payable over three years, is contingent on the future performance of this business.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Other Information (Unaudited)

Pro forma unaudited results of operations for the years ended December 31, 2001 and 2000, assuming consummation of the Bourdais acquisition at January 1, 2001 and 2000 is as follows:

	2001	2000
	(In thousands, except per share data)
Revenues	$672,115	$695,745
Income from continuing operations	9,012	24,025
Net loss	(11,053)	(2,606)
Pro forma per share amounts:
Net loss – basic	$(0.50)	$(0.16)
Net loss – assuming dilution	(0.47)	(0.11)

These pro forma results do not purport to represent the operations of the Company nor are they necessarily indicative of the results that actually would have been realized by the Company if the purchase of these businesses had occurred at the beginning of the periods specified. Except for the Bourdais acquisition, the financial operations of the acquired businesses were not significant to those of the Company. The base purchase consideration for the Bourdais and Baker (2001) and BDR and Brooke (2000) acquisitions and other individually insignificant acquisitions (2001 and 2000) is summarized as follows:

	2001	2000
	(In thousands)
Common stock	$4,000	$479
Accrued and sundry liabilities	10,990	2,398
Cash paid at the closing dates	20,508	3,458

	$35,498	$6,335

The base purchase consideration was allocated as follows:

	2001	2000
	(In thousands)
Cash acquired	$8,856	$—
Receivables	5,469	1,600
Property and equipment	415	152
Property management contracts	1,008	—
Non-compete agreements	153	—
Goodwill	14,540	4,070
Other assets	5,057	513

	$35,498	$6,335

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

7.    Receivables

Receivables consist of the following:

	December 31
	2002	2001
	(In thousands)
Commissions and accounts receivable, net of allowance	$140,589	$161,041
Notes receivable:
Broker signing bonuses and advances	7,111	5,319
Brokerage and other employees	3,483	6,037
Executive officers, with interest at the Company’s cost of debt capital (approximately 5.25% (2002) and 4.5% (2001))	3,269	1,500
Reimbursement due from Chairman (collected on February 28, 2003)	691	—
Other	178	2,223

	14,732	15,079

	$155,321	$176,120

Accounts receivable consists primarily of property management fees and cost reimbursements. Commissions receivable consists primarily of brokerage and leasing commissions from users of the Company’s real estate services. The Company’s receivables are not collateralized; however, credit losses have been insignificant. The Company’s bad debt expense totaled approximately $5.0 million, $1.9 million and $4.1 million in 2002, 2001 and 2000, respectively.

Long-term commissions receivable totaling $8.4 million and $8.1 million at December 31, 2002 and 2001, respectively, have been discounted to their present value based on an estimated discount rates of 5.25% (2002) and 7% (2001). Broker signing bonuses and advances are generally forgiven over the terms of employment, subject to potential repayment based on certain specific conditions.

Principal collections on brokerage, employee and executive notes receivable and scheduled forgiveness of Broker signing bonuses and advances are as follows:

Amount
(In thousands)
2003	$6,369
2004	2,865
2005	3,860
2006	1,205
2007	433

$14,732

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

8.    Property and Equipment

Property and equipment consists of the following:

	December 31
	2002	2001
	(In thousands)
Data processing equipment	$32,010	$29,231
Computer software	34,291	26,870
Furniture and fixtures	17,466	15,351
Leasehold improvements	19,805	17,957
Other equipment	7,436	8,086

	111,008	97,495
Less: Accumulated depreciation	(55,394)	(35,297)

	$55,614	$62,198

The useful life of each property and equipment category is listed below: Data processing equipment, 3 years; Computer software, 2-10 years; Furniture and fixtures, 7-10 years; Leasehold improvements, generally 5-10 years; Other equipment, 3-7 years.

9.    Real Estate Investments

The Company has engaged in real estate investment generally through: (i) investment in operating properties through co-investments with various clients or, in limited instances, by itself; (ii) investment in and development of commercial real estate on its own behalf and through co-investments; and (iii) minority ownership in and management of private investment funds, whose investments primarily consist of securitized real estate debt. The Company is currently not engaged in new investments although, is continuing its investment in existing real estate entities as needed or required by current business plans.

At December 31, 2002 and 2001, the Company’s real estate investments totaled $134.1 million and $95.7 million, consisting of the following:

	2002	2001
	(In thousands)
Minority interests in operating properties	$21,109	$29,282
Consolidated properties	85,205	41,788
Minority owned development properties	10,014	10,761
Land held for future development	1,726	2,308
Minority interests in real estate debt investment funds	16,081	11,571

Total Real Estate Investments	$134,135	$95,710

The real estate carrying amounts of the three consolidated properties at December 31, 2002 were financed by real estate mortgage notes encumbering the assets totaling $66.8 million. At December 31, 2002, Insignia had equity investments of approximately $21.7 million in these consolidated properties and has no further obligations to the subsidiaries or their creditors.

Insignia maintains an incentive compensation program pursuant to which certain employees, including executive officers, participate in the profits generated by its real estate investments, through grants of either

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

equity interests (at the time investments are made) or contractual right to participate in proceeds from successful investments. Such grants generally consist of an aggregate of 50% to 63.5% of the cash proceeds paid to Insignia after Insignia has recovered its full investment plus a 10% per annum return thereon. In addition, upon disposition, the Company generally makes discretionary incentive payments of 5% to 10% to certain employees who directly contributed to the success of an investment. With respect to the private investment funds, employees are collectively entitled to share 55% to 60% of proceeds received by Insignia in respect of its promoted profits participation in those funds. Employees share only in promoted profits and are not entitled to any portion of earnings on the Company’s actual investment. Gains on sales of real estate and equity earnings for 2002, 2001 and 2000 are recorded net of employee entitlements and discretionary incentives of approximately $8.1 million, $10.8 million and $7.9 million, respectively. The Company’s principal investment programs are more fully described below.

Property Investment

The Company maintains minority investments in operating real estate assets including office, retail, industrial, apartment and hotel properties. As of December 31, 2002, Insignia held equity investments totaling $21.1 million in 30 minority owned property assets. These properties consist of approximately 6.0 million square feet of commercial property and 1,967 multi-family apartment units and hotel rooms. The Company’s minority ownership interests in co-investment property range from 1% to 33%. Gains realized from sales of real estate by minority owned ventures totaled $4.2 million in 2002, $11.0 million in 2001 and $3.9 million in 2000. Such amounts are included in the caption “equity earnings in unconsolidated ventures” in the Company’s consolidated statements of operations.

Insignia also consolidates two operating properties, a wholly-owned retail property located in Norman, Oklahoma and a New York City apartment complex owned by a limited partnership in which the Company owns a 1% controlling general partner interest. These properties contain approximately 155,000 square feet of commercial space and 420 multi-family apartment units. With respect to the New York City apartment complex, in addition to its 1% interest, Insignia is entitled to approximately $1.3 million of the first $7.3 million distributed and approximately 45% of all additional distributions. In July 2002, Insignia invested approximately $1.3 million in the limited partnership as a new limited partner pursuant to a $1.5 million equity financing and the purchase of an existing partners interest. The remaining equity financing was invested in June 2002 by existing limited partners. Certain executives and other employees of Insignia have the right to acquire from the Company, at its cost, approximately 50% of the $1.3 million limited partner investment made in July 2002. Such executives and employees have no other incentive grants or participation rights with respect to this investment.

Although Insignia’s economic interest in the New York City apartment complex at its initial investment was nominal (until the limited partners received a return of all invested capital), the Company commenced consolidating this property in its financial statements as of January 1, 2002 because (i) the partnership agreement for the property-owning partnership grants the general partner complete authority over the management and affairs of the partnership, including any sale or refinancing of its sole asset without limited partner approval, and (ii) accounting principle’s generally accepted in the United States require consolidation on the basis of voting control (regardless of the level of equity ownership).

At December 31, 2002, the carrying amounts of these two consolidated properties totaled $46.4 million, and non-recourse real estate mortgage debt totaled $46.8 million. In September 2002, a consolidated retail property was sold for a $1.3 million net gain. The gain is included under the caption “other income, net” in the Company’s consolidated statements of operations.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Development

The Company’s development program includes minority-owned office developments and a wholly-owned marina based development located in the U.S. Virgin Islands. In July 2002, a subsidiary of the Company acquired three contiguous parcels of property and related leasehold rights in St. Thomas, U.S. Virgin Islands, which comprise 32.3 acres of property, including 18 submerged acres with full water rights. The initial purchase price was approximately $35.0 million, paid with $18.5 million in cash and $20.0 million borrowed by the subsidiary under a non-recourse $40.0 million mortgage loan facility. The property is currently undergoing predevelopment activities together with operating activities of an existing marina. The property and its debt are consolidated in the Company’s consolidated financial statements. Insignia’s equity investment in the property totaled $19.3 million at December 31, 2002.

Insignia also has minority ownership in four office projects whose development is directed by the Company and owns a parcel of land in Denver, located adjacent to one of the office developments, that is held for future development. Development activities on all four office buildings have been completed other than tenant improvements associated with additional leasing. Insignia’s ownership in the four office developments ranges from 25% to 33% and all have commenced operations.

The Company’s only financial obligations with respect to the office developments, beyond its investment, are partial construction financing guarantees, backed by letters of credit, totaling $8.9 million. The Company’s investment in the office development assets and land parcel totaled $11.7 million at December 31, 2002. The Company has not initiated any new office developments since September 2000 and does not currently intend to further expand this development program.

Interest capitalized in connection with development properties totaled approximately $1,673,000, $500,000, and $1,225,000 for 2002, 2001, and 2000, respectively.

Private Investment Funds

Insignia Opportunity Trust (“IOT”) is an Insignia-sponsored private real estate investment fund formed in late 1999. IOT, through its subsidiary operating partnership, Insignia Opportunity Partners (“IOP”), invests primarily in secured real estate debt instruments and, to a lesser extent, in other real estate debt and equity instruments, with a focus on below investment grade commercial mortgage-backed securities. IOT completed its deployment of committed capital (totaling $71.0 million) in 2002, of which $10.0 million was invested by Insignia and the remainder by third-party investors. Insignia has an aggregate ownership interest of approximately 13% in IOT and IOP and also has a 10% non-subordinated promoted interest in IOP.

In September 2001, Insignia closed the capital-raising phase for a second real estate investment fund, Insignia Opportunity Partners II (“IOP II”), with $48.5 million of equity capital commitments from Insignia and third-party investors. IOP II invests primarily in secured real estate debt instruments, similar to the investment initiatives of IOT. IOP II had called $28.2 million of its total capital commitments at December 31, 2002. Insignia holds a 10% ownership in IOP II and serves as its day-to-day advisor.

Insignia realized total earnings from both funds of approximately $4.0 million (2002), $2.6 million (2001) and $911,000 (2000). Such earnings are included in equity earnings in unconsolidated ventures.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

At December 31, 2002, Insignia held investments totaling $16.1 million in IOT, IOP and IOP II and had commitments to invest an additional $2.1 million in IOP II. The following table summarizes financial information of IOT and IOP II as of December 31, 2002 and 2001:

	2002	2001
	(In thousands)
Total assets	$150,139	$125,221
Total liabilities	36,358	30,416
Total revenues	25,992	15,828

Apart from its real estate investments, Insignia had obligations totaling $14.0 million to all real estate entities at December 31, 2002, consisting of the following:

Amount
(In thousands)
Letters of credit partially backing construction loans	$8,900
Other partial guarantees of property debt	2,825
Future capital contributions for capital improvements	150
Future capital contributions for asset purchases	2,105

Total Obligations	$13,980

Outstanding letters of credit generally have one-year terms to maturity and bear standard renewal provisions. Other letters of credit and guarantees of property debt do not bear formal maturity dates and remain outstanding until certain conditions (such as final sale of property and funding of capital commitments) have been satisfied. The future capital contributions represent contractual equity commitments for specified activities of the respective real estate entities. Insignia, as a matter of policy, would consider advancing funds to real estate entities beyond its legal obligation as a new capital contribution subject to normal investment returns.

Summarized financial information of unconsolidated real estate entities is as follows:

	Year ended December 31
	2002	2001	2000
Condensed Statements of Operations Information	(In thousands)
Revenues	$197,255	$222,502	$166,101
Total operating expenses	(190,543)	(208,556)	(176,252)

Income (loss) before gains on sales of properties	6,712	13,946	(10,151)
Gains on sales of properties	41,252	107,025	24,939

Net income	$47,964	$120,971	$14,788

Company’s share of net income:
Included in equity earnings in unconsolidated ventures	$3,482	$13,911	$3,912

Equity earnings in unconsolidated ventures included pre-tax gains on dispositions of minority-owned investments totaling $4.2 million, $11.0 million and $3.9 million in 2002, 2001 and 2000, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	December 31
	2002	2001
Condensed Balance Sheet Information	(In thousands)
Cash and investments	$46,068	$29,662
Receivables and deposits	25,946	28,963
Investments in commercial mortgage backed securities	127,116	116,363
Investments in mezzanine loans	1,731	2,249
Other assets	31,573	36,837
Real estate	1,056,037	1,007,432
Less accumulated depreciation	(95,891)	(75,049)

Net real estate	960,146	932,383

Total assets	$1,192,581	$1,146,457

Mortgage notes payable	$712,601	$698,452
Other liabilities	27,435	29,187

Total liabilities	740,036	727,639
Partners’ capital	452,545	418,818

Total liabilities and partners’ capital	$1,192,581	$1,146,457

Real Estate Impairment

During 2002, the Company recorded impairment against its real estate investments of $3.5 million on eight property assets. The impairment charge includes $560,000 for a owned land parcel in Denver, held for future development, based on a third party appraisal. The Company recorded impairment charges during 2001 and 2000 of $824,000 and $1.8 million, respectively.

10.    Other Assets

Other assets consist of the following:

	December 31
	2002	2001
	(In thousands)
Loan costs, net	$2,412	$2,193
Amount receivable in connection with disposition	2,693	3,000
Federal tax refund receivable (domestic)	3,966	—
Prepaid taxes	5,246	1,234
Other prepaid expenses	12,088	6,166
Real estate sales proceeds	7,865	—
Other	5,687	7,476

	$39,957	$20,069

Real estate sales proceeds of $7.9 million represents sale proceeds from a minority owned real estate property received in December 2002 and payable to a third party investor in 2003. The corresponding payable is included in the Company’s accrued and sundry liabilities at December 31, 2002.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

11.    Accrued and Sundry Liabilities

Accrued and sundry liabilities consist of the following:

	December 31
	2002	2001
	(In thousands)
Employee compensation and benefits	$13,791	$14,501
Acquisition related lease and annuity liabilities	6,379	6,385
Amounts payable in connection with acquisitions	6,450	1,781
Deferred compensation	21,192	23,103
Deferred revenue	13,948	25,306
Current taxes payable	7,175	3,683
Value added taxes	6,312	4,178
Minimum pension liability	14,571	1,596
Real estate sales proceeds payable	7,865	—
Liabilities of consolidated real estate entities	3,136	848
Other	17,171	19,482

	$117,990	$100,863

Deferred revenue consists of lease commissions collected but deferred due to contingencies and the Company’s ownership portion of acquisition and development fees in certain real estate partnerships. Deferred acquisition and development fees are realized in income upon disposal of the Company’s ownership, generally from property sales, and deferred leasing commissions are recognized upon the fulfillment of all conditions to commission payment, such as tenant occupancy or payment of rent.

12.    Private Financing

In June 2002, Insignia executed agreements for $50.0 million of new capital through a private investment by funds affiliated with Blackacre Capital Management, LLC (“Blackacre”). The investment consists of $12.5 million in newly issued shares of Series B convertible preferred stock and a commitment to provide $37.5 million of subordinated debt. The preferred stock carries an 8.5% annual dividend, payable quarterly at Insignia’s option in cash or in kind, and is convertible into Insignia common stock at a price of $15.40 per share, subject to adjustment. The preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. In February 2000, Blackacre purchased $25.0 million of convertible preferred stock, which has now been exchanged for a Series A convertible preferred stock with an 8.5% annual dividend and a conversion price of $14.00 per share.

The Blackacre credit facility, which is subordinate to Insignia’s senior credit facility, bears interest at an annual rate of 11.25% to 12.25%, payable quarterly, depending on the amount borrowed. In July 2002, Insignia borrowed $15.0 million under the credit facility. The proceeds were used to finance the purchase of the development property and related leasehold rights in St. Thomas, United States Virgin Islands (discussed under “Real Estate Principal Investment Activities” above). Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. Any further borrowings will bear interest at 12.25%. The subordinated debt has a final maturity of June 2009.

13.    Long Term Debt

Total long term debt consists of notes payable of the Company and real estate mortgage notes of consolidated real estate entities.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Notes Payable

Notes payable consist of the following:

	December 31
	2002	2001
	(In thousands)
Senior revolving credit facility with interest due quarterly at LIBOR plus 2.0 to 2.5% (totaling approximately 4.3% (2002) and 4.5% (2001)). Final payment due date is May 8, 2004	$95,000	$149,000
Senior subordinated credit facility with interest due quarterly at 11.25% and a final maturity of June 2009	15,000	—
Acquisition loan notes with an interest rate of approximately 3.0% and a final maturity of April 2010	16,889	20,972

	$126,889	$169,972

The Company’s debt includes outstanding borrowings under its $230.0 million senior revolving credit facility and a $37.5 million subordinated credit facility entered into in June 2002 with Blackacre. The margin above LIBOR on the senior facility was 2.50% at December 31, 2002 and 2001. The Company also had outstanding letters of credit of $11.0 million and $12.3 million at December 31, 2002 and 2001, respectively. At December 31, 2002 the unused commitment on the senior revolving credit facility was approximately $124.0 million.

The $37.5 million Blackacre credit facility is subordinate to Insignia’s senior credit facility and bears interest, payable quarterly, at an annual rate of 11.25% to 12.25%, depending on the amount borrowed. At December 31, 2002, the Company had borrowings of $15.0 million outstanding on the subordinated credit facility at an interest rate of 11.25%. Any further borrowings will bear interest at 12.25%. Insignia may draw down the remaining $22.5 million of availability at any time until December 2003. The subordinated debt has a final maturity of June 2009.

The senior credit facility provides for foreign denominated borrowings up to an aggregate $75 million. No foreign denominated borrowings were outstanding at December 31, 2002 or 2001. The senior facility is collateralized by a pledge of the stock of domestic subsidiaries and material foreign subsidiaries.

The Company also maintains a £5 million line of credit in the UK for short term working capital purposes in Europe. The Company has not borrowed on this line of credit during the past two years.

The U.K. acquisition loan notes outstanding at December 31, 2002 are guaranteed by a bank, as required by the terms of the respective purchase agreements. The bank holds restricted cash deposits sufficient to repay the notes in full when due. These loan notes are redeemable semi-annually at the discretion of the note holder.

In March 2003, the Company repaid $67.0 million on the senior credit facility as a result of the sale of its residential businesses Insignia Douglas Elliman and Insignia Residential Group. In conjunction with the pay-down, the commitment under the senior credit facility was reduced from $230.0 million to $165.0 million.

The Company’s credit agreements and other debt agreements contain various restrictive covenants requiring, among other things, minimum consolidated net worth and certain other financial ratios. The Company’s revolving credit facility restricts the payment of cash dividends to an amount not to exceed twenty-five percent of net income for the immediately preceding fiscal quarter. At December 31, 2002, Insignia had approximately $80.0 million of availability on its credit facilities under these covenants. At December 31, 2002 and 2001, the Company was in compliance with all covenants.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Real Estate Mortgage Notes

Real estate mortgage notes represent non-recourse loans collateralized by real estate properties consisting of the following:

	2002	2001
	(In thousands)
Brookhaven Village, mortgage loan bearing interest at 6.24% with a final maturity in December 2004	$8,305	$8,305
Dolphin Village, mortgage loan	—	7,608
Shinsen Place, mortgage loan	—	21,356
U.S. Virgin Islands development loan bearing interest at LIBOR plus 5.0% with a floor of 8.0% (8% at December 31, 2002). The note matures in August 2005	20,000	—
West Village, FHA loan bearing interest at 7.25%. The loan matures in October 2013	7,064	—
West Village, HPD note bearing interest at 8.5% and maturing in October 2023 (loan amount plus unpaid accrued interest)	29,897	—
West Village, non-interest bearing residual receipt note maturing in October 2023	1,529	—

	$66,795	$37,269

The mortgage note encumbering Brookhaven Village includes a participation feature whereby the lender is entitled to 35% of the net cash flow, net refinancing proceeds or net sales proceeds after the Company has achieved a 10% annual return on equity. The projected participation liability to the lender equaled approximately $715,000 and $658,000 at December 31, 2002 and 2001, respectively. This amount is substantially contingent upon a sale of the asset. Dolphin Village and Shinsen Place were sold during 2002. The U.S. Virgin Island development loan includes a one time deferred financing fee of 4.35% to 17% of the loan proceeds, depending of the length of financing. This deferred financing fee is payable at loan maturity or the early repayment of the loan.

Scheduled principal maturities on all long term debt payable after December 31, 2002 are as follows:

	Notes Payable	Real Estate Mortgage Notes	Total
	(In thousands)
2003	$16,889	$412	$17,301
2004	95,000	8,786	103,786
2005	—	20,518	20,518
2006	—	556	556
2007	—	598	598
Thereafter	15,000	35,925	50,925

	$126,889	$66,795	$193,684

14.    Stock Compensation Plans

The Company’s 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), authorized the grant of options and restricted stock awards to management personnel totaling up to 4,500,000 shares of the Company’s common stock. The term of each option is determined by the Company’s Board of Directors but will in no event exceed ten years from the date of grant. Options granted typically have five-year terms and are granted at prices not less than 100% of the fair market value of the Company’s common stock on the date of grant. The 1998 Plan may be terminated by the Board of Directors at any time. In September 1998, the Company

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

was spun-off from its former parent, a company also named Insignia Financial Group, Inc. At the spin-off date, the Company assumed, under the 1998 Plan, approximately 1,787,000 options issued by the former parent to employees of the businesses included in the spin-off. At December 31, 2002, 1,926,583 options were outstanding under the 1998 Plan.

At December 31, 2002, approximately 96,000 unvested restricted stock awards to acquire shares of the Company’s common stock were outstanding under the 1998 Plan. These awards, which have a five-year vesting period, were granted to executive officers and other employees of the Company. Compensation expense recognized by the Company for these awards totaled approximately $706,000, $627,000 and $709,000 for 2002, 2001 and 2000, respectively.

During 2002, the Company granted 150,000 nonqualified options to the president of Insignia Douglas Elliman, pursuant to his employment agreement. These options were issued outside of the 1998 Plan and have a five-year vesting period.

The Company assumed 1,289,329 options under Non-Qualified Stock Option Agreements in connection with the acquisition of REGL. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 654,806 options remained outstanding.

The Company assumed approximately 612,000 options under Non-Qualified Stock Option Agreements in connection with the acquisition of St. Quintin. The options had five-year terms at the date of grant and the terms remained unchanged at the date of assumption. At December 31, 2002, 266,484 options remained outstanding.

The Company assumed 110,000 options under a Non-Qualified Stock Option Plan in connection with the acquisition of Brooke. At December 31, 2002, 65,000 options remained outstanding under the plan. The options had five and one half-year terms at the date of grant and the terms remained unchanged at the date of assumption.

The terms of all options assumed in connection with acquisitions remained subject to continued vesting over their original terms. These options have been accounted for as additional purchase consideration for each respective business combination.

During 2000, Insignia granted 1,493,000 warrants to purchase Insignia common stock to certain key executives, non-employee directors and other employees under Warrant Agreements. Such warrants had five-year terms at the date of grant. At December 31, 2002, 1,432,500 warrants remained outstanding.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. The outstanding principal balances of these notes totaled $1,193,000 and $1,882,000 at December 31, 2002 and 2001, respectively. The notes receivable are classified as a reduction of stockholders’ equity in the Company’s consolidated balance sheet.

The Company’s 1998 Employee Stock Purchase Plan (the “Employee Plan”) was adopted to provide employees with an opportunity to purchase common stock through payroll deductions at a price not less than 85% of the fair market value of the Company’s common stock. The Employee Plan was developed to qualify under Section 423 of the Internal Revenue Code of 1986.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In connection with the Company’s spin-off in September 1998, 1,196,000 warrants to purchase shares of common stock of the Company (at $14.50 per share) were issued to holders of the Convertible Preferred Securities of the Company’s former parent. The term of each warrant is five years. The Company’s former parent purchased the warrants from Insignia in 1998 for approximately $8.5 million. At December 31, 2002, all warrants remained outstanding and were fully exercisable.

The Company’s common stock reserved for future issuance in connection with stock compensation plans totaled 5,751,373 shares at December 31, 2002.

Summaries of the Company’s stock option, warrant and unvested restricted stock activity, and related information for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	6,616,404	$10.32	8,304,155	$10.06	6,859,368	$10.02
Options and warrants granted	290,000	10.33	30,000	11.70	2,189,174	8.54
Options granted in connection with Brooke acquisition	—	—	20,000	10.80	40,000	11.81
Exercised	(200,674)	3.48	(690,941)	6.64	(508,676)	6.36
Forfeited/canceled	(954,357)	11.95	(1,046,810)	9.40	(275,711)	8.62

Outstanding at end of year	5,751,373	10.30	6,616,404	$10.32	8,304,155	$10.06

Exercisable at end of year	4,501,359	$10.66	4,233,299	$11.31	4,359,468	$11.24

Weighted-average fair value of grants during the year		$2.90		$5.32		$4.09

Significant option, warrant and unvested restricted stock groups outstanding at December 31, 2002 and related weighted average price and life information follows:

Outstanding				Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $ 7.50	1,017,526	1.9 years	$5.82	560,066	$6.41
$7.51 - $11.00	2,108,000	2.5 years	$8.40	1,723,330	$8.06
$11.01 - $14.00	1,308,965	1.7 years	$12.61	901,081	$12.65
$14.01 - $15.69	1,316,882	0.8 years	$14.51	1,316,882	$14.51

	5,751,373		$10.30	4,501,359	$10.66

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

15.    Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income taxes includes the following components:

	2002	2001	2000
	(In thousands)
United States	$(3,583)	$4,200	$530
Foreign	19,632	5,674	18,465

	$16,049	$9,874	$18,995

Significant components of the income tax expense from continuing operations are as follows:

	2002	2001	2000
	(In thousands)
Current:
Federal	$(324)	$1,080	$(1,431)
Foreign	8,279	4,868	6,619
State and local	(299)	328	(573)

Total current	7,656	6,276	4,615

Deferred:
Federal	2,053	(1,662)	(1,952)
Foreign	960	(944)	(804)
State and local	(3,657)	(148)	(862)

Total deferred	(644)	(2,754)	(3,618)

	$7,012	$3,522	$997

Components of income tax expense (benefit) reported other than in continuing operations are as follows:

	2002	2001	2000
	(In thousands)
Discontinued Operations:
Income (loss) from operations	$3,707	$(1,123)	$2,730
Income (loss) on disposal	(2,844)	(4,000)	—

Total	863	(5,123)	2,730

Accumulated Other Comprehensive Income:
Minimum pension liability	(3,832)	(696)	—
Unrealized investment gains (losses)	752	7	(456)
Currency translation	6,215	(1,769)	(4,518)

Total	3,135	(2,458)	(4,974)

Cumulative Change in Accounting Principles:
Goodwill impairment	(9,388)	—	—
SAB 101 adoption	—	—	(23,310)

	$(9,388)	$—	$(23,310)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The reconciliation of income tax attributable to continuing operations computed at the U.S. statutory rate to income tax expense is shown below (In thousands):

	2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
Tax at U.S. statutory rates	$5,617	35.0%	$3,456	35.0%	$6,648	35.0%
Effect of different tax rates in foreign jurisdictions	(387)	(2.4)	(424)	(4.3)	(867)	(4.6)
State income taxes, net of federal tax benefit	(2,571)	(16.0)	(1,521)	(15.4)	(1,198)	(6.3)
Effect of nondeductible meals and entertainment expenses	479	3.0	1,075	10.9	571	3.0
Effect of nondeductible goodwill amortization	—	—	1,386	14.0	824	4.3
Change in valuation allowances for continuing operations	1,913	11.9	1,468	14.9	—	—
Effect of life insurance proceeds	—	—	—	—	(7,000)	(36.8)
Effect of settlement of IRS exam	(73)	(0.4)	(1,961)	(19.9)	—	—
Effect of executive compensation limitation	1,504	9.3	351	3.6	403	2.1
Other	530	3.3	(308)	(3.1)	1,616	8.5

	$7,012	43.7%	$3,522	35.7%	$997	5.2%

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31
	2002	2001
	(In thousands)
Deferred tax liabilities:
Acquisition related intangibles	$(1,799)	$(7,323)
Tax over book depreciation	(6,149)	—
Partnership earnings differences	—	(1,841)
Compensation	(5,415)	(2,177)
Accumulated comprehensive income—unrealized gains	(752)	(39)
Other, net	(1,680)	(1,295)

Total deferred tax liabilities	(15,795)	(12,675)

Deferred tax assets:
Net operating losses	13,494	7,132
Acquisition related items	4,082	734
Book over tax depreciation	—	5,262
Commission income receivable (net)	1,499	—
Alternative minimum tax credit	1,234	4,270
Partnership earnings differences	3,897	—
Bad debt reserves	2,400	1,164
Reserve for asset impairments	2,540	10,243
Compensation and benefits	17,261	15,786
Accumulated comprehensive income—minimum pension liability	4,528	696
Accumulated comprehensive income—currency translation	—	6,215
Other, net	2,250	632

Total deferred tax assets	53,185	52,134
Valuation allowance for deferred tax assets	(5,576)	(8,963)

Deferred tax assets, net of valuation allowance	47,609	43,171

Net deferred tax assets	$31,814	$30,496

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to realize fully the deferred assets, the Company will need to generate future taxable income of approximately $58.1 million, principally for U.S. purposes.

The Company has generated losses and has created other net deferred assets in prior years. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future income during the carryforward period are reduced. Net operating losses in the U.S. were carried forward from 2001 for federal

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

income tax purposes. At December 31, 2002, approximately $12.6 million and $41.1 million of net operating losses will carry forward to 2003 for federal, state and local income tax purposes respectively. These amounts expire between 2015 and 2022.

In 2001, the Company entered into an agreement to sell Realty One and its affiliated companies. In connection with the Realty One sale, the Company incurred a pre-tax loss of approximately $21.6 million. Under the tax law existing at December 31, 2001, approximately $12.5 million of the loss could not be deducted for income tax purposes and no income tax benefit has been provided on this portion of the loss in 2001. Subsequent to 2001, the U.S. Treasury Department issued new legislative regulations that allowed for the deduction of the loss for income tax purposes. Sufficient capital gains were generated to offset the loss.

Undistributed earnings of the Company’s foreign operations amounted to approximately $39.0 million in aggregate as of December 31, 2002. Deferred income taxes are not provided at U.S. tax rates on these earnings as it is intended that the earnings will be permanently reinvested outside of the U.S. Any such taxes should not be significant, since U.S. tax rates are no more than 5% in excess of U.K. and French tax rates and goodwill, with respect to the U.K. and French operations, are amortizable for U.S. tax purposes.

During 2002, certain of the Company’s foreign operations generated operating losses in aggregate of approximately $8.1 million. All potential tax benefits pertaining to such losses have been fully reserved due to absence of profits.

In 2000, the Internal Revenue Service (“IRS”) commenced an examination of the income tax returns for the 1998 (January 1, 1998 through September 30, 1998), 1997 and 1996 tax years. In November 2001, the IRS made a final determination to which the Company has agreed. The agreed assessment paid by the Company was approximately $1.1 million, including taxes and interest. The examination will have final resolution when the U. S. Treasury Department issues a determination letter resulting from the review by the Joint Committee on Taxation. The statute of limitations expired on March 31, 2003 and the Company does not anticipate any additional assessments.

16. Employee	Benefit Plans

401(k) Retirement Plan

The Company established a 401(k) savings plan covering substantially all U.S. employees. The Company may make a contribution equal to 25% of the employees’ contribution up to a maximum of 6% of the employees’ compensation and participants fully vest in employer contributions after 5 years. All contributions to the 401(k) plan are expensed currently in earnings. The Company expensed approximately $1,026,000, $1,201,000, and $1,656,000 in contributions to the 401(k) plan during 2002, 2001, and 2000, respectively.

Defined Contribution Plan

Insignia Richard Ellis maintains a defined contribution plan that is available to all of its employees at their option after the completion of six months of service and the attainment of 25 years of age. Insignia Richard Ellis contributions are 3.5% of salary for ages 25 to 30, 4.5% of salary for ages 31 to 35 and 5.5% to 7% of salary for ages 36 and over. Insignia Richard Ellis expensed approximately $1,598,000, $1,430,000 and $1,558,000 in contributions to the plan during 2002, 2001, and 2000, respectively.

Defined Benefit Plans

Insignia Richard Ellis maintains two defined benefit plans for certain of its employees. The plans provide for benefits based upon the final salary of participating employees. The funding policy is to contribute annually an amount to fund pension cost as actuarially determined by an independent pension consulting firm.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table summarizes the accumulated benefit obligation, projected benefit obligation, funded status and net periodic pension cost of the Insignia Richard Ellis defined benefit plans:

	December 31
	2002	2001
	(In thousands)
Accumulated Benefit Obligation	$57,089	$45,727

Projected Benefit Obligation (“PBO”)
PBO—Beginning of year	$48,355	$46,230
Service cost	1,158	909
Interest cost	3,017	2,657
Benefits paid net of participant contributions	(566)	(533)
Net actuarial loss	4,023	368
Foreign currency exchange rate changes	5,593	(1,276)

PBO—End of year	61,580	48,355

Change in Plan Assets
Fair value of plan assets at beginning of year	44,131	50,114
Actual return on plan assets	(6,198)	(4,947)
Employer contributions	884	916
Benefits paid net of participant contributions	(566)	(533)
Foreign currency exchange rate changes	4,267	(1,419)

Fair value of plan assets at end of year	42,518	44,131

Funded status of the plans	(19,062)	(4,224)
Unrecognized net actuarial loss	19,585	5,002
Adjustment required to recognize minimum liability	(15,094)	(2,374)

Net pension liability recognized in the Company’s consolidated balance sheets	$(14,571)	$(1,596)

	Years Ended December 31
	2002	2001	2000
	(In thousands)
Net Periodic Pension Cost
Service cost	$1,158	$909	$1,370
Interest cost	3,017	2,657	2,545
Return on plan assets	(2,975)	(3,398)	(3,343)

	$1,200	$168	$572

Assumptions used in determining accounting:
Discount rate	5.5%	6.0%	6.0%
Weighted average increase in compensation levels	4.3%	4.5%	5.0%
Rate of return on plan assets	6.5%	6.5%	7.0%

The adjustment to accumulated other comprehensive income in 2002 pertaining to the minimum pension liability was approximately $9.7 million (net of tax benefit of $3.8 million).

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

17. Related	Party Transactions

In May 2002, Insignia made a loan in the amount of $270,000 to an Executive Vice President of the Company. The variable interest rate on the loan is the same the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. Interest on the loan is payable to Insignia in cash on June 30 and December 31 of each year; provided, however, that until December 31, 2004 all interest accrued and payable may, at the discretion of the executive (but subject to Insignia’s right of offset as more fully described below), be added to the outstanding principal balance of the loan instead of paid in cash. The loan is repayable on the earlier of (i) June 30, 2005 or (ii) 30 days following a termination of the executive’s employment with Insignia for any reason. Pursuant to its rights under the note, beginning on August 1, 2002, Insignia began withholding 50% of any distribution payable to the executive, in respect of the executive’s equity interest in the Company’s profits interest in IOP, to be applied as a payment of accrued interest first and then outstanding principal. The outstanding balance on the loan was $269,083 at December 31, 2002.

In March 2002, Insignia made a loan in the amount of $1.5 million to its Chairman and Chief Executive Officer. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan is payable on or before March 5, 2005. The Company deducts quarterly interest payments due on the loan from certain bonuses payable to the Chairman. To the extent such bonuses are not paid, all accrued and unpaid interest is payable at maturity. The loan and any accrued interest thereon would be forgiven in limited circumstances, such as a significant transaction or change of control. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

In June 2001, Insignia made a loan in the amount of $1.5 million to its President. The variable interest rate on the loan is the same as the average cost of funds borrowed by Insignia, which was approximately 5.25% at December 31, 2002. The loan becomes due upon the earliest of (i) voluntary termination of the President’s employment with Insignia, (ii) the termination of the President’s employment with Insignia for cause or (iii) March 15, 2006. Insignia will forgive $375,000 of the principal amount of the loan and accrued interest thereon on March 15 of the year following each of 2002, 2003, 2004 and 2005 to the extent that actual Net EBITDA equals or exceeds 75% of annual budgeted Net EBITDA for any such year, as approved by the Board of Directors. In addition, if aggregate actual Net EBITDA for fiscal 2002, 2003, 2004 and 2005 equals or exceeds aggregate annual budgeted EBITDA for such years, any outstanding principal amount of the loan and accrued interest thereon, will be forgiven as of March 15, 2006. The outstanding balance on the loan at December 31, 2002 was $1.5 million.

Pursuant to the Company’s Supplemental Stock Purchase and Loan Program, Insignia has loans outstanding to seven employees, including three executive officers, of the Company. These loans were originally made in 1998 and 1999 for the purchase of 158,663 newly issued shares of Insignia’s common stock at an average share price of approximately $12.18. The loans require principal and interest payments, at a fixed rate of 7.5%, in 40 equal quarterly installments ending December 31, 2009. The notes are secured by the common shares and are non-recourse to the employee except to the extent of 25% of the outstanding amount. At December 31, 2002 and 2001, the loans outstanding totaled $1,193,000 and $1,882,000, respectively, and are presented as a reduction of stockholders’ equity in the Company’s consolidated balance sheets.

A director of Insignia is a partner in a law firm that represents Insignia or certain of its affiliates from time to time. The amount of fees paid by the Company to the firm during 2002, 2001 and 2000 totaled $1,363,000, $59,000 and $589,000, respectively.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

18. Commitments,	Contingencies and Other Matters

Ordinary Course of Business Claims

Insignia and certain subsidiaries are defendants in lawsuits arising in the ordinary course of business. Management does not expect that the results of any such lawsuits will have a significant adverse effect on the financial condition, results of operations or cash flows of the Company. All contingencies including unasserted claims or assessments, which are probable and for which the amount of loss can be reasonably estimated, are accrued in accordance with SFAS No. 5, Accounting for Contingencies.

Indemnification

In 1998, the Company’s former parent entered into a Merger Agreement with Apartment Investment and Management Company (“AIMCO”), and one of AIMCO’s subsidiaries, pursuant to which the former parent was merged into AIMCO. Shortly before the merger, the former parent distributed the stock of Insignia to its shareholders in a spin-off transaction. As a requirement of the Merger Agreement, Insignia entered into an Indemnification Agreement with AIMCO. In the Indemnification Agreement, Insignia agreed generally to indemnify AIMCO against all losses exceeding $9.1 million that result from: (i) breaches by the Company or former parent of representations, warranties or covenants in the Merger Agreement; (ii) actions taken by or on behalf of former parent prior to the merger; and (iii) the spin-off.

In December 2001, the Company entered into a stock purchase agreement with Real Living, Inc., the purchaser, that provided for the sale of 100% of the stock of Realty One and its affiliated companies. Such affiliated companies included First Ohio Mortgage Corporation, Inc., First Ohio Escrow Corporation, Inc. and Insignia Relocation Management, Inc. As a part of sale, the Company agreed generally to indemnify the purchaser against all losses up to the purchase price (subject to certain deductible amounts), resulting from the following: (i) breaches by the Company of any representations, warranties or covenants in the stock purchase agreement; (ii) pre-disposition obligations for goods, services, taxes or indebtedness except for those assumed by Real Living, Inc.; (iii) change of control payments made to employees of Realty One; and (iv) any third party losses arising or related to the period prior to the disposition. In addition, the Company provided an indemnification for losses incurred by Wells Fargo Home Mortgage, Inc. (“Wells Fargo”) and/or the purchaser in respect of (i) mortgage loan files existing on the date of closing; (ii) fraud in the conduct of its home mortgage business; and (iii) the failure to follow standard industry practices in the home mortgage business. The aggregate loss for which the Company is potentially liable to Wells Fargo is limited to $10 million and the aggregate of any claims made by the purchaser and Wells Fargo shall not exceed the purchase price.

In March 2003, Insignia completed the sale of its New York-based residential real estate service businesses, Insignia Douglas Elliman and Insignia Residential Group, to Montauk Battery Realty, LLC. In connection with the sale, Insignia agreed generally to indemnify the purchaser for the amount of any loss, liability, claim, damage, cost or expense up to the aggregate purchase price (subject to certain deductible amounts) arising, directly or indirectly, from or in connection with the following: (i) breaches by the Company of any representations, warranties, covenants or obligations in the purchase and sale agreement; (ii) claims pending or threatened on the date of sale; (iii) any conduct, action or inaction or circumstances related to the operation, management or ownership of the businesses arising or related to the period prior to the sale; and (iv) any liabilities or obligations arising or related to the period prior to the sale.

As of December 31, 2002, the Company was not aware of any matters that would give rise to a material claim under any indemnities and warranties.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Environmental

Under various federal and state environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate certain hazardous or toxic substances or petroleum-product releases at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from or at the site, including the presence of asbestos containing materials. Insurance for such matters may not be available.

The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral. There can be no assurance that Insignia, or any assets owned or controlled by Insignia (as on-site property manager), currently are in compliance with all of such laws and regulations or that Insignia will not become subject to liabilities that arise in whole or in part out of any such laws, rules or regulations. The liability may be imposed even if the original actions were legal and Insignia did not know of, or was not responsible for, the presence of such hazardous or toxic substances. Insignia may also be solely responsible for the entire payment of any liability if it is subject to joint and several liability with other responsible parties who are unable to pay. Insignia may be subject to additional liability if it fails to disclose environmental issues to a buyer or lessee of property. Management is not currently aware of any environmental liabilities that are expected to have a material adverse effect upon the operations or financial condition of the Company.

Operating Leases

The Company leases office space and equipment under noncancelable operating leases. Minimum annual rentals under operating leases for the five years ending after December 31, 2002 and thereafter are as follows:

Amount
(In thousands)
2003	$27,276
2004	25,878
2005	24,105
2006	22,306
2007	20,829
Thereafter	64,638

Total minimum payments	$185,032

Rental expense, which is recorded on a straight-line basis, was approximately $29,705,000 (2002) $24,496,000 (2001) and $21,871,000 (2000). Certain of the leases are subject to renewal options and annual escalation based on the Consumer Price Index or annual increases in operating expenses.

Convertible Preferred Stock

Insignia has 375,000 shares, or $37.5 million, of convertible preferred stock outstanding to investment funds affiliated with Blackacre Capital Management. The convertible preferred stock includes 250,000 shares, or $25.0 million, of Series A, initially purchased in February 2000, and 125,000 shares, or $12.5 million, of Series B purchased in June 2002. The initial preferred originally carried a 4% annual dividend and was exchanged in June 2002 for Series A convertible preferred stock. The convertible preferred stock carries an 8.5% annual dividend (totaling approximately $3.2 million), payable quarterly at Insignia’s option in cash or in kind. The Company paid cash dividends of approximately $1.8 million in 2002.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The convertible preferred stock has a perpetual term, although Insignia may call the preferred stock, at stated value, after June 7, 2005. Upon the dissolution, liquidation or winding up of the Company, the holders of Series A and Series B convertible preferred stock are entitled to receive the stated value of $100.00 per share (totaling $37.5 million (2002) and $25.0 million (2001)) plus accrued and unpaid dividends.

Stock Repurchase

At December 31, 2002 and 2001, Insignia held in treasury 1,502,600 repurchased shares of its Common Stock. Such shares were repurchased at an aggregate cost of approximately $16.2 million and are reserved for issuance upon the exercise of warrants granted in 2001 to certain executive officers, non-employee directors and other employees of the Company.

In July 2002, the Company authorized a stock repurchase program of up to $5.0 million, subject to compliance with all covenants contained within the Company’s existing debt agreements. As of December 31, 2002, the Company had not initiated any stock repurchases under this authorization.

Life Insurance Proceeds

In October 2000, Insignia collected $20 million in life insurance proceeds from a “key man” insurance policy on the life of Edward S. Gordon, a member of the Company’s Office of the Chairman. The policy was purchased in connection with Insignia’s acquisition of Edward S. Gordon Incorporated in June 1996. Insignia incurred approximately $900,000 in obligations payable to Mr. Gordon’s estate at the time of his death. The Company recognized the resulting income of $19.1 million in the third quarter of 2000.

19. Industry	Segments

As of December 31 2002, Insignia’s operating activities encompassed two segments that include (i) commercial real estate services, including principal investment activities, and (ii) residential real estate services. The Company’s New York-based residential real estate service businesses were sold in March 2003; therefore, operating activities from continuing operations exclude the operations of these businesses. Residential operations are reported as discontinued operations in the Company’s consolidated statements of operations. In 2001 and 2000, the Company’s operating activities included internet-based initiatives as a segment. The Company’s segments include businesses that offer similar products and services and are managed separately because of the distinction between such services. The accounting policies of the segments are the same as those used in the preparation of the consolidated financial statements.

The commercial segment provides services including tenant representation, property and asset management, agency leasing and brokerage, investment sales, development and re-development, consulting and other services. The commercial segment also includes the Company’s principal real estate investment activities and fund management. Insignia’s commercial segment is comprised of the operations of Insignia/ESG in the U.S., Insignia Richard Ellis in the U.K., Insignia Bourdais in France and other businesses in continental Europe, Asia and Latin America. The Company’s unallocated administrative expenses and corporate assets, consisting primarily of cash and property and equipment, are included in “Other” in the segment reporting. The Company’s internet-based initiatives launched in 1999 were terminated in 2001.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following tables summarize certain financial information by industry segment.

Year ended December 31, 2002	Commercial	Residential	Other	Total
	(In thousands)
Revenues
Real estate services	$577,544	$—	$—	$577,544
Property operations	9,195	—	—	9,195
Equity earnings in unconsolidated ventures	3,482	—	—	3,482
Other income, net	589	—	204	793

	590,810	—	204	591,014

Operating income (loss)	37,318	—	(14,229)	23,089

Other income and expense:
Interest income	2,300	—	1,636	3,936
Interest expense	(474)	—	(8,380)	(8,854)
Property interest expense	(2,122)	—	—	(2,122)

Income (loss) from continuing operations before income taxes	$37,022	$—	$(20,973)	$16,049

Total assets	$724,330	$62,604	$85,905	$872,839
Real estate investments, net	134,135	—	—	134,135
Capital expenditures, net	8,388	—	—	8,388

Year ended December 31, 2001	Commercial	Residential	Internet	Other	Total
Revenues
Real estate services	$613,253	$—	$—	$—	$613,253
Property operations	3,969	—	—	—	3,969
Equity earnings in unconsolidated ventures	13,911	—	—	—	13,911
Other income, net	1,765	—	—	331	2,096

	632,898	—	—	331	633,229

Operating income (loss)	43,244	—	—	(13,186)	30,058

Other income and expenses:
Interest income	2,084	—	—	2,769	4,853
Interest expense	(639)	—	—	(11,730)	(12,369)
Property interest expense	(1,744)	—	—	—	(1,744)
Losses from internet investments	—	—	(10,263)	—	(10,263)
Other expenses	(661)	—	—	—	(661)

Income (loss) from continuing operations before income taxes	$42,284	$—	$(10,263)	$(22,147)	$9,874

Total assets	$678,091	$147,654	$1,007	$91,630	$918,382
Real estate investments, net	95,710	—	—	—	95,710
Capital expenditures, net	11,704	—	—	85	11,789

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Year ended December 31, 2000	Commercial	Residential	Internet	Other	Total
	(In thousands)
Revenues
Real estate services	$639,447	$—	$—	$—	$639,447
Property operations	5,212	—	—	—	5,212
Equity earnings in unconsolidated ventures	3,912	—	—	—	3,912
Other income	—	—	—	1,365	1,365

	$648,571	$—	$—	$1,365	$649,936

Operating income (loss)	58,265	—	(18,456)	(15,050)	24,759

Other income and expenses:
Interest income	2,316	—	464	4,456	7,236
Interest expense	(1,032)	—	—	(10,665)	(11,697)
Property interest expense	(2,868)	—	—	—	(2,868)
Losses from internet investments	—	—	(18,435)	—	(18,435)
Life insurance proceeds	—	—	—	19,100	19,100
Minority interest	—	—	900	—	900

Income (loss) from continuing operations before income taxes	$56,681	$—	$(35,527)	$(2,159)	$18,995

Total assets	$645,989	$162,213	$10,963	$106,460	$925,625
Real estate investments, net	102,170	—	—	—	102,170
Capital expenditures, net	20,444	—	—	73	20,517

Certain geographic information is as follows:

	Year ended December 31, 2002		Year ended December 31, 2001		Year ended December 31, 2000
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets
United States	$406,198	$343,072	$512,754	$339,619	$502,972	$274,652
United Kingdom	121,746	115,029	105,896	106,701	133,809	90,781
France	43,058	30,189	—	12,800	—	—
Other countries	20,012	8,631	14,579	8,603	13,155	3,639

	$591,014	$496,921	$633,229	$467,723	$649,936	$369,072

Long-lived assets are comprised of property and equipment, real estate investments, goodwill and acquired intangibles.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

20. Fair	Values of Financial Instruments

The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. The carrying amount reported on the balance sheet for cash and cash equivalents approximates its fair value. Receivables reported on the balance sheet generally consist of property and lease commission receivables and various note receivables. The property and note receivables approximate their fair values. Lease commission receivables are carried at their discounted present value; therefore the carrying amount and fair value amount are the same. The carrying amounts for notes payable and real estate mortgage notes payable approximate their respective fair value because the interest rates generally approximate current market interest rates for similar instruments.

21. Quarterly	Financial Data (unaudited)

	2002
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$591,014	$172,332	$155,414	$139,225	$124,043
Income (loss) from continuing operations	9,037	6,254	2,779	905	(901)
Discontinued operations	9,098	80	5,990	2,270	758

Income (loss) before cumulative effect of a change in accounting principle	18,135	6,334	8,769	3,175	(143)
Cumulative effect of a change in accounting principle	(20,635)	—	—	—	(20,635)

Net (loss) income	$(2,500)	$6,334	$8,769	$3,175	$(20,778)

Per share amounts:
Earnings per share – basic
Income (loss) from continuing operations	$0.30	$0.23	$0.09	$0.03	$(0.05)
Discontinued operations	0.39	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.69	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting change in accounting principle	(0.89)	—	—	—	(0.90)

Net (loss) income	(0.20)	$0.24	0.34	0.12	(0.92)

Earnings per share – assuming dilution
Income (loss) from continuing operations	0.29	0.23	0.09	0.03	(0.05)
Discontinued operations	0.38	0.01	0.25	0.09	0.03

Income (loss) before cumulative effect of a change in accounting principle	0.67	0.24	0.34	0.12	(0.02)
Cumulative effect of a change in accounting principle	(0.87)	—	—	—	(0.90)

Net (loss) income	$(0.20)	$0.24	$0.34	$0.12	$(0.92)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	2001
	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Revenues	$633,229	$228,981	$115,949	$140,747	$147,552
Income (loss) from continuing operations	6,352	13,534	(5,561)	(1,821)	200
Discontinued operations	(19,860)	(18,593)	1,091	376	(2,734)

Net loss	$(13,508)	$(5,059)	$(4,470)	$(1,445)	$(2,534)

Per share amounts:
Earnings per share – basic
Income (loss) from continuing operations	$0.24	$0.59	$(0.26)	$(0.09)	$0.00
Discontinued operations	(0.90)	(0.83)	0.05	0.01	(0.13)

Net loss	(0.66)	(0.24)	(0.21)	(0.08)	(0.13)

Earnings per share – assuming dilution
Income (loss) from continuing operations	0.23	0.50	(0.26)	(0.09)	0.00
Discontinued operations	(0.85)	(0.70)	0.05	0.01	(0.13)

Net loss	$(0.62)	$(0.20)	$(0.21)	$(0.08)	$(0.13)

Fourth quarter earnings included a gain of approximately $10.4 million from the sale of a real estate property in which the Company held a 17.5% profits interest. In addition, the fourth quarter included impairment write-downs of $4.6 million in remaining internet investments and income of $3.2 million in connection with the liquidation of EdificeRex.

22. Subsequent	Events

CB Richard Ellis Merger

On February 17, 2003, Insignia entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBRE Holding, Inc., CB Richard Ellis Services, Inc. (“CB”) and Apple Acquisition Corp., a wholly owned subsidiary of CB, pursuant to which, upon the terms and subject to the conditions set forth therein, Apple Acquisition Corp. will be merged with and into Insignia (the “Merger”), with Insignia being the surviving corporation in the Merger and becoming a wholly owned subsidiary of CB. The Merger Agreement provides that Insignia’s Certificate of Incorporation and the Bylaws of Apple Acquisition Corp. will be the Certificate of Incorporation and the Bylaws, respectively, of the surviving corporation. Under the Merger Agreement, at closing each share of common stock, par value $0.01 per share, of Insignia (the “Common Stock”) will be converted into the right to receive $11.00 per share in cash (the “Common Merger Consideration”), subject to adjustment based on the potential sale of certain real estate assets (excluding assets of the service businesses) prior to the closing of the Merger. The Merger Agreement provides that if Insignia receives more than a specified amount of cash net proceeds for these assets, the excess net cash proceeds will be paid to holders of Common Stock, options, warrants and unvested restricted stock as additional Common Merger Consideration, up to an additional $1.00 per share of Common Stock. The Merger closed on July 23, 2003 and Insignia’s common shareholders received cash consideration of $11.156 per share.

Separately, on July 23, 2003, Insignia sold substantially all of its real estate investment assets to Island Fund I LLC prior to the closing of the Merger. The purchase price in the sale aggregated $44.8 million and included $36.9 million paid in cash to Insignia at closing and the assumption by the buyer of $7.9 million in contractual

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

obligations to certain executive officers, including the Company’s Chairman, who are also officers of Island Fund. The Company recognized a loss of approximately $12.8 million (before applicable income taxes) in connection with the sale.

When Insignia entered into the Merger Agreement it considered whether the right to sell certain of its real estate investment assets had any effect on the evaluation of such investments for purposes of determining impairment and discontinuance for financial reporting purposes. Insignia concluded that the investment assets did not qualify for classification as assets held for sale based on the following factors: (i) management had not committed to a formal plan to sell the asset (or disposal group); (ii) an active program to locate a buyer and other actions required to complete the sell the assets had not been initiated; (ii) the sale of any investment assets below book value was not considered probable; and (iv) the Company would not sell assets below book value unless the merger closed and such sales produced additional incremental share consideration above $11.00 per share.

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

23. Supplemental	Information

The following supplemental information includes: (i) condensed consolidating balance sheet as of December 31, 2002; (ii) condensed consolidating statement of operations for the year ended December 31, 2002 and (iii) condensed consolidating statement of cash flows for the year ended December 31, 2002 of the Company’s domestic commercial service operations (including operations of Insignia/ESG, Inc. and unallocated administrative expenses and corporate assets of Insignia), all other operations (comprised of residential service operations, international service operations and real estate investment operations) and the Company on a consolidated basis. Investments in consolidated subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in consolidated subsidiaries and intercompany balances and transactions.

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Assets
Cash and cash equivalents	$72,245	$39,268	$—	$111,513
Receivables, net of allowance	103,780	51,541	—	155,321
Restricted cash	17,277	4,241	—	21,518
Intercompany receivables	44,196	—	(44,196)	—
Investment in consolidated subsidiaries	246,184	—	(246,184)	—
Property and equipment, net	36,271	19,343	—	55,614
Real estate investments, net	—	134,135	—	134,135
Goodwill, net	112,662	176,899	—	289,561
Acquired intangible assets, net	1,345	16,266	—	17,611
Deferred taxes	42,805	4,804	—	47,609
Other assets, net	26,922	13,035	—	39,957

Total assets	$703,687	$459,532	$(290,380)	$872,839

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$5,510	$8,233	$—	$13,743
Commissions payable	63,380	594	—	63,974
Accrued incentives	23,720	28,604	—	52,324
Accrued and sundry	54,560	63,430	—	117,990
Deferred taxes	14,299	1,496	—	15,795
Intercompany payables	—	44,196	(44,196)	—
Notes payable	126,889	—	—	126,889
Real estate mortgage notes	—	66,795	—	66,795

Total liabilities	288,358	213,348	(44,196)	457,510

Total stockholders’ equity	415,329	246,184	(246,184)	415,329

Total liabilities and stockholders’ equity	$703,687	$459,532	$(290,380)	$872,839

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Operations

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Eliminations	Consolidated Total
	(In thousands)
Revenues	$392,935	$198,079	$—	$591,014

Costs and expenses
Real estate services	366,904	159,172	—	526,076
Property operations	—	7,264	—	7,264
Administrative	14,344	—	—	14,344
Depreciation and amortization	14,292	4,029	—	18,321
Property depreciation	—	1,920	—	1,920

	395,540	172,385	—	567,925

Operating income (loss)	(2,605)	25,694	—	23,089

Other income and expenses:
Interest income	1,678	2,258	—	3,936
Interest expense	(8,380)	(474)	—	(8,854)
Property interest expense	—	(2,122)	—	(2,122)
Equity earnings in consolidated subsidiaries	2,438	—	(2,438)	—

Income (loss) from continuing operations before income taxes	(6,869)	25,356	(2,438)	16,049
Income tax (expense) benefit	4,369	(11,381)	—	(7,012)

Income (loss) from continuing operations	(2,500)	13,975	(2,438)	9,037
Discontinued operations, net of applicable tax
Income from operations	—	4,180	—	4,180
Income on disposal	—	4,918	—	4,918

Income (loss) before cumulative effect of a change in accounting principle	(2,500)	23,073	(2,438)	18,135
Cumulative effect of a change in accounting principle, net of applicable taxes	—	(20,635)	—	(20,635)

Net loss	$(2,500)	$2,438	$(2,438)	$(2,500)

INSIGNIA FINANCIAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Condensed Consolidating Statement of Cash Flows

For the Year Ended December 31, 2002

	Domestic Commercial Service Operations	Other Operations	Consolidated Total
	(In thousands)
Cash (used in) provided by operating activities	$(52,231)	$53,913	$1,682

Investing activities
Additions to property and equipment, net	(6,315)	(2,073)	(8,388)
Proceeds from real estate investments	—	44,648	44,648
Proceeds from sale of discontinued operation	—	23,250	23,250
Payments made for acquisition of businesses	(3,650)	(5,268)	(8,918)
Investment in real estate	—	(46,684)	(46,684)
Decrease (increase) in restricted cash	5,496	(1,532)	3,964

Cash (used in) provided by investing activities	(4,469)	12,341	7,872

Financing activities
Decrease (increase) in intercompany receivables	56,173	(56,173)	—
Proceeds from issuance of common stock	903	—	903
Proceeds from issuance of preferred stock	12,270	—	12,270
Proceeds from exercise of stock options	674	—	674
Preferred stock dividends	(1,829)	—	(1,829)
Payments on notes payable	(59,785)	—	(59,785)
Proceeds from notes payable	15,000	—	15,000
Payments on real estate mortgage notes	—	(28,361)	(28,361)
Proceeds from real estate mortgage notes	—	20,000	20,000
Debt issuance costs	(1,415)	—	(1,415)

Cash provided by (used in) financing activities	21,991	(64,534)	(42,543)

Net cash provided by discontinued operations	—	8,787	8,787
Effect of exchange rate changes in cash	—	3,789	3,789

Net (decrease) increase in cash and cash equivalents	(34,709)	14,296	(20,413)
Cash and cash equivalents at beginning of year	106,954	24,906	131,860

	72,245	39,202	111,447
Cash of discontinued operations	—	66	66

Cash and cash equivalents at end of year	$72,245	$39,268	$111,513

Supplemental Information:
Cash paid for interest	$7,238	$1,718	$8,956
Cash paid for income taxes	2,784	6,743	9,527

CB Richard Ellis Services, Inc.

OFFER TO EXCHANGE ALL OUTSTANDING 9 3/4% SENIOR NOTES DUE MAY 15, 2010 FOR 9¾% SENIOR NOTES DUE MAY 15, 2010, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

UNCONDITIONALLY GUARANTEED ON A SENIOR BASIS BY CBRE HOLDING, INC. AND SOME OF OUR SUBSIDIARIES

PROSPECTUS

December 5, 2003